      As filed with the Securities and Exchange Commission on May 12, 2000

                                                   Registration No. 333-________

                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549
                                  ----------------------
                                         FORM S-4
                                  REGISTRATION STATEMENT
                                          UNDER
                                THE SECURITIES ACT OF 1933
                                  ---------------------


       PACIFIC LITHIUM LIMITED                                                         LITHIUM TECHNOLOGY CORPORATION
(Exact name of issuer as specified in its charter)                           (Exact name of issuer as specified in its charter)
                3691                                                                                3691
(Primary Standard Industrial Classification Code Number)                   (Primary Standard Industrial Classification Code Number)
               Level 5                                                                       5115 Campus Drive
      Gosling Chapman Building                                                           Plymouth Meeting, PA 19462
          63 Albert Street                                                        (Address of principal executive offices)
        Auckland, New Zealand
(Address of principal executive offices)
                 N/A                                                                             13-3411148
  (IRS Employer Identification No.)                                                   (IRS Employer Identification No.)
             New Zealand                                                                          Delaware
(State or other Jurisdiction of Incorporation)                                 (State or other Jurisdiction of Incorporation)

          DENIS G. FAUTEUX                                                                      DAVID J. CADE
        359 Arlington Street                                                        Chairman and Chief Executive Officer
           Acton, MA 01720                                                             Lithium Technology Corporation
                                                                                              5115 Campus Drive
(Name and address of agent for service)                                                  Plymouth Meeting, PA 19462
           (978) 263-4341                                                          (Name and address of agent for service)
(Telephone number, including area code, of agent for service)                                 (215) 830-1392
                                                                     (Telephone number, including area code, of agent for service)

                                            ----------------------
                                                  Copies to:

       STEVEN D. GUYNN, ESQ.                ANDREW S. REILLY, ESQ.                  BARBARA J. COMLY, ESQ.
    Jones, Day, Reavis & Pogue            Jones, Day Reavis & Pogue              Gallagher, Briody & Butler
       599 Lexington Avenue                        Level 38                    212 Carnegie Center, Suite 402
        New York, NY 10022                  Governor Phillip Tower              Princeton, New Jersey  08540
          (212) 326-3939                        1 Farrer Place                         (609) 452-6000
                                          Sydney NSW 2000, Australia
                                              011 612 9210 6921


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement and the effective time of the merger described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                  Proposed maximum      Proposed maximum
     Title of securities                    Amount to be           offering price      aggregate offering        Amount of
       to be registered                      Registered              per share                price          registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Ilion Technology Common Stock,            4,138,267 shares           Not Applicable        $44,049,986.52         $11,629.20
par value $.01 per share
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and computed pursuant to Rule 457(f)(1) and Rule 457(c) thereunder on the basis of the market value of the Lithium Technology common stock to be exchanged in the merger, as the product of (a) $0.755 (the average of the bid and ask price per share of Lithium Technology common stock as is quoted by the OTC NASD Electronic Bulletin Board, on May 5, 2000) and (b) 58,344,353, the sum of the number of shares of Lithium Technology Corporation common stock outstanding on May 5, 2000 (49,990,835), (ii) the number of shares of Lithium Technology Corporation common stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated (3,763,469), and (iii) the number of shares of Lithium Technology Corporation common stock issuable upon exercise at any time of outstanding warrants of Lithium Technology Corporation (4,590,049).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              EXPLANATORY STATEMENT


      Pacific Lithium Limited is currently a private New Zealand company. Pacific Lithium expects to domesticate into Delaware and become a Delaware corporation on or about May 21, 2000, at which time it will also merge with Ilion Technology Corporation, its wholly owned non-operating Delaware subsidiary, and change its name to Ilion Technology Corporation. Ilion Technology Corporation, the Delaware corporation, will issue up to 4,139,044 shares of its common stock upon the consummation of the merger with Lithium Technology Corporation described herein. Pacific Lithium will not seek to have this proxy statement/registration statement declared effective until such time as it has become a Delaware corporation and its name has been changed to Ilion Technology Corporation. In this proxy statement/registration statement, references to "Ilion" or "Ilion Technology Corporation" are to Pacific Lithium Limited, unless the context shows otherwise.

                                PRELIMINARY COPY

                         LITHIUM TECHNOLOGY CORPORATION
                                5115 CAMPUS DRIVE
                      PLYMOUTH MEETING, PENNSYLVANIA 19462

Dear Stockholder:

      You are cordially invited to attend a special meeting of the stockholders of Lithium Technology Corporation, to be held at our principal offices located at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462 on Monday, July 31, 2000 at 10:00 a.m., local time, notice of which is enclosed.

      At the special meeting you will be asked to consider and vote upon the following:

      (1)   To approve LTC's merger with Ilion Technology Corporation; and

      (2) To transact such other business as may properly come before the Special Meeting.

      Ilion Technology Corporation (currently known as Pacific Lithium Limited) was initially formed as a New Zealand corporation and expects to complete its domestication to Delaware on or about May 21, 2000. Ilion is planning an initial public offering of its shares in the United States to take place by September 30, 2000, depending upon market and other conditions.

      If all the conditions to the merger are satisfied or waived in accordance with the merger agreement LTC will merge with and into Ilion at the same time that Ilion has completed its initial public offering. When the merger is completed, all of the LTC stockholders will receive a total of 3.5 million shares of Ilion common stock in exchange for all of the outstanding LTC shares, subject to possible increase of up to 638,267 additional shares of Ilion common stock under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. Assuming that all of the currently outstanding LTC options and warrants are exercised prior to the merger and a total of 4,138,267 shares of Ilion common stock will be issued in the merger,
14.10 shares of LTC common stock will be converted into one share of Ilion in the merger.

      The LTC Board of Directors has approved the merger and recommends that you vote FOR the merger.

      We hope that you will be able to join us for the special meeting. Whether you own a few or many shares of common stock and whether or not you plan to attend in person, it is important that your shares be voted on the merger. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly.


                                          Sincerely,


                                          David J. Cade, Chairman of the Board
                                          and Chief Executive Officer

                         LITHIUM TECHNOLOGY CORPORATION
                                5115 CAMPUS DRIVE
                      PLYMOUTH MEETING, PENNSYLVANIA 19462

               NOTICE OF SPECIAL STOCKHOLDERS' MEETING TO BE HELD
                                  JULY 31, 2000

To the Stockholders of Lithium Technology Corporation:

      You are cordially invited to attend a special meeting of the stockholders of Lithium Technology Corporation, to be held at our principal offices located at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462 on Monday, July 31, 2000 at 10:00 a.m., local time.

      At the Special Meeting you will be asked to consider and vote upon the following:

      (1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 19, 2000, between Lithium Technology Corporation and Ilion Technology Corporation as amended, and to approve the merger described in the merger agreement; and

      (2) To transact such other business as may properly come before the Special Meeting.

      Only stockholders of record at the close of business on _______ ___, 2000 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. The affirmative vote of a majority of the shares of LTC common stock outstanding on the record date is required to approve the merger. Detailed information concerning the merger is contained in the attached proxy statement/prospectus, which you are urged to read carefully.

      The Lithium Board of Directors has approved the merger and recommends that you vote FOR the merger.

      We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. You may revoke your proxy by filing an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the meeting.

                                          By Order of the Board of Directors

                                          Gretchen Deming, Secretary

                           PROXY STATEMENT/PROSPECTUS

             PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
                         LITHIUM TECHNOLOGY CORPORATION
                           TO BE HELD ON JULY 31, 2000

                          ILION TECHNOLOGY CORPORATION
                                   PROSPECTUS


      This proxy statement/prospectus is furnished to the holders of Lithium Technology Corporation ("LTC") common stock in connection with the solicitation of proxies by the LTC Board for use at the LTC special meeting to be held on July 31, 2000.

      At the LTC special meeting, LTC stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 19, 2000, between Lithium Technology Corporation and Ilion Technology Corporation, as amended. The merger agreement is attached as Appendix A to this proxy statement/prospectus and described under "The Merger Agreement" beginning on page 49.

      This proxy statement/prospectus is also furnished to LTC stockholders as a prospectus in connection with the issuance by Ilion of the shares of Ilion common stock pursuant to the merger.

      See "Risk Factors" beginning on page 14 for a description of certain risks involved in the merger.








      Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this prospectus or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      This proxy statement/prospectus is dated _________ __, 2000 and is first being mailed to stockholders on or about __________ __, 2000

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
CHAPTER ONE:  OVERVIEW
   Questions and Answers About the Merger ................................................       1
   Summary ...............................................................................       5
      The Meeting ........................................................................       5
      The Merger .........................................................................       6
   Risk Factors ..........................................................................      14
   Unaudited Pro Forma Financial Information .............................................      24
   Comparative Per Share Information .....................................................      30
   Security Ownership of LTC Shares by Management and Certain Beneficial Owners ..........      31

CHAPTER TWO -- THE MERGER
   The Companies .........................................................................      32
      Lithium Technology Corporation .....................................................      32
      Ilion Technology Corporation .......................................................      32
   The Merger ............................................................................      33
      Terms of the Merger ................................................................      33
      Consideration to be Received in the Merger; Ilion Capital Structure after the
        Merger ...........................................................................      33
      Background of the Merger ...........................................................      34
      Information and Factors Considered by the LTC Board of Directors ...................      36
      Opinion of LTC's Financial Advisor .................................................      37
      Material Federal Income Tax Consequences ...........................................      38
      Accounting Treatment ...............................................................      39
      No Appraisal Rights ................................................................      39
      Restrictions on Resales by Affiliates ..............................................      39
   Market Prices and Dividend Information ................................................      40
   Interests of Lithium's Directors and Officers in the Merger ...........................      42
   Directors and Executive Officers of Ilion Following the Merger ........................      43
      Directors and Executive Officers ...................................................      43
      Director Compensation ..............................................................      44
      Compensation Committee and Insider Participation Interlocks ........................      45
      Executive Compensation .............................................................      45
      Audit Committee ....................................................................      45
      Employee Share Option Plan .........................................................      45
      Ilion's Certain Transactions .......................................................      46

CHAPTER THREE -- THE MEETING AND VOTING
   General ...............................................................................      47
   Purpose of the Meeting ................................................................      47
   Date, Place and Time ..................................................................      47
   Record Date; Stock Outstanding ........................................................      47
   Votes Required for Approval ...........................................................      47
   Quorum Requirement ....................................................................      48
   Voting and Revocation of Proxies ......................................................      48
   Solicitation of Proxies ...............................................................      48
   Shares Owned by Directors and Officers ................................................      48

CHAPTER FOUR -- THE MERGER AGREEMENT
   Terms of the Merger ...................................................................      49
   Exchange of Shares ....................................................................      49
   Treatment of LTC Stock Options and Warrants ...........................................      49
   Representations and Warranties ........................................................      50
   Conditions to the Merger ..............................................................      50
   Principal Covenants ...................................................................      50
   No Solicitation of Transactions .......................................................      53
   Line of Business; Non-Compete .........................................................      53
   Ilion Initial Public Offering .........................................................      53
   Consulting Services ...................................................................      54
   Employee Matters ......................................................................      54
   Termination ...........................................................................      55
   Bridge Financing from Ilion to LTC; Effect of Termination of the Merger ...............      55
   Regulatory Approval ...................................................................      56

CHAPTER FIVE -- CERTAIN LEGAL INFORMATION AND EXCHANGE RATES
   Description of Ilion Capital Stock Following the Merger ...............................      57
   Comparison of Stockholders Rights .....................................................      58
   Exchange Rates ........................................................................      58
   Listing of Ilion; Delisting and Deregistration of LTC Stock ...........................      59
   Experts ...............................................................................      59
   Legal Matters .........................................................................      59

CHAPTER SIX -- LITHIUM BATTERY TECHNOLOGY AND MARKET OVERVIEW
   Overview of Battery Technology ........................................................      60
   Industry Overview .....................................................................      61

CHAPTER SEVEN -- LTC'S BUSINESS
   Overview ..............................................................................      64
   Development and Commercialization Plan ................................................      64
   LTC's Technology ......................................................................      65
   Intellectual Property .................................................................      66
   Technology Development History ........................................................      68
   Competition ...........................................................................      69
   Raw Materials .........................................................................      70
   Equipment and Facilities ..............................................................      70
   Employees .............................................................................      70
   Government Regulations, Safety, Environmental Compliance ..............................      70
   Property ..............................................................................      71
   Legal Proceedings .....................................................................      71
   Management's Discussion and Analysis of Financial Condition and Results of Operations
   of LTC ................................................................................      72
   Executive Compensation of LTC .........................................................      74
   Certain Relationships and Related Transactions ........................................      80

CHAPTER EIGHT -- ILION'S BUSINESS
   General ...............................................................................      81
   Business Strategy .....................................................................      82
   Products ..............................................................................      83
   Sales and Marketing ...................................................................      85
   Manufacturing .........................................................................      86
   Raw Materials .........................................................................      86

   Intellectual Property .................................................................       86
   Research and Development ..............................................................       89
   Competition ...........................................................................       89
   Safety and Regulation .................................................................       90
   Employees .............................................................................       90
   Property ..............................................................................       90
   Insurance .............................................................................       91
   Legal Proceedings .....................................................................       91
   Ilion's Selected Financial Data .......................................................       92
   Management's Discussion and Analysis of Financial Condition and Results of Operations .       93
   Ownership of Ilion by Certain Beneficial Owners and Management ........................       99

CHAPTER NINE -- ADDITIONAL INFORMATION FOR STOCKHOLDERS
   Where You Can Find More Information....................................................      100
   Other Business.........................................................................      101

INDEX TO FINANCIAL STATEMENTS.............................................................      F-1

Appendix A:       Agreement and Plan of Merger, dated as of January 19, 2000, between Lithium Technology Corporation and Ilion Technology
                  Corporation (currently known as Pacific Lithium Limited) as amended and restated as of May 13, 2000

Appendix B:       Opinion of Schuler Associates, P.C.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      All statements and other information contained in this proxy statement/prospectus relating to the financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, growth opportunities, plans and objectives of management and other matters that are not historical facts are hereby identified as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The words will, should, could, anticipate, believe, plan, estimate, expect, intend, project, forecast, and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the documents incorporated herein by reference. Forward-looking statements involve known and unknown risks and uncertainties that may cause results and conditions to differ materially.

      Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in the "Risk Factors" below. In addition, the forward-looking statements are subject to uncertainties relating to the synergies, charges and expenses associated with the merger.


*******************************************************************************


      Throughout this proxy statement/prospectus when we refer to the "merger," we mean the merger of LTC with and into Ilion as described in the merger agreement. When we refer to "LTC", we mean Lithium Technology Corporation, when we refer to Ilion, we mean Ilion Technology Corporation (currently known as Pacific Lithium Limited) and when we refer to us or the "combined company," we mean Ilion, the company in which you will own shares following the merger of LTC and Ilion.

                                   CHAPTER ONE

                                    OVERVIEW

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:    Who is soliciting my proxy?

A:    The LTC Board of Directors.

Q:    When and where is the special meeting?

A: The special meeting will take place at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462 on Monday, July 31, 2000, at 10:00 a.m., local time, notice of which is enclosed.

Q:    What proposals will I be voting on at the special meeting?

A:    You will be asked to consider resolutions:

      (1)   To approve the merger between LTC and  Ilion; and

      (2) To transact such other business as may properly come before the special meeting, including adjourning the meeting to permit, if necessary, further solicitation of proxies.

Q:    Who is Ilion?

A: Ilion (currently known as Pacific Lithium Limited) was initially formed as a New Zealand company and expects to complete its domestication to Delaware on or about May 21, 2000, at which time it will merge with Ilion Technology Corporation, its wholly owned non-operating Delaware subsidiary, and change its name to Ilion Technology Corporation. Ilion, which is an unlisted private company in New Zealand, is planning an initial public offering of its shares in the United States to take place by September 30, 2000, depending upon market and other conditions.

Q:    What will a LTC stockholder receive when the merger occurs?

A: The LTC stockholders will receive a total of 3.5 million shares of Ilion common stock in exchange for all of the outstanding LTC shares, subject to possible increase of up to 638,267 additional shares of Ilion common stock under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. This number will not change, even if the market price of Ilion or LTC shares increases or decreases between now and the date the merger is completed. Because the merger will be completed simultaneously with the Ilion initial public offering, the LTC stockholders cannot be sure of the market value of the Ilion common stock they will receive or the percentage of Ilion that the merger shares will represent at the time of the merger at the time they vote their shares.

      Ilion will issue between 3,500,000 and 4,138,267 shares of its common stock to the LTC stockholders in the merger. Upon completion of the merger based on the following assumed capital structure of Ilion after the Ilion IPO and the merger, the merger securities will represent approximately 9.80% - 11.39% of Ilion's outstanding common stock and the merger exchange ratio will be between 14.28 and 14.10 shares of LTC common stock for one share of Ilion:

             LTC STOCKHOLDERS ARE ISSUED 3,500,000 ILION SHARES IN
              THE MERGER (9.80% OF THE OUTSTANDING STOCK OF ILION)

      --------------------------------------------------------------------------------------
      NUMBER OF ILION SHARES      STOCKHOLDERS
      --------------------------------------------------------------------------------------
                    24,193,079    Shares owned by current Ilion stockholders (as of May 1,
                                  2000)
      --------------------------------------------------------------------------------------
                     8,000,000    Shares to be issued in the Ilion IPO
      --------------------------------------------------------------------------------------
                     3,500,000    Base number of shares to be issued to LTC shareholders
                                  in the merger
      --------------------------------------------------------------------------------------

                    35,693,079    Total number of outstanding Ilion shares

      --------------------------------------------------------------------------------------

                 EXCHANGE RATIO BASED ON 3,500,000 MERGER SHARES

      Assuming 3,500,000 Ilion shares are issued in exchange for the 49,990,835 currently outstanding shares of LTC common stock, 14.28 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

              LTC STOCKHOLDERS ARE ISSUED 4,138,267 ILION SHARES IN THE MERGER (11.39% OF THE OUTSTANDING STOCK OF ILION)

      --------------------------------------------------------------------------------------
      NUMBER OF ILION SHARES      STOCKHOLDERS
      --------------------------------------------------------------------------------------
                    24,193,079    Shares owned by current Ilion stockholders (as of May 1,
                                  2000)
      --------------------------------------------------------------------------------------
                     8,000,000    Shares to be issued in the Ilion IPO
      --------------------------------------------------------------------------------------
                     3,500,000    Base number of shares to be issued to LTC shareholders
                                  in the merger
      --------------------------------------------------------------------------------------
                       638,267    Additional Ilion shares to be issued to LTC
                                  shareholders assuming all LTC options and
                                  warrants are exercised prior to the merger
      --------------------------------------------------------------------------------------
                    36,331,346    Total number of outstanding Ilion shares
      --------------------------------------------------------------------------------------

                EXCHANGE RATIO BASED ON 4,138,267 MERGER SHARES

      Assuming 4,138,267 Ilion shares are issued in exchange for the 58,344,353 shares of LTC (comprised of the 49,990,835 shares of LTC common stock outstanding as of May 1, 2000, 3,763,469 shares of LTC to be issued upon the exercise of LTC options and 4,590,049 shares of LTC to be issued upon the exercise of LTC warrants), 14.10 shares of LTC common stock would be exchanged for one share of Ilion common stock in the merger.

      Since the final number of shares to be issued in the Ilion IPO may be more or less than 8 million shares, and Ilion may issue additional shares in connection with private placement financing prior to the Ilion IPO, the percentage of Ilion stock that the shares to be issued to the LTC stockholders represents may decrease or increase from the 9.80%-11.39% range described above.

      Ilion will not issue fractional shares in the merger. The LTC stockholders will receive cash in lieu of fractional shares based on the fair market value of such fraction on the merger date (as determined by the Ilion IPO price).

Q:    When do you expect the merger to be completed?

A: If all the conditions to the merger are satisfied or waived in accordance with the merger agreement LTC will merge with and into Ilion at the same time that Ilion has completed its initial public offering. Ilion expects to consummate the Ilion initial public offering by September 30, 2000 depending upon market and other factors.

Q:    What are the terms of the Ilion IPO?

A: Ilion currently expects to complete an underwritten initial public offering in the United States by September 30, 2000 of approximately 8 million shares of common stock at approximately $12.00 per share, or approximately $87.8 million net after expenses. Ilion expects that based on the number of Ilion shares to be issued to the LTC stockholders in the merger and the number of currently outstanding Ilion shares, the IPO shares will represent approximately 22% of the outstanding shares of Ilion.

      The final terms and structure of the Ilion IPO may ultimately be different from the terms described herein and such final IPO terms and structure may be less favorable than those contemplated at this time.

      LTC will be obligated to proceed with the merger provided that all closing conditions have been met including the condition set forth in the merger agreement that provides that Ilion must complete an initial public offering and sale of its common stock which results in aggregate gross proceeds to Ilion in an amount which, when added to the aggregate gross proceeds of all equity funding received by Ilion at any time during the period from September 29, 1999 until the time of the Ilion IPO equals at least $25 million.

Q:    What risks should I consider?

A:    You should review "Risk  Factors"  beginning on page 14.

Q:    What is the required vote to approve the merger with Ilion?

A: The affirmative vote of the holders of a majority of the outstanding shares of LTC common stock is required to approve the merger.

Q: If I sign and return the proxy without completing it, will that be considered a "yes" or a "no" vote?

A: If a proxy is executed and returned without instructions as to how it is to be voted, the proxy will be deemed a vote FOR the proposals.

Q:    What if I want to change my vote?

A: To change your vote, just send a written revocation or a later-dated, completed and signed proxy card before the special meeting or attend the special meeting in person and vote.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker cannot vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares.

      If you do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the special meeting with a proxy from your broker authorizing you to vote your "street name" shares, and vote in favor of the merger.

Q:    What are the federal income tax consequences of the merger?

A. In general, LTC stockholders will not be required to pay any federal income tax as a result of the merger, except for taxes on cash they receive instead of fractions of a share. The merger will be tax-free to LTC, LTC's stockholders and Ilion and Ilion stockholders for federal income tax purposes.

Q:    Will I have appraisal rights?

A:    No.

Q:    What do I need to do now?

A: Please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares of common stock may be represented at the special meeting. In addition, you may attend and vote at the special meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q:    Should I send in my stock certificates now?

A: No. Soon after the merger is completed, Ilion will mail LTC stockholders written instructions explaining how to exchange their LTC certificates.

Q:    Who should I call with questions?

A: If you have any questions about the merger, please call Gretchen Deming, LTC's Corporate Secretary, at 610-940-6090.

                                     SUMMARY


      This section summarizes selected information about the merger from this proxy statement/prospectus. To understand the merger fully, we strongly encourage you to read carefully this entire proxy statement/prospectus and the documents which have been filed with the Securities and Exchange Commission. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A. For information on how to obtain the documents that have been filed with the Securities and Exchange Commission, see "Where You Can Find More Information" in Chapter Nine.

THE MEETING
(See Chapter Three)

DATE, TIME AND PLACE

      The Special Meeting will take place at LTC's offices, 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462, on Monday, July 31, 2000, at 10:00 a.m., local time. Copies of this proxy statement/prospectus, the attached Notice of Special Meeting of Stockholders and the enclosed proxy card are being mailed to LTC stockholders on or about ____, 2000.

PURPOSES OF THE MEETING

      (1)   To approve the merger between LTC and  Ilion; and

      (2) To transact such other business as may properly come before the Special Meeting.

RECORD DATE; STOCK OUTSTANDING

         The LTC Board has fixed the close of business on __________, 2000 as the record date for determining the holders of LTC common stock that are entitled to receive notice of and to vote at the LTC special meeting. On the record date, there were ____ shares of LTC common stock outstanding. Each share of LTC common stock entitles its holder to one vote.

VOTES REQUIRED FOR APPROVAL

         The affirmative vote of a majority of the total votes outstanding as of the record date is required to approve the adoption of the merger agreement.

         Because the adoption of the merger agreement requires the approval of a majority of the total votes outstanding, abstentions or the failure to vote and broker non-votes will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

QUORUM REQUIREMENT

         A quorum of LTC stockholders is necessary to hold a valid meeting. The presence in person or by proxy of holders of shares representing a majority of the LTC's outstanding common stock on the record date is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares held by LTC in its treasury are not counted as outstanding for quorum or voting purposes.

VOTING AND REVOCATION OF PROXIES

        LTC common stock represented by a proxy properly signed and received at or prior to the LTC special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by the proxy will be voted "for" the adoption of the merger agreement. If you vote in favor of adoption of the merger agreement, the proxy holders may, in their discretion, vote your shares to adjourn the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

         A LTC stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to the corporate secretary of LTC, by subsequently filing another, later-dated proxy or by attending the LTC special meeting and voting in person. Attendance at the LTC special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

         The LTC Board is soliciting proxies on behalf of LTC. In addition to solicitation by mail, directors, officers and employees of LTC, none of whom will be specifically compensated for such services, may solicit proxies from the stockholders of LTC, personally or by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

HOW CAN YOU VOTE

      You may vote you shares by marking the appropriate box on the enclosed proxy card. You must sign and return the proxy card promptly in the enclosed self-addressed envelope. YOUR vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the Special Meeting in person.

VOTE NEEDED TO APPROVE THE MERGER

      The affirmative vote of the holders of a majority of the outstanding shares of LTC common stock is required to approve the merger.

SHARES OWNED BY DIRECTORS AND OFFICERS OF LTC

      On May 1, 2000, directors and executive officers of LTC owned and were entitled to vote 1,957,912 shares of LTC common stock, or approximately 4% of the outstanding shares of LTC common stock.

THE MERGER
(See Chapters Two and Four)

THE MERGER

      The merger agreement provides that LTC will merge with and into Ilion and Ilion will issue to the LTC stockholders a total of 3.5 million shares of Ilion common stock in exchange for all of the outstanding LTC shares, subject to possible increase of up to 638,267 additional shares of Ilion common stock under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. Assuming that all of the currently outstanding LTC options and warrants are exercised prior to the merger and a total of 4,138,267 shares of Ilion common stock will be issued in the merger, 14.10 shares of LTC common stock will be converted into one share of Ilion in the merger.

      The completion of the merger is subject to the satisfaction of a number of conditions, including obtaining the approval of LTC stockholders and the completion of an initial public offering of Ilion shares in the United States. For a more detailed description of the merger, see "Appendix A - The Agreement and Plan of Merger."

LITHIUM TECHNOLOGY CORPORATION
5115 Campus Drive
Plymouth Meeting, PA 19462
(610) 940-6090

      LTC is in the late stages of developing and seeking to commercialize a new generation of high performance, solid state rechargeable LTC ion polymer batteries for portable electronics devices and other applications such as the rapidly emerging Hybrid Electric Vehicle (HEV) market. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4"). LTC's patented and proprietary technology uses high performance fibers in composite battery structures and low cost continuous flow fiber web coating and laminating processes for manufacturing. These new batteries represent a significant benefit to the end-user in terms of longer run times and thinner, flatter, lighter-weight form factors.

      For additional information about LTC and its business, see "LTC's Business" in Chapter Seven and "Where You Can Find More Information" in Chapter Nine.

ILION TECHNOLOGY CORPORATION
Level 5
Gosling Chapman Building
63 Albert Street
Auckland, New Zealand

      Ilion (currently known as Pacific Lithium Limited) was formed as a New Zealand company in 1994 and expects to complete its domestication to Delaware on or about May 21, 2000, at which time it will merge with Ilion Technology Corporation, its wholly owned non-operating subsidiary, and change its name to Ilion Technology Corporation.

      Ilion is planning an initial public offering of its shares in the United States, to take place by September 30, 2000, depending on market and other conditions.

      Ilion started out as a company looking to commercially extract lithium from sea water. Although Ilion developed the capability to do so, the market price for technical grade lithium carbonate became substantially cheaper as a result of a new supplier entering the market, which resulted in the extraction of lithium from sea water being uneconomic at the then prevailing market conditions. In 1997, Ilion turned its attention to being a developer and supplier of advanced materials and enabling technologies in the rapidly growing lithium battery industry. Ilion has exclusive and non-exclusive worldwide licenses for advanced materials and patents developed by the Massachusetts Institute of Technology and the National Research Council of Canada. Ilion has also developed its own portfolio of patent applications and employs highly qualified scientists at its advanced research and manufacturing facility in New Zealand. In addition, Ilion has secured access to the one of the world's largest known unexploited lithium reserves, located in China, through a joint venture with a provincial government institute in China.

      For additional information about Ilion and its business see "Ilion's Business" in Chapter Eight.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

      The LTC Board of Directors has determined that the merger is fair to, and in the best interest of, the LTC stockholders, and has approved the merger agreement. Accordingly, the Board of Directors unanimously recommends that the stockholders vote to approve the merger with Ilion. In reaching its conclusion, the Board of Directors considered a number of factors, including;

      - the fact that, despite management's best efforts, LTC continues to face significant short and long-term liquidity needs which have impeded achieving LTC's strategic objectives;

      - the opinion of Schuler Associates, P.C. that the merger consideration to be received by the stockholders of LTC in the merger is fair from a financial point of view (see "Opinion of LTC's Financial Advisor");

      -     the impact of the merger on LTC's stockholders;

      - the financial condition, results of operations, cash flows and prospects of LTC, Ilion and the combined company;

      - the expectation that the combined company will produce greater stockholder returns than either LTC or Ilion could produce on its own;

      - the strategic fit of LTC and Ilion, including the technology synergies and the potential revenue, expenses and capital raising synergies and the impact of those synergies on the ability of the combined company to compete in the industry;

      - the agreement of Ilion to provide working capital financing in excess of $1.1 million until the completion of the merger; and

      - the agreement by Ilion to offer employment to all of the individuals employed by LTC at the time of the merger.

      After fully considering the matter and the factors described above, as well as certain additional considerations including those reflected in "Risk Factors," the LTC Board concluded that, the proposed merger is fair and in the best interest of LTC and its stockholders.

      This discussion of the information and factors considered and given weight by the LTC Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the LTC Board of Directors. In reaching the determination to approve and recommend that stockholders approve the merger, the LTC Board of Directors did not undertake a separate analysis of each of the factors considered, nor did it find it practical to, and it did not, assign any relative or specific weight to any of the factors which were considered, and individual directors may have given differing weights to different factors.

OPINION OF FINANCIAL ADVISOR

      LTC retained Schuler Associates, P.C. to render an opinion as to whether the consideration to be received by the LTC stockholders in the merger is fair from a financial point of view. Schuler Associates provided the LTC Board of Directors with a written opinion on January 4, 2000. The opinion states that the merger consideration to be received by the stockholders of LTC in the merger is fair from a financial point of view. The opinion remains in full force and effect as of the date of this proxy statement/prospectus. The full text of the Schuler Associates, P.C. opinion, which sets forth the assumptions made, matters considered and limitations on the review performed, is included in this proxy statement/prospectus as Appendix B.

TREATMENT OF LTC STOCK OPTIONS AND WARRANTS

      In the merger agreement LTC agreed to use its best efforts to cause all of outstanding warrants and options to be exercised by the holders thereof, including to reprice and accelerate the vesting of such outstanding of LTC warrants and options as an inducement to their exercise by the holders thereof. LTC agreed to terminate all of LTC stock plans and outstanding and unexercised stock options as of a date not later than immediately prior to the merger. Any LTC warrants outstanding at the merger that are not terminated, other than warrants held by Ilion, will be converted and adjusted at the merger into warrants to purchase shares of Ilion in accordance with their terms.

CONDITIONS TO THE CLOSING

      The closing of the merger is conditioned upon approval of LTC stockholders which, under Delaware law, requires the affirmative vote of stockholders owning a majority of the outstanding common stock of LTC as of ____________ ___, 2000. In addition, the closing of the merger is subject to the completion of an initial public offering of Ilion shares in the United States and the satisfaction of certain customary conditions including, among other things, the absence of any material adverse change in the operations, properties, assets, liabilities or financial condition of the business of either LTC or Ilion.

      LTC will be obligated to proceed with the merger provided that all closing conditions have been met including the condition set forth in the merger agreement that provides that Ilion must complete an initial public offering and sale of its common stock which results in aggregate gross proceeds to Ilion in an amount which, when added to the aggregate gross proceeds of all equity funding received by Ilion at any time during the period from September 29, 1999 until the time of the Ilion IPO equals at least $25 million.

THE CLOSING

      If all the conditions to the merger are satisfied or waived in accordance with the merger agreement LTC will merge with and into Ilion at the same time that Ilion has completed its initial public offering on the terms described below. Ilion expects to consummate the Ilion initial public offering by September 30, 2000 depending upon market and other factors. Because the merger is subject to the completion of the Ilion initial public offering, LTC cannot predict the exact timing of the closing of the merger.

ILION'S INITIAL PUBLIC OFFERING

      Ilion currently expects to complete an underwritten initial public offering in the United States by September 30, 2000 of approximately 8 million shares of common stock at approximately $12.00 per share, or approximately $87.8 million net after expenses. Ilion expects that based on the number of Ilion shares to be issued to the LTC stockholders in the merger and the number of currently outstanding Ilion shares, the IPO shares will represent approximately 22% of the outstanding shares of Ilion.

      Ilion's current expectation with respect to the Ilion IPO is based on an offering ranging from approximately $8.00 to $16.00 per share. The structure and proceeds from Ilion IPO described in this proxy statement/prospectus assumes the Ilion IPO is at the mid-point of this range or $12.00 per share. However, the final terms and structure of the Ilion IPO may ultimately be different from the terms described herein and such final IPO terms and structure may be less favorable than those contemplated at this time.

OWNERSHIP OF ILION AFTER THE MERGER

      Ilion will issue between 3,500,000 and 4,138,267 shares of its common stock to the LTC stockholders in the merger. Upon completion of the merger based on the following assumed capital structure of Ilion after the Ilion IPO and the merger, the merger securities will represent approximately 9.80% - 11.39% of Ilion's outstanding common stock and the merger exchange ratio will be between
14.28 and 14.10 shares of LTC common stock for one share of LTC:

             LTC STOCKHOLDERS ARE ISSUED 3,500,000 ILION SHARES IN
              THE MERGER (9.80% OF THE OUTSTANDING STOCK OF ILION)

--------------------------------------------------------------------------------------------
NUMBER OF ILION SHARES      STOCKHOLDERS
--------------------------------------------------------------------------------------------
              24,193,079    Shares owned by current Ilion stockholders (as of May 1, 2000)
--------------------------------------------------------------------------------------------
               8,000,000    Shares to be issued in the Ilion IPO
--------------------------------------------------------------------------------------------
               3,500,000    Base number of shares to be issued to LTC shareholders in the merger
--------------------------------------------------------------------------------------------

              35,693,079    Total number of outstanding Ilion shares
--------------------------------------------------------------------------------------------

                 EXCHANGE RATIO BASED ON 3,500,000 MERGER SHARES

      Assuming 3,500,000 Ilion shares are issued in exchange for the 49,990,835 currently outstanding shares of LTC common stock, 14.28 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

             LTC STOCKHOLDERS ARE ISSUED 4,138,267 ILION SHARES IN THE MERGER (11.39% OF THE OUTSTANDING STOCK OF ILION)


--------------------------------------------------------------------------------------------
NUMBER OF ILION SHARES      STOCKHOLDERS
--------------------------------------------------------------------------------------------
              24,193,079    Shares owned by current Ilion stockholders (as of May 1, 2000)
--------------------------------------------------------------------------------------------
               8,000,000    Shares to be issued in the Ilion IPO
--------------------------------------------------------------------------------------------
               3,500,000    Base number of shares to be issued to LTC shareholders in the merger
--------------------------------------------------------------------------------------------
                 638,267    Additional Ilion shares to be issued to LTC
                            shareholders assuming all LTC options and warrants
                            are exercised prior to the merger
--------------------------------------------------------------------------------------------
              36,331,346    Total number of outstanding Ilion shares
--------------------------------------------------------------------------------------------

                EXCHANGE RATIO BASED ON 4,138,267 MERGER SHARES

      Assuming 4,138,267 Ilion shares are issued in exchange for the 58,344,353 shares of LTC (comprised of the 49,990,835 shares of LTC common stock outstanding as of May 1, 2000, 3,763,469 shares of LTC to be issued upon the exercise of LTC options and 4,590,049 shares of LTC to be issued upon the exercise of LTC warrants), 14.10 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

      Since the final number of shares to be issued in the Ilion IPO may be more or less than 8 million shares, and Ilion may issue additional shares in connection with private placement financing prior to the Ilion IPO, the percentage of Ilion stock that the shares to be issued to the LTC stockholders may decrease or increase from the 9.80%-11.39% range described above.

TERMINATION

      The merger agreement may be terminated as follows:

      -     by our mutual written agreement;

      - by Ilion, if LTC's stockholders do not approve the merger by July 31, 2000;

      - by either of us, if there has been a material violation or breach by the other party of any covenant, representation or warranty contained in the merger agreement and such violation or breach has not been waived or cured within 60 days after written notice of such breach;

      - by either of us, if the merger has not been consummated by February 28, 2002; provided, however, that neither party will be entitled to terminate the merger agreement if such person's breach of the merger agreement has prevented the merger;

      -     by Ilion, if there has been a material adverse change in LTC; or

      -     by LTC, if there has been a material adverse change in Ilion.

BRIDGE FINANCING; EFFECT OF TERMINATION

      Pursuant to the terms of a bridge loan financing agreement entered into as of November 29, 1999, Ilion has provided working capital to LTC. Ilion has advanced a total of $1,475,000 as of May 1, 2000 for working capital and $125,000 for the purchase of a packaging machine. In addition, Ilion has agreed to continue to advance to LTC funds required by LTC for ongoing employee, operating and administrative expenses excluding capital expenses until the closing of the merger.

      LTC estimates that approximately $250,000 per month will be required by LTC for working capital. Under the agreements with Ilion, LTC will offset a portion of the funds received by LTC upon the exercise of options and warrants against the funding otherwise required to be advanced by Ilion under the bridge financing agreement. If the merger does not close until February 2002, a total of approximately $5,250,000 will be required by LTC for working capital from June 2000 until February 2002.

      If the merger is not consummated for any reason any advances from Ilion to LTC under the bridge loan financing agreement will be converted into LTC common stock at $0.10 per share, and except in the event of a default by Ilion under the merger agreement, Ilion will be issued warrants to purchase 7.5 million shares of LTC common stock exercisable at $0.15 per share until January 19, 2003, and Ilion will have a first option to purchase LTC's technologies and processes at market value if LTC decides to sell them, goes into receivership, liquidation or the like. If the merger agreement is terminated other than in the event of a default by Ilion, Ilion will also have the right and option to purchase LTC's pilot plant and equipment at book value as of the date of the merger agreement.

      In connection with the bridge loan financing agreement, LTC has granted Ilion a non-exclusive worldwide license to use LTC's thin film technology and manufacturing methods solely as it relates to lithium-ion polymer batteries. LTC has also agreed to enter into a security agreement and assignment of lease in favor of Ilion upon the approval of the merger by the LTC stockholders pursuant to which LTC will grant Ilion a first priority security interest in all of the assets of LTC effective from such time until the closing of the merger. The security agreement will grant Ilion the right to foreclose on all of LTC's assets in the event of any bankruptcy of LTC or similar event.

      At May 1, 2000, Ilion held $1,600,000 of convertible notes convertible into 16,000,000 shares of LTC common stock at a conversion price of $.10 (which are only convertible in the event of a default or if the merger does not close by February 28, 2002 or is not approved by the LTC stockholders by July 31, 2000 or such later date agreed to by Ilion). LTC may issue up to approximately $5,250,000 of additional notes to Ilion from June 2000 until February 2002, convertible into 52,500,000 shares of common stock at a conversion price of $.10 per share, and may issue to Ilion warrants to purchase 7,500,000 shares of LTC common stock exercisable at $0.15 per share. The notes will not be converted into LTC common stock and the warrants will not be issued to Ilion if the merger is closed.

      The percentage ownership of LTC that Ilion will own if there is a default under the bridge financing agreement or in the event the merger is not closed will depend on the amount of funds advanced by Ilion to LTC. If Ilion advances another $5,250,000 in addition to the $1,600,000 advanced through May 1, 2000, and the notes were converted, Ilion would own approximately 68,500,000 shares of LTC common stock, which would represent approximately 58% of LTC's outstanding common stock on a fully diluted basis. If the merger is completed, the notes will not be converted into LTC common stock and no warrants will be issued to Ilion.

      The bridge financing agreement does not contain a maximum of the amount of funding that may be advanced under such agreement. Accordingly, there is no maximum number of notes that may be issued to Ilion. The amount of the notes will be related to the working capital requirements of LTC and the length of time until the merger is completed.

NO REGULATORY APPROVAL

      Other than filings to be made and approvals under certain state securities or "blue-sky" laws and the declaration of effectiveness of the registration statement relating to this proxy statement/prospectus, there are no federal or state regulatory requirements that must be compiled with or obtained in connection with the merger.

ACCOUNTING TREATMENT OF THE SALE

      Ilion and LTC anticipate that the merger will be accounted for as a purchase.

      The unaudited pro forma financial information contained in this proxy statement/prospectus beginning on page 24 has been prepared by accounting for the merger as a purchase.

FEDERAL TAX CONSEQUENCES OF THE MERGER

      In general, LTC stockholders will not be required to pay any federal income tax as a result of the merger, except for taxes on cash they receive instead of fractions of a share. The merger will be tax-free to LTC, LTC's stockholders, Ilion and Ilion stockholders for federal income tax purposes.

NO APPRAISAL RIGHTS

      LTC stockholders will not have dissenters' rights under Delaware law in connection with the merger since the Ilion common stock will be either listed on a national securities exchange or designated as a national market system security by the NASD.

EMPLOYEE MATTERS

      Upon the closing of the merger, Ilion will offer to each full-time LTC employee employment with Ilion or an affiliate of Ilion. Each LTC employee will have a substantially equivalent title and level of responsibility and will receive substantially equivalent compensation and benefits as such employee had as a LTC employee, subject to the terms and conditions of Ilion's standard employment agreements.

Employment Agreements With Ilion

      Ilion will offer employment to Mr. David Cade, LTC's Chairman and Chief Operating Officer as the Chief Operating Officer of Ilion upon the merger closing and Chief Executive Officer when designated as such by Ilion's Board of Directors. The employment agreement provides for an annual salary of $165,000 and six month's severance in the event of termination of Mr. Cade by Ilion without cause or the resignation of Mr. Cade (which requires 30 days notice).

      Ilion will offer employment to Dr. George Ferment, LTC's President, Chief Operating Officer and Chief Technical Officer as the Executive Vice President of Cell Manufacturing Operations of Ilion upon the closing of the merger. The employment agreement provides for an annual salary of $155,000 and six month's severance in the event of termination of Mr. Ferment by Ilion without cause or the resignation of Mr. Ferment (which requires 30 days notice).

Ilion Options

      Ilion will grant a minimum of 300,000 options to the transferred LTC employees for the purchase of Ilion common stock at an exercise price of $2.25 per share. The Ilion options will be distributed to the transferred LTC employees on a pro-rata basis based on the number of LTC stock options held on the date the merger agreement was signed. Based on the formula set forth in the merger agreement, David Cade, the Chairman and Chief Executive Officer of LTC will be granted 90,390 of the Ilion options and George Ferment, the President and Chief Operating Officer of LTC will be granted 92,525 of the Ilion options.

Stock Options of LTC

      In the merger agreement, LTC agreed to use its best efforts to cause all of outstanding warrants and options to be exercised by the holders thereof, including to re-price and accelerate the vesting of such outstanding of LTC warrants and options as an inducement to their exercise by the holders thereof in order to provide working capital to LTC. All of LTC's stock plans and outstanding and unexercised stock options will be terminated at the time of the merger.

      As of February 2, 2000, the vesting of all outstanding options was accelerated and all outstanding options became fully exercisable on that date.

                                  RISK FACTORS

      An investment in shares of Ilion common stock offered hereby involves a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this prospectus before purchasing the common stock offered by this proxy statement/prospectus.

RISKS IF THE MERGER IS NOT CONSUMMATED

LTC WILL NOT HAVE ADEQUATE CAPITAL TO CONTINUE OPERATIONS

      LTC has been unprofitable since inception, expects to incur substantial additional operating losses in the future and needs significant additional financing to continue the development and commercialization of its technology. LTC did not generate any significant revenues from operations during the fiscal year ending December 31, 1999.

      If LTC does not consummate the merger, LTC will assess all available alternatives including the suspension of operations and possibly liquidation, auction, bankruptcy or other measures.

ILION WILL HAVE RIGHTS AS A CREDITOR

      If the merger is not consummated for any reason any advances from Ilion to LTC under the bridge loan financing agreement will be converted into LTC common stock at $0.10 per share, and except in the event of the default of Ilion under the merger agreement Ilion will be issued warrants to purchase 7.5 million shares of LTC common stock exercisable at $0.15 per share until January 19, 2003, and Ilion will have a first option to purchase LTC's technologies and processes at market value if LTC decides to sell them, goes into receivership, liquidation or the like. If the merger agreement is terminated other than in the event of the default of Ilion, Ilion will also have the right and option to purchase LTC's pilot plant and equipment at book value as of January 19, 2000.

      In connection with the bridge loan financing agreement, LTC has granted Ilion a non-exclusive worldwide license to use LTC's thin film technology and manufacturing methods solely as it relates to lithium-ion polymer batteries. LTC has also agreed to enter into a security agreement and assignment of lease in favor of Ilion upon the approval of the merger by the LTC stockholders pursuant to which LTC will grant Ilion a first priority security interest in all of the assets of LTC effective from such time until the closing of the merger. The security agreement will grant Ilion the right to foreclose on all of LTC's assets in the event of any bankruptcy of LTC or similar event.

ILION WILL BE A CONTROLLING STOCKHOLDER OF LTC

      The percentage ownership of LTC that Ilion will own if there is a default under the bridge financing agreement or in the event the merger is not closed will depend on the amount of funds advanced by Ilion to LTC. If Ilion advances another $5,250,000 in addition to the $1,600,000 advanced through May 1, 2000, and the notes were converted, Ilion would own approximately 68,500,000 shares of LTC common stock, which would represent approximately 58% of LTC's outstanding common stock. If the merger is completed, the notes will not be converted into LTC common stock and no warrants will be issued to Ilion.

      The bridge financing agreement does not contain a maximum of the amount of funding that may be advanced under the bridge financing agreement. Accordingly, there is no maximum number of notes that may be issued to Ilion. The amount of the notes will be related to the working capital requirements of LTC and the length of time until the merger is completed.

      Since Ilion would control a majority of the voting power of LTC, Ilion would be able to control the outcome of most matters submitted to the stockholders for approval, including the election of all of the LTC's directors, an amendment to LTC's Certificate of Incorporation or a merger, sale of assets or other significant transaction without the approval of LTC's other stockholders. Accordingly, Ilion would have an effective veto power over corporate transactions which non-control stockholders might desire.

RISKS IF THE MERGER IS CONSUMMATED

RISKS RELATING TO AN INVESTMENT IN ILION SHARES

LTC stockholders cannot be sure of market value of the Ilion common stock they will receive in the merger

      At the time the merger is completed, all of the outstanding shares of LTC common stock will be converted into 3.5 million shares of Ilion common stock, subject to possible increase of up to 638,267 shares of Ilion common stock under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. Assuming that all of the currently outstanding LTC options and warrants are exercised prior to the merger a total of 4,138,267 shares of Ilion common stock will be issued in the merger, 14.10 shares of LTC common stock will be converted into one share of Ilion in the merger. This number will not change, even if the market price of Ilion or LTC shares increases or decreases between now and the date the merger is completed. Because the merger will be completed simultaneously with the Ilion initial public offering, the LTC stockholders cannot be sure of the market value of the Ilion common stock they will receive or the percentage of Ilion that the merger shares will represent at the time of the merger at the time they vote their shares.

      The price of either the LTC common stock or the Ilion common stock on the date of the merger may vary from its price on the date of this proxy statement/prospectus and on the date of the stockholder meeting. The variations may be the result of:

      -     changes in the business operations or prospects of LTC or Ilion;

      - market assessments of the likelihood that the merger will be completed and its timing;

      -     the structure and terms of the Ilion IPO; and

      -     general market and economic conditions and other factors.

      As a result, the value of the Ilion common stock received by LTC stockholders in the merger may be higher or lower than the market value of the Ilion common stock at the time you vote or at the date of this proxy statement/prospectus.

LTC stockholders cannot be sure of the terms of the Ilion IPO

      Ilion currently expects to complete an underwritten initial public offering in the United States by September 30, 2000 of approximately 8 million shares of common stock at approximately $12.00 per share, or approximately $87.8 million net after expenses. Ilion expects that based on the number of Ilion shares currently outstanding and the number of Ilion shares to be issued to the LTC stockholders in the merger and the number of currently outstanding Ilion shares, the Ilion IPO shares will represent approximately 22% of the outstanding shares of Ilion.

      Ilion's current expectation with respect to the Ilion IPO is based on an offering ranging from approximately $8.00 to $16.00 per share. The structure and proceeds from Ilion IPO described in this proxy statement/prospectus assumes the Ilion IPO is at the mid-point of this range or $12.00 per share. However, the final terms and structure of the Ilion IPO may ultimately be different from the terms described herein and such final IPO terms and structure may be less favorable than those contemplated at this time.

      LTC will be obligated to proceed with the merger provided that all closing conditions have been met, including the condition set forth in the merger agreement that provides that Ilion must complete an initial public offering and sale of its common stock that results in aggregate gross proceeds to Ilion in an amount that when added to the aggregate gross proceeds of all equity funding received by Ilion at any time during the period from September 29, 1999 until the time of the Ilion IPO equals at least $25 million.

LTC stockholders will likely own less than 12% of Ilion after the merger

            Ilion will issue between 3,500,000 and 4,138,267 shares of its common stock to the LTC stockholders in the merger. Upon completion of the merger based on the following assumed capital structure of Ilion after the Ilion IPO and the merger, the merger securities will represent approximately 9.80% - 11.39% of Ilion's outstanding common stock and the merger exchange ratio will be between 14.28 and 14.10 shares of LTC common stock for one share of LTC:

                  LTC STOCKHOLDERS ARE ISSUED 3,500,000 ILION SHARES IN
                   THE MERGER (9.8% OF THE OUTSTANDING STOCK OF ILION)

--------------------------------------------------------------------------------------------
NUMBER OF ILION SHARES   STOCKHOLDERS
--------------------------------------------------------------------------------------------
           24,193,079    Shares owned by current Ilion stockholders (as of May 1, 2000)
--------------------------------------------------------------------------------------------
            8,000,000    Shares to be issued in the Ilion IPO
--------------------------------------------------------------------------------------------
            3,500,000    Base number of shares to be issued to LTC shareholders in the merger
--------------------------------------------------------------------------------------------

           35,693,079    Total number of outstanding Ilion shares

--------------------------------------------------------------------------------------------

                 EXCHANGE RATIO BASED ON 3,500,000 MERGER SHARES

      Assuming 3,500,000 Ilion shares are issued in exchange for the 49,990,835 currently outstanding shares of LTC common stock, 14.28 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

             LTC STOCKHOLDERS ARE ISSUED 4,138,267 ILION SHARES IN THE MERGER (11.39% OF THE OUTSTANDING STOCK OF ILION)

--------------------------------------------------------------------------------------------
NUMBER OF ILION SHARES   STOCKHOLDERS
--------------------------------------------------------------------------------------------
           24,193,079    Shares owned by current Ilion stockholders (as of May 1, 2000)
--------------------------------------------------------------------------------------------
            8,000,000    Shares to be issued in the Ilion IPO
--------------------------------------------------------------------------------------------
            3,500,000    Base number of shares to be issued to LTC shareholders in the merger
--------------------------------------------------------------------------------------------
              638,267    Additional Ilion shares to be issued to LTC
                         shareholders assuming all LTC options and warrants
                         are exercised prior to the merger
--------------------------------------------------------------------------------------------
           36,331,346    Total number of outstanding Ilion shares
--------------------------------------------------------------------------------------------

                EXCHANGE RATIO BASED ON 4,138,267 MERGER SHARES

      Assuming 4,138,267 Ilion shares are issued in exchange for the 58,344,353 shares of LTC (comprised of the 49,990,835 shares of LTC common stock outstanding as of May 1, 2000, 3,763,469 shares of LTC to be issued upon the exercise of LTC options and 4,590,049 shares of LTC to be issued upon the exercise of LTC warrants), 14.10 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

      Since the final number of shares to be issued in the Ilion IPO may be more or less than 8 million shares, and Ilion may issue additional shares in connection with private placement financing prior to the Ilion IPO, the percentage of Ilion stock that the shares to be issued to the LTC stockholders represents may decrease or increase form the 9.80%-11.39% range described above and the Ilion management share ownership may decrease or increase from 14.6%.

      Ilion's directors and executive officers are expected to beneficially own approximately 14.6% of the Ilion common stock after the merger and the Ilion IPO and as a group the Ilion directors and executive officers may be able to control the outcome of certain matters submitted to the stockholders for approval, including the election of Ilion's directors and may have an effective veto power over corporate transactions that the LTC stockholders might desire.

Following the merger, LTC stockholders may be adversely affected by future issuances and sales of Ilion's common stock

      Sales of substantial amounts of Ilion common stock in the public market following the merger and the Ilion initial public offering could adversely affect the market price of the Ilion common stock.

You should not expect Ilion to pay any dividends to you in the foreseeable future

      Ilion does not anticipate paying cash dividends in the foreseeable future.

RISKS RELATED TO THE MERGER OF THE COMPANIES

There may be changes in the business of both LTC and Ilion

      If the LTC stockholders approve the merger, there may be changes in both LTC and Ilion prior to the closing and LTC will still be obligated to complete the merger unless there is a material adverse change in the operations or prospect of Ilion.

Ilion may not be able to successfully integrate LTC's  operations

         In determining that the merger is fair to and in the best interests of its stockholders, the LTC Board considered, among other things, the financial benefits, operating efficiencies and synergies expected to result from the completion of the merger.

         A successful combination of the two companies will require, among other things, integration of the two companies' respective:

      -     technologies and technological expertise;

      -     products and product development efforts;

      -     sales and manufacturing capabilities; and

      -     key personnel.

      Neither company has been involved in a strategic merger of this size. The effective integration of corporate cultures may be especially important over the long term to achieve the benefits of the merger. This integration may not be successfully accomplished. Moreover, the integration of the operations following the merger will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined companies, the development of new products and the pursuit of other business acquisition activities. Failure to successfully accomplish the integration of the two companies' operations and technologies, or a prolonged delay in accomplishing a reasonable measure of integration, may have a material adverse effect on the combined company.

RISKS RELATED TO ILION AND OPERATIONS

Ilion has a history of operating losses and is uncertain that it will achieve profitability in the future

      Ilion commenced operations in 1994 and has incurred net operating losses since its inception. Losses have resulted principally from research and development, manufacturing and general and administrative costs. No assurance can be given that Ilion will generate an operating profit or achieve profitability in the future. For the fiscal years ended March 31, 1998 and 1999 and the nine months ended December 31, 1999, Ilion's net loss was approximately NZ$3.3 million, NZ$3.8 million (US$2.0 million) and NZ$3.3 million (US$1.7 million), respectively. At December 31, 1999, the accumulated deficit was NZ$14.2 million (US$7.4 million).

Ilion is dependent on a small number of customers for sales of its high grade lithium carbonate and its premium grade lithium carbonate

      Ilion sells its high grade lithium carbonate to a small number of companies. In fiscal 1999, Ilion distributed approximately 75% of its high grade lithium carbonate and almost all of its premium grade lithium carbonate through Nissho Iwai New Zealand Limited, the exclusive wholesaler of its high and premium grade lithium carbonate through Japan, and approximately 20% of its high grade lithium carbonate to LithChem, a non-exclusive wholesaler of its high grade lithium carbonate in North America. Nissho Iwai and LithChem are currently not required to purchase a minimum amount of product from us. There can be no assurance that Nissho Iwai or LithChem will remain our customers and the loss of their business could have a material adverse effect on our business, financial condition and results of operations.

New customers who wish to use Ilion's high and premium grade lithium carbonate need to alter their manufacturing facilities

      Each company has differing requirements as to the moisture content, raw material purity and particle size for lithium carbonate and sets up its manufacturing facilities for its specific requirements for lithium carbonate. In order for a new customer to use Ilion's lithium carbonate it would need to make changes to its manufacturing facility to cater for the different characteristics of Ilion's product. This expense is an impediment to companies switching to using Ilion's high and premium grade lithium carbonate.

Ilion obtains all of its lithium hydroxide, which it processes into lithium carbonate, from one supplier whose supply is limited.

      Ilion obtains all of its lithium hydroxide for use as a feedstock to produce high and premium grade lithium carbonate from ToxCo, Inc., a U.S. based company. ToxCo's stockpile of lithium hydroxide is limited and Ilion expects ToxCo to run out of lithium hydroxide within eight years. In addition, Ilion does not currently have a contract with ToxCo that guarantees Ilion a supply of lithium hydroxide. However, Ilion has not had a problem in obtaining lithium hydroxide from ToxCo in the past. Ilion is in the process of evaluating other sources of feedstock and manufacturing processes for its New Zealand manufacturing facility. There are a small number of raw material suppliers in the world but there is a significant oversupply in the market and Ilion has received quotes for supplies of lithium carbonate from some of these suppliers. There can be no assurance that Ilion will not experience a material interruption in the supply of lithium hydroxide from ToxCo before it is in a position to use alternative sources of feedstock and any such interruption could have a material adverse effect on Ilion's business, financial condition and results of operations.

Ilion has a limited production capacity at its New Zealand facility

      Currently, Ilion's New Zealand facility can produce 750 tonnes per annum of high grade lithium carbonate. The facility's capacity decreases significantly when premium grade lithium carbonate is produced, as premium grade lithium carbonate takes three times as long to produce as high grade lithium carbonate. Ilion is in the process of increasing the capacity of the facility and by the end of 2001, Ilion plans on having the capacity to produce 2,000 tonnes of high grade lithium carbonate per annum.

The lithium products produced by the Chinese joint venture may be not be competitive

      Ilion's joint venture in China, Qinghai Lithium Ltd, may not be successful in producing lithium products at a competitive price. The joint venture is in its developmental stage and there can be no assurance that it will be successful. The failure of the Chinese joint venture to produce lithium products at a competitive price may have an adverse effect on Ilion's business, financial condition and results of operations.

Ilion operates in a competitive market with a small number of competitors in the lithium carbonate market.

      There are only a small number of competitors in each of the technical, high and premium grade carbonate markets. Technical grade lithium carbonate is marketed on the basis of price. High grade and premium grade lithium carbonate are marketed on the basis of price as well as product characteristics such as moisture content, raw material purity and particle size. Currently Ilion's high grade and premium grade lithium carbonate are more expensive than some of its competitors. However, Ilion's ability to tailor the product for each customer gives Ilion an advantage over its competitors, who may face significant difficulties in producing the same quality of material at the same price. There can be no assurance that its competitors will not develop the ability to tailor their products to each customer at a cheaper price than Ilion can.

Ilion needs to further develop its manganese cathode materials before they can be sold in Japan and North America

      The major markets for cathode materials are Japan and North America. Ilion's manganese cathode materials require further development before they will be suitable for the Japanese and North American market. Ilion has entered into a collaborative business agreement with a large Japanese cathode manufacturer who has agreed to help Ilion further develop its cathode materials so that they will be suitable for the Japanese and North American markets. However, there can be no assurance that Ilion will successfully develop its manganese cathode materials so that they are suitable for these markets and the failure to do so will adversely effect Ilion's goal of being a vertically integrated supplier of materials and enabling technologies to the lithium battery industry.

Other companies may develop new and better cathode materials

      A number of companies, including Sony, many of who have substantially greater financial, technical, manufacturing, distribution, marketing, sales and other resources than Ilion, are developing other alternative cathode materials to that of Ilion. If another company develops a new cathode material that is less expensive and has better performance than Ilion's cathode material, Ilion may not be able to successfully commercialize its cathode material and the failure to do so will adversely effect Ilion's goal of being a vertically integrated supplier of materials and enabling technologies to the lithium battery industry.

A significant decrease in the cost of cobalt could adversely effect sales of Ilion's manganese cathode materials

      The two main advantages of Ilion's manganese cathode materials over lithium cobalt oxide cathode materials, which is the current market leader, are that Ilion's manganese cathode materials possess greater energy density and will be potentially less expensive than lithium cobalt oxide cathode materials. The price of cobalt oxide was in the region of US$30,000 per tonne and the cost of manganese oxide was in the region of US$3,000 per tonne in 1999. The price of cobalt is volatile and a significant decrease in its price would increase the competitiveness of lithium cobalt oxide cathode materials and could have a material adverse effect on Ilion's business, financial condition and results of operations.

The development of the large-scale commercial production of hybrid electric vehicles and electric vehicles and other large-scale applications, such as energy storage, powered by lithium batteries is instrumental to the growth of Ilion's business

      Ilion's business, results of operations and financial condition would be materially affected if the markets for both large-scale applications, such as energy storage, and lithium battery powered hybrid electric or electric vehicles do not develop or develops at a slower rate than Ilion expects or if Ilion is unsuccessful in selling its lithium polymer cells in these markets if they do develop.

      - Ilion may be unable to significantly reduce the price of lithium polymer cells, which Ilion believes needs to occur in order to facilitate the large-scale commercial production of hybrid electric and electric vehicles and the use of lithium batteries in large-scale applications, such as energy storage. If the cost of lithium cells is not reduced significantly, the use of lithium cells as a power source for these markets may remain uneconomic and this could have a have a material adverse effect on the long term growth of Ilion's business, and on its financial condition and results of operations.

      - The performance of the materials and batteries for these lithium cells may not be competitive with existing materials and batteries.

      - A significant amount of Ilion's anticipated growth will depend upon the success of cars sold by car manufacturers that use Ilion's lithium polymer battery cells. Therefore, a significant amount of Ilion's growth is substantially dependent upon the acceptance of these car manufacturers' cars in the marketplace. Ilion is subject to many risks beyond its control that influence the success or failure of a hybrid electric or electric car manufactured by a car manufacturer, including among others, competition faced by the car manufacturer; market acceptance of hybrid electric and electric cars, the engineering, sales and marketing and management capabilities of the car manufacturer; technical challenges unrelated to Ilion's technology or products faced by the car manufacturer in developing its cars and the financial and other resources of the car manufacturer.

Ilion is dependent on licensed patents and technology transfer agreements

      Ilion's research and development of cathode materials, lithium carbonate, polymer cells and anode materials utilizes internally-developed technology, acquired technology and certain patents and related technology licensed by Ilion pursuant to exclusive and non-exclusive licenses. Ilion is aware of one company that has the patent rights to develop similar cathode materials, although Ilion believes that that company is not actively developing materials using this patent. Termination of the licenses to use patented materials and processes could result in significant delays in the research and development of Ilion's cathode materials and the commercialization of such product, which could have a material adverse effect on Ilion's business, financial condition and results of operations.

Ilion may not be able to successfully manage its business if its business grows rapidly

      Rapid growth of Ilion's business may significantly strain its management, operations and technical resources. If Ilion is successful in obtaining rapid market penetration of its advanced rechargeable batteries, Ilion will be required to deliver large volumes of quality products to its customers on a timely basis at a reasonable cost to those customers. If Ilion fails to manage its growth effectively it could have an adverse effect on its business, financial condition and results of operations.

Ilion does not have an employment contract with any of its current executive officers and their services are supplied to Ilion pursuant to a management agreement

      None of Ilion's current executive officers are employed directly by Ilion. Ilion is a party to a management agreement with Phoenix Management Limited, a company owned by Robin Johannink, Ilion's Chief Executive Officer and a director of Ilion. Mr. Johannink and Mr. Locke, Ilion's Chief Financial Officer, have employment contracts with Phoenix Management and their services are provided to Ilion pursuant to the management agreement. Neither Mr. Johannink nor Mr. Locke work full-time for Ilion and their time is divided among two other companies for which Phoenix Management also provides management services. The management agreement does not specify that Phoenix Management must provide the services of Mr. Johannink and Mr. Locke. See "Ilion's Certain Transactions - Management Agreement".

Components of Ilion's products contain certain elements that are known to pose safety risks

      Components of Ilion's products contain certain elements that are known to pose safety risks. Although Ilion currently has in force insurance policies that cover loss of its plant and machinery, leasehold improvements, inventory and business interruption, and personal injury and workers compensation insurance, any accident at its manufacturing facility may result in significant production delays or claims for damages resulting from injuries, any of which could have a material adverse effect on Ilion's business, financial condition and results of operations.

Changes in environmental rules and regulations could result in increased compliance costs

      New Zealand national and local laws and regulations impose various environmental controls on the manufacture, storage, use and disposal of lithium carbonate and/or of certain chemicals used in the manufacture of our manganese cathode materials at Ilion's New Zealand manufacturing facility. Although Ilion believes that its operations are in substantial compliance with current environmental regulations and that there are no environmental conditions that will require material expenditures for clean-up at our present facilities, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on our company or otherwise subject our company to future liabilities.

RISKS RELATED TO LTC AND ITS OPERATIONS

LTC has not commercially produced lithium polymer cells

      To be successful with respect to LTC's lithium polymer cells, LTC must manufacture its cells in large commercial quantities with appropriate performance characteristics at competitive costs, and with low failure rates. Although LTC believes that it has the technology and ability to commercially produce lithium polymer cells, the introduction of new products is subject to the inherent risks of unforeseen delays and the time necessary to achieve market success for any individual product is uncertain. At present, LTC operates a pilot production line (including a manual cell assembly process and semi-automated laminating and packaging machines) that produces limited quantities of advanced rechargeable batteries for customer sampling and initial product runs. LTC must successfully integrate its automated assembly and packaging production line and be able to ramp up production of its advanced rechargeable batteries. Failure of these machines to become fully operational may result in LTC not being able to obtain additional orders from OEMs and may adversely impact its ability to attract additional customers which will have a material adverse effect on its business, financial condition and results of operations. LTC currently has no high volume manufacturing capability or experience in large scale manufacturing of its advanced rechargeable batteries and has limited experience in automated assembly and packaging technology.

      If volume production of LTC's lithium polymer cells is delayed for any reason, LTC's competitors may introduce emerging technologies or refine existing technologies which could have a material adverse effect on the business, financial condition and results of operations of LTC.

The battery market is very competitive and LTC competes against larger companies with greater resources

      The primary and rechargeable battery industry is characterized by intense competition with a large number of companies offering or seeking to develop technology and products similar to LTC's. LTC is subject to competition from manufacturers of traditional rechargeable batteries, such as nickel-cadmium batteries, from manufacturers or rechargeable batteries of more recent technologies, such as nickel-metal hydride, lithium-ion liquid electrolyte and lithium-metal solid-polymer batteries, as well as from companies engaged in the development of batteries incorporating new technologies.

      Manufacturers of nickel-cadmium and nickel-metal hydride batteries include Moltech (formerly Eveready), Sanyo Electric Co. Ltd., Sony Corp., Toshiba Corp., Matsushita Electric Industrial Co., Ltd. and Duracell International, Inc. Manufacturers of lithium-ion liquid electrolyte batteries include Saft-Soc des ACC, Sony Corp., Toshiba Corp., Matsushita Electric Industrial Co., Ltd. and Sanyo Electric Co. Ltd. Ultralife Batteries, Inc., Valence Technology, Inc., Battery Engineering, Inc. and Yuasa-Exide, Inc. have all developed prototype solid-polymer cells/batteries and are constructing commercial-scale manufacturing facilities.

      There can be no assurance that LTC will be successful in competing with these manufacturers, many of which have substantially greater financial, technical, manufacturing, distribution, marketing, sales and other resources. A number of companies with substantially greater resources than ours are pursuing the development of a wide variety of battery technologies, including both liquid electrolyte lithium and solid electrolyte lithium batteries, which are expected to compete with LTC's technology. Other companies undertaking research and development activities of solid-polymer batteries have already developed prototypes and are constructing commercial scale production facilities. If another company successfully markets its batteries prior to the introduction of our battery products, there will be a material adverse effect on the business, financial condition and results of operations of LTC.

LTC's battery technology may become obsolete

      The market for LTC's products is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Although LTC believes that its batteries are comprised of state-of-the-art technology, there can be no assurance that competitors will not develop technologies or products that would render LTC's technology and products obsolete or less marketable.

RISKS RELATED TO THE INDUSTRY IN WHICH WE OPERATE

The battery industry is characterized by rapid changes in technology and end-user requirements

      The battery industry is characterized by rapidly changing technology, evolving industry standards, changes in end-user requirements and new products introductions and enhancements. Our success will depend to a degree upon our ability to introduce in a timely manner our contemplated product range whose performance will match or better our competitors' products. There can be no assurance that we will be able to do so.

Our business strategy depends on the continued growth of the lithium battery industry

      We would be adversely affected if sales of rechargeable lithium batteries do not continue to grow. The growth in sales of rechargeable lithium batteries may be inhibited for any number of reasons including:

      - competition from other battery chemicals including nickel-metal hydride and nickel-cadmium;

      - the size of the Portable Applications market decreasing or remaining stagnant;

      - the failure of large-scale commercial production of lithium battery powered hybrid electric or electric vehicles to materialize; and

      - The failure of the market for the use of lithium batteries in large-scale applications, such as energy storage, to materialize.

Our long-term growth and success depends on the large-scale commercial production of lithium battery powered hybrid electric and electric vehicles and other large-scale applications, such as energy storage

      If the markets for both large-scale energy storage and cars powered by lithium batteries do not develop or develop at a slower rate than we anticipate, then our growth and long-term success will be adversely affected. A number of factors could prevent the development of these markets for lithium batteries including:

      - The failure of hybrid electric cars or electric cars to be accepted by consumers as a viable alternative to cars powered by gas or diesel;

      - The price of lithium batteries may not fall enough for them to be economical as a power source for hybrid electric or electric vehicles - we estimate that the price of lithium batteries needs to fall by as much as 75% from their current price; and

      - The performance of lithium based batteries to be sufficient for large applications.

      - The development of cheaper alternative energy sources for cars such as fuel cells, which employ a chemical reaction to "burn" hydrogen and directly generate electricity, could corner the market in alternatively powered cars - Honda has announced plans to introduce a fuel cell vehicle to the market by 2003 and General Motors and DaimlerChrysler have each announced plans to launch a fuel cell vehicle by 2004.

We may be unable to protect the intellectual property rights needed to operate our business

      Both LTC and Ilion believe that its success is less dependent on the legal protection that its patents and other proprietary rights may or will afford than on the knowledge, ability, experience and technological expertise of its employees. LTC and Ilion claim proprietary rights in various unpatented technologies, know how, trade secrets and trademarks relating to its products and manufacturing processes. There can be no assurances as to the degree of protection these various claims may or will afford, or that its competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. It is LTC's and Ilion's policy to protect its proprietary rights in its products and operations through contractual obligations, including nondisclosure agreements with certain employees, customers, consultants and strategic partners. There can be no assurance as to the degree of protection these contractual measures may or will afford. Ilion, however, has had patents issued and patent applications pending in the U.S., Taiwan, New Zealand, Japan, Australia and elsewhere and LTC has had patents issued and patent applications pending in the U.S., China, Canada, Italy, Korea, Japan and Germany. There can be no assurance:

      - that patents will be issued from any pending applications, or that the claims allowed under any patents will be sufficiently broad to protect the technology;

      - that any patents issued to either company will not be challenged, invalidated or circumvented; or

      - as to the degree or adequacy of protection any patents or patent applications may or will afford.

      If we are found to be infringing third party patents, there can be no assurance that we will be able to obtain licenses with respect to such patents on acceptable terms, if at all. If we fail to obtain necessary licenses it could result in delays in product shipment or the introduction of new products, and costly attempts to design around such patents could foreclose the development, manufacture or sale of our products.

                              UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION



      The unaudited pro forma financial information is based on the historic consolidated financial statements of LTC and PLL. The unaudited pro forma financial information should be read in conjunction with the financial statements and related notes of LTC and PLL which are included elsewhere in this prospectus.

      The unaudited pro forma statement of income for the year ended December 31, 1999 has been prepared to illustrate the effects of the merger and the Ilion IPO as if each had occurred on January 1, 1999. The unaudited pro forma balance sheet as of December 31, 1999 gives effect to the merger and the Ilion IPO as if each had occurred on that date.

      The acquisition of LTC by Ilion included in the pro forma information (the merger) is accounted for using the purchase method of accounting. The aggregate purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values.

      The unaudited pro forma information is presented for illustrative purposes only and does not indicate the operating results or financial position that would have occurred if the merger or the Ilion IPO had been completed on the dates indicated, nor is it indicative of our future operating results or financial position if we complete these transactions. We cannot predict whether the completion of the merger and the Ilion IPO will conform to the assumptions used in the preparation of the unaudited pro forma financial information.

      The Ilion IPO has been reflected in the pro forma information at a price of $12.00 per share. There can be no assurances that the Ilion IPO will occur or that it will be at a price of $12.00 per share. Ilion currently expects the IPO share price to be in a range from $8 to $16 per share, $12 per share is the mid-point of that range. The price of the Ilion IPO, if it does occur, may be significantly different than $12.00 per share and therefore, would be significantly different from the pro forma results presented herein.

                          ILION TECHNOLOGY CORPORATION
                     Unaudited Pro Forma Statement of Income
                      For the Year Ended December 31, 1999


                                                                                                Adjustments           Total
                                                             Lithium           Pacific           For Merger         Pro Forma
                                                           Technology      Lithium Limited      and Initial     Ilion Technology
                                                           Corporation       ($US) (a)        Public Offering      Corporation
                                                           -----------       ---------        ---------------      -----------
   NET REVENUES                                          $     69,000      $    569,642                          $    638,642

   COST OF SALES                                                                887,092                               887,092
                                                         ------------      ------------        -----------       ------------

      Gross Profit                                             69,000          (317,450)                             (248,450)

   OPERATING EXPENSES
      Engineering, research and development                 1,385,000           614,278        $   550,000 (b)      2,549,278
      General and administrative                            1,501,000         1,154,814                             2,655,814
      Stock based compensation expense                      1,769,000                                               1,769,000 (c)(d)
      Sales and Marketing                                                       137,077                               137,077
      Royalties                                                     0            99,782                                99,782
      Depreciation and amortization                                             241,152            412,192 (e)        653,344
                                                         ------------      ------------        -----------        ------------

                                                            4,655,000         2,247,103            962,192          7,864,295

   OTHER EXPENSES (INCOME)
      Interest expense                                          7,000               677                                 7,677
      Interest income                                                           (84,866)                              (84,866)
      Other expenses                                                              2,177                                 2,177
                                                         -------------     ------------       ------------       -------------

   NET LOSS                                              $ (4,593,000)     $ (2,482,541)      $   (962,192)      $ (8,037,733)
                                                         =============     ============       ============       =============

   Basic net loss per share                              $      (0.10)                                           $      (0.25)
                                                        =============                                            ============

   Weighted average common shares outstanding - basic      44,354,000        20,180,240        (32,521,736)(f)     32,012,504

                          ILION TECHNOLOGY CORPORATION
                        Unaudited Pro Forma Balance Sheet
                             As of December 31, 1999

                                                                                          Adjustments              Total
                                                         Lithium            Pacific        For Merger             Pro Forma
                                                       Technology       Lithium Limited    and Initial         Ilion Technology
                                                       Corporation         ($US) (g)      Public Offering         Corporation
                                                       ------------       ------------     -------------          -------------
ASSETS
CURRENT ASSET:
   Cash and cash equivalents                           $     38,000       $  2,048,869         1,297,593 (h)      $  90,937,462
                                                                                                (200,000)(l)
                                                                                              87,753,000 (i)
   Accounts receivable, net                                  21,000            264,983                                  285,983
   Notes receivable                                                            823,751          (823,751)(j)

   Inventory                                                                    71,751                                   71,751
   Other current assets                                      18,000                                                      18,000
                                                       ------------       ------------       -----------          -------------
     TOTAL CURRENT ASSETS                                    77,000          3,209,354        88,026,842             91,313,196
                                                       ------------       ------------       -----------          -------------
   Property and equipment, net                              430,000          1,857,207                                2,287,207

   Security and equipment deposits                           21,000                                                      21,000

   Licenses and Patents                                                      1,273,867         6,600,000 (k)          7,873,867

   Goodwill                                                                                    2,885,343 (k)          2,885,343

   Other assets                                                                 41,872                                   41,872

   Investments                                                                 384,394                                  384,394
                                                       ------------       ------------     -------------          -------------
      TOTAL ASSETS                                     $    528,000       $  6,766,694     $  97,512,185          $ 104,806,879
                                                       ============       ============     =============          =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:

   Accounts payable                                    $    164,000       $    229,140                            $     393,140
   Accrued salaries                                         366,000                             (365,000) (l)             1,000
   Accrued license costs                                                        95,061                                   95,061
   Other accrued expenses                                   100,000                                                     100,000
   Capital lease, current portion                                                2,865                                    2,865
                                                       ------------       ------------     -------------          -------------
     TOTAL CURRENT LIABILITIES                              630,000            327,066          (365,000)               592,066
                                                       ------------       ------------     -------------          -------------
LONG-TERM LIABILITIES

   Capital Leases                                                                  737                                      737
   Convertible Promissory Notes                             818,000                             (818,000) (j)
                                                      -------------       ------------     -------------          -------------
     TOTAL LIABILITIES                                    1,448,000            327,803        (1,183,000)               592,803
                                                       ------------       ------------     -------------          -------------
   Common stock - Class A                                   483,000              3,140            48,557 (h)            331,360
                                                                                                   8,000 (i)
                                                                                                 153,029 (m)
                                                                                                (370,545)(n)
                                                                                                   6,179 (l)

   Common stock - Class B                                                   13,675,496       (13,586,660) (m)            88,836
   Capital from stock options                                                  281,307                                  281,307
   Unearned Stock Compensation                                                 (92,416)                                 (92,416)

   Additional paid-in capital                            46,357,000                          (47,389,455)(n)        111,033,625
                                                                                               1,249,036 (h)
                                                                                               9,485,343 (k)
                                                                                                  (5,751)(j)
                                                                                              87,745,000 (i)
                                                                                              13,433,631 (m)
                                                                                                 158,821 (l)

   Retained earnings                                                        (7,428,636)                              (7,428,636)

   Accumulated deficit                                   (6,865,000)                --         6,865,000 (n)
   Deficit accumulated during
       development stage                                (40,895,000)                --        40,895,000 (n)
                                                       ------------       ------------     -------------            -----------
TOTAL EQUITY                                               (920,000)         6,438,891        98,695,185            104,214,076
                                                       ------------       ------------     -------------            -----------
TOTAL LIABILITIES & EQUITY
 (DEFICIENCY)                                          $    528,000       $  6,766,694     $  97,512,185          $ 104,806,879
                                                       ============       ============     =============          =============

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION


{a} The column reflects the income statement of Pacific Lithium Limited for the twelve month period ended December 31, 1999 in US$. These amounts were calculated by adjusting the NZ$ amounts by the average exchange rate for the twelve month period ended December 31, 1999 which was 0.52884.

{b} The adjustment reflects the increase in amortization arising from an increase in patents acquired in the merger. The patents are amortized using the straight-line method over a period of 12 years which represents their estimated useful life.

{c} Ilion will record stock based compensation expense as a result of granting 300,000 options to LTC employees at a price of $2.25 per share immediately prior to the Ilion IPO. The expense amount would be $2,925,000, calculated as the difference between the $12.00 IPO price and the $2.25 exercise price multiplied by 300,000 shares. This transaction is not reflected in the pro forma financial information.

{d} The stock based compensation expense of $4,694,000 is related primarily to general and administrative expenses.

{e} The adjustment reflects the amortization of goodwill acquired in the merger using the straight-line method over an estimated useful life of 7 years.

{f} The adjustment reflects 1) an increase of 3,832,264 shares of common stock issued to LTC shareholders as a result of the merger, 2) a decrease of 44,354,000 shares of LTC common stock acquired by Ilion in the merger and 3) an increase of 8,000,000 shares issued as a result of the Ilion IPO.

{g} The column reflects the balance sheet of Pacific Lithium Limited at December 31, 1999 in US$. These amounts were calculated by adjusting the NZ$ amounts by the exchange rate in effect at December 31, 1999 which was 0.5234.

{h} The adjustment reflects the exercise of 4,855,698 LTC options that have exercise prices less than the quoted market price of the LTC common stock at December 31, 1999. Exercise prices range from $0.25 to $0.28 and result in $1,297,593 in cash proceeds to LTC.

{i} The adjustment reflects the proceeds from the Ilion IPO. Ilion expects to issue 8,000,000 million shares of common stock at an exercise price of $12.00 per share. Proceeds are expected to be $87,753,000, net of a 7% underwriters discount of $6,720,000 and other fees and expenses of $1,527,000.

{j} The adjustment reflects the elimination of the Convertible Promissory Notes payable to Ilion on LTC's balance sheet and the corresponding Note Receivable from LTC on Ilion's balance sheet.

{k} The adjustment reflects the estimated allocation of the purchase price to the LTC assets acquired by Ilion in the merger. The allocation has been based upon a preliminary appraisal performed by an independent third party. Management does not expect the final allocation to be materially different from the preliminary allocation. With the exceptions of licenses and patents, the book value of LTC's assets approximate their fair values. Therefore, the total expected purchase price of $8,624,343 has been allocated as follows: 1) $(861,000) to assets and liabilities assumed where book value approximates fair value and including an additional liability of $407,000 for anticipated bridge financings prior to the Ilion IPO, 2) $6,600,000 to licenses and patents determined per an independent appraisal and 3) the remaining $2,885,343 goodwill. The net effect of adjustment increases the value of licenses and patents to their fair values and also records goodwill resulting from the merger transaction.

{l} The adjustment reflects LTC's use of proceeds from exercised options (see {h} above). Of the total proceeds, $365,000 is to be used to pay accrued salaries owed to a former officer of LTC. The officer plans to immediately exercise 617,857 options with an aggregate exercise price of $165,000, resulting in a net cash decrease to LTC of $200,000. All remaining proceeds from exercised options are to be used to fund LTC's continuing operations.

{m} The adjustment reflects the conversion of Ilion class B shares to Ilion Class A shares prior to the Ilion IPO.

{n} The adjustment reflects the issuance of 3,832,264 shares of Ilion stock for all the outstanding stock of LTC. According to the amended merger agreement, the base number of Ilion shares to be issued to the LTC stockholders is 3,500,000. Under the amended merger agreement, proceeds received by LTC from exercised options and warrants are to be used as follows; 1) $350,000 to fund LTC continuing operations, 2) $365,000 to pay accrued salaries owed to a former officer (see {l} above where a net cash decrease of $200,000 occurs) and 3) to fund LTC's continuing operations. For each $2.25 LTC receives in proceeds beyond
1) and 2) above, LTC stockholders will receive an additional share of Ilion stock. This presentation assumes cash proceeds of $1,297,573 from exercised options (see {h} above) less $550,000 used in 1) and 2) above, leaving a remaining $747,593 of cash proceeds under use 3) above. This results in 332,264 additional Ilion shares being given to LTC shareholders. No warrants have been assumed to be exercised for purposes of preparing this presentation.

                        COMPARATIVE PER SHARE INFORMATION


The following table sets forth historical per share data of Ilion and LTC and unaudited pro forma combined per share data and equivalent pro forma per share data after giving effect to the merger based on the purchase method of accounting and the Ilion IPO. This data should be read in conjunction with the audited consolidated financial statements of Ilion and LTC and the notes thereto included elsewhere in this document from which the historical data below was derived. The unaudited pro forma combined per share data should be read in conjunction with the unaudited pro forma combined condensed financial information included elsewhere in this document and is not necessarily indicative of the net income per share or book value per share that would have been achieved had the merger been completed as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods. Since inception, neither LTC nor Ilion has declared or paid a cash dividend. Accordingly, no cash dividends per share data is presented below.


                                                                12 Months Ended
                                                               December 31, 1999
                                                               -----------------
LTC Historical
     Net loss per share...............................          $    0.10
     Book value per share..............................         $    0.00

Ilion Historical
     Net loss per share................................         $    0.09
     Book value per share..............................         $    0.32

LTC and Ilion Pro Forma Combined
     Net loss per share................................         $    0.25
     Book value per share..............................         $    3.26

Equivalent LTC Pro forma data
     Net loss per share................................         $    0.02
     Book value per share..............................         $    0.23

                 SECURITY OWNERSHIP OF LTC SHARES BY MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as of May 1, 2000 with respect to the equity securities of LTC known by LTC to be beneficially owned by each beneficial owner of more than five percent of LTC's common stock, by each current director and Named Executive Officer (as defined in applicable SEC regulations), and by all directors and executive officers as a group.

                                                           Number of Shares
    Name and Address of Beneficial Owner(1)              Beneficially Owned(2)         Percent of Class(2)
    ---------------------------------------              ---------------------         -------------------
David J. Cade                                                 836,982 (3)                     1.65%
George R. Ferment                                             931,567 (3)                     1.83%
Stephen F. Hope                                             1,289,607 (4)                     2.52%
Ralph D. Ketchum                                              692,438 (5)                     1.36%
John D. McKey, Jr.                                            127,535 (6)                     *
Barry Huret                                                    13,334 (3)                     *
Arif Maskatia                                                  13,334 (3)                     *
John J. McFeeley                                               13,334 (3)                     *
Thomas R. Thomsen                                             823,334 (7)                     1.62%
All Directors and Officers as a group (8 persons)           3,918,131 (8)                     7.54%


*      Less than 1%.

(1) The address of each beneficial owner is c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA 19462.

(2) Includes shares of common stock underlying outstanding warrants, options and convertible securities which are exercisable by the beneficial owner with respect to whom the calculation is made, that may be acquired within 60 days after March 1, 2000 upon the exercise or conversion of warrants, options or convertible securities.

(3)   Consists of options to acquire shares of common stock.

(4) Includes options to acquire 35,000 shares of common stock. Includes 90,328 shares of common stock held by Hazel Hope, the Executrix of the Estate of Henry Hope.

(5) Includes options to acquire 58,334 shares of common stock and 7,999 shares held by Mr. Ketchum's spouse.

(6)   Includes options to acquire 58,334 shares of common stock.

(7) Includes options to acquire 723,334 shares of common stock. Mr. Thomsen resigned as Chairman and Chief Executive Officer of LTC as of November 1, 1999.

(8)   Includes options to acquire 1,960,219 shares of common stock.

                                   CHAPTER TWO

                                   THE MERGER

      You are being asked to approve the merger. Approval of the merger requires the affirmative vote of holder of a majority of LTC's outstanding common stock as of _____________, 2000. The following information describes the reasons the merger is being recommended and the terms of the merger. The LTC Board of Directors has approved the merger and recommends that you vote FOR the merger.


                                  THE COMPANIES


LITHIUM TECHNOLOGY CORPORATION

      Lithium Technology Corporation is in the late stages of developing and seeking to commercialize a new generation of high performance, solid state rechargeable lithium ion polymer batteries for portable electronics devices and other applications such as the rapidly emerging hybrid electric vehicle market. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4"). LTC's patented and proprietary technology uses high performance fibers in composite battery structures and low cost continuous flow fiber web coating and handling processes for manufacturing. These new batteries represent a significant benefit to the end-user in terms of longer run times and thinner, flatter, lighter-weight form factors.

      LTC is a corporation organized under the laws of the State of Delaware on December 28, 1995. LTC's predecessor -- Lithium Technology Corporation (a Nevada corporation previously named Hope Technologies, Inc.) -- merged with and into LTC in a reincorporation merger that became effective on February 8, 1996. In connection with the reincorporation on February 8, 1996, LTC also implemented a recapitalization of its outstanding common stock and convertible preferred stock, a reverse stock split, the ratification of an amendment to LTC's 1994 Stock Incentive Plan, and ratification of a Directors Stock Option Plan. Until 1994, LTC was named Hope Technologies, Inc., consisting of two subsidiaries:
Hope Industries, Inc. (Industries) and Lithion Corporation. Hope Industries was the operating arm of LTC and it manufactured professional and industrial photoprocessing and X-ray equipment. Lithion was engaged in rechargeable battery research and development. By the end of 1993, Hope Industries was divested and since such time LTC has focused on commercialization of battery technology and developing strategic alliance partners of global prominence. LTC currently has one subsidiary, Lithion Corporation, which is wholly-owned by LTC.

      For additional information about LTC and its business, see "LTC's Business" in Chapter Seven and "Where You Can Find More Information" in Chapter Nine.

ILION TECHNOLOGY CORPORATION

      Ilion Technology Corporation (currently known as Pacific Lithium Limited) was formed as a New Zealand company in 1994 and expects to complete its domestication to Delaware on or about May 21, 2000, at which time it will merge with Ilion Technology Corporation, its wholly owned non-operating Delaware subsidiary, and change its name to Ilion Technology Corporation.

      Ilion is planning an initial public offering of its shares in the United States, to take place by September 30, 2000, depending on market and other conditions.

      Ilion started out as a company looking to commercially extract lithium from sea water. Although Ilion developed the capability to do so, the extraction of lithium from sea water turned out to be uneconomic under prevailing market conditions and in 1997, Ilion turned its attention to being a developer and supplier of advanced materials and enabling technologies in the rapidly growing lithium battery industry. Ilion has exclusive and non-exclusive worldwide licenses for advanced materials from the Massachusetts Institute of Technology ("MIT") and the National Research Council of Canada. Ilion has also developed its own portfolio of patent applications and employs highly qualified scientists at its advanced research and manufacturing facility in New Zealand. In addition, Ilion has secured access to the one of the world's largest known unexploited lithium reserves, located in China, through a joint venture with a provincial government institute in China.

      For additional information about Ilion and its business see "Ilion's Business" in Chapter Eight.


                                   THE MERGER

TERMS OF THE MERGER

      The merger agreement provides that LTC will merge with and into Ilion and Ilion will issue to the LTC stockholders a total of 3.5 million shares of Ilion common stock in exchange for all of the outstanding LTC shares, subject to possible increase of up to 638,267 additional shares of Ilion common stock under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. Assuming that all of the currently outstanding LTC options and warrants are exercised prior to the merger and a total of 4,138,267 shares of Ilion common stock will be issued in the merger, 14.10 shares of LTC common stock will be converted into one share of Ilion in the merger. The merger will be completed as soon as possible after the LTC stockholders approve the merger and all of the conditions to the merger are satisfied including the completion by Ilion of its initial public offering in the United States. Ilion expects to consummate the Ilion initial public offering by September 30, 2000, depending upon market and other factors.

CONSIDERATION TO BE RECEIVED IN THE MERGER; ILION CAPITAL STRUCTURE AFTER THE MERGER

      Ilion will issue between 3,500,000 and 4,138,267 shares of its common stock to the LTC stockholders in the merger. Upon completion of the merger based on the following assumed capital structure of Ilion after the Ilion IPO and the merger, the merger securities will represent approximately 9.80% - 11.39% of Ilion's outstanding common stock and the merger exchange ratio will be between
14.28 and 14.10 shares of LTC common stock for one share of LTC:

              LTC STOCKHOLDERS ARE ISSUED 3,500,000 ILION SHARES IN
               THE MERGER (9.80% OF THE OUTSTANDING STOCK OF ILION)

--------------------------------------------------------------------------------------------
NUMBER OF ILION SHARES   STOCKHOLDERS
--------------------------------------------------------------------------------------------
           24,193,079    Shares owned by current Ilion stockholders (as of May 1, 2000)
--------------------------------------------------------------------------------------------
            8,000,000    Shares to be issued in the Ilion IPO
--------------------------------------------------------------------------------------------
            3,500,000    Base number of shares to be issued to LTC shareholders in the merger
--------------------------------------------------------------------------------------------

           35,693,079    Total number of outstanding Ilion shares

--------------------------------------------------------------------------------------------

                 EXCHANGE RATIO BASED ON 3,500,000 MERGER SHARES

      Assuming 3,500,000 Ilion shares are issued in exchange for the 49,990,835 currently outstanding shares of LTC common stock, 14.28 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

              LTC STOCKHOLDERS ARE ISSUED 4,138,267 ILION SHARES IN THE MERGER (11.39% OF THE OUTSTANDING STOCK OF ILION)

--------------------------------------------------------------------------------------------
NUMBER OF ILION SHARES   STOCKHOLDERS
--------------------------------------------------------------------------------------------
           24,193,079    Shares owned by current Ilion stockholders (as of May 1, 2000)
--------------------------------------------------------------------------------------------
            8,000,000    Shares to be issued in the Ilion IPO
--------------------------------------------------------------------------------------------
            3,500,000    Base number of shares to be issued to LTC shareholders in the merger
--------------------------------------------------------------------------------------------
             638,267     Additional Ilion shares to be issued to LTC
                         shareholders assuming all LTC options and warrants
                         are exercised prior to the merger
--------------------------------------------------------------------------------------------
           36,331,346    Total number of outstanding Ilion shares
--------------------------------------------------------------------------------------------

                 EXCHANGE RATIO BASED ON 4,138,267 MERGER SHARES

      Assuming 4,138,267 Ilion shares are issued in exchange for the 58,344,353 shares of LTC (comprised of the 49,990,835 shares of LTC common stock outstanding as of May 1, 2000, 3,763,469 shares of LTC to be issued upon the exercise of LTC options and 4,590,049 shares of LTC to be issued upon the exercise of LTC warrants), 14.10 shares LTC common stock would be exchanged for one share of Ilion common stock in the merger.

      Since the final number of shares to be issued in the Ilion IPO may be more or less than 8 million shares, and Ilion may issue additional shares in connection with private placement financing prior to the Ilion IPO, the percentage of Ilion stock that the shares to be issued to the LTC stockholders represents may decrease or increase from the 9.80%-11.39% range described above.

      Because the exchange ratio is fixed in the merger agreement within the range described above, the market value of the shares of Ilion common stock that holders of LTC common stock will have the right to acquire on the date the merger becomes effective may vary significantly from the market value of the shares of Ilion common stock that holders of LTC common stock would receive if the merger was completed on the date of this proxy statement/prospectus. Similarly, the aggregate market value of the shares of LTC common stock that Ilion will acquire on the date the merger becomes effective may vary significantly from the aggregate market value of the shares of LTC common stock on the date of this proxy statement/prospectus.

BACKGROUND OF THE MERGER

      Since its inception, LTC has required and continues to require substantial capital to fund development and production objectives and ongoing operations. During the first quarter of 1999, LTC was seeking to raise $4,000,000 through the private placement of redeemable convertible preferred stock. LTC received no commitments for the preferred stock. LTC had cash of $153,000 at June 30, 1999, which in the absence of new capital was only sufficient to meet LTC's operating needs through July 1999. At that time LTC developed and implemented strategies to minimize expenses and conserve cash. Thereafter, LTC completed a $450,000 private placement of 4,500,000 restricted shares of common stock in July and August 1999 at $.10 per share, which funds were expected to provide working capital only until approximately mid-October 1999. After numerous discussion with prospective investors, it was determined that a $.10 per share price was the necessary price to raise any funds in the private placement.

      In addition to seeking to raise equity for its operations and growth, during 1999, LTC explored numerous strategic alternatives as a method to meet its business and financial needs. In August, 1999, LTC was contacted by Ilion to discuss the possibility of a merger of the businesses of Ilion and LTC. On August 27, 1999, LTC and PLL signed a Letter of Intent to explore strategic alliance scenarios. During the period August 27, 1999 to September 24, 1999, LTC management and Ilion management considered the terms of the business combination and conducted operational and financial due diligence on each other. The general terms of the proposed business combination were set forth in a draft Memorandum of Agreement between LTC and Ilion.

      The LTC Board met on September 24, 1999 to discuss strategic alternatives available to LTC. These strategic initiatives included discussions with, and specific proposals to, third parties regarding joint venture arrangements, equity investments in LTC and the potential sale of LTC. No party other than Ilion presented an arrangement to meet the financial and operation needs of LTC.

      At the September 24, 1999 meeting, the LTC Board of Directors considered the terms of the proposed business combination with Ilion as set forth in the draft memorandum of agreement. LTC management discussed with the Board the potential strategic partners that had received proposals from LTC and the status of such proposals. LTC management also discussed LTC's due diligence of Ilion done to date which would be continued at Ilion's headquarters in Auckland, New Zealand by Mr. Cade and Dr. Ferment. The Board authorized LTC management to negotiate the final terms of the memorandum of agreement on the most favorable terms available for LTC and its stockholders which would ultimately result in a definitive acquisition agreement that would come before the LTC Board and the LTC stockholders for consideration and approval.

      Mr. David Cade and Dr. George Ferment met with Ilion management at Ilion's offices in Auckland, New Zealand during the period between September 27, 1999 to September 29, 1999 to continue LTC's due diligence review of Ilion and negotiate the final terms of the memorandum of agreement. On September 29, 1999, LTC entered into the Memorandum of Agreement with Ilion.

      The memorandum of agreement provided for LTC and Ilion to merge their respective lithium battery technologies and operations and ultimately form a new Delaware corporation. The memorandum of agreement also provided that beginning in October 1999, Ilion would provide working capital to LTC. The memorandum of agreement further provided that if the merger was not consummated for any reason any advances from Ilion to LTC would be converted into LTC common stock at $.10 per share, the price of the July and August 1999 private placement of restricted shares of LTC common stock. The closing bid of LTC's common stock on September 28, 1999 was $0.26 per share.

      On October 6, 1999, LTC issued a press release announcing the execution of the memorandum of agreement.

      On October 28, 1999, LTC held a board meeting at which Mr. Cade and Dr. Ferment provided the LTC Board with a report on the due diligence review of Ilion performed in Auckland, New Zealand, the negotiations with Ilion and the terms for the proposed merger and bridge financing transactions between LTC and Ilion as set forth in the memorandum of agreement. The LTC Board considered the potential benefits and risks of the proposed bridge financing and merger. After a lengthy discussion, the LTC Board concluded that it was in the interest of LTC to pursue the financing and merger along the lines proposed in the memorandum of agreement and ratified the terms of the memorandum of agreement executed on September 29, 1999.

      From October 29, 1999 through January 19, 2000, LTC and Ilion, together with their legal advisors, negotiated and revised the terms of the merger and the bridge financing and the definitive merger agreement and bridge financing agreements and continued their legal, financial and business due diligence of each other.

      Pursuant to a unanimous written consent, on December 2, 1999, LTC authorized the formation of a special merger committee consisting of three outside directors - Ralph Ketchum, Barry Huret and John D.

McKey, Jr. - to oversee the LTC-Ilion merger, review and negotiate the terms and conditions of the merger agreement and related agreements and make a recommendation to the LTC Board with respect to the merger agreement. At a meeting of the LTC Merger Committee held on January 4, 2000, representatives of LTC's financial advisors made presentations concerning the potential merger between LTC and Ilion. The LTC Merger Committee also received presentations concerning, and reviewed the terms of, the merger agreement and related agreements with LTC's management and its legal counsel and financial advisors. At the January 4, 2000 meeting, the LTC Merger Committee determined that the terms of the merger were fair to, and in the best interests of, LTC stockholders. The LTC Merger Committee approved the merger agreement and the related transactions and recommended that the Board approve the merger.

      At a meeting of the LTC Board of Directors held on January 4, 2000, members of LTC's management and representatives of LTC's financial advisors made presentations concerning the business and prospects of LTC and the potential merger between LTC and Ilion. The LTC Board of Directors also received presentations concerning, and reviewed the terms of, the merger agreement and related agreements with members of LTC's management and its legal counsel and financial advisors. At the January 4, 2000 meeting, the LTC Board of Directors determined that the terms of the merger were fair to, and in the best interests of, LTC stockholders. The LTC Board of Directors approved the merger agreement and the related transactions and authorized the LTC Merger Committee to negotiate and finalize the final terms of the merger, the merger agreement and the related agreements.

      On January 10, 2000 the LTC Merger Committee reviewed the final terms of the merger, the merger agreement and the related agreements and approved the same.

      On January 19, 2000, LTC and Ilion executed the merger agreement, the bridge financing agreement and related agreements. LTC issued a press release announcing the proposed merger on January 20, 2000, before the stock market opened for trading.

      The LTC Board of Directors recommends that you vote FOR the merger.

INFORMATION AND FACTORS CONSIDERED BY THE LTC BOARD OF DIRECTORS

      The LTC Board of Directors has determined that the merger is fair to, and in the best interests of, LTC stockholders, and has approved the merger agreement. The LTC Board of Directors unanimously recommends that the stockholders vote to approve the merger with Ilion. In reaching its conclusion, the LTC Board of Directors undertook extensive analysis and deliberation and considered the relevant factors, including:

      - the fact that, despite management's best efforts, LTC continues to face significant short and long-term liquidity needs which have impeded achieving LTC's strategic objectives;

      - the fact that the Company had been unable to raise any equity for its operations and growth during 1999 except for $450,000 in the July and August 1999 private placement (at $.10 per share) and no party other than Ilion presented an arrangement to meet the financial and operational needs of the Company where Company shares would be valued in excess of $.10 per share;

      - the opinion of Schuler Associates, P.C. that the merger consideration to be received by the stockholders of LTC in the merger is fair from a financial point of view (see "Opinion of LTC's Financial Advisor");

      -     the expected tax-free treatment to LTC and its stockholders;

      -     the impact of the merger on LTC's stockholders;

      - the financial condition, results of operations, cash flows and prospects of LTC, Ilion and the combined company;

      - the expectation that the combined company will produce greater stockholder returns than either LTC or Ilion could produce on its own;

      - the strategic fit of LTC and Ilion, including the technology synergy and potential revenue, expense and capital raising synergies and the impact of those synergies on the ability of the combined company to compete in the industry;

      - the agreement of Ilion to provide working capital in excess of $1.1 million until the completion of the merger; and

      - the agreement by Ilion to offer employment to all of the individuals employed by LTC at the time of the merger.

      After fully considering the matter and the factors described above, as well as certain additional considerations including those reflected in "Risk Factors," the LTC Board concluded that, the proposed merger is fair and in the best interest of LTC and its stockholders.

      This discussion of the information and factors considered and given weight by the LTC Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the LTC Board of Directors. In reaching the determination to approve and recommend that stockholders approve the merger, the LTC Board of Directors did not undertake a separate analysis of each of the factors considered, nor did it find it practical to, and it did not, assign any relative or specific weight to any of the factors which were considered, and individual directors may have given differing weights to different factors.

OPINION OF LTC'S FINANCIAL ADVISOR

      LTC retained Schuler Associates as financial advisor based upon their qualifications, expertise and reputation. LTC retained Schuler Associates, pursuant to a letter agreement dated December 13, 1999, to render financial advisory services to LTC in connection with a proposed merger with Ilion.

      On January 4, 2000, Schuler Associates rendered a written opinion to the LTC Board of Directors to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the merger consideration was fair to the holders of LTC common stock from a financial point of view.

      LTC stockholders should consider the following when reading the discussion of the opinion of Schuler Associates in this proxy statement/prospectus:

      - We urge you to read carefully the entire opinion of the financial advisor, which contained in Appendix B to this proxy statement/prospectus and is incorporated by reference.

      - The following description of Schuler Associates opinion is qualified by reference to the full opinion located in Appendix B to this proxy statement/prospectus.

      - The advisory services and opinion of Schuler Associates was provided to the LTC Board of Directors for its information in its consideration of the merger and was directed only to the fairness of the merger consideration from a financial point of view.

      - The financial advisor's opinion does not address the merits of LTC's underlying business decision to engage in the merger.

      - The financial advisor's opinion does not address the price or range of prices at which shares of LTC common stock may trade before the merger or at which the Ilion common stock may trade before or after the merger.

      - The financial advisor's opinion was necessarily based upon conditions as they existed and could be evaluated on January 4, 2000 and the financial advisor assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date.

      - The opinion did not constitute a recommendation to the LTC Board of Directors in connection with the merger, and does not constitute a recommendation to any holder of LTC common stock as to how to vote on the merger or any related matter.

      Although LTC's financial advisor evaluated the fairness from a financial point of view of the merger consideration to the holders of LTC common stock, the exchange ratio itself was determined by LTC and Ilion through arm's-length negotiations. LTC did not provide specific instructions to, or place any limitations on, its financial advisor with respect to the procedures to be followed or factors to be considered by the advisor in performing its analysis or providing its opinion.

      In arriving at its opinion, Schuler Associates (i) reviewed, among other documents, the Merger Agreement, including a review of the financial terms of the merger agreement in relation to, among other things, (a) current and historical market prices of LTC common stock and PLL common stock, (b) the Companies' relative trading volumes, earnings, dividends, value and cash flow per share, (c) the capitalization and financial condition of LTC and PLL, and
(d) the patent portfolio of LTC; (ii) met with certain senior management of LTC to discuss the business, operations and prospects of LTC and PLL; (iii) examined certain publicly available business and financial information relating to LTC and PLL, as well as certain financial information, documents and other information prepared, or reviewed and approved, by LTC; (iv) analyzed certain financial, stock market and publicly available information relating to the business of other public companies operating in businesses deemed comparable to the operations of LTC and PLL; (v) considered, to the extent publicly available, the financial terms of certain other relevant business transactions involving companies engaged in businesses similar to that of LTC; and (vi) conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary.

      Schuler Associates did not conduct an appraisal or valuation of any assets or liabilities of LTC and, in giving its opinion, Schuler Associates relied upon and assumed the accuracy and completeness of the materials and information considered in its review without independent verification. In rendering its opinion, Schuler Associates also assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction would be imposed that would have a material adverse effect on the contemplated benefits.

      DISCOUNTED CASH FLOW ANALYSIS. Schuler Associates performed a discounted cash flow analysis based upon discussions with LTC management as to underlying projected free cash flow. For purposes of this analysis, free cash flow means earnings before interest and taxes, less taxes, depreciation and amortization, changes in working capital and capital expenditures. A 38% tax rate was assumed.

      STOCK TRADING HISTORY. Schuler Associates examined the history of the trading prices and volume for LTC common stock, both separately and in relation to PLL stock, and the relationship between movements of such common stocks and movements in a composite index comprised of the S&P 500.

      PRO FORMA MERGER ANALYSIS. Schuler Associates analyzed certain pro forma effects of the merger and the simultaneous initial public offering. Based upon the number of shares outstanding of 48,280,749, the consideration would result in a conversion equaling 13.79 shares as of the date of their report. Subsequent to their report, LTC's outstanding shares increased to 49,990,835 as of May 1, 2000 and assuming the issuance of 3,763,469 shares of LTC common stock to be issued upon the exercise of LTC options and 4,590,049 shares of LTC to be issued upon the exercise of LTC Warrants, the exchange ratio would be 14.10 shares of LTC common stock for one share of Ilion common stock in the merger. Assuming the exercise of all outstanding LTC Options and LTC Warrants, LTC's stockholders would receive approximately 11.39% of the issued and outstanding common stock of Ilion following the merger and following the initial public offering.

      The summary set forth above is only a summary of the analyses and examinations that Schuler Associates deems material to its opinion which must be considered as a whole. Selecting portions of its analyses or of the above summary, without considering all the factors and analyses, could create an incomplete or misleading view of the processes underlying the analyses set forth above and the opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or summary description. In performing its analyses, Schuler Associates made numerous assumptions with respect to LTC, industry performance, general business and economic conditions and other matters, many of which are beyond the control of LTC. The analyses performed by Schuler Associates are not indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by such analyses.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following outlines the material United States federal income tax consequences of the merger and is not a complete analysis of all tax effects of the merger. The discussion does not address the effect of state, local or non-U.S. tax laws, or the effect of any U.S. federal tax laws other than those pertaining to United States federal income tax.

      Ilion and LTC intend that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. As a reorganization under Section 368(a) of the Code, the following are the material United States federal income tax consequences of the merger:

      - no gain or loss will be recognized by LTC or Ilion as a result of the merger;

      - no gain or loss will be recognized by the LTC stockholders upon the conversion of LTC common stock into shares of Ilion common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Ilion common stock;

      - the aggregate tax basis of the shares of Ilion common stock received in exchange for shares of LTC common stock pursuant to the merger, including a fractional share of Ilion common stock for which cash is received, will be the same as the aggregate tax basis of the shares of LTC common stock exchanged therefor;

      - the holding period of the shares of Ilion common stock received in the merger will include the holding period of the shares of LTC common stock exchanged therefor; and

      - a LTC stockholder who receives cash in lieu of a fractional share of Ilion common stock will recognize gain or loss equal to the difference, if any, between the stockholder's tax basis in the fractional share and the amount of cash received.

      The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. No rulings have or will be sought from the internal revenue service concerning the tax consequences of the merger.

      The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the code. Such taxpayers include non-U.S. persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, banks and persons who acquired LTC stock pursuant to the exercise of employee stock options or otherwise as compensation.

      Because of the complexity of the tax laws, and because the tax consequences to any particular LTC stockholder may be affected by matters not discussed above, each LTC stockholder is urged to consult a personal tax advisor with respect to the specific tax consequences of the merger to him or her taking into account his or her own particular circumstances, including the applicability and effect of state, local and non-U.S. tax laws, as well as of the federal tax laws.

ACCOUNTING TREATMENT

      Ilion and LTC anticipate that the merger will be accounted for as a purchase.

      The unaudited pro forma financial information contained in this proxy statement/prospectus beginning on page 24 has been prepared by accounting for the merger as a purchase.

NO APPRAISAL RIGHTS

      The Delaware General Corporation Law governs stockholders' rights in connection with the Merger. Under the applicable provisions of Delaware law, LTC stockholders are not entitled to appraisal rights in connection with the merger because the Ilion common stock will be listed on a national securities exchange or the NASD national market system.

RESTRICTIONS ON RESALES BY AFFILIATES

      All shares of Ilion common stock to be issued in connection with the merger have been registered under the Securities Act of 1933, as amended. As a result, these shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of LTC prior to the date of the LTC special meeting, as that term is defined under the Securities Act, or of Ilion following the effective time of the merger. Affiliates are generally defined as persons who control, are controlled by or are under common control with LTC at the time of the LTC special meeting, or Ilion following the effective time, and may include directors and executive officers of LTC or Ilion.

      This proxy statement/prospectus does not cover any resales of Ilion common stock to be received by these affiliates and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale. As a result, any subsequent transfer by an affiliate of LTC must be one permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act in the case of such persons who become affiliates of Ilion, or as otherwise permitted under the Securities Act.

                      MARKET PRICE AND DIVIDEND INFORMATION

      LTC's common stock is traded only in the over-the-counter markets, and "bid" and "asked" price quotations of dealers who make a market in the common stock are quoted on the OTC Electronic Bulletin Board. LTC's common stock is traded under the symbol "LITH.0B". The following table sets forth certain information with respect to the high and low bid prices for LTC's common stock as of the close of each of the four calendar quarters of 1998 and 1999. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                   Bid Prices for Common Stock
                                                ---------------------------------
                                                   High                  Low
                                                ----------            ----------
2000

First Quarter                                   $   2.6250            $      .25
Second Quarter (through May 1, 2000)            $      .80            $      .75

1999

Fourth Quarter                                  $      .44            $      .15
Third Quarter                                   $      .36            $      .24
Second Quarter                                  $      .84            $      .38
First Quarter                                   $    .8125            $      .22

1998

Fourth Quarter                                  $      .45            $      .23
Third Quarter                                   $      .90            $      .35
Second Quarter                                  $     1.04            $      .83
First Quarter                                   $     1.20            $      .84


      There is no established public trading market for Ilion common stock.

      On October 5, 1999, the last full trading day prior to the public announcement of the proposed merger, the closing price quoted on the OTC Electronic Bulletin Board was $.40 per share of LTC common stock. LTC urges you to obtain current market quotations before voting your shares. Because the exchange ratio is fixed in the merger agreement, the market value of the shares of Ilion common stock that holders of LTC common stock will have the right to acquire on the date the merger becomes effective may vary significantly from the market value of the shares of Ilion common stock that holders of LTC common stock would receive if the merger was completed on the date of this proxy statement/prospectus. Similarly, the aggregate market value of the shares of LTC common stock that Ilion will acquire on the date the merger is effective may vary significantly from the aggregate market value of the shares of LTC common stock on the date of this proxy statement.

      The closing sales price per share of LTC common stock quoted on the OTC Electronic Bulletin Board was $_______ on _________, 2000 the latest practicable trading day before the mailing of this document for which information was obtainable.

DIVIDEND INFORMATION

      Neither LTC nor Ilion has ever paid any cash dividends on their stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses. Ilion expects for the foreseeable future to retain all of its earnings, if any, to finance the expansion of its business. The future payment of any dividends will depend upon Ilion's operating results, financial condition, capital expenditure plans and such other factors as Ilion's Board of Directors deems relevant.

NUMBER OF STOCKHOLDERS

      As of May 1, 2000 there were 791 stockholders of record who held shares of LTC common stock and as of May 1, 2000 there were 807 stockholders of record who held shares of Ilion common stock.

AMENDMENT TO LTC'S CERTIFICATE OF INCORPORATION

      On January 4, 2000 the LTC Board of Directors approved, subject to stockholder approval, an increase in the number of shares of common stock authorized for issuance by LTC under the Certificate of Incorporation from 50 million to 125 million of authorized common stock. LTC intends to commence a consent solicitation in May 2000 to allow LTC to proceed with the proposed amendment of the Certificate of Incorporation without the necessity of convening a special meeting of stockholders. As of March 1, 2000 LTC had outstanding 49,990,835 shares of common stock. LTC needs to increase the number of authorized shares of common stock in order to have an adequate reserve of common stock available for issuance upon exercise of outstanding options and warrants and the potential conversion of the notes issued under the Bridge Loan Financing Agreement and for other proper corporate purposes. Pending the amendment of LTC's Certificate of Incorporation to increase the number of authorized shares of common stock, the notes issued in connection with the bridge financing will be convertible into shares of LTC preferred stock having the economic and voting equivalent of the LTC common stock.

                        INTERESTS OF LITHIUM'S DIRECTORS
                           AND OFFICERS IN THE MERGER

EMPLOYMENT AGREEMENTS WITH ILION

      Ilion will offer employment to Mr. David Cade, LTC's Chairman and Chief Operating Officer, as the Chief Operating Officer of Ilion upon the merger closing and Chief Executive Officer when designated as such by Ilion's Board of Directors. The employment agreement provides for an annual salary of $165,000 and six month's severance in the event of termination of Mr. Cade by Ilion without cause or the resignation of Mr. Cade (which requires 30 days notice).

      Ilion will offer employment to Dr. George Ferment, LTC's President, Chief Operating Officer and Chief Technical Officer as the Executive Vice President of Cell Manufacturing Operations of Ilion upon the closing of the merger. The employment agreement provides for an annual salary of $155,000 and six month's severance in the event of termination of Mr. Ferment by Ilion without cause or the resignation of Mr. Ferment (which requires 30 days notice).

ILION OPTIONS

      Ilion will grant a minimum of 300,000 options to the transferred LTC employees for the purchase of Ilion common stock at an exercise price of $2.25 per share. The Ilion options will be distributed to the transferred LTC employees on a pro-rata basis based on the number of LTC stock options held on the date the merger agreement was signed. Based on the formula set forth in the merger agreement, David Cade, the Chairman and Chief Executive Officer of LTC, will be granted 90,390 of the Ilion options and George Ferment, the President and Chief Operating Officer of LTC, will be granted 92,525 of the Ilion options.

STOCK OPTIONS OF LTC

      In the merger agreement, LTC agreed to use its best efforts to cause all of outstanding warrants and options to be exercised by the holders thereof, including to re-price and accelerate the vesting of such outstanding of LTC warrants and options as an inducement to their exercise by the holders thereof in order to provide working capital to LTC. All of LTC's stock plans and outstanding and unexercised stock options will be terminated at the time of the merger.

      As of February 2, 2000 the vesting of all outstanding options was accelerated and all outstanding options became fully exercisable on that date. The following shows the estimated value of unvested options that became exercisable on February 2, 2000 held by the executive officers and directors of LTC based on $.23 per share (the last sale price on February 2, 2000).

     Name                     Number of Unvested Options    Aggregate Value of Unvested Options
     ----                     --------------------------    -----------------------------------
David J. Cade                          255,010                             0
George R. Ferment                      255,010                             0
Stephen F. Hope                        15,000                              0
Ralph D. Ketchum                       18,334                              0
John D. McKey, Jr.                     18,334                              0
Barry Huret                            10,001                              0
Arif Maskatia                          10,001                              0
John J. McFeely                        10,001                              0

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF ILION FOLLOWING THE MERGER

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      Upon the closing of the merger, the directors and executive officers of Ilion will be as follows. Ilion also intends to appoint one additional non-executive director prior to the merger.

           NAME                     AGE                     POSITION
           ----                     ---                     --------
      Robin T. Johannink            43       Director and Chief Executive Officer

      Keith Young                   44       Non-executive Director

      Murray Haszard                45       Non-executive Director

      Ralph Ketchum                 73       Non-executive Director

      Richard Locke                 52       Chief Financial Officer

      David J. Cade                 62       Chief Operating Officer

      George T. Ferment             60       Executive Vice President - Cell
                                             Manufacturing Operations


      ROBIN T. JOHANNINK founded Ilion and has been a director of Ilion since its formation. He was the Managing Director of Ilion from its formation until its domestication, at which time his title changed to Chief Executive Officer. Mr. Johannink is employed by Phoenix Management Limited, a private New Zealand venture management company and a shareholder of Ilion, which provides his services to Ilion pursuant to the management agreement. Mr. Johannink is also a director and shareholder of Phoenix Management. From September 1995 to April 2000, he served as Chief Executive Officer of, and since September 1995 has been a director of, Vortec Energy Limited, a developer of wind-power technology based in New Zealand. Phoenix Management is also a shareholder of Vortec Energy Limited.

      KEITH YOUNG has been a non-executive director of Ilion since June 1996. Mr. Young is a senior partner in the New Zealand law firm of Jones Young, which he co-founded in February 1997. From April 1988 to December 1996, he was a senior partner in the law firm of Phillips Fox. Mr. Young holds Law and Accounting degrees from the University of Auckland, New Zealand.

      MURRAY HASZARD has been a non-executive director of Ilion since June 1999. Mr. Haszard has served as Managing Director of Aerotrading Ltd, an airplane propeller manufacturer in New Zealand, since November 1999. From June 1998 to November 1998, he served as General Manager, Auckland Office of Symantec New Zealand Ltd, a developer of computer software. From May 1996 to June 1998, Mr. Haszard served as Managing Director of Binary Research Ltd, whose Ghost computer software was purchased by the parent company of Symantec New Zealand Ltd.

      RALPH KETCHUM will be appointed as a director of Ilion on the closing of the merger. Pursuant to the terms of the merger agreement, LTC has the right to appoint one director to the Board of Ilion effective at the closing of the merger and Ilion must use its best efforts to cause such appointee to be elected to the Board of Directors. Ralph D. Ketchum has been a director of LTC since July 1, 1994. He has been President of RDK Capital, Inc. ("RDK Capital") since January 1987. RDK Capital is a general partner of RDK Capital Limited Partnership, an investment limited partnership. Mr. Ketchum served as Chief Executive Officer and Chairman of the Board of Heintz Corporation ("Heintz"), a majority owned subsidiary of RDK Capital Limited Partnership. Mr. Ketchum was Senior Vice President and Group Executive of the Lighting Group, General Electric Company from 1980 to 1987. He also serves as a director of Metropolitan Savings Bank, Oglebay-Norton Corporation, Thomas Industries and Pacific Scientific, Inc.

      RICHARD LOCKE has been the Chief Financial Officer of Ilion since January 1997. Mr. Locke is employed by Phoenix Management, which provides his services to Ilion pursuant to the management agreement. Pursuant to a management agreement between Vortec Energy Limited and Phoenix Management, he has also served as General Manager - Finance & Administration of Vortec Energy Limited since January 1997. From September 1995 to January 1997, he served as an executive Director of Thornton Hall Limited, a clothing manufacturer and retailer in New Zealand. Prior to joining Thornton Hall, Mr. Locke served as a Financial Officer of Altair Holdings Ltd, a specialist technology development company in New Zealand. Mr. Locke is a Chartered Accountant.

      DAVID J. CADE will serve as Chief Operating Officer of Ilion on the closing of the merger. Mr. Cade has been the Chairman and Chief Executive Officer of LTC since November 1, 1999. Mr. Cade previously served as President and Chief Operating Officer of LTC from May 1996 to November 1999. Mr. Cade served as LTC's Vice President of Marketing from August 1994 to May 1996 and was elected an officer in October 1994. Mr. Cade was elected a director of LTC in August 1997. Mr. Cade has over thirty years of experience in senior business development, marketing, sales and international strategic alliances in global telecommunications systems, electronics and information technologies. From February 1988 to October 1992, Mr. Cade was Senior Vice President of Marketing and Business Development for COMSAT Systems Division and from October 1992 until April 1994, Mr. Cade was Vice President of Sales and Marketing at Interdigital Communications Corporation, a Philadelphia company that manufacturers wireless telephone systems for customers worldwide. Previously, Mr. Cade held managerial positions with AT&T, Martin Marietta (now Lockheed Martin) and the Department of Defense. Mr. Cade holds an MBA from Syracuse University and a Bachelor's degree from the University of Illinois. He is also a graduate of Colombia University's Executive Program in Business Administration.

      GEORGE T. FERMENT will serve as Executive Vice President - Cell Manufacturing Operations of Ilion on the closing of the merger. George T. Ferment, Ph.D. has been the President and Chief Operating Officer of LTC since November 1, 1999. Dr. Ferment also serves as the Chief Technical Officer of LTC (since May 1996). Dr. Ferment previously served as Executive Vice President of Operations of LTC since May 1996. Dr. Ferment served as LTC's Vice President of Technology and Engineering from October 1994 to May 1996 and from March 1994 through October 1994, as Director of Technology Development. Dr. Ferment was elected a director of LTC in August 1997. Dr. Ferment has over 25 years of technology experience in product and process development with extensive background in plastic and polymer science. His early experience was in research and development of fibers and polymers at Celanese Corporation. Dr. Ferment spent 14 years at GAF/Tarkett Corporation where he rose to the position of General Manager (October 1983 - May 1988). From October 1989 to October 1993, Dr. Ferment was Group Director of Campbell Soup Company, where he had worldwide responsibility for Campbell's diverse packaging technology development programs. Dr. Ferment received his Master's Degree and Ph.D. in Chemical Engineering from the New Jersey Institute of Technology.

DIRECTOR COMPENSATION

      Ilion's non-executive directors receive NZ$10,000 per annum in compensation for their service as directors and reimbursement of all reasonable out-of-pocket expenses for attendance at Board meetings.

COMPENSATION COMMITTEE AND INSIDER PARTICIPATION INTERLOCKS

      Ilion does not have a compensation committee of its board of directors. Mr. Johannink is a director of Ilion and a director of Phoenix Management, which company provides management services to Ilion pursuant to a management agreement. See "Ilion's Certain Transactions - Management Agreement".

EXECUTIVE COMPENSATION

      Ilion's Chief Executive Officer services are provided to Ilion by Phoenix Management pursuant to a management services agreement and Ilion does not directly pay his salary. See "Ilion's Certain Transactions - Management Agreement". No executive officer of Ilion earned more than US$100,000 in salary and bonus in any of the last three fiscal years.

      There have been no issues of stock options to Robin Johannink, the only named executive officer.

AUDIT COMMITTEE

      Ilion has established an audit committee consisting of Keith Young and Murray Haszard, both of whom are independent directors of Ilion.
Responsibilities of the audit committee include:

- recommending to the board of directors the engagement of Ilion's independent auditors;

- reviewing with the independent auditors the scope and results of the audits, Ilion's internal accounting controls and the professional services furnished by them; and

- reviewing with management, the independent auditors and internal auditors significant risks and exposures, audit activities and significant audit findings.

EMPLOYEE SHARE OPTION PLAN

      Ilion established its Employee Share Option Plan on April 1, 1998 and it will continue until terminated by the Board of Directors. Under the terms of the plan, the Board of Directors nominates employees who may participate in the plan and in respect of each nomination the Board determines the number of options and exercise prices. The maximum number of options that may be issued in a 5-year period by Ilion is limited to five percent of the total number of shares. Options granted generally vest one-third upon each anniversary of the grant date. Options granted are cancelled if not exercised within two weeks of the termination of the grantee's employment or association with Ilion, except in certain situations such as death or disability.

                          ILION'S CERTAIN TRANSACTIONS


MANAGEMENT AGREEMENT

      Phoenix Management Limited, owned by Robin Johannink, the Chief Executive Officer and a director of Ilion, provides management services to Ilion and motor vehicles for executive officers of Ilion and various office furniture. In the year ended March 31, 1999, Ilion paid Phoenix Management NZ$31,200 for the provision of motor vehicles and office furniture and NZ$432,860 for the provision of management services. In the nine month period ended December 31, 1999, Ilion paid Phoenix Management NZ$23,400 for the provision of motor vehicles and office furniture and NZ$294,445 for the provision of management services. Ilion's Chief Executive Officer and Chief Financial Officer are both employed by Phoenix Management and their services provided to Ilion pursuant to the management agreement. A total of six employees of Phoenix Management worked for Ilion in fiscal 1999. The terms of the provision of these services were memorialized in the management agreement between Phoenix Management and Ilion dated April 3, 2000. Pursuant to the management agreement, Phoenix Management provides management services to Ilion, including strategic management, administration, accounting, marketing, business development, capital raising, shareholder relations, provision of offices and equipment and staffing for all of the above functions. Phoenix Management provides these services to Ilion at the actual costs incurred by Phoenix Management, and where the costs are incurred to enable Phoenix Management to provide similar services to its other clients, a proportion of such costs are allocated to Ilion calculated on a fair and equitable basis. The management agreement is terminable by either party on six months notice at any time. In addition, Ilion has the right to terminate the management agreement if there is a change in the composition of the shareholding in, or the board of directors of, Phoenix Management or if Phoenix Management ceases to be controlled by Robin Johannink.

SHARE OPTION GRANTS AND SHARE ISSUANCES

      In June 1999, Richard Locke, Chief Financial Officer of Ilion, was granted an option to purchase 15,000 shares under the Employee Share Option Plan. The option was granted with an exercise price of 10% less than the fair market value of the shares on the date of the grant.

      In November 1999, Mr. Keith Young, a director of Ilion, was granted an option to purchase 50,000 shares of common stock of Ilion at NZ$4.80 per share in consideration for services provided as a director of Ilion. The options expire if unexercised within two years. The fair market value of Ilion shares on the date of the grant was NZ$4.00 per share.

      In November 1999, Murray Haszard, a director of Ilion, exercised 950,000 warrants that were granted to him at NZ$3.00 per share in July 1999, when the fair market value of the shares was NZ$3.70 per share.

      In February 2000, Phoenix Management Limited, wholly owned by Robin Johannink, the Chief Executive Officer of Ilion, purchased 1,320 shares in a rights offering by Ilion, at the issue price of NZ$4.00 per share.


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
                                  CHAPTER THREE

                             THE MEETING AND VOTING

GENERAL

         This proxy statement/prospectus is furnished to the holders of LTC common stock in connection with the solicitation of proxies by the LTC Board for use at the special meeting to be held for the purposes described in this document.

         This proxy statement/prospectus is also furnished to LTC stockholders as a prospectus in connection with the issuance by Ilion of shares of shares of Ilion common stock pursuant to the merger.

PURPOSE OF THE MEETING

         At the LTC special meeting, LTC stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger described in the merger agreement. The merger agreement is attached as Appendix A to this proxy statement/prospectus and described under "The Merger Agreement" Chapter Four.

         It is not expected that any matters other than the merger proposal will be brought before the LTC special meeting. If, however, other matters are properly presented, the persons named in the proxy will have authority to vote in accordance with their judgment on any such matters, except that no proxy that directs a vote against or abstention with respect to the adoption of the merger agreement will be voted to adjourn or postpone the LTC special meeting.

DATE, PLACE AND TIME

         The LTC special meeting will be held on Monday, July 31, 2000, at 10:00 a.m. local time, at LTC's corporate headquarters, 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19402.

RECORD DATE; STOCK OUTSTANDING

         The LTC Board has fixed the close of business on __________, 2000 as the record date for determining the holders of LTC common stock that are entitled to receive notice of and to vote at the LTC special meeting. On the record date, there were ____ shares of LTC common stock outstanding. Each share of LTC common stock entitles its holder to one vote.

VOTES REQUIRED FOR APPROVAL

         The affirmative vote of a majority of the total votes outstanding as of the record date is required to approve the adoption of the merger agreement.

         Because the adoption of the merger agreement requires the approval of a majority of the total votes outstanding, abstentions or the failure to vote and broker non-votes will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

QUORUM REQUIREMENT

         A quorum of LTC stockholders is necessary to hold a valid meeting. The presence in person or by proxy of holders of shares representing a majority of the LTC's outstanding common stock on the record date is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares held by LTC in its treasury are not counted as outstanding for quorum or voting purposes.

VOTING AND REVOCATION OF PROXIES

        LTC common stock represented by a proxy properly signed and received at or prior to the LTC special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by the proxy will be voted "for" the adoption of the merger agreement. If you vote in favor of adoption of the merger agreement, the proxy holders may, in their discretion, vote your shares to adjourn the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

         A LTC stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to the corporate secretary of LTC, by subsequently filing another, later-dated proxy or by attending the LTC special meeting and voting in person. Attendance at the LTC special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

         The LTC Board is soliciting proxies on behalf of LTC. In addition to solicitation by mail, directors, officers and employees of LTC, none of whom will be specifically compensated for such services, may solicit proxies from the stockholders of LTC, personally or by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

SHARES OWNED BY DIRECTORS AND OFFICERS

         On May 1, 2000, directors and executive officers of LTC owned and were entitled to vote 1,957,912 shares of LTC common stock, or approximately 4% of the outstanding shares of LTC common stock.

                                  CHAPTER FOUR

                              THE MERGER AGREEMENT


      The following is a summary of certain provisions of the merger agreement, a copy of which is attached as appendix A to this proxy statement/prospectus and which is incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. All LTC stockholders are urged to read the merger agreement carefully for a complete description of the merger.

TERMS OF THE MERGER

      The merger agreement provides that LTC will merge with and into Ilion and Ilion will issue to the LTC stockholders a total of 3.5 million shares of Ilion common stock in exchange for all of the outstanding LTC shares, subject to possible increase of up to 638,267 additional shares of Ilion common stock under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. Assuming that all of the currently outstanding LTC options and warrants are exercised prior to the merger and a total of 4,138,267 shares of Ilion common stock will be issued in the merger, 14.10 shares of LTC common stock will be converted into one share of Ilion in the merger. The merger will be completed as soon as possible after the LTC stockholders approve the merger and all of the conditions to the merger are satisfied including the completion by Ilion of its initial public offering in the United States. Ilion expects to consummate the Ilion initial public offering by September 30, 2000, depending upon market and other factors.

EXCHANGE OF SHARES

      Prior to the completion of the merger, we will appoint an exchange agent. On the date the merger becomes effective, Ilion will deposit with the exchange agent certificates representing shares of Ilion common stock that will be issued in exchange for certificates representing shares of LTC common stock. Soon after the completion of the merger, Ilion will send a letter to each person who was a LTC stockholder on the date the merger became effective. The letter will contain instructions on how to surrender LTC stock certificates to the exchange agent and receive certificates for shares of Ilion.

      Ilion will not issue any fractions of a share resulting from the conversion. Instead, LTC stockholders will receive in cash the value of any fractions of a share to which they would otherwise have been entitled to receive due to the merger. This cash payment will be based on the initial public offering price for a share of Ilion common stock.

      LTC stockholders will not be entitled to receive any dividends or other distributions payable by Ilion until they exchange their LTC stock certificates for certificates representing shares of Ilion common stock. Once they deliver their LTC stock certificates to the exchange agent, the LTC stockholders will, subject to applicable laws, receive any accumulated dividends and distributions, without interest.

TREATMENT OF LTC STOCK OPTIONS AND WARRANTS

      In the merger agreement, LTC agreed to use its best efforts to cause all of outstanding warrants and options to be exercised by the holders thereof, including to re-price and accelerate the vesting of such outstanding of LTC warrants and options as an inducement to their exercise by the holders thereof. LTC agreed to terminate all of LTC stock plans and outstanding and unexercised stock options as of a date not later than immediately prior to the merger. Any of LTC warrants outstanding at the merger that are not terminated, other than warrants held by Ilion, will be converted and adjusted at the merger into warrants to purchase shares of Ilion in accordance with their terms.

      LTC has agreed that in the event that any holder of LTC warrants or options exercises such warrants or options prior to the merger, LTC will use all proceeds thereof as follows: (1) the first $350,000 will be used by LTC to finance the operations of LTC in lieu of obtaining financing under the Bridge Loan Financing Agreements and (2) the second $200,000 will be used by LTC to pay a portion of the accrued salary due and owing to Mr. Thomsen, the former Chief Executive Officer of LTC.

      Any exercise funds in excess of the foregoing $550,000 will be used by LTC to pay LTC's operating costs directly by LTC. To the extent LTC pays its operating costs through the exercise funds rather than through bridge loan financing funds the Ilion shares to be distributed to the LTC stockholders in the Merger will be increased on the following basis: one share of Ilion Common Stock will be added to the 3,500,000 base Ilion shares for every $2.25 of exercise funds received by LTC in excess of $550,000 (the "Additional Merger Securities").

      By way of example, if LTC receives $1,450,000 in exercise funds, (1) LTC will first use $350,000 to finance the operations of LTC in lieu of using bridge loan financing funds, (2) LTC will use $200,000 to pay accrued salary due and owing Thomas Thomsen, (3) LTC will use the remaining $900,000 to pay LTC's operating costs and (4) the LTC stockholders will receive in the merger 400,000 additional shares of Ilion common stock.

REPRESENTATIONS AND WARRANTIES

      In the merger agreement, we make representations and warranties to each other about our companies with respect to, among other things:

      -     due organization and good standing;

      -     capitalization and ownership of subsidiaries;

      - absence of any breach of organizational documents or material agreements as a result of the contemplated transactions;

      -     accuracy of financial statements

      -     accuracy of LTC filings with the Securities and Exchange Commission;

      - accuracy of Ilion filings with the District Registrar of Companies in Auckland, New Zealand;

      -     absence of specified changes;

      -     litigation and violations of law;

      -     intellectual property;

      - employee matters, labor relations, environmental matters and tax matters; and

      - required board of directors and stockholder approvals with respect to the contemplated transactions.

CONDITIONS TO THE MERGER

      The merger agreement contains conditions to our obligation to complete the merger. We will not be obligated to complete the merger unless:

      - Representations and Warranties. The representations and warranties of the other party contained in the merger agreements or as subsequently updated in writing must have been true and correct as of the date the agreement was executed or updated and must be true and correct as of the closing;

      - Agreements and Consents. The other party must have duly performed and complied with all covenants, agreements and obligations required by the agreement to be performed or complied with by it on or prior to the closing;

      - No Action or Proceeding. No action or proceeding may be pending or, threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by the merger agreement;

      - Consents and Approvals. The other party must have obtained all of the third party consents required to be obtained by it in connection with the merger;

      - Stockholder Approval. The stockholders of Ilion and LTC have approved the merger;

      - Ilion Initial Public Offering. The Ilion initial public offering must have closed contemporaneously with the merger;

      - Registration Statement. The registration statement relating to this proxy statement/prospectus is effective and no stop order suspending effectiveness is in effect;

      - LTC Option and Employment Agreements. All option plans, option agreements and employment agreements of LTC or its subsidiaries must have been terminated prior to the closing date with no further obligation or liability to LTC or Ilion;

      - Fairness Opinion. Schuler Associates shall not have withdrawn its opinion that the proposed merger is fair from a financial point of view to the LTC stockholders; and

      - Tax Opinion. LTC has received an opinion to the effect that the merger will qualify as a tax free reorganization under Section 368 of the Internal Revenue Code.

PRINCIPAL COVENANTS

      The merger agreement provides that, until the merger has been completed, LTC will conduct its business in the ordinary course and consistent with past practice. LTC has agreed to use its best efforts to:

      -     preserve intact its business organizations;

      -     keep available the services of its officers and employees; and

      - maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees and agents.

      LTC has also agreed that, except with the prior written consent of Ilion, LTC will not:

      - amend or modify its certificate of incorporation or bylaws or other similar constituent documents except to increase the number of authorized shares of common stock up to 200 million shares;

      - change any salaries or other compensation of, or pay any bonuses to, any of its current or former directors, officers, employees or stockholders, or enter into any employment, severance or similar agreement with any of current or former directors, officers, stockholders or employees;

      - adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other benefit plan for or with any of its employees;

      - incur or commit to make any capital expenditures in excess of the remaining balance of the planned capital expenditures under the current capital expenditure budget;

      - enter into any contract or commitment, except for contracts and commitments entered into in the ordinary course of business;

      - modify or amend in any material respect or terminate any material contract;

      -     incur, assume or guarantee any indebtedness;

      - enter into any transaction or commitment relating to its assets or business which could be material, or cancel or waive any claim or right which, individually or in the aggregate, could be material;

      -     make any change in accounting methods or practices;

      - issue or sell any capital stock, or make any other changes in LTC capital structure, other than the grant in the ordinary course of business of stock options or other rights to purchase shares of LTC capital stock pursuant to any existing benefit plan or the repricing of existing warrants or options to induce their exercise by the holders thereof;

      - sell, lease or otherwise dispose of any of its material assets or properties;

      - write-off as uncollectable any notes or accounts receivable, except write-offs in the ordinary course of business; write-off, write-up or write-down any of its other material assets; or alter its customary time periods for collection of accounts receivable or payments of accounts payable;

      -     rebate or assume any lien, other than permitted liens;

      - make any loan, advance or capital contributions to or investment in any person;

      -     terminate or close any of its facilities, businesses or operations;

      - cause or permit to occur any event, occurrence, development or state of circumstances or facts which, individually or together with other matters, has had or could reasonably be expected to have a material adverse effect;

      - take any action that would cause any of its representations and warranties made not to remain true and correct or any of the closing conditions from being satisfied;

      - enter into any discussions or negotiations with any person regarding the sale, transfer, disposition or licensing of any intellectual property rights;

      - settle, release or forgive any claim or litigation or waive any right thereto that relates to LTC or its business; or

      -     agree to do any of the foregoing.

NO SOLICITATION OF TRANSACTIONS

      During the period from the date of the merger agreement to the earlier of the closing date and the termination of the merger agreement in accordance with its terms, subject to the fiduciary duties of our respective officers and directors, we have agreed that we will not, and will not authorize or permit any of our stockholders or any of our respective affiliates, or any of our officers or directors or any of our respective affiliates, or any representative of any of the foregoing to, take any action to, directly or indirectly, engage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any person, or enter into any agreement with any third party, concerning any purchase of any capital stock, the business or intellectual property rights of us or any merger, asset sale or similar transaction involving such party or any transaction involving a competing thin film technology or any transaction that would frustrate the purposes of the merger agreement, without the prior written consent of the other party.

LINE OF BUSINESS; NON-COMPETE

      Until the earlier of the Ilion initial public offering or January 18, 2002, LTC and Ilion agreed that LTC shall not engage in any business other than its business as conducted on the date of the merger agreement and as contemplated on the date of the merger agreement in accordance with LTC's business plans, except to the extent as would not be material to LTC and its subsidiaries, taken as a whole. In addition, LTC agrees not to compete directly or indirectly with Ilion.

ILION INITIAL PUBLIC OFFERING

      In the merger agreement, Ilion has agreed to use all reasonable efforts (subject to market, economic and business conditions) to consummate an initial public offering as soon as practicable after a vote of LTC stockholders approving the merger. Contemporaneously with the consummation of the merger and the initial public offering, Ilion will distribute the Ilion shares of common stock to the LTC stockholders pursuant to the registration statement relating to this proxy statement/prospectus.

      Ilion currently expects to complete an underwritten initial public offering in the United States by September 30, 2000 of approximately 8 million shares of common stock at approximately $12.00 per share, or approximately $87.8 million net after expenses. Ilion expects that based on the maximum number of Ilion shares to be issued to the LTC stockholders in the merger and the number of currently outstanding Ilion shares, the IPO shares will represent approximately 22% of the outstanding shares of Ilion.

      The final terms and structure of the Ilion IPO may ultimately be different from the terms described herein and such final IPO terms and structure may be less favorable than those contemplated at this time.

      LTC will be obligated to proceed with the merger provided that all closing conditions have been met, including the condition set forth in the merger agreement that provides that Ilion must complete an initial public offering and sale of its common stock that results in aggregate gross proceeds to Ilion in an amount that, when added to the aggregate gross proceeds of all equity funding received by Ilion at any time during the period from September 29, 1999 until the time of the Ilion IPO, equals at least $25 million.

      LTC stockholders may elect to include the Ilion shares received at the time of the merger in the initial public offering. Ilion has agreed to use its best efforts to include the Ilion shares owned by the LTC stockholders in the Ilion initial public offering. However, if the managing underwriter of the initial public offering advises Ilion in writing that in its opinion, the number of Ilion shares owned by LTC stockholders together with the other Ilion shares proposed to be offered, exceeds the number of securities which can be sold in such offering without having a material adverse effect on the price of such securities, Ilion has agreed to include in such registration, first, the securities that Ilion proposes to sell and second, the Ilion shares owned by LTC stockholders and other Ilion shares requested to be included in such registration, pro rata among the holders thereof on the basis of the number of shares of Ilion in good faith requested to be registered by such holders.

CONSULTING SERVICES

      Upon the approval of the merger agreement by LTC stockholders, Ilion has agreed to retain LTC as a consultant to provide management and technical services to Ilion. The management services will include, without limitation:

      -     general management services including executive functions;

      -     supervisory support;

      -     capital raising support,

      -     corporate strategy development;

      -     strategic alliance development and negotiations;

      -     financial planning services;

      -     strategic planning services; and

      -     sales, marketing and business development services.

      The technical services will include, without limitation:

      -     research and development services,

      -     engineering, and other technical assistance; and

      - advice related to the development and manufacturing of lithium polymer rechargeable cells.

      The work product and new technology resulting from LTC's services to Ilion will be deemed assigned and will belong exclusively to Ilion. Ilion will have the exclusive right to obtain copyrights, registrations and such other proprietary protections on the new technology and LTC has agreed to provide Ilion with all assistance reasonably required to protect such rights, at Ilion's expense.

EMPLOYEE MATTERS

      Upon the closing of the merger, Ilion will offer to each full-time LTC employee, employment with Ilion or an affiliate of Ilion. Each LTC employee will have a substantially equivalent title and level of responsibility and will receive substantially equivalent compensation and benefits as such employee had as a LTC employee, subject to the terms and conditions of Ilion's standard employment agreements.

      Ilion will grant a minimum of 300,000 options to the transferred LTC employees for the purchase of Ilion common stock at an exercise price of $2.25 per share. The Ilion options will be distributed to the transferred LTC employees on a pro-rata basis based on the number of LTC stock options held on the date the merger agreement was signed.

      Ilion will offer employment to Mr. David Cade, LTC's Chairman and Chief Operating Officer, as the Chief Operating Officer of Ilion upon the merger closing and Chief Executive Officer when designated as such by Ilion's Board of Directors. The employment agreement provides for an annual salary of $165,000 and six month's severance in the event of termination of Mr. Cade by Ilion without cause or the resignation of Mr. Cade (which requires 30 days notice).

      Ilion will offer employment to Dr. George Ferment, LTC's President, Chief Operating Officer and Chief Technical Officer, as the Executive Vice President of Cell Manufacturing Operations of Ilion upon the closing of the merger. The employment agreement provides for an annual salary of $155,000 and six month's severance in the event of termination of Mr. Ferment by Ilion without cause or the resignation of Mr. Ferment (which requires 30 days notice).

TERMINATION

      The merger agreement may be terminated as follows:

      -     by our mutual written agreement;

      - by Ilion, if LTC's stockholders do not approve the merger by July 31, 2000;

      - by either of us, if there has been a material violation or breach by the other party of any covenant, representation or warranty contained in the merger agreement and such violation or breach has not been waived or cured within 60 days after written notice of such breach;

      - by either of us, if the merger has not been consummated by February 28, 2002; provided, however, that neither party will be entitled to terminate the merger agreement if such person's breach of the merger agreement has prevented the merger;

      -     by Ilion, if there has been a material adverse change in LTC; or

      -     by LTC, if there has been a material adverse change in Ilion.

BRIDGE FINANCING FROM ILION TO LTC; EFFECT OF TERMINATION OF THE MERGER

      Pursuant to the terms of a bridge loan financing agreement entered into as of November 29, 1999, Ilion has provided working capital to LTC. Ilion has advanced a total of $1,475,000 as of May 1, 2000 for working capital and $125,000 for the purchase of a packaging machine. In addition, Ilion has agreed to continue to advance to LTC funds required by LTC for ongoing employee, operating and administrative expenses excluding capital expenses until the closing of the merger.

      LTC estimates that approximately $250,000 per month will be required by LTC for working capital. Under the agreements with Ilion, LTC will offset a portion of the funds received by LTC upon the exercise of options and warrants against the funding otherwise required to be advanced by Ilion under the bridge financing agreement. If the merger does not close until February 2002, a total of approximately $5,250,000 will be required by LTC for working capital from June 2000 until February 2002.

      If the merger is not consummated for any reason, any advances from Ilion to LTC under the bridge loan financing agreement will be converted into LTC common stock at $0.10 per share, and except in the event of a default by Ilion under the merger agreement, Ilion will be issued warrants to purchase 7.5 million shares of LTC common stock exercisable at $0.15 per share until January 19, 2003, and Ilion will have a first option to purchase LTC's technologies and processes at market value if LTC decides to sell them, goes into receivership, liquidation or the like. If the merger agreement is terminated other than in the event of a default by Ilion, Ilion will also have the right and option to purchase LTC's pilot plant and equipment at book value as of the date of the merger agreement.

      In connection with the Bridge Loan, LTC has granted Ilion a non-exclusive worldwide license to use LTC's thin film technology and manufacturing methods solely as it relates to lithium-ion polymer batteries. Pursuant to the licensing agreement, Ilion will pay to LTC a royalty equal to the higher of one percent of the net sales price of each licensed product manufactured, sold or otherwise disposed of during the term of the licensing agreement or the rate that applies to any license agreement entered into subsequent to October 1, 1999 (which rate will apply retroactively to October 1, 1999). The funds advanced by Ilion to LTC under the Bridge Loan will be deemed as an advance payment of royalty fees due under the licensing agreement.

      LTC has also agreed to enter into a Security Agreement and Assignment of Lease in favor of Ilion upon the approval of the merger by the LTC stockholders (the "Approval Date"), pursuant to which LTC will grant Ilion a first priority security interest in all of the assets of LTC effective from the Approval Date until the closing of the merger (the "Security Agreement"). The Security Agreement will grant Ilion the right to foreclose on all of LTC's assets in the event of any bankruptcy of LTC or similar event. Pending the amendment of LTC's certificate of incorporation to increase the number of authorized shares of LTC common stock, the notes issued in connection with the bridge financing will be convertible into shares of LTC preferred stock having the economic and voting equivalent of the LTC common stock

      At May 1, 2000, Ilion held $1,600,000 of notes convertible into 16,000,000 shares of LTC common stock at a conversion price of at $.10 (which are only convertible in the event of a default or if the merger does not close by February 28, 2002 or is not approved by the LTC stockholders by July 31, 2000 or such later date agreed to by Ilion). LTC may issue up to approximately $5,250,000 of additional notes to Ilion from June 2000 until February 2002, convertible into 51,000,000 shares of LTC common stock at a conversion price of $.10 per share, and may issue to Ilion warrants to purchase 7,500,000 shares of LTC common stock exercisable at $0.15 per share. The notes will not be converted into LTC common stock if the merger is closed.

      The percentage ownership of LTC that Ilion will own if there is a default under the bridge financing agreement or in the event the merger is not closed will depend on the amount of funds advanced by Ilion to LTC. If Ilion advances another $5,250,000 in addition to the $1,600,000 advanced through May 1, 2000, and the notes were converted, Ilion would own approximately 68,500,000 shares of LTC common stock, which would represent approximately 58% of LTC's outstanding common stock on a fully diluted basis. If the merger is completed, the notes will not be converted into LTC common stock and no warrants will be issued to Ilion.

      The bridge financing agreement does not contain a maximum of the amount of funding that may be advanced under such agreement. Accordingly, there is no maximum number of notes that may be issued to Ilion. The amount of the notes will be related to the working capital requirements of LTC and the length of time until the merger is completed.

REGULATORY APPROVAL

      Other than filings to be made and approvals under certain state securities or "blue-sky" laws and the declaration of effectiveness of the registration statement relating to this proxy statement/prospectus, there are no federal or state regulatory requirements that must be compiled with or obtained in connection with the merger.

                                  CHAPTER FIVE

                  CERTAIN LEGAL INFORMATION AND EXCHANGE RATES

            DESCRIPTION OF ILION'S CAPITAL STOCK FOLLOWING THE MERGER

      (Explanatory Note - The following description of Ilion's capital stock assumes that Ilion has domesticated into Delaware and is based on the form of certificate of incorporation and bylaws that Ilion intends to adopt at the time of its domestication.)

GENERAL

      Under Ilion's form of certificate of incorporation, Ilion's Board of Directors has the authority to issue a maximum of 60,000,000 shares of Ilion common stock, par value $.01 per share, and 100,0000 shares of Ilion preferred stock, par value $.01 per share. As of May 1, 2000, there were issued and outstanding 24,193,079 shares of Ilion common stock and no shares of Ilion preferred stock.

COMMON STOCK

      Each holder of Ilion common stock is entitled to one vote for each share held on any matter submitted to a vote of Ilion stockholders, except for those matters for which only holders of a specified class of shares of Ilion are entitled to vote. Holders of Ilion common stock do not have cumulative voting rights. Holders of Ilion common stock are entitled to receive dividends when, as and if declared by Ilion's Board of Directors, out of funds legally available for their payment, subject to the rights of holders of any outstanding shares of Ilion preferred stock.

      In the event of the liquidation, dissolution or winding up of Ilion, the holders of Ilion common stock would be entitled to share ratably in all assets of Ilion available for distribution to such holders after the payment of all debts and other liabilities, subject to the prior rights of the holders of any outstanding series of Ilion preferred stock. The holders of Ilion common stock have no preemptive or subscription rights to purchase additional securities issued by Ilion nor any rights to convert their Ilion common stock into other securities of Ilion or to have their shares redeemed by Ilion.

      The outstanding shares of Ilion common stock are, and the shares of Ilion common stock to be delivered pursuant to the merger upon delivery will be, duly authorized, validly issued, fully paid and nonassessable.

      The outstanding shares of Ilion common stock are currently not publicly traded. The closing of the merger is conditional upon Ilion successfully completing its initial public offering in the United States and being listed on Nasdaq. Therefore, the shares of Ilion common stock to be delivered pursuant to the merger upon notice of issuance will be listed on Nasdaq. The Bank of New York, New York, N.Y. is the transfer agent and registrar for Ilion common stock.

PREFERRED STOCK

      Under Ilion's certificate of incorporation, Ilion's Board of Directors may issue preferred stock in one or more series and may determine the voting powers (if any) and the designations, preferences and special rights and qualifications of those series. If Ilion issue shares of preferred stock, the relative rights of Ilion common stock will be affected, depending upon the exact rights and powers Ilion's Board of Directors confers on the preferred stock.

                        COMPARISON OF STOCKHOLDERS RIGHTS

      After consummation of the merger, the holders of LTC common stock will become holders of Ilion common stock. Because LTC and Ilion are both Delaware corporations, the rights of LTC stockholders will continue to be governed by the Delaware General Corporation Law. Additionally, the rights of stockholders of LTC are presently governed by LTC's certificate of incorporation and bylaws. As stockholders of Ilion, their rights following the consummation of the merger will instead be governed by Ilion's certificate of incorporation and bylaws. There are no material differences between the rights of Ilion stockholders and LTC stockholders under their respective charters.

                                 EXCHANGE RATES

      Ilion publishes its Financial Statements in New Zealand dollars.

      Unless otherwise specified in this proxy statement/prospectus, references in this prospectus to "$," "US$" or "U.S. dollars" are to United States dollars and references to "NZ$" are to New Zealand dollars.

      The following table sets forth, for the periods and dates indicated, information concerning the rates of exchange of New Zealand dollars into U.S. dollars based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

-----------------------------------------------------------------------------------------
                                    AT
FISCAL YEAR ENDED MARCH 31,   PERIOD END      AVERAGE (1)        HIGH           LOW
-----------------------------------------------------------------------------------------
1995                            0.6549          0.6152         0.6549         0.5770
-----------------------------------------------------------------------------------------
1996                            0.6807          0.6650         0.6807         0.6502
-----------------------------------------------------------------------------------------
1997                            0.6947          0.6942         0.7108         0.6795
-----------------------------------------------------------------------------------------
1998                            0.5524          0.6276         0.6930         0.5524
-----------------------------------------------------------------------------------------
1999                            0.5340          0.5249         0.5555         0.4950
-----------------------------------------------------------------------------------------

(1) Represents the average of the noon buying rates on the last day of each month during the relevant period.

      On May 9, 2000, the noon buying rate was NZ$1.00 = US$0.4790

      For your convenience in some parts of this proxy statement/prospectus, Ilion has translated New Zealand dollars into U.S. dollars at the noon buying rate on December 31, 1999, which was NZ$1.00 = US$0.5234. In providing these translations Ilion is not representing that the New Zealand dollar amounts actually represent the U.S. dollar amounts indicated or that Ilion could have converted those New Zealand dollars to U.S.
dollars at the rate indicated.

           LISTING OF ILION; DELISTING AND DEREGISTRATION OF LTC STOCK

      It is a condition to the merger that the shares of Ilion common stock to be issued in the merger will be approved for listing on Nasdaq. Once the merger is completed, LTC common stock will no longer be traded in the over-the-counter market or on any exchange.

                                     EXPERTS

      The consolidated financial statements of LTC as of December 31, 1999 and for the years ended December 31, 1999 and 1998 and for the period from July 21, 1989 (date of inception) to December 31, 1999 except for the period from July 21, 1989 (date of inception) to December 31, 1996 included in this proxy statement/prospectus have been audited by Deloitte & Touche, LLP, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern). The consolidated financial statements of LTC for the period from July 21, 1989 (date of inception) to December 31, 1996 have been audited by Wiss & Company, LLP, as stated in their report included herein. Such consolidated financial statements of LTC are included herein in reliance upon the respective reports of such firms given upon their authority as experts in auditing and accounting. All of the foregoing firms are independent auditors.

      The financial statements of LTC for the period July 21, 1989 (date of inception) to December 31, 1996 included in this proxy statement/prospectus have been audited by Wiss & Company, LLP, independent certified public accountants, and have been so included in reliance upon the reports given upon the authority of that firm as experts in auditing and accounting.

      The financial statements of Ilion for the years ended March 31, 1999, 1998 and 1997 included in this proxy statement/prospectus have been audited by Horwath Porter Wigglesworth independent certified public accountants, and have been so included in reliance upon the reports given upon the authority of that firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the Ilion common stock to be issued in connection with the merger will be passed upon by Jones, Day, Reavis & Pogue.

      The material tax consequences of the merger are being passed upon for LTC by Moore Stephens, P.C. and for Ilion by Jones, Day, Reavis & Pouge.

                                   CHAPTER SIX

                           LITHIUM BATTERY TECHNOLOGY
                               AND MARKET OVERVIEW


OVERVIEW OF BATTERY TECHNOLOGY

      A battery is an electrochemical apparatus that stores energy and releases it in the form of electricity. A battery contains one or more individual battery cells, which are the energy source of the battery. The main components of a conventional battery cell are the anode, the cathode, the separator and an electrolyte.

      Upon discharge of the battery cell, the anode supplies a flow of electrons, known as current, to a device outside of the battery with the electron flow re-entering the battery cell at the cathode. As electrons flow from the anode to the device being powered by the battery, ions are released from the anode, cross through the electrolyte to the cathode. The separator acts as an insulator, preventing electrical contact between the anode and cathode inside the battery cell.

      There are two types of batteries, primary and rechargeable. A primary battery can not be recharged. Primary battery chemistries generally consist of carbon-zinc, alkaline or lithium.

      In contrast, rechargeable batteries can be recharged after being discharged and can be used again. Generally, discharge and recharge cycles can be repeated a number of times in rechargeable batteries, but the achievable number of cycles varies among competing technologies. All rechargeable batteries experience a small, measurable loss in energy capacity with each recharge and discharge cycle. Today the most prevalent rechargeable battery chemistries are nickel-cadmium, nickel-metal hydride and lithium-ion liquid. Rechargeable batteries generally can be used in all primary battery applications as well as portable computers, cellular telephones, camcorders and other consumer electronic products.

      The performance characteristics of rechargeable batteries are measured by several key parameters including design flexibility, energy density, cycle life and discharge rate.

      Design flexibility refers to the ability of rechargeable batteries to be made to fit the design of the consumer product. Thin profile batteries provide the design flexibility to enable increasingly small and lightweight electronic devices to be developed.

      Energy density refers to the total electrical energy stored in a battery per unit of weight or volume. High energy density batteries generally are longer lasting power sources providing longer operating times and necessitating fewer battery recharges. Lithium-ion batteries, by the nature of their electrochemical properties, are capable of providing higher energy density than comparably sized batteries that utilize other chemistries.

      Cycle life refers to the number of times a battery can be charged and discharged. Long cycle life is a preferred feature of a rechargeable battery because it allows the user to charge and recharge the battery many times before noticing a decrease in performance.

      Discharge rate refers to the rate at which a battery is able to release its energy. High discharge rates are critical in applications that require the delivery of high amounts of energy over brief intervals, such as digital cellular telephones.

INDUSTRY OVERVIEW

      The increasing power requirements of products such as portable computers, cellular telephones and camcorders have driven the development of rechargeable battery technology. Improvements in battery technology are rapidly integrated into new device designs.

      Portable computers and cellular telephones represent the largest and fastest growing segments of the portable electronic devices market. Worldwide sales for cellular telephones were approximately 90 million units in 1997 and are projected to reach 325 million units by the year 2001, representing a compounded annual growth rate of 37%. Worldwide sales for portable computers were approximately 13 million units in 1997 and are projected to reach 23 million units by the year 2001, representing a compounded annual growth rate of 19%. According to the Nomura Research Institute of Japan, the worldwide lithium-ion rechargeable battery market was estimated to be 200 million cells in 1997 and is expected to reach 300 million cells by the end of 2000. Currently the rechargeable battery market is dominated by three major battery chemistries. Measured as a percentage of total rechargeable battery sales in 1999, nickel cadmium has 17%, nickel-metal hydride has 20% and lithium-ion liquid has 63%. Two other technologies, sealed lead-acid and zinc air, have very low market share for portable applications.

Nickel-cadmium Batteries

      Nickel-cadmium batteries (introduced during the 1960s) were the first generation of rechargeable batteries and are the mostly widely used form of rechargeable battery. They are attractive on a cost basis relative to other rechargeable battery technologies and offer high discharge rates making them well suited for power-demanding applications such as power tools. However, they have significant performance limitations when compared to other battery technologies as they lose energy storage capacity at a greater rate (the so called memory effect) and have a high self-discharge rate so require frequent recharging. Nickel - cadmium batteries are also toxic. Increased environmental concerns have led some European countries to place restrictions on nickel-cadmium batteries due to disposal issues.

Nickel-metal Hydride Batteries

      Nickel-metal hydride batteries (first introduced in 1989) have gained considerable market acceptance. Nickel-metal hydride batteries offer twice the energy capacity of nickel-cadmium batteries on a volume basis. However, they have very high self-discharge rates. They are 25% more expensive than nickel-cadmium batteries and relatively difficult to recycle. Nickel-metal hydride, like nickel-cadmium batteries, contain heavy metals that have come under increased environmental regulation in recent years.

Lead-acid Batteries

      Automobiles have been the primary users of sealed lead-acid batteries since the turn of the century. Sealed lead-acid batteries for certain portable electronics devices have good power capability and are inexpensive, but are heavy, have very low cycle life and require special disposal management. Lead-acid batteries have not gained significant market acceptance in portable computers and wireless communications devices.

Zinc Air Batteries

      Rechargeable zinc air batteries, which entered the marketplace in 1994, provide long run time for notebook computers but have limited mass market appeal because of their low number of discharge cycles and their size, which requires them to be configured as "clip-ons" using plugs or jacks rather than as an integrated product.

Lithium Batteries

      Lithium-ion liquid technology, in a cylindrical form, offers the highest energy density of all commercial rechargeable technologies on the market today. On a weight basis, the technology offers two to three times the energy content of nickel-cadmium. The higher voltage typically allows the design of battery packs with fewer cells than nickel-based technologies.

      Rechargeable battery technology utilizing polymer (solid) electrolytes rather than liquid electrolytes have been under development since the late 1970s. The attraction of this technology is its ability to produce thin, flat batteries, which can be more efficiently packaged than liquid electrolyte cells, resulting in higher energy density than liquid cell battery packs. Polymer electrolytes are also more stable than Lithium ion liquid technologies, which require constant monitoring and management within the battery itself to minimize the possibility of an explosion. Lithium based technologies are expected to experience significantly higher growth rates than either of the nickel based technologies. According to Nomura Research Institute, production of lithium-ion liquid cells has increased from just 15 million cells in 1994 to around 250 million cells in 1998. Kline & Company predicts the market for lithium-ion polymer batteries will grow to approximately $4.4 billion in 2007, making it the fastest growing projected segment of the high performance rechargeable battery market.

      The market for lithium batteries is broken into two major segments, the portable electronic goods segment, which comprises cellphones, portable computers and camcorders ("Portable Applications"), and the emerging automotive segment, which comprise electric scooters and bikes, hybrid electric vehicles and electric vehicles ("Automotive Applications"). There is also a potential market for niche portable products such as home and garden products, medical devices and power tools. In addition, there is also a potential market for large energy storage and distributed applications.

      Portable Applications

      Lithium-ion liquid batteries were first introduced into the portable application marketplace in the early 1990's by Sony. The market for lithium-ion liquid batteries grew steadily until the end of 1995, at which point Sony and a number of other Japanese electronics manufacturers experienced rapid growth. The dominance of these Japanese companies continues to this day, with six Japanese companies controlling approximately 97% of the world's lithium-ion liquid battery supply in 1999. Many of the large volume producers of lithium-ion liquid batteries, such as Sony and Panasonic (Matsushita), are also large volume producers of nickel-metal hydride batteries.

      Automotive Applications

      Electric powered vehicles using lead acid battery technology were among the first vehicles to displace the horse and cart. Even today, the same lead-acid battery chemistry is being used by General Motors in its EV-1 state-of-the-art electric vehicle. The only all-electric vehicle in commercial production is the Honda EV-Plus, which is powered by nickel-metal hydride batteries.

      Due to the high costs associated with electric vehicles, hybrid electric vehicles are leading the commercialization path for cars powered by electricity. The most successful, with approximately 25,000 unit sales to date has been the Toyota Prius, which uses nickel-metal hydride batteries as a cost effective means of doubling the fuel efficiency of a standard petrol engine. The success of the Prius has prompted Ford, Honda, Mitsubishi and Nissan to announce rival hybrid electric vehicle programs. The latter two companies have announced they will use lithium-ion liquid as their battery chemistry.

      Ilion believes that lithium batteries are currently the only batteries that are able to meet the performance requirements required for the large-scale commercial production of pure electric vehicles. However, lithium batteries are not used in electric vehicles because they are approximately four times more expensive than lead-acid batteries and other possible battery chemistries. With lithium-ion liquid batteries holding two to three times the energy by weight of nickel-metal hydride, it is mainly cost and safety issues that are preventing lithium batteries from widespread application in electric vehicles.

      The United States Advanced Battery Consortium believes that the key price parameter for an electric vehicle is $150/kWh, or less than $1 per cell for a standard 18650 lithium-ion cell. In 1999 lithium-ion cells sold for approximately $4 per cell. Based on the 1999 price of lithium-ion liquid cell prices, the cost of a lithium-ion battery for an electric vehicle requiring 30kWh of energy storage capacity would be approximately $18,000.

      Other Applications

      The high energy density characteristics of lithium batteries gives rise to a number of potential product applications that would not be feasible with other types of batteries, enabling the development of products that could not previously be powered by battery power, including large-scale applications, such as energy storage.

                                  CHAPTER SEVEN

                                 LTC'S BUSINESS

OVERVIEW

      Lithium Technology Corporation is in the late stages of developing and seeking to commercialize a new generation of high performance, solid state rechargeable lithium ion polymer batteries for portable electronics devices and other applications such as the rapidly emerging hybrid electric vehicle market. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4"). LTC's patented and proprietary technology uses high performance fibers in composite battery structures and low cost continuous flow fiber web coating and handling processes for manufacturing. These new batteries represent a significant benefit to the end-user in terms of longer run times and thinner, flatter, lighter-weight form factors.

      LTC is a corporation organized under the laws of the State of Delaware on December 28, 1995. LTC's predecessor -- Lithium Technology Corporation (a Nevada corporation previously named Hope Technologies, Inc.) -- merged with and into LTC in a reincorporation merger that became effective on February 8, 1996. In connection with the reincorporation on February 8, 1996, LTC also implemented a recapitalization of its outstanding common stock and convertible preferred stock, a reverse stock split, the ratification of an amendment to LTC's 1994 Stock Incentive Plan, and ratification of a Directors Stock Option Plan. Until 1994, LTC was called Hope Technologies, Inc., consisting of two subsidiaries:
Hope Industries, Inc. and Lithion Corporation. Hope Industries was the operating arm of LTC and it manufactured professional and industrial photoprocessing and X-ray equipment. Lithion was engaged in rechargeable battery research and development. By the end of 1993, Hope Industries was divested and since such time LTC has focused on commercialization of battery technology and developing strategic alliance partners of global prominence. LTC currently has one subsidiary, Lithion Corporation, which is wholly-owned by LTC.

DEVELOPMENT AND COMMERCIALIZATION PLAN

      LTC's strategy is to commercialize and produce a new generation of solid state lithium polymer battery cells based on seventeen years of research and development and a strong patent portfolio covering both the battery construction and manufacturing process unique to the battery industry. The proprietary technology uses high performance fibers in composite battery structures and low-cost lithium coating/handling methods for manufacturing. This technology encompasses lithium-ion polymer batteries (market entry in 2000) and lithium alloy polymer batteries (market entry in three to five years). LTC's target market is hybrid electric vehicles and mobile computing and communications applications which showcase LTC's thin, flat lightweight and long run-time cells.

      During March 1996, a continuous flow coating/laminating pilot line - sometimes referred to as the Demonstration Manufacturing Facility ("DMF") -- was installed by LTC. This line has been used to further define LTC's manufacturing technology and to sharpen manufacturing cost estimates. Through equipment augmentation and upgrade, this line is in the process of transitioning to the "Plymouth Meeting Manufacturing Plant" (sometimes also referred to as the "PMMP") which LTC expects will serve as the production facility for battery cells which will be assembled into battery packs for Original Equipment Manufacturer ("OEM") customers.

      Subject to the uncertainties discussed herein, it is anticipated that the PMMP will cost approximately $4.0 million to complete in 2000 including manufacturing equipment meeting applicable environmental regulatory standards. The Board of Directors of Ilion has approved the purchase of the equipment necessary to complete the PMMP. The equipment will be owned by Ilion and located within LTC's existing facility in Plymouth Meeting, Pennsylvania. There can be no assurance that LTC will be able to achieve the technological breakthroughs that will be necessary in order to ultimately achieve commercialization or generate revenues in order to sustain LTC's ongoing research and development phase or that Ilion will provide all of the financing and equipment necessary to complete the PMMP.

      As of December 31, 1999, LTC had not generated any significant product revenues and had no commercial operations. To date, LTC has delivered limited quantities of its battery cells to selected OEMs for evaluation. Based upon the performance of LTC's battery cells and its unique manufacturing technology, a top ten personal computer manufacturer (the "PC OEM") is working with LTC to incorporate LTC's lithium-ion polymer batteries into an advanced notebook computer. Subject to successful qualification of LTC's battery and the ability to meet the OEM's volume production needs, LTC anticipates entering into a definitive supply agreement with the PC OEM or a comparable OEM.

      LTC's development and commercialization plan currently has the following milestones:

            (1) hand-made call samples tested by potential strategic partners in 1995 (accomplished);

            (2) installation of a pilot line continuous flow coating laminating unit in 1996 (accomplished);

            (3) upgrade of the pilot line and distribution of lithium-ion polymer call samples produced on the pilot line to selected OEMs beginning in early 1997 (accomplished);

            (4) distribution of prototype battery cells to selected OEMs in early 1998 (on-going);

            (5) installation of packaging equipment and environmental control equipment to achieve EPA compliance at the Plymouth Meeting manufacturing plant (fourth quarter 1999 - second quarter
                  2000);

            (6)   initial commercial production at PMMP in 2000; and

            (7) joint venture manufacturing or technology licensing arrangements in Asia, the United States and Europe in the 2001-2002 timeframe, with revenue sharing or licensing royalties based on the use of the combined technologies of LTC and Ilion.

      LTC estimates that completion of phases (5) and (6) will cost LTC approximately $4.0 million in capital expenditures. There can be no assurances that LTC will meet these development milestones on the time schedule outlined above.

      Until the completion of the merger, LTC and Ilion are working together as partners in leveraging their combined vertical integration capabilities encompassing advanced materials, composite fiber web cell structures and web handling manufacturing processes to pursue global market opportunities involving portable electronics and hybrid electric vehicle battery applications. The two companies intend to establish joint venture manufacturing or technology licensing relationships at selected locations worldwide.

LTC'S TECHNOLOGY

      LTC's proprietary new battery is based upon an integrated approach employing a patented lithium alloy or composite fiber web anode, composite polymer electrolyte, and a composite fiber web cathode. It is truly a "solid state" battery in comparison to traditional liquid electrolyte technology. LTC's battery cells offer distinctly superior energy density, low self-discharge, design flexibility, and low manufacturing cost in comparison to existing and emerging battery technologies. Of equal significance, the cells are environmentally friendly, with no toxic metals such as mercury, cadmium, or lead.

      LTC holds 22 issued and ten pending U.S. patents on critical composition, process, and packaging aspects of the battery. LTC's lithium-ion polymer battery and lithium alloy polymer battery are comprised of thin, laminated cells or bicells.

      LTC's use of thin, laminated, composite layers (e.g., thin, lightweight fibers embedded in active solid material matrices) is different from competitive methods which utilize thin-film extrusion, coating technology and metal grids. This composite formulation improves conductivity, stability, resistance to shorting, reliability, uniformity and manufacturability. The composite structures also permit relatively simple production processes, which form the basis for successful scale-up and ultimately, very low costs. The processing scheme uses proven and well understood "web handling" technology that results in a uniform thickness across the web, low cost high yield production and more consistent performance of the battery product.

      LTC's lithium-ion polymer technology has an energy density advantage because of the lightweight fiber web construction and a production cost advantage because of the web-carrier/substrate-based continuous flow, high speed coating and laminating manufacturing process. The advantages of LTC's lithium-ion polymer technology are as follows:

-     Lower Cost Manufacturing Process

|_|   Web Coating Enables Easier Cell Assembly

|_|   Fewer Laminate Components

|_|   Fewer Process Steps

|_|   Better Bonding

|_|   Better Structural Stability

|_|   Lower Defect Rate/Higher Yields


-     Superior Battery Performance

|_|   Fibers Webs Give Higher Energy Density Than Metal Grids

|_|   Better Pulse Discharge Rate

|_|   Equivalent Cycle Life

      Although there are other companies working on lithium metal polymer technology in the laboratory, LTC believes that its design is superior due to:
(1) its patented "fireproof" lithium alloy anode which provides improved cycle life (i.e. it resists dendrite growth which is a cause of internal shorts and life limitations); (2) its composite electrolyte which yields a more rugged design with lower production costs; (3) its highly efficient composite cathode;
(4) its lithium anode sealing tape which dramatically improves the safety profile, while improving its productability; and finally, (5) LTC's lithium alloy polymer battery uses low-cost thermal curing of the polymer as opposed to expensive and complicated electron beam methodology. Patents are in place for all critical aspects of this technology.

      LTC's manufacturing process is based on conventional and proven "web-handling" technology widely used in the paper coating, textile, floor covering and other industries. The pilot line has now demonstrated all unit operations and validated quality and cost data.

INTELLECTUAL PROPERTY

      LTC holds 22 issued U.S. patents and has ten pending patent applications on its technology. LTC also has other proprietary knowledge that is in the patent disclosure stage or that it protects as trade secrets. LTC's early patents relate to materials and construction for lightweight solid-state rechargeable batteries. The later patents and applications relate to improvements to the technology contained in the first patent or to other key aspects of rechargeable battery technology. In 1998, two patents were issued which gave LTC patent protection on the use of metalized fiber webs for building electrodes and separators. These metalized webs, which are now being incorporated into LTC's composite cell structures, provide superior conductivity and further simplify the manufacturing process.

      There are other companies with lithium-polymer battery technology patents; however, LTC believes its patents to be unique from those of its competitors in that they focus upon the manufacturing process for a composite cathode structure, composite electrolyte structure, alloy anode and packaging. The earliest of LTC's patents expires 2003. There is no current or, to LTC's knowledge, threatened litigation on its patents. See "LTC's Business -- Competition".

      The following table sets forth the U. S. patents currently held by LTC:

         Patent Number                      Title
         -------------                      -----
         4,576,883     Cathode Composition and Method for Solid State LTC Battery

         4,794,059     Lightweight Solid State Rechargeable Batteries

         4,808,496     Electrode Construction for Solid State Electrochemical Cell

         4,861,690     Lightweight Battery Construction

         4,960,655     Lightweight Batteries

         5,006,431     Solid State Polymer Electrolyte for Batteries

         5,057,385     Battery Packing Construction

         5,057,651     Lightweight Electroconductive Wire

         5,102,752     Solid State Composite Electrolyte for Batteries

         5,350,647     Electrodes for Electrochemical Devices

         5,378,558     Solid State Composite Electrolyte for Electrochemical Devices

         5,422,200     Battery Packaging Construction for Alkali Metal Multicell Batteries

         5,443,602     Apparatus and Method for Automatic Mass Production and Packaging
                       of Electrochemical Cells

         5,521,023     Composite Electrolytes (CIP of Serial No. 08/001,145)

         5,529,707     Lightweight Composite Polymeric Electrolytes for Electrochemical
                       Devices

         5,597,658     Rolled Single Cell and Bi-Cell Electrochemical Devices and Method
                       of Manufacturing Same

         5,650,243     Battery Packaging Construction using Flexible Plastic Barrier
                       Structures

         5,655,313     Apparatus for Fluidized, Vacuum Drying and Gas Treatment for
                       Powered Granular, or Flaked Material

         5,705,084     Polymer Alloy Electrolytes For Electrochemical Devices

         5,747,195     Current Collectors For High Energy Density Cells

         5,750,289     Lightweight Current Collectors and Carriers For Electrochemical
                       Devices

         5,925,483     Multi-Layer Polymer Electrolytes For Electrochemical Devices

         4,997,732     Battery in a Vacuum Sealed Enveloping Material and Process for
                       Making the Same (1)


(1) U.S. Patent No. 4,997,732 is held by Valence Technologies, Inc. LTC has rights relating to this Patent under the cross-licensing agreement, dated July 22, 1997, between LTC and Valence Technologies, Inc.

      With respect to licensing relationships, LTC has: (i) granted a license to Valence Technology Corporation with respect to certain technology and entered into a cross-license with Valence with respect to certain technology; and (ii) granted certain license/distributorship option rights pursuant to a Japanese consortium technology development agreement entered into in 1996.

TECHNOLOGY DEVELOPMENT HISTORY

      LTC's advanced rechargeable battery technology is based on nearly seventeen years of specific research and development and over forty years of experience in plastics, thin films and emulsions. With the divestiture of Hope Industries in late 1993, LTC successfully raised capital from outside sources, narrowed LTC's focus, and renewed development of its rechargeable battery technology.

      - During 1994, LTC was re-staffed with needed technical personnel, and critical research, including historical test data such as capacity and cycle life, was reconfirmed.

      - During 1995, LTC concentrated its efforts on improving its base line technology in the crucial areas of weight reduction, design flexibility, rechargeability, self-discharge, safety, capacity and cycle life.

      - During 1996, LTC advanced its technology by developing a solid state lithium-ion polymer cell using proprietary web structures in both the anode and cathode with excellent cycle life and which demonstrate the utility of LTC's manufacturing process technology for lithium-ion polymer cells.

      - In March 1996, a prototype continuous flow coating and laminating pilot line was installed. Since then, the pilot line has been undergoing continuing upgrade and trial runs.

      - In 1997, distribution of lithium-ion polymer cell samples processed on the pilot line commenced to selected OEMs.

      - During 1998, development and distribution of prototype battery cells and packs commenced to certain OEMs and is on-going. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4").

      - As of December 31, 1999, LTC had not generated any product revenues and had no commercial operations.

      - In January 2000, LTC took delivery of a semiautomatic cell packaging and filling machine. This state-of-the art machine inserts LTC's thin flat lithium-ion cells into a pouch package, adds the polymer electrolyte and then seals the package. Its configuration is optimized for LTC's unique large footprint cells, which will be the common building blocks for notebook computer, PDA and hybrid electric vehicle battery applications.

COMPETITION

      There are a number of emerging battery technologies that offer performance improvements over those that dominate the market today. The principal competitive rechargeable technologies are nickel-cadmium ("NiCad"), sealed lead acid, nickel-metal hydride, zinc air and liquid electrolyte lithium-ion batteries. NiCad batteries are still the most widely used rechargeable batteries in the consumer electronics market, but for wireless communications and portable computer applications, nickel-metal hydride and liquid lithium-ion now have dominant market share; moreover, lithium-ion is beginning to eclipse nickel-metal hydride, particularly for high-end applications.

Nickel-Cadmium

      Nickel-cadmium batteries have experienced evolutionary improvement. However, even with capacity improvements, NiCad batteries still have significant inherent user limitations. The batteries lose energy storage capacity on each recharge, have a high self-discharge rate, and cadmium is toxic and difficult to recycle. Some states are beginning to place restrictions on NiCad batteries due to disposal issues.

Nickel-Metal Hydride

      Nickel-metal hydride ("NiMH") batteries, first introduced in 1989, are being produced in large volume by a number of battery companies. The advantage of NiMH batteries is that they have twice the capacity of NiCad batteries. However, they cannot discharge as quickly, have slower recharge times, and are currently twice as expensive as NiCad batteries. They also have a very high self-discharge rate of 10-25% per month.

Lead Acid

      Automobiles have been the primary users of unsealed, lead batteries since the turn of the century. There have been only incremental improvements in this technology. Sealed lead acid batteries for certain portable electronics devices are inexpensive, but relatively heavy. They have good power density and good discharge capability, but have very low cycle life and require special disposal management.

Zinc Air

      Zinc Air batteries, which entered the marketplace in 1994, provide long run time for notebook computers but have limited mass market appeal because of their high weight, volume and cost, and their configuration as a "clip-on" using plugs or jacks rather than as an "integrated" product.

Lithium-ion (Non-Polymer Configuration)

      Lithium-ion rechargeables, pioneered by Sony and introduced in 1991, have a high energy density, but less than that of solid polymer lithium metal technology projected to enter the market in the next three to five years. Lithium-ion technology also has a higher self-discharge rate than NiMH and is more expensive. Since lithium-ion cells are not tolerant of overcharge or overdischarge, more sophisticated electronics are required in the battery pack.

    Lithium-ion (Polymer)

      This is a solid state version of lithium-ion, as developed and licensed by Telcordia and others, but is not yet in the marketplace in commercial quantities. It has form factor, weight, performance and safety advantages over liquid electrolyte lithium-ion as well as comparable energy density and self-discharge properties.

      There are a number of companies that have announced initiatives to enter the lithium polymer battery business. Small firms such as HET (a division of Thomas & Betts) and Shubila reportedly have entered the marketplace with small volumes of hand-made cellular phone cells. Panasonic (Matsushita) also entered the market with cellular phone batteries in late 1999, but apparently suspended production due to performance problems. As of early 2000, there are unconfirmed reports that Panasonic has resumed such production. Sony, Ultralife and Valence have each announced that they are ready to enter the marketplace with cellular phone cells/batteries. Several other companies have indicated that they have polymer development activities underway in preparation for entering the marketplace. As is the case with liquid lithium ion cells, the market is big enough for multiple players and there will be many opportunities for high margin niche applications in addition to the large volume cellular phone market segment. Moreover, LTC believes that its patented and proprietary fiber web cell structures and fiber web substrate-based manufacturing process provide market differentiation, particularly in the area of consistent, uniform large footprint 9Ah cells that can be the common building block for notebook computer and hybrid electric vehicle batteries.

RAW MATERIALS

      Certain materials used in LTC's products are available only from a limited number of sources. The industry currently has sufficient capacity to meet LTC's needs. LTC also believes that Ilion's direct access to sources of lithium raw materials should provide additional sources of raw materials. However, there can be no assurances that sources and the currently adequate supply of raw materials will continue.

EQUIPMENT AND FACILITIES

      LTC has outfitted a modern research and development facility with appropriate equipment and instrumentation. At 12,400 square feet, this modern facility has sufficient space to meet LTC's near-term needs. In January 2000, LTC received a semiautomatic cell packaging and filling machine. Together with the coating equipment and lamination equipment previously installed, this new piece of equipment is one of the central elements of LTC's capital investment program to expand and upgrade its continuous flow production line.

EMPLOYEES

      During the last six years, LTC hired a new management team and a core technical staff. The staff has expertise in technology, commercialization, process development, battery engineering, electrochemistry international marketing, fund-raising and strategic alliance development. As of December 31, 1999, LTC had a total of 15 employees, of whom 14 were employed full-time by LTC.

GOVERNMENT REGULATION, SAFETY, ENVIRONMENTAL COMPLIANCE

      LTC's products incorporate lithium, which is known to cause explosions and fires if not properly handled. Although LTC believes that its batteries do not present safety risks substantially different from those inherent in currently-marketed lithium-ion batteries, there can be no assurance that safety problems will not develop in the future. LTC intends to incorporate safety policies in its manufacturing processes designed to minimize safety risks, although there can be no assurance that an accident in its facilities will not occur. Any accident, whether occasioned by the use of a battery or LTC's manufacturing operations, could result in significant production delays or claims for damages resulting from injuries, which would adversely affect LTC's operations and financial condition.

      Prior to the commercial introduction of LTC's batteries into a number of markets, LTC will seek to obtain approval of its products by one or more of the organizations engaged in testing product safety, such as Underwriters Laboratories. Such approvals could require significant time and resources from LTC's technical staff and, if redesign were necessary, result in a delay in the introduction of LTC's products.

      Pursuant to the regulations of the United States Department of Transportation ("DOT"), a permit is required to transport lithium across state lines. The International Air Transport Association ("IATA") similarly regulates the international shipment of lithium. Although LTC believes that DOT has granted permits for, and IATA has allowed, the transport of rechargeable lithium-based batteries to be shipped or used by the general public, there can be no assurance that DOT or IATA will grant such a permit to LTC or that changes in such regulations, or in their enforcement, will not impose costly requirements or otherwise impede the transport of lithium. In addition, the DOT and IATA approval processes will require significant time and resources from the LTC's technical staff and if redesign were necessary, could delay the introduction of LTC's products.

      Various regulatory agencies will have jurisdiction over the operation of any manufacturing facilities established by LTC. Because of the risks generally associated with the use of lithium, LTC expects rigorous enforcement. No assurance can be given that LTC will not encounter any difficulties in complying with applicable health and safety regulations.

      Federal, state and local regulations impose various environmental controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium-polymer batteries. Although LTC believes its activities will conform to current environmental regulations, there can be no assurances that changes in such regulations will not impose costly equipment or other requirements. Any failure by LTC to adequately control the discharge of hazardous wastes could also subject it to future liabilities.

PROPERTY

      LTC leases a 12,400 square foot research facility and corporate headquarters in a free-standing building at 5115 Campus Drive in Plymouth Meeting, Pennsylvania pursuant to a Lease Agreement dated July 22, 1994, between PMP Whitemarsh Associates and LTC and Addendum thereto dated July 22, 1994, as extended.

      The lease had an initial five year term (which expired on October 31, 1999) and has an additional five year extension option. LTC is required to give six months notice of its intention to exercise the five year extension or of its intention not to extend the lease. PMP Whitemarsh Associate has agreed by letter, dated February 3, 2000, to give LTC until July 31, 2000 to exercise the lease option or give the six month notice of termination.

LEGAL PROCEEDINGS

     LTC is not a party to any material legal proceedings.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LTC

      The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

GENERAL AND PLAN OF OPERATION

      LTC is a development stage company engaged in the business of developing and seeking to commercialize unique, solid state, lithium-ion polymer batteries for portable electronic devices and other applications such as the rapidly emerging hybrid electric vehicle market. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4"). LTC's patented and proprietary technology uses high performance fibers in composite battery structures and low cost continuous flow fiber web coating and handling processes for manufacturing. These new batteries represent a significant benefit to the end-user in terms of longer run times and thinner, flatter, lighter-weight form factors.

      LTC's strategy is to commercialize and produce a new generation of solid state lithium polymer batteries based on seventeen years of research and development and a strong patent portfolio covering both the battery construction and manufacturing process unique to the battery industry. The proprietary technology uses high performance fibers in composite battery structures and low-cost lithium coating/handling methods for manufacturing. This technology encompasses lithium-ion polymer batteries (market entry in 2000) and lithium alloy polymer batteries (market entry in three to five years). LTC's target market is hybrid electric vehicles (HEVs) and mobile computing and communications applications which showcase LTC's thin, flat lightweight and long run-time cells.

      During March 1996, a continuous flow coating/laminating pilot line was installed by LTC. This pilot line has been used to further define LTC's manufacturing technology and to sharpen manufacturing cost estimates. Through equipment augmentation and upgrade, this pilot line is in the process of transitioning to LTC's manufacturing plant in Plymouth Meeting, Pennsylvania, which LTC expects will serve as the production facility for battery cells, which will be assembled into battery packs for original equipment manufacturer ("OEM") customers.

      Subject to the uncertainties discussed herein, it is anticipated that LTC's manufacturing plant will cost approximately $4.0 million to complete in 2000 including manufacturing equipment meeting applicable environmental regulatory standards. Ilion's Board of Directors has approved the purchase of the equipment necessary to complete LTC's manufacturing plant. The equipment will be owned by Ilion and located within LTC's existing facility in Plymouth Meeting, Pennsylvania. There can be no assurance that LTC will be able to achieve the technological breakthroughs that will be necessary in order to ultimately achieve commercialization or generate revenues in order to sustain LTC's ongoing research and development phase or that Ilion will provide all of the financing and equipment necessary to complete LTC's manufacturing plant.

      LTC has been unprofitable since inception, expects to incur substantial additional operating losses over the next few years and needs significant additional financing to continue the development and commercialization of its technology. LTC does not expect to generate any significant revenues from operations during the fiscal year ending December 31, 2000.

LIQUIDITY, CAPITAL RESOURCES, AND FINANCIAL CONDITION

      LTC has financed its operations since inception with convertible debt and private placements of common and preferred stock and has raised approximately $16.0 million, including $818,00 from Ilion as of December 31, 1999.

      At December 31, 1999, LTC had cash and cash equivalent of $38,000, fixed assets of $430,000 and other assets of $21,000. LTC's total liabilities were $1,448,000, consisting of accounts payable, accrued salaries, accrued expenses in the amount of $630,000 and convertible promissory notes payable to Ilion in the amount of $818,000. LTC had a working capital deficit of $553,000 on December 31, 1999, as compared to $513,000 in working capital on December 31, 1998.

      LTC's cash and cash equivalents decreased by approximately $1,035,000 from December 31, 1998 to December 31, 1999. The working capital deficit and decrease in cash and cash equivalents is attributable primarily to normal on-going activities of the business.

      LTC's stockholders' deficiency was $920,000 at December 31, 1999, after giving effect to an accumulated deficit of $47,760,000, which consisted of $40,895,000 accumulated deficit during the development stage from July 21, 1989 through December 31, 1999, and $6,865,000 accumulated deficit from prior periods. LTC expects to incur substantial operating losses as it continues its commercialization efforts.

      Pursuant to the terms of a bridge loan, Ilion has agreed to advance working capital to LTC until the closing of the merger. Ilion has advanced a total of $1,475,000 as of May 1, 2000 for working capital and $125,000 for the purchase of a packaging machine. In addition, Ilion has agreed to advance to LTC ongoing funds required by LTC for ongoing employee, operating and administrative expenses excluding capital expenses. Beginning in October 1999, and until the closing of the merger, Ilion has provided and will continue to provide working capital for LTC. LTC believes that provided Ilion advances the needed working capital to LTC until the consummation of the merger, LTC will have sufficient capital resources to meet its needs and satisfy its obligations through the date of the merger. LTC does not currently have sufficient cash to achieve all its development and production objectives.

RESULTS OF OPERATIONS

      LTC had no revenues from commercial operations in 1999 and 1998. Engineering, research and development expenses were $1,385,000 in 1999 compared to $1,899,000 in 1998. The decrease of $514,000 was due primarily to decreased lab supplies and consulting expenses.

      General and administrative expenses were $1,501,000 in 1999 compared to $1,770,000 in 1998. The decrease of $269,000 was due to decreased consulting expenses and amortization of debt issue costs.

      Stock based compensation expense of $1,769,000 was recorded in 1999. Of this amount, $1,167,000 was related to a private placement offering of common stock of LTC and $602,000 was related to the decrease in price of all outstanding warrants to $0.15 per share.

      Interest expense decreased to $7,000 (net of interest income of $21,000) in 1999 compared to $341,000 (net of interest income of $126,000) in 1998. The decrease in interest expense is attributable to the conversion of LTC's convertible term notes into common stock.

                          EXECUTIVE COMPENSATION OF LTC

      The following table sets forth information concerning the compensation paid by LTC during the three years ended December 31, 1999 to (i) the Chief Executive Officer of LTC and (ii) all other executive officers of LTC, or any of its subsidiaries, who were serving in such capacity during 1999 and received total salary and bonus in excess of $100,000 during fiscal year 1999 (collectively, "Named Executive Officers").

SUMMARY COMPENSATION TABLE


                                                                        Long-Term
                                                                       Compensation
                                             Annual                  Awards Securities
Name and Principal                       Compensation                   Underlying
Position                          Year       Salary       Bonus       Options/Sars (#)
--------                          ----       ------       -----       ----------------
David J. Cade, Chairman of        1999     $156,667      $     0        165,000 (2)
    the Board and Chief           1998     $148,750      $     0        528,029 (3)
    Executive Officer (1)         1997     $140,000      $15,000        316,001 (4)

George R. Ferment,                1999     $146,667      $     0        165,000 (5)
    President, Chief Operating    1998     $138,750      $     0        528,029 (6)
    Officer and Chief             1997     $130,000      $15,000        316,000 (7)
    Technical Officer

Thomas R. Thomsen,                1999     $154,166 (8)  $     0              0
    Chairman of the Board of      1998     $185,000 (8)  $     0        310,000 (9)
    Directors and Chief           1997     $185,000 (8)  $     0        413,334 (10)
    Executive Officer through
    October 31, 1999

(1)   Mr. Cade was appointed Chief Executive Officer of LTC on November 1, 1999.

(2) Mr. Cade was granted 165,000 stock options on September 27, 1999 at an exercise price of $0.26 per share.

(3) Mr. Cade was granted 528,029 stock options on December 18, 1998 at an exercise price of $0.28 per share.

(4) Mr. Cade was granted 133,333 stock options on July 24, 1996 at an exercise price of $1.33 and 55,981 stock options on December 11, 1996 at an exercise price of $0.78. These 189,314 stock options and 166, 667 stock options granted in 1994 and 1995 were cancelled on November 1, 1997 and replaced the same day with a grant of 355,981 stock options exercisable at $0.58 per share in connection with the repricing of employees' options. Mr. Cade was granted 316,001 stock options on December 2, 1997 at an exercise price of $1.00. The foregoing 671,982 options were repriced to $.26 on September 27, 1999 in connection with the repricing of employees' options under the 1994 Stock Plan.

(5) Dr. Ferment was granted 165,000 stock options on September 27, 1999 at an exercise price of $0.26 per share.

(6) Dr. Ferment was granted 528,029 stock options on December 18, 1998 at an exercise price of $0.28 per share.

(7) Dr. Ferment was granted 133,333 stock options on July 24, 1996 at an exercise price of $1.33 and 88,037 stock options on December 11, 1996 at an exercise price of $0.78. These 221,370 stock options and 166,668 stock options granted in 1994 and 1995 were cancelled on November 1, 1997 and replaced the same day with a grant of 388,038 stock options exercisable at $0.58 per share in connection with the repricing of employees' options. Dr. Ferment was granted 316,000 stock options on December 2, 1997 at an exercise price of $1.00. The foregoing 704,038 options were repriced to $.26 on September 27, 1999 in connection with the repricing of employees' options under the 1994 Stock Plan.

(8) Based on Mr. Thomsen's annual salary of $185,000 as provided for in his employment agreement dated May 5, 1996. Mr. Thomsen volunteered to defer his annual salary until October 1997 and again in October 1998. LTC has been accruing the full amount of his annual salary during this period. In 1997, the Board of Directors approved the issuance of 246,623 shares of LTC's common stock to Mr. Thomsen in satisfaction of $100,000 of accrued but unpaid salary. Effective November 1, 1999, Mr. Thomas R. Thomsen elected to step down as the Chairman and Chief Executive Officer of LTC. The Board of Directors approved the payment of the $366,000 in deferred salary owed to Mr. Thomsen through November 1, 1999, fifty percent in cash and fifty percent in common stock of LTC at $.2750 per share (the closing sale price on November 1, 1999). The Board also approved the acceleration of the vesting of the options owned by Mr. Thomsen as of November 1, 1999.

(9) Mr. Thomsen was granted 310,000 stock options on December 18, 1998 at an exercise price of $0.28 per share.

(10) Mr. Thomsen was granted 13,334 stock options on February 22, 1995 exercisable at $3.00 per share. These 13,334 stock options were cancelled on February 8, 1996 and replaced the same day with a grant of 13,334 stock options exercisable at $0.90 per share in connection with the repricing of directors' options. On May 9, 1996, Mr. Thomsen was granted 400,000 stock options exercisable at $2.5625 per share pursuant to Mr. Thomsen's employment agreement. These 400,000 stock options were cancelled on November 1, 1997 and replaced the same day with a grant of 400,000 stock options exercisable of $0.58 per share in connection with the repricing of employees' options. The foregoing 400,000 options were repriced to $.26 on September 27, 1999, in connection with the repricing of employees' options under the 1994 Stock Plan.

OPTION GRANTS IN FISCAL YEAR 1999

1994 STOCK INCENTIVE PLAN

      In February 1994, the Board of Directors of LTC established the 1994 Stock Incentive Plan (the "1994 Stock Plan") to aid LTC in attracting, retaining and motivating officers and key employees, whether or not they are directors of LTC, and consultants and other advisors to LTC by providing them with incentives for making significant contributions to the growth and profitability of LTC. In February 1994, the number of shares available for issuance of awards granted under the 1994 Stock Plan was increased to 2,666,667 from 1,333,333. On December 2, 1997, the Board of Directors approved an increase of the number of shares available for issuance of awards granted under the 1994 Stock Plan to 5,333,334, subject to approval by LTC's shareholders. The 1994 Stock Plan terminates in February 2004. The 1994 Stock Plan is administered by a Committee of the Board, currently consisting of Ralph Ketchum.

      The 1994 Stock Plan authorizes LTC to grant stock options, both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options, SARs and awards payable in stock, restricted stock or cash. All of such awards may be granted singly, in combination or in tandem, or in substitution for awards granted previously under the 1994 Stock Plan or any other stock plan of LTC. In addition, the 1994 Stock Plan permits LTC to extend dividend equivalency rights to awards made thereunder. The payment or exercise of any awards, including stock options, under the 1994 Stock Plan may be conditioned on the satisfaction of various criteria, such as the achievement of specific business objectives, attainment of growth rates and other comparable measurements of LTC's performance. It is expected that, while some or all of the awards referred to above may be made from time to time, LTC will principally grant stock options pursuant to the 1994 Stock Plan. The aggregate number of shares of common stock which may be the subject of an award under the 1994 Stock Plan for any participant may not exceed 666,667 shares in any fiscal year. As of December 31, 1999, there were outstanding options with respect to 2,484,982 shares of common stock under the 1994 Stock Plan. As of February 2, 2000, all of such stock options were vested by LTC.

DIRECTORS STOCK OPTION PLAN

      In August 1995, the Board of Directors adopted the Directors Stock Option Plan (the "Directors Plan") to aid LTC in attracting, retaining and motivating independent directors by providing them with incentives for making significant contributions to the growth and profitability of LTC. The Directors Plan is designed to accomplish this goal by the granting of stock options, thereby providing participants with a proprietary interest in the growth, profitability and success of LTC. The Directors Plan authorizes the granting of up to 333,333 options. The Directors Plan terminates in August 2005. The Directors Plan is administered by a committee of the Board, currently consisting of David Cade and Ralph Ketchum.

      Directors of LTC who are not officers or employees of LTC or any subsidiary thereof ("Non-Employee Directors") are eligible to receive grants of stock options pursuant to the Directors Plan. Under the Directors Plan, non-qualified stock options to purchase shares of LTC's common stock shall be granted automatically to Non-Employee Directors at the times specified in the Directors Plan. Each Non-Employee Director receives an initial option to purchase 13,334 shares of the common stock on the date on which such director first becomes eligible to participate in the Directors Plan. Thereafter, as long as a Non-Employee Director remains eligible to participate in the Directors Plan, such director will receive on the date LTC consummates a joint venture agreement with an investment in LTC of at least $3,000,000, options to acquire up to an additional 20,000 shares. On December 2, 1997, options to purchase an additional 20,000 shares were awarded each to Messrs. Hope, Ketchum, Labush and McKey, Jr. recognizing consummation of the sale of $5.5 million of LTC's Senior Secured Convertible Notes. As of December 31, 1999, there were options with respect to 205,004 shares of common stock outstanding under the Directors Plan. As of February 2, 2000, all of such options were vested by LTC.

1998 PLAN

      In December 1998, the Board of Directors of LTC established the 1998 Stock Incentive Plan (the "1998 Plan") to aid LTC in attracting, retaining and motivating officers and key employees, whether or not they are directors of LTC, and consultants and other advisors to LTC by providing them with incentives for making significant contributions to the growth and profitability of LTC. The 1998 Plan terminates in December 2008. The 1998 Stock Plan is administered by a Committee of the Board currently consisting of Ralph Ketchum.

      The 1998 Stock Plan makes available a maximum of 3,000,000 shares of LTC's common stock for issuance for awards granted under the 1998 Plan. The 1998 Stock Plan authorizes LTC to grant stock options, both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options, SARs and awards payable in stock, restricted stock or cash. All of such awards may be granted singly, in combination or in tandem, or in substitution for awards granted previously under the 1998 Stock Plan or any other stock plan of LTC. The payment or exercise of any awards, including stock options, under the 1994 Stock Plan may be conditioned on the satisfaction of various criteria, such as the achievement of specific business objectives, attainment of growth rates and other comparable measurements of LTC's performance. It is expected that, while some or all of the awards referred to above may be made from time to time, LTC will principally grant stock options pursuant to the 1998 Stock Plan. As of December 31, 1999, there were outstanding options with respect to 2,783,559 shares of common stock under the 1998 Plan. As of February 2, 2000, all of such options were vested by LTC.

      The following table sets forth stock options granted to each of the Named Executive Officers during the year ended December 31, 1999 to purchase shares of common stock.

                             Number of       % of Total
                            Securities        Options/
                            Underlying      Sars Granted       Exercise
                             Options/       to Employees       or Base
                               Sars           in Fiscal         Price       Expiration
Name                        Granted (#)       year (1)         ($/sh.)         Date
----                        -----------       --------         -------         ----
David J. Cade (2)            165,000          17.44%           $0.26          9/27/09
George R. Ferment (3)        165,000          17.44%           $0.26          9/27/09
Thomas R. Thomsen                  0             --              --              --

(1) The percentage of total options granted to each of the Named Executive Officers is based on a total of 946,293 options granted in 1999 (including 13,334 stock options issued to a director and 932,959 issued to employees).

(2) Mr. Cade was granted 165,000 stock options on September 27, 1999 at an exercise price of $0.26 (exercisable in equal amounts on September 27, 1999, 2000, and 2001).

(3) Dr. Ferment was granted 165,000 stock options on September 27, 1999 at an exercise price of $0.26 (exercisable in equal amounts on September 27, 1999, 2000, and 2001).

OPTIONS EXERCISED AND OPTIONS OUTSTANDING

      The following table sets forth information with respect to (i) options exercised by each of the Named Executive Officers in the year ended December 31, 1999 (none) and (ii) the number and value of in-the-money unexercised options held by each of the Named Executive Officers at December 31, 1999 (none). The value of in-the-money unexercised options held at December 31, 1999 is based on the closing "bid" price of $0.24 per share of common stock on December 31, 1999. All of the options held by Named Executive Officers had exercise prices in excess of $.24 as of December 31, 1999, accordingly there were no in-the-money unexercised options as of that date.

     AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND
                       DECEMBER 31, 1999 OPTION/SAR VALUES

                                                                                     Number of
                                                                                    Securities
                                                                                    Underlying                Value of
                                                                                   Unexercised              Unexercised
                                                                                   Options/SARS             in the Money
                                                                                     At Year                Options/SARS
                                                                                      End(#)                  at Year
                                Shares Acquired             Value                   Exercisable/                End(#)
        Name                    on Exercise (#)          Realized ($)               Unexercisable            Unexercisable
        ----                    --------------          ------------               -------------            -------------
David J. Cade                          0                     0                 1,000,001/365,010               $0/0
George R. Ferment                      0                     0                 1,032,057/365,010               $0/0
Thomas R. Thomsen                      0                     0                         723,334/ 0              $0/0

STOCK OPTION REPRICING AND ACCELERATION OF VESTING

      In September 1999, the Board of Directors approved the reduction of the exercise price of each option held by an employee (including executive officers) under LTC's 1994 Stock Plan to $0.26 per share, the market value of the common stock as of the date of the repricing. The Board of Directors determined such repricing to be appropriate in order to sustain the incentivization of all of its employees.

      In connection with the 1999 repricing of the stock options under the 1994 Stock Plan, the Board concluded repricing was advisable and in the best interests of LTC in order to, among other things, provide incentive to management and employees. The Board based its conclusion, on several factors including the following: (i) all options that were repriced were exercisable at various strike prices that were greater than the current fair market value of LTC's common stock as of the repricing date; (ii) LTC is in a very competitive industry and must compete for personnel with several companies that have substantially greater financial and other resources than those of LTC; and (iii) LTC, in order to gain and maintain its competitive advantage, must attract, motivate and retain its key personnel in an effort to develop, refine, market and exploit its technology. Accordingly, LTC approved the reduction of the exercise price of the options to $.26 per share, the fair market value of LTC's common stock as of September 27, 1999. No change other than the change in exercise price was approved at that time.

      In November 1999, a Special Committee of the Board considered and approved the reduction of the exercise price of all outstanding options to $0.22 and the implementation of a new 1999 Stock Plan, subject to the approval of the stockholders of LTC. At this time LTC believes that the repricing and 1999 Stock Plan are no longer necessary. As of December 31, 1999, the stock options outstanding under the 1994 Stock Plan and the 1998 Stock Plan had exercise prices ranging from $.26 to $.28 and stock options outstanding under the Directors Plan had exercise prices ranging from $.25 to $.90.

      In February 2000, the Board approved the acceleration of the vesting of all outstanding stock options, on the condition that the optionee consents to a new termination date of the earlier of (i) the original option termination date and (ii) the date preceding the merger between LTC and PLL. This action was taken in connection with the merger agreement, which contains a covenant that LTC will use its best efforts to cause all outstanding options for shares of LTC common stock to be exercised by the holders thereof prior to the merger.

COMPENSATION OF DIRECTORS

      Directors receive no cash compensation for serving on LTC's Board of Directors. Each Non-Employee Director receives an option to purchase 13,334 shares of common stock under LTC's Directors Stock Option Plan upon election to the Board.

      Under the Directors Plan, non-qualified stock options to purchase shares of LTC's common stock are granted automatically to Non-Employee Directors at the times specified in the Directors Plan. Each Non-Employee Director receives an initial option to purchase 13,334 shares of the common stock on the date on which such director first becomes eligible to participate in the Directors Plan. Thereafter, as long as a Non-Employee Director remains eligible to participate in the Directors Plan, such director will receive on the date LTC consummates a joint venture agreement with an investment in LTC of at least $3,000,000, options to acquire up to an additional 20,000 shares.

EMPLOYMENT AGREEMENTS AND CERTAIN EMPLOYEE MATTERS

      On May 9, 1996, LTC entered into a one-year employment agreement with Thomas R. Thomsen pursuant to which Mr. Thomsen was employed as LTC's Chief Executive Officer at an annual salary of $185,000. The agreement was extended through May 8, 1998 and in June 1998, LTC extended his employment agreement, as of May 1, 1998, through December 31, 1998. Mr. Thomsen voluntarily elected to defer his compensation in the best interests of LTC until October 1997. In 1997, the Board of Directors approved the issuance of 246,623 shares of LTC's common stock to Mr. Thomsen in satisfaction of $100,000 of accrued but unpaid salary. Mr. Thomsen's employment agreement also provided for the issuance of a ten (10) year non-qualified option to purchase 400,000 shares of LTC's common stock at an exercise price of $2.5625 per share. In June 1997, the Board of Directors approved the exchange of options held by each employee (including executive officers) under LTC's Stock Plan for new options with an exercise price of $0.58 per share. The new options became exercisable on November 1, 1997. On September 27, 1999, the Board approved the reduction of the exercise price of all 1994 options to $.26, which included 400,000 options held by Mr. Thomsen.

      Effective November 1, 1999, Mr. Thomas R. Thomsen elected to step down as the Chairman and Chief Executive Officer of LTC. The Board of Directors approved the payment of the $366,000 in deferred salary owed to Mr. Thomsen through November 1, 1999, fifty percent in cash and fifty percent in common stock of LTC at $.2750 per share (the closing sale price on November 1, 1999). The Board also approved the acceleration of the vesting of all options owned by Mr. Thomsen as of November 1, 1999.

      On July 24, 1996, LTC entered into a one-year employment agreement with David J. Cade pursuant to which Mr. Cade was employed as LTC's President and Chief Operating Officer at an annual salary of $140,000. In May 1997, this agreement was extended for one year on the same terms and conditions except that no new options were granted. In June 1998, LTC extended this employment agreement for two years on the same terms and conditions except that no new options were granted, and Mr. Cade's salary was increased to $155,000 per year. Effective November 1, 1999, the Board of Directors elected Mr. Cade LTC's Chairman and Chief Executive Officer and Mr. Cade's salary was increased to $165,000 per year. In January 2000, the Board of Directors approved an extension of the employment agreement between LTC and Mr. Cade until the later of February 8, 2002 and one year after the closing date of the merger.

      Mr. Cade is eligible to receive a target bonus of up to 20% of his annual salary in the event certain specified milestones are achieved. Mr. Cade's employment agreement also provides for the issuance of a ten (10) year incentive option to purchase 133,333 shares of LTC's common stock at an exercise price of $1.33 per share. In June 1997, the Board of Directors approved the exchange of options held by each employee (including executive officers) under LTC's Stock Plan for new options with an exercise price of $0.58 per share. The new options became exercisable on November 1, 1997. In addition, Mr. Cade was granted 316,001 stock options on December 2, 1997 at an exercise price of $1.00, 528,029 options on December 18, 1998 at an exercise price of $.28 and 165,000 options on September 28, 1999 at an exercise price of $.26. On September 27, 1999, the Board approved the reduction of the exercise price of all 1994 options to $.26, which included 671,982 options held by Mr. Cade.

      Mr. Cade's employment agreement provides for certain severance payment benefits in the event of a change in control (as defined in the employment extension agreement) combined with his employment termination resulting from his resignation or LTC's termination of his employment without cause. In connection with the execution of the merger agreement, Mr. Cade entered into an agreement with Ilion and LTC agreeing to a modification of the change-in-control and severance provisions of his employment agreement and agreeing to a termination of the employment agreement with LTC effective at the time of the Merger closing.

      On July 24, 1996, LTC entered into a one-year employment agreement with George R. Ferment, pursuant to which Mr. Ferment was employed as LTC's Executive Vice President of Operations and Chief Technical Officer at an annual salary of $130,000. In May 1997, this agreement was extended for one year on the same terms and conditions except that no new options were granted. In June 1998, LTC extended this employment agreement for two years on the same terms and conditions except that no new options were granted and Dr. Ferment's salary was increased to $145,000 per year. Effective November 1, 1999, the Board of Directors elected Dr. Ferment LTC's President and Chief Operating Officer and Dr. Ferment's salary was increased to $155,000 per year. In January 2000, the Board of Directors of LTC approved an extension of the employment agreement between LTC and Dr. Ferment until the later of February 8, 2002 and one year after the closing date of the merger.

      Dr. Ferment is eligible to receive a target bonus of up to 20% of his annual salary in the event certain specified milestones are achieved. Dr. Ferment's employment agreement also provides for the issuance of a ten (10) year incentive option to purchase 133,333 shares of LTC's common stock at an exercise price of $1.33 per share. In June 1997, the Board of Directors approved the exchange of options held by each employee (including executive officers) under LTC's Stock Plan for new options. The new options provide for an exercise price of $0.58 per share and became exercisable on November 1, 1997. In addition, Dr. Ferment was granted 316,000 stock options on December 2, 1997 at an exercise price of $1.00, 528,029 options on December 18, 1998 at an exercise price of $.28 and 165,000 options on September 26, 1999 at an exercise price of $.26. On September 27, 1999, the Board approved the reduction of the exercise price of all 1994 options to $.26, which included 704,038 options held by Dr. Ferment.

      Dr. Ferment's employment agreement provides for certain severance payment benefits in the event of a change in control (as defined in the employment extension agreement) combined with his employment termination resulting from his resignation or LTC's termination of his employment without cause. In connection with the execution of the merger agreement, Dr. Ferment entered into an agreement with Ilion and LTC agreeing to a modification of the change-in-control and severance provisions of his employment agreement and agreeing to a termination of the employment agreement with LTC effective at the time of the merger closing.

      In the years ended December 31, 1999 and 1998, LTC paid $53,218 and $73,781, respectively to William D. Walker for services rendered to LTC. Mr. Walker served as Treasurer and Chief Financial Officer of LTC until August 1999 and continues to provide services as a consultant. Mr. Walker did not receive a salary from LTC. On October 28, 1999, the Board also approved the acceleration of the vesting of the options owned by Mr. Walker in consideration of consulting services to be provided to LTC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On September 22, 1997, LTC entered into a Senior Secured Convertible Note Purchase Agreement with Lithium Link LLC ("Lithium Link") for the sale of $5.5 million of LTC's Senior Secured Convertible Notes. The convertible notes were convertible into LTC's common stock at a conversion price of $.28 per share. In January 1999, the convertible notes were converted into 19,642,857 shares of LTC's common stock and 562,647 shares of LTC's common stock were issued to pay accrued interest to the conversion date. In February 1999, Lithium Link authorized the distribution of these 20,205,504 shares to its members. Mr. Ketchum, a director of LTC, and his wife were members of Lithium Link and received a total of 383,660 shares of LTC common stock from Lithium Link in the distribution.

      LTC believes that the transactions described above were fair to LTC and were as favorable to LTC as those which it might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

                                  CHAPTER EIGHT

                                ILION'S BUSINESS


GENERAL

      Ilion (currently known as Pacific Lithium Limited) was formed in 1994 as a New Zealand company and expects to become a Delaware company on or about May 21, 2000, at which time it will merge with Ilion Technology Corporation, its wholly owned non-operating Delaware subsidiary, and change its name to Ilion Technology Corporation. Ilion started out as a company looking to commercially extract technical grade lithium carbonate from sea water. Although Ilion developed the capability to do so, the market price for technical grade lithium carbonate became substantially cheaper as a result of a new supplier entering the market, which resulted in the extraction of lithium from sea water being uneconomic at the then prevailing market price. In 1997, Ilion began utilizing its proprietary research and technology to become a developer and supplier of advanced lithium materials and enabling technologies for the rapidly growing lithium battery industry. Ilion has been successful in selling its lithium-based raw materials to the large global battery manufacturing market, with a market share of 20% of the lithium carbonate for cathode raw material business and 25% of the lithium carbonate for electrolyte raw material business in 1999. Ilion has exclusive worldwide licenses for advanced materials from the Massachusetts Institute of Technology ("MIT") and exclusive and non-exclusive worldwide licenses for advanced materials developed by the National Research Council of Canada. Ilion has also developed its own portfolio of patent applications and employ highly qualified scientists at its advanced research and manufacturing facility in New Zealand. In addition, Ilion has secured access to the one of the world's largest known unexploited lithium reserves, located in China, through a joint venture with a provincial government institute in China.

      Lithium rechargeable batteries are revolutionizing the portable electronics market by providing power and convenience to the consumer. Lithium batteries have neither the negative memory effect of nickel-metal hydride batteries nor the negative environmental effects of nickel-cadmium batteries. In addition, lithium batteries store substantially more energy and are lighter than either of these battery chemistries.

      The success of lithium rechargeable batteries is evidenced by their growth in everyday use and availability. From negligible numbers in 1993, the market for lithium batteries was worth US$3 billion in 1998. Their use in portable applications alone is expected to expand this market to US$6 billion by 2005. This value would be significantly surpassed if the potential of these batteries to be used in electric vehicles and hybrid electric vehicles is realized. In order to capitalize on this potential, the price of lithium batteries needs to fall significantly.

      Ilion's business strategy is to be a vertically integrated supplier of materials and technology to the lithium battery industry - from raw materials to advanced battery cells and to provide recycling technologies. Through vertical integration and technical innovation, one of Ilion's primary goals is to significantly reduce the price of lithium battery cells.

      To facilitate Ilion's goal of vertical integration, Ilion entered into the merger agreement with LTC.

BUSINESS STRATEGY

      Ilion's objective is to become a leading supplier of materials and technology to the lithium battery industry. In order to accomplish its objective it intends to:

- Be a Vertically Integrated Supplier of Materials and Technology to the Lithium Battery Industry

      Ilion currently sells high and premium grade lithium carbonate, which are the basic materials used in the manufacture of lithium batteries. Ilion is broadening its product range and moving into products with higher profit margins such as cathode materials and cell technologies. By expanding its product range, Ilion plans to be a vertically integrated supplier of materials and technology to the lithium battery industry, supplying all components from raw materials to complete cells and, in some cases, licensing the associated technologies.


                                  [FLOW CHART]


- Leverage Existing Customer and Industry Relationships to Sell Ilion's New Products

      Since Ilion's formation, Ilion has concentrated on developing contacts and relationships in specific sectors of the lithium battery industry. Ilion believes it will be able to leverage these relationships to facilitate sales of its new products.

-     Significantly Reduce the Cost of Lithium Cells by the End of 2005

      Reducing the price per unit cell is the key to unlocking the potentially enormous market for lithium batteries in the automotive industry. One of Ilion's primary goals is to significantly reduce the cost of lithium cells by the end of 2005. Ilion plans to achieve this by vertically integrating all the primary elements within the lithium battery and changing the composition of lithium cells as follows:

- change the cathode from lithium cobalt oxide, the current market leader, to a manganese based material;

-     change the anode from carbon to alternative higher performing materials;
      and

- change the electrolyte from a liquid to a more commercially desirable polymer.

      Ilion has research and development programs for all of these new materials.

-     Pursue Strategic Acquisitions

      Where appropriate, Ilion plans to acquire companies and assets in order to expedite business development, increase market access and exploit technology synergies. For example, Ilion's merger with LTC will compliment Ilion's existing expertise by providing specific cell manufacturing technology.

-     Continued Research and Development

      Ilion believes a contributor to its future success will be its ability to continue to develop innovative technologies for the lithium battery industry. Ilion's team of highly qualified scientists employed at its facilities in New Zealand places it in a good position to continue its developments.

PRODUCTS

Lithium Carbonate

      Since Ilion's founding in 1994, Ilion has developed a series of leading technologies in the areas of lithium carbonate processing and purification. Through the use of these technologies, Ilion is able to supply lithium carbonate of greater than 99.90% purity and to customize specific contaminant, particle size and moisture content according to client requirements. It has been this ability in material customization which has been behind Ilion's success in gaining strong growth in market share for its lithium carbonate in the traditionally risk adverse and conservative Japanese market.

      Lithium carbonate can be manufactured from a variety of lithium feedstocks. Ilion currently manufactures lithium carbonate at its New Zealand facility using lithium hydroxide as the feedstock. Alternative feedstock sources and complimentary processing technologies are under evaluation.

      Ilion currently sells two types of lithium carbonate:

-     high grade lithium carbonate (99.90% purity) for cathode materials; and

-     premium grade lithium carbonate (99.95% purity) for electrolytes.

      High grade and premium grade lithium carbonate are the base products for all lithium batteries.

      In 1999, Ilion had 20% of the world market share for high grade lithium carbonate and 25% for premium grade lithium carbonate.

High Grade Lithium Carbonate

      High grade lithium carbonate sells for between $3,000-5,000 per tonne and had a worldwide market for lithium battery applications of 2,500 tonnes in 1999. For the fiscal years 1997, 1998, 1999 and the nine months ended December 31, 1999, revenues from sales of high grade lithium carbonate were NZ$80,488, NZ$715,919, NZ$722,643 and NZ$768,383, respectively.

      Ilion has sold approximately 75% of its high grade lithium carbonate through Nissho Iwai Corporation, who is the exclusive sales agent for Ilion's lithium carbonate in Japan. Nissho Iwai's customers for Ilion's lithium carbonate include leading cathode manufacturers who represent a significant and growing percentage of cathode producers in Japan. Ilion has sold approximately 20% of this product to LithChem, a non-exclusive wholesaler of Ilion's high grade lithium carbonate in North America. LithChem is a subsidiary of ToxCo Inc.

Premium Grade Lithium Carbonate

      Premium grade lithium carbonate sells for between $10,000-16,000 per tonne and had a worldwide market for lithium battery applications of 500 tonnes in 1999. Ilion commenced selling premium grade lithium carbonate in fiscal 1999 and for fiscal 1999 and the nine months ended December 31, 1999, revenue from sales of premium grade lithium carbonate was NZ$53,307 and NZ$178,026, respectively. Ilion has sold almost all of its premium grade lithium carbonate through Nishho Iwai.

Technical Grade Lithium Carbonate

      Technical grade lithium carbonate is produced from lithium chloride, commonly found in the brine of high altitude salars in South America and China. Currently, 95% of the world's technical grade lithium carbonate is sourced from Chile. Technical grade lithium carbonate is used in the manufacture of numerous products including aluminum, glass and a range of specialty chemicals. It is not used in the manufacture of lithium batteries, but can be processed into high grade and premium grade lithium carbonate. Currently, Ilion only supplies technical grade lithium carbonate as a by-product. However, Ilion's joint venture in China should be in small-scale commercial production of technical grade lithium carbonate by mid-2001. Ilion expects that the joint venture will be in full-scale production in 2004. Technical grade lithium currently sells for between US$1,800-2,200 per tonne and the worldwide market is approximately 50,000 tonnes per annum.

Manganese Cathode Materials

      The cathode materials used in lithium batteries are layered oxides based on cobalt ("lithium cobalt oxide"). Because of the high price of cobalt, lithium cobalt oxide cathode makes up around 40% of the materials cost of a standard lithium battery. The high cost and, the relatively limited resources of cobalt around the world means that lithium cobalt oxide based lithium-ion liquid/lithium-polymer cells are unlikely to be a commercially viable technology for hybrid electric vehicle and electric vehicle applications. Consequently, Ilion has focused on other base metals that are able to offer similar if not better performance, at a reduced price and with significant safety and environmental benefits.

      Ilion has acquired the exclusive worldwide rights to layered manganese cathode technologies from MIT and both exclusive and non-exclusive worldwide rights to electrode materials and electrolyte materials developed by the National Research Council of Canada The patents for these materials have priority dates established as early as 1993. Through these technologies and the efforts of Ilion's scientists, Ilion is developing its own proprietary manganese based cathode materials, which potentially:

      -     can be made for less than the cost of lithium cobalt oxide;

      -     possess greater energy density than lithium cobalt oxide; and

      -     have high temperature stability.

      The resource for manganese throughout the world is abundant and should be sufficient to meet any future demand from hybrid electric vehicle and electric vehicle applications. A manganese based cathode material would also be suitable for portable applications.

      Lithium cobalt oxide cathode materials sell for between US$50,000-70,000 per tonne and the worldwide market in 1999 was approximately 4,500 tons.

      Ilion plans to commence marketing its cathode materials in China beginning in July 2000. Ilion's cathode materials are currently being tested by potential customers. Ilion will need to further develop its cathode materials for the specific requirements of the various world markets before commencing sales to them.

Ilion anticipates beginning sales in 2001. To date, Ilion has not received any significant revenue from this product.

Polymer Electrolyte

      Another means of reducing the cost of lithium batteries is to move to the continuous coating-type processes used to make lithium polymer cells. The mechanism of lithium-ion transport in these polymers makes them ideally suited for use in high rate applications such as cellular phones and hybrid electric vehicles. However, the polymer needs to have equivalent performance to the standard liquid electrolytes used in lithium-ion liquid cells, as well as being economic, robust and easy to manufacture. In order to gain capabilities in this area, Ilion licensed from MIT a polymer electrolyte that combines the mechanical strength of a solid, with many of the ionic properties of a liquid electrolyte. In addition, Ilion has, in collaboration with the University of Auckland and through the efforts of Ilion's scientists, developed another gel polymer with promising performance features. Further development and optimization is required before this technology will be integrated into Ilion's commercial production of lithium polymer cells. Patent applications have been lodged for both MIT's and Ilion's polymer technologies.

Anode Materials

      Rounding out Ilion's sourcing of battery components, Ilion has also obtained a non-exclusive license for anode materials technologies from MIT. Ilion is also developing capabilities in the area of nanocomposite anode materials, which Ilion believes is the future for anode materials in lithium-ion liquid/lithium polymer cells.

SALES AND MARKETING

      Ilion employs two salespersons, one concentrating specifically on Asia and the other on the United States and Europe.

      Ilion's major market is Japan, where six major Japanese companies controlled 97% of the world's lithium-ion battery supply in 1999. Nissho Iwai Corporation is the exclusive sales agent for Ilion's lithium carbonate in Japan. Nissho Iwai is one of Japan's leading trading companies, with annual revenues of approximately US$100 billion and is also one of Ilion's shareholders, holding less than 10% of Ilion's shares. The exclusive sales agency with Nissho Iwai can be terminated by either party on twelve months notice.

      Ilion has entered into a collaborative business agreement with a leading cathode producer in Japan to market and distribute Ilion's manganese cathode materials and to collaborate on the continuing technical development of these materials.

      In North America, LithChem is the non-exclusive wholesaler of Ilion's high grade lithium carbonate. To date, United States lithium battery manufacturers have lagged considerably behind their Japanese counterparts in terms of production units. However, Ilion believes that manufacturers in the United States will produce a greater percentage of the world's lithium batteries over time, due to the growing demand for innovative energy technologies and applications, particularly for electric vehicles and load leveling systems.

      In Europe, RodaChem is the non-exclusive wholesaler of Ilion's high and premium grade lithium carbonate.

      In China, Beijing C & K Development Co. Limited, a Chinese company, was appointed exclusive distributor of Ilion's cathode materials and electrodes for lithium polymer cells and non-exclusive distributor for lithium carbonate pursuant to a distribution agreement dated February 10, 2000. The term of the distribution agreement is six months.

MANUFACTURING

      Ilion manufactures high grade and premium grade lithium carbonate at its manufacturing facility in Auckland, New Zealand.

      Ilion has constructed a pilot cathode process for manufacturing manganese cathode material at its New Zealand facility and intends to build a full-scale plant at this facility by May 2001.

RAW MATERIALS

      Ilion currently obtains lithium hydroxide from ToxCo, Inc., a U.S. based company. ToxCo's stockpile of lithium hydroxide is limited and likely to be depleted within eight years, depending on demand. Ilion is currently evaluating a range of alternative sources of lithium feedstock for use in its New Zealand plant.

      In order to ensure that Ilion will have a secure and reliable future source of lithium feedstock in September 1998, Ilion entered into a joint venture agreement with the Qinghai Institute of Saline Lakes. This agreement gives the joint venture entity the right to exploit the lithium resource in Qinghai Province's salt lakes and provides Ilion with the opportunity to access a long term and economic lithium resource. First stage development and funding of the joint venture was completed on October 31, 1999, and sampling of technical grade lithium carbonate from the pilot plant will start in mid-2000. Small-scale commercial production is expected to commence by mid-2001, with large-scale production commencing two years later.

      Ilion is also investigating the possible commercial use of its hybrid purification system to obtain lithium hydroxide solution from lithium battery waste salts.

      Ilion sources manganese used for manufacturing manganese cathode materials from several companies. There are numerous suppliers of manganese throughout the world and Ilion does not anticipate any difficulties in obtaining supplies.

INTELLECTUAL PROPERTY

      Ilion has an active patent program and currently have six patents subject to application. Although Ilion seeks to protect its proprietary information, there can be no assurance that others will not develop independently, the same or similar information or obtain access to its proprietary information. In addition, there can be no assurance that Ilion would prevail if any challenges to intellectual property rights are asserted by it against third parties or that third parties will not successfully assert infringement claims against it in the future. Although Ilion's success is dependent in part on the legal protection of its intellectual property rights, Ilion believes its success also relies on the knowledge, ability, experience and technical expertise of its employees.

Ilion's Proprietary Technologies

      The following are summaries of the technologies Ilion has developed over the last five years:

      Hybrid purification system

      Specifically designed for the extraction and simultaneous purification of lithium from lithium battery waste salts, the hybrid purification system is able to concentrate lithium-based solutions to yield pure lithium hydroxide solutions, which can be readily converted to lithium carbonate. This electrochemically based extraction system is also able to oxidize many otherwise environmentally unsound components found within batteries into environmentally benign products.

      Lithopure purification process

      The lithopure purification process is a flexible membrane based process that can be applied to the purification of a wide range of lithium monovalent salts. Typical purification factors of between 10 and 100 times are observed for this highly productive purification process.

      Matrix absorption system

      Originally designed to extract lithium from extremely dilute solutions containing substantial quantities of contaminating species, the matrix absorption system is good for difficult lithium separation systems. Selectivities (a purification ratio) as high as 25,000 have been recorded for lithium using this system, from solutions in the part per billion range.

      High purity lithium carbonate production

      Ilion has extensive know-how and proprietary technology in producing greater than 99.95% purity lithium carbonate from crude lithium products.

      Lithium carbonate purification

      As well as using lithium hydroxide, Ilion is investigating process technologies to use other impure lithium feedstocks to produce high purity lithium carbonate.

Licensed Lithium Battery Materials Patents

      License Agreement with MIT

      In February 1998, Ilion entered into an exclusive worldwide license for certain anode, cathode and electrolyte materials technologies developed by MIT. This agreement was amended in December 1998, so that Ilion's license for anode patents is now non-exclusive. Under the license agreement, Ilion paid $450,000 and issued 200,000 shares to MIT. Ilion is required to pay a minimum of $100,000 per calendar year as a license maintenance fee for the term of the license agreement, which payment is credited for any royalties owed to MIT under the agreement. MIT is entitled to a royalty payment of 5% of the net revenue derived from the sale of Ilion's products using the licensed patents and 50% of any sublicense fees Ilion receives from the licensed patents. In addition to paying the license fee, Ilion is required to fulfill the following obligations:

      - Ilion must raise at least $100 million from the sale of its shares by December 31, 2000, or demonstrate that Ilion owns the production capacity to produce at least 5,000,000 batteries based on licensed products per annum, or that Ilion has signed multi year contracts for the contract manufacture of at least 5,000,000 batteries based on licensed products per annum;

      - Ilion is required to develop working prototypes of lithium batteries for electric vehicle applications by January 2004 and working prototypes of large energy storage systems or large energy leveling systems by January 1, 2008; and

      - Ilion is required to have net revenues on sales of licensed products of $2,500,000 per annum by December 31, 2000 and $15,000,000 per annum by December 31, 2001.

If Ilion does not fulfil the above obligations MIT will have the right to terminate the agreement. Ilion is currently renegotiating the terms of the agreement with MIT.

      The term of the agreement is for so long as any of the patents or patents for which patent applications have been made under the agreement is still valid. Ilion is entitled to terminate the agreement on six months written notice to MIT.

      License Agreement with Energy Ventures Inc.

      Through an agreement with Energy Ventures Inc., dated October 13, 1999, Ilion acquired an option to acquire both exclusive and non-exclusive worldwide licenses to the lithium electrode materials and electrolyte components developed by the National Research Council of Canada. Ilion exercised the option effective as of March 31, 2000. In connection with the exercise of the option, Ilion issued Energy Ventures with 100,000 shares of Ilion. Ilion is required to spend a minimum of $22,225 per month on research and development of the licensed products and processes, which obligation will end on July 31, 2000. In addition, if Ilion does not contract the National Research Council of Canada to conduct more than $100,000 per annum worth of further research and development of the licensed products and processes, Ilion will need to negotiate the terms of the license for any new products developed by the National Research Council. Ilion has agreed to pay that amount to the National Research Council for the contract year ending March 31, 2001. The amounts paid by Ilion to the National Research Council for research and development of the licensed products are credited to Ilion as non-refundable payments on account of the minimum guaranteed royalty fees or royalty fees described below.

      In consideration for the license rights, Ilion is required to pay either the greater of:

      - royalty fees of 33% of the license or other fees earned by Ilion from the sub-licensing to a third party of the rights to the licensed products or processes and 4% of the gross sales of licensed products or processes manufactured by Ilion less sales taxes, freight, insurance, sales commission and packaging costs. If Ilion manufacture cells or batteries using the licensed products or processes, Ilion is required to pay 1% of the gross sales less sales taxes, freight, insurance, sales commission and packaging costs; or

      - the minimum guaranteed royalty fee of each contract year as set out below (only the next seven years are set out below):

      --------------------------------------------------------------------------------------------------
        Contract Year         Guaranteed Cell Volumes
        Ending March 31,      Containing Licensed Cathode         Minimum Guaranteed Royalty Fee
      --------------------------------------------------------------------------------------------------
           2001                        Nil                                   $100,000
      --------------------------------------------------------------------------------------------------
           2002                        500,000                               $100,000
      --------------------------------------------------------------------------------------------------
           2003                        5,000,000                             $200,000
      --------------------------------------------------------------------------------------------------
           2004                        10,000,000                            $400,000
      --------------------------------------------------------------------------------------------------
           2005                        25,000,000                            $1,000,000
      --------------------------------------------------------------------------------------------------
           2006                        50,000,000                            $2,000,000
      --------------------------------------------------------------------------------------------------
           2007                        75,000,000                            $3,000,000
      --------------------------------------------------------------------------------------------------

      An indicative cost of $2.00 per cell was used in calculating the minimum guaranteed royalty fees set out above and the fees are subject to adjustment to reflect the actual selling price of the licensed products and of battery cells utilizing the licensed products.

      The exclusivity of the license rights may be reduced to non-exclusive license rights by:

      - Energy Ventures, if Ilion fails to meet the guaranteed cell volumes set forth in the above table in any two consecutive years and the accumulative cell volumes of the same consecutive years; or

      - Ilion, in the event that it reasonably believes that it will be unable to meet the guaranteed cell volumes respecting contract years ending March 31, 2003 or later.

      Ilion's latest cathode materials incorporate licensed products and if and when sold, would be subject to the agreement. The agreement expires when none of the licensed products or processes is subject to a valid patent. Ilion has the right to terminate the agreement at the end of any contract year upon 12 months written notice.

      Ilion has also entered into an exclusive technology development agreement with the National Research Counsel of Canada to co-operate in developing next generation cathode materials.

      All of Ilion's employees are required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them while employed by Ilion. There can be no assurance that Ilion will be able to enforce these agreements.

      Option and License Agreement with Auckland Uniservices

      Ilion has entered into an option and license agreement with Auckland Uniservices Limited, dated March 15, 2000. Ilion has agreed to conduct further research and development on a lithium conducting electrolyte that was developed by Auckland Uniservices in consideration for Auckland Uniservices' grant of an option to Ilion to license this product. Ilion shall own all improvements and patents developed as result of this research. The option expires on December 31, 2001. If Ilion exercises the option, royalties on sales of the licensed product will accrue at 2.5% of net sales per quarter with a maximum royalty set at NZ$1,000,000 over the life of the license agreement. The license agreement expires on the expiry date of the patented product. Ilion can terminate the agreement on three months notice prior to April 1 of any year.

RESEARCH AND DEVELOPMENT

      Ilion conducts its research and development at its wholly owned subsidiary's facility in New Zealand. Ilion spent NZ$948,371, NZ$548,462, NZ$1,040,625 and NZ$728,055 in fiscal 1997, 1998 and 1999 and the nine months ended December 31, 1999, respectively, on research and development. Ilion anticipates increasing the amount spent on research and development, as Ilion develops its knowledge in the areas of carbonate processing, manganese cathode materials, polymer electrolyte, anode materials and cell development. Some of this research will be undertaken by Ilion and some will be done in conjunction with strategic partners. In February 2000, Ilion was granted NZ$675,000 by a New Zealand government agency to apply towards its research and development costs.

COMPETITION

High Grade Lithium Carbonate

      Ilion's main competitors in the high grade lithium carbonate industry are FMC/Honjo, Chemetall Cyprus and Nippon Chemicals Incorporated. In 1999, Ilion had 20% of the world market for high grade lithium carbonate with FMC/Honjo holding 40%, Chemetall, 20% and Nippon Chemicals, 20%. At prices between $3,000 and $5,000 per ton, Ilion's high grade lithium carbonate (99.90% purity) is more expensive than its nearest competitor who sells products with 99.50% purity at $2,500 per tonne. However, moisture content, raw material purity and particle size are critical factors in the performance of lithium based cathode materials. Ilion's high grade lithium carbonate can be tailored to meet customers' needs and a number of Japanese and U.S. manufacturers are now using Ilion's high grade lithium carbonate for their cathode material requirements. Ilion's competitors may face significant difficulties in producing the same quality of material for lithium battery applications at the same price.

Premium Grade Lithium Carbonate

      Ilion's main competitors in the premium grade lithium carbonate industry are FMC/Honjo and Nippon Chemicals. In 1999, Ilion had approximately 25% of the world market for premium grade lithium carbonate

(99.95% purity) with FMC/Honjo holding 40% and Nippon Chemicals holding 30%. Premium grade lithium carbonate, like high grade lithium carbonate, can be marketed on the basis of purity and Ilion's ability to fine tune the product to meet customers' exact specifications. Ilion has an advantage over the competition because of its ability to meet individual order requirements.

Technical Grade Lithium Carbonate

      Although Ilion does not currently sell technical grade lithium carbonate, except as by-product, Ilion will do so once the joint venture in China is in full-scale commercial production. The industry is currently controlled by two companies, Chemetall (40% market share) and SQM (60% market share). SQM has been cutting its price for technical grade lithium carbonate in order to increase its market share and in the last year has increased its market share significantly. Technical grade lithium carbonate is marketed on price.

Manganese Cathode Materials

      Ilion's main competitors in the cathode materials market are Japanese companies such as Seimi and Nikko Rica who produce lithium cobalt cathode materials. Currently, no other company in the world commercially produces layered lithium manganese oxide cathodes in large quantities, although a number of technologies exist. Although Ilion's cathode materials require further development before they can be sold into the United States and the Japanese market, Ilion believes that the higher average energy density and significantly cheaper cost of manganese compared to cobalt will mean that lithium cobalt oxide cathode materials will be unable to successfully compete with lithium manganese oxide cathode materials in the long term.

Polymer Cell Technology

      While some battery manufacturers including Sony and Matsushita have produced some commercial scaled product in 1999, there are considerable manufacturing issues with sealing polymer cells and achieving significant volume production to meet the projected growth in market demand. Additionally, there are difficulties adjusting production processes between product lines with different cell shapes. Ilion believes that these early production runs are uneconomic and considers that its research progress in lithium polymer cells and the related manufacturing technologies has it well placed to be in the market delivering commercially viable technologies through licensees.

SAFETY AND REGULATION

      Ilion is in full compliance with all national and local health and safety regulations applicable to its New Zealand facility. Ilion has been audited by an accredited body for compliance with the New Zealand Occupational Health and Safety in Employment Act (1992). Hazardous chemicals are handled in accordance with regulations under both the New Zealand Dangerous Goods and Services Act and the Occupational Health and Safety in Employment Act. Ilion has resource consents for air discharge and trade waste effluent discharge.

EMPLOYEES

      As of April 1, 2000, Ilion employed a total of 29 full time persons, all of whom are based in New Zealand. Ilion also hires up to an additional ten persons under contract labor for its manufacturing facility, depending on its production requirements. In addition, six persons work for Ilion pursuant to the management agreement with Phoenix Management. See "Ilion's Certain Transactions
- Management Agreement."

PROPERTY

      Ilion operates its manufacturing plant in New Zealand from a leased industrial site. The current lease term expires in February 2004. Ilion has negotiated a lease extension to 2007 with the right to renew for a further three years beyond this. Ilion has negotiated a growth clause with the landlord. In the event that Ilion outgrows its existing site Ilion can relocate to another of the landlord's larger sites and transfer the existing terms and conditions to the new premises.

      Ilion has its management office in Auckland, New Zealand. Ilion is currently in the process of negotiating a joint lease for new premises. Ilion plans to move into the new premises in Auckland in June and expects that the term of the new lease will expire in June 2006, with a three year right of renewal. Ilion expects to be a proportional guarantor under the new joint lease agreement.

INSURANCE

      Ilion maintains insurance policies covering business, property, business interruption, general public liability and workers compensation. Ilion believes its insurance policies provide it with sufficient protection given its present operations.

LEGAL PROCEEDINGS

      Ilion is not a party to any material legal proceeding nor, to its knowledge, is any material proceeding threatened against it.

                         ILION'S SELECTED FINANCIAL DATA

      You should read the selected financial data together with Ilion's consolidated financial statements and the section of the proxy statement/prospectus entitled "Ilion's Management's Discussion and Analysis of Financial Condition and Results of Operations".

      The income statement data for the years ended March 31, 1997, 1998 and 1999 and the balance sheet data at March 31, 1998 and 1999 and December 31, 1999 are derived from, and are qualified by reference to, the consolidated financial statements audited by Horwath Porter Wigglesworth, that commence on page F-31. The income statement data for the years ended March 31, 1995 and 1996, the nine month periods ended December 31, 1998 and 1999 and the balance sheet data at March 31, 1995, 1996 and 1997 and December 31, 1998 and 1999 are derived from, and are qualified by reference to, Ilion's unaudited consolidated financial statements. In the opinion of Ilion's management, the unaudited consolidated financial statements reflect all adjustments necessary for a fair presentation of the financial data but are not necessarily indicative of results of future operations. You should read the selected financial data together with Ilion's consolidated financial statements and the section of the proxy statement/prospectus entitled "Ilion's Management's Discussion and Analysis of Financial Condition and Results of Operations".


                                                                                AT OR FOR THE YEAR ENDED MARCH 31,
                                                 1995             1996              1997               1998               1999
                                                 ----             ----              ----               ----               ----
INCOME STATEMENT DATA:                           NZ$                NZ$              NZ$                NZ$                NZ$

Revenues:
Net sales                                           --                 --             80,488            715,919            775,950
Cost of sales (exclusive of
 Depreciation below)                           122,124            319,125            122,529          1,260,636          1,121,532
                                           -----------        -----------        -----------        -----------        -----------
Gross profit/(loss)                           (122,124)          (319,125)           (42,041)          (544,717)          (345,582)

Operating expenses:
Research and development                            --                 --            948,371            548,462          1,040,625
Royalty expense                                     --                 --                 --                 --                 --
General and administration                     356,384            601,914            778,373            985,691          1,819,812
Sales and marketing                            102,746            135,870             71,869            142,620            240,257
Depreciation                                     5,817             72,130            203,359            406,801            374,053
                                           -----------        -----------        -----------        -----------        -----------
Total operating expenses                       464,947            809,914          2,001,972          2,083,574          3,474,747

Loss from operations                          (587,071)        (1,129,039)        (2,044,013)        (2,628,291)        (3,820,329)

Other expense (income):
Other income (principally interest)             (4,844)           (86,596)          (145,114)           (35,147)           (42,062)
Interest expense                                    --                 --                 --             12,534              3,541
Loss on abandonment of assets                       --                 --            196,083            703,141                 --
                                           -----------        -----------        -----------        -----------        -----------
Loss before income taxes
(share of equity loss)                        (582,227)        (1,042,443)        (2,094,982)        (3,308,819)        (3,781,808)

Income taxes                                        --                 --                 --                 --                 --
Equity earnings (Loss)                              --                 --                 --                 --                 --
                                           -----------        -----------        -----------        -----------        -----------
Net loss                                      (582,227)        (1,042,443)        (2,094,982)        (3,308,819)        (3,781,808)
                                           ===========        ===========        ===========        ===========        ===========
Weighted average number
of common shares outstanding                     6,733          4,838,500         13,069,000         15,499,946         17,273,161
                                           -----------        -----------        -----------        -----------        -----------

BASIC AND DILUTED NET LOSS PER SHARE            (86.47)             (0.22)             (0.16)             (0.21)             (0.22)

BALANCE SHEET DATA:

Current assets                                 197,947          2,222,255          2,325,605          1,163,712          1,843,937
Fixed assets                                    56,296          1,065,327          2,893,895          2,409,851          4,173,229
                                           -----------        -----------        -----------        -----------        -----------
Total assets                                   254,243          3,287,582          5,219,500          3,573,563          6,017,166

Current liabilities                             22,820            223,602            715,502            283,502          1,014,581
Long term bank and other debts                      --                 --                 --             18,400              2,816
                                           -----------        -----------        -----------        -----------        -----------
Total liabilities                               22,820            223,602            715,502            301,902          1,017,397
                                           -----------        -----------        -----------        -----------        -----------
Total shareholders equity                      231,423          3,063,980          4,503,998          3,271,661          4,999,769
                                           ===========        ===========        ===========        ===========        ===========



                                                                AT OR FOR THE NINE MONTHS ENDED DECEMBER 31,
                                              1999                1998               1999               1999
                                              ----                ----               ----               ----
INCOME STATEMENT DATA:                          US$                NZ$                NZ$                US$

Revenues:
Net sales                                      406,132            645,206            946,409            495,350
Cost of sales (exclusive of
 Depreciation below)                           587,010            884,262          1,214,938            635,899
                                           -----------        -----------        -----------        -----------
Gross profit/(loss)                           (180,878)          (239,056)          (268,529)          (140,549)

Operating expenses:
Research and development                       544,663            555,470            728,055            381,064
Royalty expense                                     --                 --            188,680             98,755
General and administration                     952,490          1,223,434          1,813,104            948,979
Sales and marketing                            125,751            208,974            227,920            119,293
Depreciation                                   195,779            269,938            456,001            238,671
                                           -----------        -----------        -----------        -----------
Total operating expenses                     1,818,683          2,257,816          3,413,760          1,786,762

Loss from operations                        (1,999,561)        (2,496,872)        (3,682,289)        (1,927,311)

Other expense (income):
Other income (principally interest)            (22,015)           (53,958)          (372,277)          (194,850)
Interest expense                                 1,853              2,850              1,281                670
Loss on abandonment of assets                       --                 --                 --                 --
                                           -----------        -----------        -----------        -----------
Loss before income taxes
(share of equity loss)                      (1,979,399)        (2,445,764)        (3,311,293)        (1,733,131)

Income taxes                                        --                 --                 --                 --
Equity earnings (Loss)                              --                 --             (4,116)            (2,154)
                                           -----------        -----------        -----------        -----------
Net loss                                    (1,979,399)        (2,445,764)        (3,315,409)        (1,735,285)
                                           ===========        ===========        ===========        ===========
Weighted average number
of common shares outstanding                17,273,161         17,089,320         20,180,240         20,180,240
                                           -----------        -----------        -----------        -----------

BASIC AND DILUTED NET LOSS PER SHARE             (0.11)             (0.14)             (0.16)             (0.09)

BALANCE SHEET DATA:

Current assets                                 965,117          1,847,156          4,557,895          2,385,603
Fixed assets                                 2,184,268          4,023,045          8,370,446          4,381,091
                                           -----------        -----------        -----------        -----------
Total assets                                 3,149,385          5,870,201         12,928,341          6,766,694

Current liabilities                            531,032            746,245            624,886            327,066
Long term bank and other debts                   1,474              6,895              1,408                737
                                           -----------        -----------        -----------        -----------
Total liabilities                              532,506            753,140            626,294            327,802
                                           -----------        -----------        -----------        -----------
Total shareholders equity                    2,616,879          5,117,061         12,302,047          6,438,891
                                           ===========        ===========        ===========        ===========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILION

      You should read the following discussion of Ilion's financial condition and results of operations together with the financial statements and the notes to those statements beginning on page F-32 of this proxy statement/prospectus.

      Ilion's fiscal year ends on March 31 of each year and is identified according to the calendar year in which it ends. For example, the fiscal year ended March 31, 1999 is referred to as "fiscal 1999".

GENERAL

      Ilion was formed in 1994 as a New Zealand company and expects to become a Delaware corporation on or about May 21, 2000. Ilion started out as a company looking to commercially extract technical grade lithium carbonate from sea water. Although Ilion developed the capability to do so, the market price for technical grade lithium carbonate became substantially cheaper as a result of a new supplier entering the market, which resulted in the extraction of lithium from sea water being uneconomic at the then prevailing market price. In 1997, Ilion began utilizing its proprietary research and technology to become a developer and supplier of advanced lithium materials and enabling technologies for the rapidly growing lithium battery industry. Ilion has been successful in selling its lithium-based raw materials to the large global battery manufacturing market, gaining a market share of 20% of the cathode raw material business and 25% of the electrolyte raw material business in 1999.

      During fiscal 1997, 1998 and 1999, the only revenues generated were from sales of lithium carbonate, with the majority of the sales being at a low gross margin. In the nine month period ended December 31, 1999, in addition to sales of lithium carbonate.

      Ilion's principle expenses have been costs associated with research and development, and general and administration expenses. The largest contributor to research and development expense has been labor costs.

RESULTS OF OPERATIONS

NINE MONTH PERIOD ENDED DECEMBER 31, 1999 COMPARED TO NINE MONTH PERIOD ENDED DECEMBER 31, 1998

      NET SALES

      Net sales increased NZ$301,203 (46.7%) from NZ$645,206 for the nine month period ended December 31, 1998 to NZ$946,409 for the nine month period ended December 31, 1999. This increase related primarily to the increased sale of lithium carbonate.

      COST OF SALES

      Cost of sales increased NZ$330,676 (37.4%) from NZ$884,262 for the nine month period ended December 31, 1998 to NZ$1,214,938 for the nine month period ended December 31, 1999. This increase related to the increase in the amount of lithium carbonate sold, which meant an increase in volume of lithium feedstock required and an increase in labor costs.

      OPERATING EXPENSES

      Research and Development. Research and development increased by NZ$172,585 (31.1%) from NZ$555,470 for the nine month period ended December 31, 1998 to NZ$728,055 for the nine month period ended December 31, 1999. This increase was primarily due to the employment of additional staff to undertake research and development of Ilion's cathode materials.

      General and Administration. General and administration expenses increased by NZ$589,670 (48.2%) from NZ$1,223,434 for the nine month period ended December 31, 1998 to NZ$1,813,104 for the nine month period ended December 31, 1999. This increase was primarily related to higher legal fees and travel expenses involved in negotiating the merger with Lithium.

      Sales and Marketing. Sales and marketing costs increased by NZ$18,946 (9.1%) from NZ$208,974 for the nine month period ended December 31, 1998 to NZ$227,920 for the nine month period ended December 31, 1999. This increase was primarily related to travel costs in connection with overseas marketing activities.

      Depreciation. Depreciation increased by NZ$186,063 (68.9%) from NZ$269,938 for the nine month period ended December 31, 1998 to NZ$456,001 for the nine month period ended December 31, 1999. This increase was primarily related to the depreciation of Ilion's cathode pilot plant and an x-ray defraction machine, which were built and bought, respectively, in the nine-months ended December 31, 1999.

      OTHER ITEMS

      Other Income. Other income increased by NZ$318,319 (589.9%) from NZ$53,958 for the nine month period ended December 31, 1998 to NZ$372,277 for the nine month period ended December 31, 1999. This increase was primarily related to a foreign exchange gain of NZ$211,801 on a U.S. dollar denominated bank account and an increase in the amount of cash on deposit.

      Loss Before Income Taxes. As a result of the foregoing factors, Ilion's net loss before income tax increased NZ$865,529 (35.4%) from NZ$2,445,764 for the nine month period ended December 31, 1998 to NZ$3,311,293 for the nine month period ended December 31, 1999.

FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

      NET SALES

      Net sales increased NZ$60,031 (8.4%) from NZ$715,919 in fiscal 1998 to NZ$775,950 in fiscal 1999. All sales related to the sales of lithium carbonate. Although the dollar value of the sales was similar, greater volumes were sold in fiscal 1999 than in fiscal 1998, but at lower prices.

      COST OF SALES

      Cost of sales decreased by NZ$139,104 (11%) from NZ$1,260,636 in fiscal 1998 to NZ$1,121,532 in fiscal 1999. Although the volume of lithium carbonate produced increased, the direct materials costs and production costs both fell from NZ$696,634 and NZ$530,822 in fiscal 1998 to NZ$692,150 and NZ$368,007 in fiscal 1999, respectively.

      Operating Expenses

      Research and Development. Research and development increased by NZ$492,163 (89.7%) from NZ$548,462 in fiscal 1998 to NZ$1,040,625 in fiscal 1999. This increase was primarily due to the employment of additional staff to undertake research and development of Ilion's cathode materials.

      General and Administration. General and administration expenses increased by NZ$834,121 (84.6%) from NZ$985,691 in fiscal 1998 to NZ$1,819,812 in fiscal
1999. This increase was primarily related to higher staffing costs and higher legal costs.

      Sales and Marketing. Sales and marketing costs increased by NZ$97,637 (68.5%) from NZ$142,620 in fiscal 1998 to NZ$240,257 in fiscal 1999. This increase was primarily related to the salary of an additional full-time sales person and increased overseas marketing activities.

      Depreciation. Depreciation decreased by NZ$32,748 (8.1%) from NZ$406,801 in fiscal 1998 to NZ$374,053 in fiscal 1999. This decrease was primarily related to the diminishing value method of depreciation being applied to a prior year comparable asset base.

      OTHER ITEMS

      Other Income. Other income increased by NZ$6,915 (19.7%) from NZ$35,147 in fiscal 1998 to NZ$42,062 in fiscal 1999. This increase was primarily related to an increase in interest earned due to an increase in the amount of cash on deposit.

      Loss Before Income Taxes. Ilion's net loss before income tax increased NZ$472,989 (14.3%) from NZ$3,308,819 in fiscal 1998 to NZ$3,781,808 in fiscal
1999. This increase was primarily related to an increase in research and development costs and general and administration expenses offset by the fact that there was no loss on abandonment of assets in fiscal 1999.

FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO MARCH 31, 1997

      NET SALES

      Net sales increased NZ$635,431 (or 789.5%) from NZ$80,488 in fiscal 1997 to NZ$715,919 in fiscal 1998. The significant increase in sales reflected the completion of a portion of Ilion's research and development to the point where a commercial lithium carbonate pilot plant could be established and operated with the output sold on the commercial market.

      COST OF SALES

      Cost of sales increased by NZ$1,138,107 (or 928.8%) from NZ$122,529 in fiscal 1997 to NZ$1,260,636 in fiscal 1998. This increase related to the increase in the amount of lithium carbonate sold, which meant an increase in volume of lithium feedstock required and an increase in labor costs.

      OPERATING EXPENSES

      Research and Development. Research and development decreased by NZ$399,909 (42.2%) from NZ$948,371 in fiscal 1997 to NZ$548,462 in fiscal 1998. This decrease was primarily due to the fact that the majority of the research and development required to establish the lithium carbonate plant was undertaken in fiscal 1997. In addition, in fiscal 1997, some costs were continuing to be incurred by Ilion in connection with research into the extraction of lithium from sea water. Research into the extraction of lithium from sea water was minimal in fiscal 1998.

      General and Administration. General and administration expenses increased by NZ$207,318 (or 26.6%), from NZ$778,373 in fiscal 1997 to NZ$985,691 in fiscal
1998. This increase was primarily related to higher staffing costs.

      Sales and Marketing. Sales and marketing costs increased by NZ$70,391 (97.9%) from NZ$71,869 in fiscal 1997 to NZ$142,260 in fiscal 1998. This increase was primarily related to an increase in sales and marketing activities once the lithium carbonate pilot plant was capable of production.

      Depreciation. Depreciation increased by NZ$203,442 (100.0%) from NZ$203,359 in fiscal 1997 to NZ$406,801 in fiscal 1998. This increase was primarily related to the depreciation of the lithium carbonate plant, which finished being built in fiscal 1998.

      OTHER ITEMS

      Other Income. Other income decreased by NZ$109,967 (75.8%) from to NZ$145,114 in fiscal 1997 to NZ$35,147 in fiscal 1998. This decrease was primarily related to less interest earned due to a lower level of cash on deposit.

      Loss Before Income Taxes. As a result of the foregoing factors and the loss on abandonment of assets of NZ$703,141 in fiscal 1998 for property associated with a property lease and construction of the abandoned project to extract lithium from sea water, Ilion's net loss before income tax increased NZ$1,213,837 (57.9%) from NZ$2,094,982 in fiscal 1997 to NZ$3,308,819 in fiscal
1998.

LIQUIDITY AND CAPITAL RESOURCES

      Ilion has financed its cash requirements solely through the private placements of equity securities in New Zealand, Singapore and Australia.

      Nine Month Period Ended December 31, 1999 Compared to Nine Month Period Ended December 31, 1998

      Net cash used in operating activities increased by NZ$2,242,364 (120.9%) from NZ$1,854,432 for the nine month period ended December 31, 1998 to NZ$4,096,796 for the nine month period ended December 31, 1999. This increase was primarily due to an increase of NZ$2,864,273 in payments to suppliers, which included higher payments for lithium feedstock and higher general and administration expenses, offset by an increase of NZ$622,466 in cash provided from sales.

      Net cash used in investing activities increased by NZ$1,875,516 (175.9%) from NZ$1,066,499 for the nine month period ended December 31, 1998 to NZ$2,942,015 for the nine month period ended December 31, 1999. This increase was primarily due to the construction of the cathode pilot plant, an increase in payments for the license of certain patents from MIT and the payment of NZ$738,534 for the 50% share of Qinghai Lithium Limited, the joint venture entity in China.

      Net cash provided by financing activities increased by NZ$6,858,092 (194.5%) from NZ$3,525,270 for the nine month period ended December 31, 1998 to NZ$10,383,362 for the nine month period ended December 31, 1999. This increase was due to an increase in the amount of proceeds received from the issuance of shares of Ilion.

      Fiscal Year Ended March 31, 1999 Compared to Fiscal Year Ended March 31, 1998

      Net cash used in operating activities decreased by NZ$71,131 (3.0%) from NZ$2,380,973 in fiscal 1998 to NZ$2,309,842 in fiscal 1999. This decrease was primarily due to a NZ$555,436 increase in payables.

      Net cash used in investing activities increased by NZ$445,575 (60.3%) from NZ$738,519 in fiscal 1998 to NZ$1,184,094 in fiscal 1999. This increase was primarily due to an increase in the payments for the license for certain patents from MIT.

      Net cash provided by financing activities increased by NZ$2,053,676 (116.3%) from NZ$1,766,472 in fiscal 1998 to NZ$3,820,148 in fiscal 1999. This increase was due to an increase in the amount of proceeds received from the issuance of shares of Ilion.

      Fiscal Year Ended March 31, 1998 Compared to Fiscal Year Ended March 31, 1997

      Net cash used in operating activities increased by NZ$627,321 (35.8%) from NZ$1,753,652 in fiscal 1997 to NZ$2,380,973 in fiscal 1998. This increase was primarily due to increased payments for lithium feedstock reflecting an increase in the volume of lithium carbonate produced and an increase in labor costs due to an increase in the number of employees.

      Net cash used in investing activities decreased by NZ$1,441,649 (66.1%) from NZ$2,180,168 in fiscal 1997 to NZ$738,519 in fiscal 1998. For fiscal 1997, expenditure of NZ$2,180,168 was incurred to construct the lithium carbonate plant in Auckland. In fiscal 1998, NZ$562,360 was spent completing the lithium carbonate plant and NZ$176,159 was spent on the first payment for the license from MIT.

      Net cash provided by financing activities decreased by NZ$1,768,528 (50%) from NZ$3,535,000 in fiscal 1997 to NZ$1,766,472 in fiscal 1998. This decrease was due to a decrease in the amount of proceeds received from the issuance of shares of Ilion.

      Bridge Financing Provided to Lithium

      Ilion provided operating funds of US$818,000 (NZ$1,573,846) to LTC in the nine month period ended December 31, 1999. Pursuant to the terms of the merger agreement, Ilion has agreed to provide additional short term funding to LTC, which is expected to amount to US$1.8 million in calendar year 2000. The funding is unsecured and interest free. In the event that the proposed merger does not occur, Ilion converts the amount owed into new common stock of LTC at a price of US$0.10 per share.

      Future Capital Needs

      Based upon Ilion's current business plan, Ilion believes that its existing cash resources, operating cash flow and the estimated net proceeds of approximately US$89 million from Ilion's initial public offering will provide sufficient liquidity and capital resources over the next two years for working capital needs and anticipated capital expenditures.

      Anticipated Capital Expenditures

      Ilion expects to have capital expenditures of US$10 million in fiscal 2001, including US$6 million to build the lithium polymer cell manufacturing plant in the United States, US$4 million to build the pilot cathode material plant in Auckland, New Zealand and US$50 million on strategic acquisitions. The balance will be applied to operating deficits and subsequent capital expenditures.

RECENTLY ISSUED ACCOUNTING ANNOUNCEMENTS

      In January 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, of which some provisions are already effective and certain provisions of which become effective after July 1, 2000. Ilion does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts collectively referred to as derivatives, and for hedging activities. This statement is effective for fiscal years beginning after June 15, 2000. Ilion is in the process of assessing the effect of this pronouncement and does not expect it to be material.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      All of Ilion's revenues have been denominated in U.S. dollars, while a majority of the operating expenses have been denominated in New Zealand dollars. Ilion's financial results are therefore affected by movements in the relative values of the U.S. dollar and New Zealand dollar. However, over the last three years, the total revenue and expenses have not been so high as to cause any effects of currency movements to be significant. On completion of the merger with LTC, substantially more of Ilion's operating expenses will be denominated in U.S. dollars. Ilion has not entered into any hedging or derivative transactions in the past, however, although currently Ilion has no intention of entering into cross-currency contracts to hedge its exposure to movements in the rate of exchange of New Zealand dollars into U.S. dollars, Ilion may do so in the future.

         OWNERSHIP OF ILION BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth, as of May 1, 2000 (as if Ilion had already domesticated into Delaware), the amount and percentage of shares of Ilion common stock that are deemed under the rules of the Commission to be "beneficially owned" by (1) the Chief Executive Officer of Ilion, who is also a director, and each other director of Ilion, (2) all directors and officers of Ilion as a group and (3) each person known by Ilion to be the beneficial owner of more than five percent of the outstanding shares of Ilion common stock. The table below also sets forth the number and percentage of shares of Ilion common stock that will be beneficially owned by such persons immediately after the merger, assuming the ownership interest in shares of Ilion common stock does not otherwise change from that which existed as of May 1, 2000.

--------------------------------------------------------------------------------------------------------
                                  Number of                             Number of       Approximate
                                  Shares of                             Shares of       Percentage of
                                    Common                             Common Stock      Outstanding
                                    Stock           Percentage of      Beneficially      Common Stock
                                 Beneficially        Outstanding     Owned After the      After the
Name of Beneficial Owner          Owned (1)        Common Stock (2)       Merger          Merger (3)
--------------------------------------------------------------------------------------------------------
Brian T. Hubbard (4)             3,066,000              12.7%            3,066,000            8.6%

Vertex Asia Pte Limited (5)      1,500,000             6.2%              1,500,000            4.2%

Robin T. Johannink (6)           3,051,000             12.6%             3,051,000            8.5%

Murray Haszard (7)               2,000,000             8.3%              2,000,000            5.6%

Keith Young (8)                     80,000               *                  80,000              *

All Directors and Executive
Officers as a group (9)          5,201,000            21.5%              5,201,000           14.6%
--------------------------------------------------------------------------------------------------------

*   Represents less than 1%

(1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be the beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Ilion Common Stock beneficially owned by them.

(2) Based on 24,193,079 shares of Ilion common stock outstanding as of May 1, 2000 plus shares subject to options that are currently exercisable or exercisable within 60 days of the date of the table with respect to the stockholder in question.

(3) Number of shares of Ilion common stock outstanding at the effective time of the merger assumes (a) 3,500,000 shares of Ilion common stock issued to Lithium shareholders pursuant to Clause 3.3 of the merger agreement and
      (b) 8,000,000 shares of Ilion common stock issued in Ilion's initial public offering.

(4) Brian T. Hubbard is the registered owner of 15,000 shares of Ilion common stock and shares voting control of Phoenix Trust, which is the registered owner of 3,051,000 shares of Ilion common stock. Mr. Hubbard disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. Mr. Hubbard's address is 5A Long Bay Drive, Torbay, Auckland, New Zealand.

(5) The address for Vertex Asia Pte Limited is 77 Science Park Drive, #02-15 Cintech III, Singapore Science Park, Singapore 118256.

(6) Mr. Johannink shares voting control of, and is a beneficiary of, Phoenix Trust. Mr. Johannink is a director and shareholder of Phoenix Management Limited. Mr. Johannink disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. Mr. Johannink's address is 45 Ridings Rd, Remuera, Auckland.

(7)   Mr. Haszard's address is 7 Bourne Street, Mt Eden, Auckland, New Zealand.

(8) Consists of 30,000 shares of Ilion common registered in the name of the K Young Family Trust and 50,000 shares of Ilion common stock under options that are exercisable within 60 days of the date of this table. Mr. Young shares voting control of and is a beneficiary of the K Young Family Trust. Mr. Young disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. Mr. Young's address is Jones Young, 55A Mt St John Avenue, Auckland, New Zealand.

(9) Includes an aggregate of 85,000 shares under stock options exercisable within 60 days of the date of this table.

                                  CHAPTER NINE

                     ADDITIONAL INFORMATION FOR STOCKHOLDERS

                       WHERE YOU CAN FIND MORE INFORMATION

      LTC files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. These reports and information may be read and copied at the following SEC locations:

      Public Reference Room                     New York Regional Office
      450 Fifth Street, N.W.                    7 World Trade Center
      Room 1024                                 Suite 1300
      Washington, D.C. 20549                    New York, NY 10048

      Copies of the reports and information filed by LTC may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a world wide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

      Ilion has filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Ilion common stock to be issued to LTC stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Ilion in addition to being part of the special meeting proxy statement of LTC. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      No one is authorized to give any information or make any representation about the proposals contained in this proxy statement/prospectus that is different from or in addition to the information contained in this proxy statement/prospectus or any of the attached or incorporated documents. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

      Ilion has supplied all information contained or incorporated by reference in this proxy statement and prospectus relating to Ilion and LTC has supplied all such information relating to LTC.

                                 OTHER BUSINESS


      You should rely only on the information contained in this proxy statement/prospectus to vote on the merger described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ______________, 2000 You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Ilion common stock in the merger shall create any implication to the contrary.

      LTC knows of no other matters that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgement.



                                          By Order of the Board of Directors


                                          _____________________________________
                                          Gretchen Deming, Secretary



Plymouth Meeting, Pennsylvania

____________________ ____, 2000

                         INDEX TO FINANCIAL STATEMENTS


                                                                       PAGE


Consolidated Financial Statements of Lithium Technology Corporation
and Subsidiary...........................................................   F-2

  Independent Auditors' Reports..........................................   F-3

  Consolidated Balance Sheet at December 31, 1999........................   F-5

  Consolidated Statements of Operations for the Years Ended
  December 31, 1999 and 1998 and the Period from July 21, 1989
  (Date of Inception) to December 31, 1999...............................   F-6

  Consolidated Statements of Changes in Stockholders' Equity
  (Deficiency) for the Period from July 21, 1989 (Date of Inception)
  to December 31, 1999...................................................   F-7

  Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999 and 1998 and the period from July 21, 1989
  (Date of Inception) to December 31, 1999...............................   F-16

  Notes to Consolidated Financial Statements.............................   F-20


Financial Statements of Pacific Lithium Limited..........................   F-32

  Independent Auditors Report............................................   F-33

  Balance Sheets at March 31, 1998 and 1999 and December 31, 1998 and
  1999...................................................................   F-34

  Statement of Operations for the years ended March 31, 1997, 1998
  and 1999 and the nine months ended December 31, 1998 and 1999..........   F-35

  Statement of Changes in Shareholders' Equity (Deficit) for the years ended March 31, 1997, 1998 and 1999 and the nine months ended
  December 31, 1998 and 1999.............................................   F-36

  Statement of Cash Flows for the years ended March 31, 1997, 1998
  and 1999 and the nine months ended December 31, 1998 and 1999..........   F-38

  Notes to Financial Statements..........................................   F-40

                       CONSOLIDATED FINANCIAL STATEMENTS
                                       of
                         Lithium Technology Corporation
                                      and
                                   Subsidiary
                               December 31, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Lithium Technology Corporation and Subsidiary (Development Stage Companies)

We have audited the accompanying consolidated balance sheet of Lithium Technology Corporation and subsidiary (development stage companies) as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the two years in the period ended December 31, 1999, and for the period from July 21, 1989 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Company's financial statements for the period July 21, 1989 (date of inception) through December 31, 1996, were audited by other auditors whose report, dated January 27, 1997, expressed an unqualified opinion on those statements and included explanatory paragraphs that described the uncertainty concerning the Company's ability to continue as a going concern. The financial statements for the period July 21, 1989 (date of inception) through December 31, 1996 reflect a cumulative net loss of $18,877,000, of the total net loss of $40,895,000 for the period July 21, 1989 (date of inception) through December 31, 1996. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such consolidated financial statements present fairly in all material respects, the financial position of Lithium Technology Corporation and subsidiary (development stage companies) as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, and for the period from July 21, 1989 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and marketing lithium-polymer rechargeable batteries. As discussed in Note 3 to the financial statements, the Company's operating losses since inception and lack of adequate financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ DELOITTE & TOUCHE, LLP
Philadelphia, PA
February 11, 2000

(March 31, 2000 as to Note 10)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Lithium Technology Corporation and Subsidiary (Development Stage Companies)

We have audited the consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows of Lithium Technology Corporation and subsidiary (Development Stage Companies) for the period July 21, 1989 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Lithium Technology Corporation and subsidiary (Development Stage Companies) for the period July 21, 1989 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 of the financial statements, the Company is a development stage company, has suffered recurring losses from operations and needs significant additional financing to repay existing indebtedness and to continue the development of its technology. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ WISS & COMPANY, LLP

Woodbridge, New Jersey
January 22, 1997

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999


CURRENT ASSETS:
   Cash and cash equivalent                                        $     38,000
   Accounts receivable                                                   21,000
   Other current assets                                                  18,000
                                                                   ------------

      Total Current Assets                                               77,000
                                                                   ------------

PROPERTY AND EQUIPMENT, LESS ACCUMULATED
   DEPRECIATION OF $1,024,000                                           430,000

Security and equipment deposits                                          21,000
                                                                   ------------

      Total assets                                                 $    528,000
                                                                   ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
   Accounts payable                                                $    164,000
   Accrued salaries                                                     366,000
   Other accrued expenses                                               100,000
                                                                   ------------

      Total current liabilities                                         630,000
                                                                   ------------

LONG-TERM LIABILITIES
   Convertible Promissory Notes                                         818,000
                                                                   ------------

      Total liabilities                                               1,448,000
                                                                   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
   Common stock, par value $.01 per share
      Authorized - 50,000,000 shares
      Issued and outstanding 48,280,749 shares                          483,000
   Additional paid-in capital                                        46,357,000
   Accumulated deficit                                               (6,865,000)
   Deficit accumulated during development stage                     (40,895,000)
                                                                   ------------

      Total stockholders' equity (deficiency)                          (920,000)
                                                                   ------------

      Total liabilities and stockholders'
         equity (deficiency)                                       $    528,000
                                                                   ============


          See accompanying notes to consolidated financial statements.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                AND PERIOD FROM JULY 21, 1989 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


                                                                         Year Ended                            Period From
                                                                        December 31,                          July 21, 1989
                                                            -------------------------------------         (Date of Inception) to
                                                                1999                     1998               December 31, 1999
                                                            ------------             ------------         ----------------------
REVENUES:
   Development contracts                                    $     69,000             $     99,000             $    168,000
                                                            ------------             ------------             ------------

COSTS AND EXPENSES:
   Engineering, research and development                       1,385,000                1,899,000                8,396,000
   General and administrative                                  1,501,000                1,770,000               11,884,000
   Stock based compensation expense                            1,769,000                     --                  1,769,000
                                                            ------------             ------------             ------------

                                                               4,655,000                3,669,000               22,049,000
                                                            ------------             ------------             ------------

OTHER INCOME (EXPENSES):
   Interest expense, net of interest income                       (7,000)                (341,000)              (1,823,000)
   Interest expense related to beneficial
      conversion feature                                            --                       --                (17,841,000)
   Other non-operating income - Note 8                              --                    650,000                  650,000
                                                            ------------             ------------             ------------

                                                                  (7,000)                 309,000              (19,014,000)

NET LOSS                                                    ($ 4,593,000)            ($ 3,261,000)            ($40,895,000)
                                                            ============             ============             ============


WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:                                 44,354,000               21,697,000

BASIC AND DILUTED NET LOSS PER SHARE:                       $       (.10)            $       (.15)
                                                            ============             ============


          See accompanying notes to consolidated financial statements.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (DEFICIENCY)
                  PERIOD FROM JULY 21, 1989 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


                                                                                            Series B                 Series C
                                                                 Series A            Convertible Preferred    Convertible Preferred
                                                              Preferred Stock                Stock                    Stock
                                                            --------------------     ---------------------    ---------------------
                                                             Shares     Amount       Shares        Amount     Shares        Amount
                                                            -------   ----------     ------       --------    ------        -------
BALANCES AT JULY 21, 1989
PERIOD ENDED OCTOBER 31, 1989:
   Net assets received in reverse
      acquisition                                              --           --
   Change in par value                                         --           --
   Exchange for debt owed to officer                         23,000    2,300,000       --           --           --           --
   Shares sold to financial consultant
      in conjunction with financing                            --           --         --           --           --           --
   Expenses paid by principal shareholder
      on behalf of Lithium Corporation                         --           --         --           --           --           --
   Net income (loss) for the year
                                                            -------   ----------     ------       --------    ------        -------
BALANCES AT OCTOBER 31, 1989                                 23,000    2,300,000       --           --           --           --

YEAR ENDED OCTOBER 31, 1990
   Issuance of Class B common stock for
      cash to Investors                                        --           --         --           --           --           --
   Exercise of Class B common stock
      warrants, net of offering costs                          --           --         --           --           --           --

NET INCOME (LOSS) FOR THE YEAR
                                                            -------   ----------     ------       --------    ------        -------
BALANCE AT OCTOBER 31, 1990                                  23,000   $2,300,000       --           --           --           --

YEAR ENDED OCTOBER 31, 1991:
   Conversion of debt due stockholder                        10,000    1,000,000       --           --           --           --
   Exercise of Class B common stock
      warrants, net of offering costs
      of $520,000                                              --           --         --           --           --           --
   Fair value of warrants issued in
      connection with financial
      consulting services                                      --           --         --           --           --           --
   Net loss                                                    --           --         --           --           --           --
                                                            -------   ----------

BALANCES AT OCTOBER 31, 1991                                 33,000    3,300,000       --           --           --           --

YEAR ENDED OCTOBER 31, 1992:
   Issuance of common stock to certain
      employees for services rendered                          --           --         --           --           --           --
   Net loss                                                    --           --         --           --           --           --
                                                            -------   ----------
BALANCES AT OCTOBER 31, 1992                                 33,000    3,300,000       --           --           --           --
YEAR ENDED OCTOBER 31, 1993:
   Net loss                                                    --           --         --           --           --           --

BALANCES AT OCTOBER 31, 1993                                 33,000   $3,300,000       --           --           --           --
                                                            =======   ==========

          See accompanying notes to consolidated financial statements.

                                    Class A                 Class B
                                 Common Stock              Common Stock
                           Shares         Amount    Shares        Amount
BALANCES AT JULY          2,333,000        1,000          --          --
21, 1989
PERIOD YEAR ENDED
OCTOBER 31, 1989:
Net assets received in           --           --     210,000       1,000
    reverses acquisition
    (Note 1)
Change in par value              --        6,000         --          --
Exchange for debt
  owed to officer
Shares sold to                   --           --     697,000       1,000
  financial
  consultant in
  conjunction with
  financing
Expenses paid by                 --           --          --          --
  principal Shareholder
  on behalf of Lithium
  Corporation
Net income (loss) for
    the year                     --           --          --          --
                          ---------       ------   ---------      ------

BALANCES AT
OCTOBER 31, 1989          2,333,000        7,000     907,000       2,000

YEAR ENDED
OCTOBER 31, 1990
  Issuance of Class B
    common stock for
    cash to Investors            --           --      57,000          --

Exercise of Class B
    common stock
    warrants, net of
    offering costs               --           --      15,000          --

NET INCOME (LOSS)
FOR THE YEAR                     --           --          --          --
                          ---------       ------   ---------      ------

BALANCE AT
OCTOBER 31, 1990          2,333,333       $7,000     979,000      $2,000
                         (1,000,000)
YEAR ENDED
OCTOBER 31, 1991:
Conversion of debt
    due stockholder              --           --          --          --
Exercise of Class B
    common stock
    warrants, net of
    offering costs of
    $520,000                     --           --     145,000          --
Fair value of warrants
    issued in
    connection
    with financial
    consulting services          --           --          --          --
    Net loss                     --           --          --          --
                          ---------       ------   ---------      ------

BALANCES AT
OCTOBER 31, 1991          2,333,000        7,000   1,124,000       2,000



                                                                                     Deficit
                                                                                    Accumulated
                                                   Additional                        During
                                 Common Stock        Paid-in     Accumulated       Development
                              Shares     Amount      Capital       Deficit             Stage
BALANCES AT JULY                                          --    (6,465,000)               --
21, 1989
PERIOD YEAR ENDED
OCTOBER 31, 1989:
Net assets received in                                36,000            --
    reverses
    acquisition
    (Note 1)
Change in par value                                   (6,000)
  Exchange for debt
    owed to officer
Shares sold to                                         7,000            --
    financial
    consultant in
    conjunction
    with financing
Expenses paid by                                      79,000            --
    principal
    shareholder
    on behalf of
    Lithium
    Corporation
Net income (loss) for
    the year                                              --       844,000          (502,000)
                                                     -------   -----------          --------
BALANCES AT
OCTOBER 31, 1989                                     116,000    (5,621,000)         (502,000)

YEAR ENDED
OCTOBER 31, 1990
  Issuance of Class B
    common stock for
    cash to Investors                                 50,000            --                --

Exercise of Class B
    common stock
    warrants, net of
    offering costs                                        --            --                --

NET INCOME (LOSS)
FOR THE YEAR                                              --       569,000          (498,000)
                                                     -------    ----------        ----------

BALANCE AT
OCTOBER 31, 1990                                    $166,000   $(5,052,000)       (1,000,000)

YEAR ENDED
OCTOBER 31, 1991:
Conversion of debt
    due stockholder                                        --           --                --
Exercise of Class B
    common stock
    warrants, net of
    offering costs of
    $520,000                                          121,000           --                --
Fair value of warrants
    issued in
    connection
    with financial
    consulting services                                30,000           --                --
    Net loss                                              --        (84,000)        (560,000)
                                                     -------     ----------         --------


BALANCES AT
OCTOBER 31, 1991                                     317,000     (5,136,000)       1,560,000


          See accompanying notes to consolidated financial statements.

                                    Class A                 Class B
                                Common Stock            Common Stock
                           Shares         Amount    Shares        Amount




YEAR ENDED
OCTOBER 31, 1992:
  Issuance of common
    stock to certain
    employees  for
    services rendered         --            --       96,000            --
    Net loss                  --            --          --             --
                            ----          ----       -------         ----


                                                                                     Deficit
                                                                                    Accumulated
                                                   Additional                        During
                                 Common Stock        Paid-in     Accumulated       Development
                              Shares     Amount      Capital       Deficit             Stage
YEAR ENDED
OCTOBER 31, 1992:
  Issuance of common
    stock to certain
    employees  for
    services rendered                               106,000
    Net loss                                             --
                                                    -------      (23,000)          (175,0000)




                                Class A                 Class B
                              Common Stock            Common Stock           Common Stock
                           Shares      Amount      Shares        Amount     Shares      Amount
BALANCES AT
OCTOBER 31, 1992        2,333,000       7,000      1,220,000      2,000


YEAR ENDED
OCTOBER 31, 1993:
  Net loss                     --          --            --           --
                        ---------       -----      --------       ------


BALANCES AT
OCTOBER 31, 1993        2,333,000      $7,000      1,220,000      $2,000
                        =========      ======      =========      ======


                                                              Deficit
                                                            Accumulated
                            Additional                        During
                              Paid-in      Accumulated      Development
                              Capital        Deficit          Stage
BALANCES AT
OCTOBER 31, 1992             423,000       (5,159,000)       (1,735,000)


YEAR ENDED
OCTOBER 31, 1993:
  Net loss                        --       (1,706,000)          (66,000)
                            --------       ----------        ----------

BALANCES AT
OCTOBER 31, 1993            $423,000      $(6,865,000)       (1,801,000)
                            ========      ===========         ==========






                                                                    Series A                             Series B
                                                                 Preferred Stock              Convertible Preferred Stock
                                                           Shares               Amount           Shares          Amount
BALANCES AT OCTOBER 31, 1993                               33,000              3,300,000             --            --

TWO MONTHS ENDED
DECEMBER 31, 1993:
   Contribution to capital of Industries
       accumulated losses in excess of
      Company's investment                                     --                     --             --            --
   Conversion of preferred stock to
       common stock                                       (33,000)            (3,300,000)            --            --
   Fair value of option issued  in exchange
       for  certain legal services                             --                     --             --            --
     Net loss                                                  --                     --             --            --
                                                          -------             ----------          -----         -----

BALANCE AT DECEMBER 31, 1993                                   --                     --             --            --

YEAR ENDED DECEMBER 31, 1994:
   Change in par value of Class B
       common stock to $.0001                                  --                     --             --            --
   Issuance of common stock:
       For services  relating to  warrants
         exercised in 1995                                     --                     --             --            --
       Upon cancellation of indebtedness                       --                     --             --            --
       In exchange for advances  repayable
         only out of proceeds of public
         offering                                              --                     --             --            --
       Upon exercise of option                                 --                     --             --            --
       For cash, less related costs of
       $152,000                                                --                     --             --            --

                                                                      Series C
                                                            Convertible Preferred Stock
                                                                Shares      Amount
BALANCES AT OCTOBER 31, 1993                                      --            --

TWO MONTHS ENDED
DECEMBER 31, 1993:
   Contribution to capital of Industries
       accumulated losses in excess of
      Company's investment                                        --            --
   Conversion of preferred stock to
       common stock                                               --            --
   Fair value of option issued  in exchange
       for  certain legal services                                --            --
     Net loss                                                     --            --
                                                                ----          ----

BALANCE AT DECEMBER 31, 1993                                      --            --

YEAR ENDED DECEMBER 31, 1994:
   Change in par value of Class B
       common stock to $.0001                                     --            --
   Issuance of common stock:
       For services  relating to  warrants
         exercised in 1995                                        --            --
       Upon cancellation of indebtedness                          --            --
       In exchange for advances  repayable
         only out of proceeds of public
         offering                                                 --            --
       Upon exercise of option                                    --            --
       For cash, less related costs of
       $152,000                                                   --            --



          See accompanying notes to consolidated financial statements.

                                                    Series A                   Series B                     Series C
                                                 Preferred Stock     Convertible Preferred Stock   Convertible Preferred Stock
                                                 Shares    Amount       Shares         Amount         Shares        Amount
      Upon conversion of $162,000 of 7%
         convertible promissory notes and
         accrued interest thereon                  --        --            --             --              --            --
      Upon exercise of option to acquire
         laboratory equipment and
         forgiveness of related accrued
         rent                                      --        --            --             --              --            --
      Upon conversion of preferred stock           --        --            (815)          --              --            --
   Issuance of convertible preferred stock
      in exchange for convertible
      promissory notes                             --        --          14,151           --              --            --
    For cash                                       --        --            --             --            10,000          --
    Issuance of 7% convertible promissory
       notes                                       --        --            --             --              --            --
   Net loss                                        --        --            --             --              --            --
                                                 ======   =======       =======        =======      ==========    ==========

BALANCES AT DECEMBER 31, 1994                      --        --          13,336           --            10,000          --
                                                 ======   =======       =======        =======      ==========    ==========

YEARS ENDED DECEMBER 31, 1995

YEAR ENDED DECEMBER 31, 1995
   Issuance of common stock
      Upon conversion of convertible
         preferred stock                                                 (6,394)          --              --            --
      Upon conversion of 7% convertible
         promissory notes and accrued
         interest thereon                                                  --             --              --            --

      Upon exercise of warrants                                            --             --              --            --
      Recapitalization of common stock                                     --             --              --            --
      Issuance of 12% convertible
         promissory notes                                                  --             --              --            --
   Net loss                                                                --             --              --            --

BALANCES AT DECEMBER 31, 1995                                             6,942        $  --            10,000    $     --
                                                                        =======        =======      ==========    ==========

                                                                                                                         Deficit
                                                                                                                       Accumulated
                                          Class A             Class B                       Additional                   During
                                        Common Stock         Common Stock     Common Stock   Paid-in    Accumulated    Development
                                      Shares     Amount    Shares   Amount  Shares  Amount   Capital      Deficit         Stage
                                     ---------   ------  ---------  ------  ------  ------  ----------  -----------    -----------
BALANCES AT OCTOBER 31, 1993         2,333,000    7,000  1,220,000   2,000                    423,000   (6,865,000)    (1,801,000)
TWO MONTHS ENDED DECEMBER 31, 1993:
   Contribution to capital of
      Industries accumulated losses
      in excess of Company's
      investment                          --       --         --      --                    3,659,000         --             --
Conversion of preferred stock to
      common stock                   1,000,000    3,000    667,000   1,000                  3,296,000         --             --


See accompanying notes to consolidated financial statements.

                                                                                                                         Deficit
                                                                                                                        Accumulated
                                            Class A           Class B                       Additional                    During
                                         Common Stock       Common Stock     Common Stock    Paid-in     Accumulated   Development
                                       Shares    Amount    Shares   Amount  Shares  Amount   Capital       Deficit        Stage
                                      ---------  ------  ---------  ------  ------  ------  ----------   -----------   ------------
Fair value of option issued in
    exchange for certain legal
    services                               --      --         --      --                         8,000         --            --
Net loss                                   --      --         --      --                          --           --         (67,000)
                                      =========  ======  =========  ======                  ==========   ===========   ============

BALANCE AT DECEMBER 31, 1993:         3,333,000  10,000  1,887,000   3,000                   7,386,000   (6,865,000)   (1,868,000)

YEAR ENDED DECEMBER 31, 1994:
  Change in par value of Class B
    common stock to $.0001                 --      --         --     3,000                      (3,000)        --            --
  Issuance of common stock:
    For services relating to
      warrants exercised in 1995           --      --       22,000    --                        88,000         --            --
    Upon cancellation of
      Indebtedness                         --      --       78,000    --                       445,000         --            --
    In exchange for advances
      repayable only out of
      proceeds of public offering          --      --      133,000    --                       471,000         --            --
    Upon exercise of option                --      --       17,000    --                         8,000         --            --
    For cash, less related costs of
      $152,000                             --      --      907,000   3,000                     933,000         --            --
    Upon conversion of $162,000 of
      7% convertible promissory
      notes and accrued interest
      thereon                              --      --       79,000    --                       165,000         --            --
    Upon exercise of option to
      acquire laboratory equipment
      and forgiveness of related
      accrued rent                         --      --       83,000   1,000                     271,000         --            --
    Upon conversion of preferred
      stock                                --      --       43,000    --                          --           --            --
  Issuance of convertible preferred
    stock in exchange for
    convertible promissory notes           --      --         --      --                       356,000         --            --
   For cash                                --      --         --      --                       100,000         --            --
   Issuance of 7% convertible
      promissory notes                     --      --         --      --                     1,643,000         --            --
  Net loss                                 --      --         --      --                          --           --      (3,776,000)

See accompanying notes to consolidated financial statements.

                                                                                                                           Deficit
                                                                                                                         Accumulated
                                 Class A                 Class B                            Additional       Accumu-       During
                               Common Stock            Common Stock         Common Stock     Paid-in         lated          Develop-
                           Shares       Amount      Shares     Amount     Shares    Amount   Capital        Deficit       ment Stage
BALANCES AT
DECEMBER 31, 1994         3,333,000     10,000    3,249,000     10,000                      11,863,000    (6,865,000)    (5,644,000)

YEARS ENDED
DECEMBER 31, 1995:
  Issuance of common
    stock
    Upon conversion of
      convertible pre-
      ferred stock             --         --        341,000      1,000                          (1,000)         --             --
    Upon conversion of
      7% convertible
      promissory notes
      and accrued in-
      terest thereon           --         --        500,000      1,000                       1,050,000          --             --
    Upon exercise of
      warrants                 --         --        120,000      1,000                         254,000          --             --
    Recapitalization of
      common stock       (3,333,000)   (10,000)  (4,210,000)   (13,000)  7,543,000  75,000     (52,000)         --             --
    Issuance of 12%
      convertible
      promissory notes         --         --           --         --                         6,377,000          --             --
Net loss                       --         --           --         --                              --            --       (8,849,000)
                         ==========   ========   ==========   ========                      ==========    ==========   ============

BALANCES AT
DECEMBER 31, 1995              --     $   --           --     $   --     7,543,000  75,000  19,491,000   $(6,865,000)  $(14,493,000)

See accompanying notes to consolidated financial statements.

                                                                                                                   Deficit
                                                                                                                 Accumulated
                                                                                 Additional                         During
                                                       Common Stock               Paid-In         Accumulated    Development
                                                  Shares           Amount         CAPITAL           DEFICIT         STAGE
BALANCES AT DECEMBER 31, 1995                   7,543,000           75,000      $19,491,000      $(6,865,000)    $(14,493,000)

YEAR ENDED DECEMBER 31, 1996
  Issuance of common stock:
  Upon conversion of convertible
   preferred stock                                454,000            4,000           (4,000)            --               --
  Upon conversion of 7% convertible
    promissory notes and accrued interest
   ($20,000) and related costs of $41,000         152,000            2,000          277,000             --               --
  Upon conversion of 12% convertible
     promissory notes and accrued interest
     thereon of $100,000 net of related
     costs of $218,000                          7,004,000           70,000        1,612,000             --               --
  For cash:
  From consortium, net of placement
   costs of $212,000                              632,000            7,000        2,181,000             --               --
  Upon exercise of stock options                  193,000            2,000           95,000             --               --
  Other                                            38,000             --             19,000             --               --
  In payment of accrued salaries and
   accounts Payable                               434,000            4,000          260,000             --               --
  Upon exercise of warrants                       196,000            2,000           98,000             --               --
  In connection with costs relating to
    the Issuance of 10% convertible notes         462,000            5,000          520,000             --               --
  Issuance of warrants for services
   rendered                                         --                --            175,000             --               --
  Issuance of warrants in settlement of
   litigation                                       --                --             68,000             --               --
 Net loss                                           --                --               --               --         (4,384,000)
                                               ==========         ========      ===========      ============    =============

BALANCES AT DECEMBER 31, 1996                  17,108,000         $171,000      $24,792,000      $(6,865,000)    $(18,877,000)
                                               ==========         ========      ===========      ============    =============

YEAR ENDED DECEMBER 31, 1997:
  Issuance of common stock
  In connection with costs relating to the
   issuance of 10% convertible notes              493,000            5,000          575,000
  In connection with the sale of Escrowed
   Shares by the Convertible Note               2,669,000           27,000        2,219,000
   Purchasers
  Upon exercise of warrants                       100,000            1,000           13,000
  In payment of accrued salaries and
   accounts payable                               646,000            6,000          369,000
   Issuance of warrants for services
     rendered                                                                        88,000

               See accompanying consolidated financial statements.

                                                                                                                 Deficit
                                                                                                               Accumulated
                                                                                 Additional                       During
                                                        Common Stock              Paid-In      Accumulated     Development
                                                  Shares           Amount         CAPITAL        DEFICIT          STAGES
  In connection with the sale of the 8.5%
   Senior secured convertible notes                                                 400,000
   Issuance of the 8.5% senior secured
   convertible notes                                                              9,821,000

 Net loss:                                                                                                      (14,164,000)
                                                                                                               ============

BALANCES AT DECEMBER 31, 1997                   21,016,000         210,000       38,277,000     (6,865,000)     (33,041,000)

YEAR ENDED DECEMBER 31, 1998
  Issuance of common stock:
  In connection with settlement of
   litigation                                      125,000           1,000          124,000
  Upon exercise of stock options                    98,000           1,000           53,000
  For cash                                         143,000           2,000           98,000
  In lieu of interest:                           1,670,000          17,000          451,000
 Net loss:                                                                                                       (3,261,000)
                                                                                                               ============
BALANCES AT DECEMBER 31, 1998                   23,052,000        $231,000      $39,003,000    $(6,865,000)    $(36,302,000)
                                                ----------        --------      -----------    ------------    -------------


YEAR ENDED DECEMBER 31, 1999:
  Issuance of common stock:
  In connection with conversion of
   senior secured convertible notes             20,206,000         202,000        4,968,000
  In connection with services rendered             523,000           5,000          211,000
  In connection with repricing of warrants            --              --            602,000
  In connection with private placement           4,500,000          45,000        1,573,000

 Net loss:                                                                                                       (4,593,000)
                                                ----------        --------      -----------    ------------    -------------
BALANCES AT DECEMBER 31, 1999                   48,281,000         483,000       46,357,000     (6,865,000)     (40,895,000)
                                                ----------        --------      -----------    ------------    -------------

                     See accompanying financial statements.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                AND PERIOD FROM JULY 21, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


                                                           Year Ended
                                                           December 31,                 Period From
                                                                                       July 21, 1989
                                                                                     (Date of Inception
                                                     1999              1998            Dec. 31, 1999)
                                                     ====              ====          ==================

CASH FLOWS FROM OPERATING
ACTIVITIES
Net loss                                         $(4,593,000)      $(3,261,000)      $(40,895,000)
   Adjustments to reconcile net loss to
   net cash flows from operating
   activities:
      Interest expense relating to the
         beneficial conversion feature of
         the Senior Secured Convertible
         Note                                           --                --           17,841,000
      Depreciation                                   227,000           232,000          1,026,000
      Amortization of debt issue costs                 8,000           142,000          1,070,000
      Common stock issued at prices
         below fair market value                   1,167,000              --            1,167,000
      Repricing of outstanding warrants              602,000              --              602,000
      Reduction of accrued expenses                     --            (270,000)          (270,000)
      Common stock issued in lieu of
         interest                                    159,000           468,000          1,915,000
      Fair value of warrants and option
         granted for services rendered                  --                --              209,000
      Common stock issued for services
         provided                                     67,000              --              273,000
      Common stock issued upon
         settlement of litigation                       --             125,000            125,000
     Expenses paid by shareholder on
        behalf of Company                               --                --               79,000
   Changes in operating assets and
   liabilities:
      Accounts receivable                             56,000           (77,000)           (21,000)
      Other current assets                            (1,000)           (2,000)            (2,000)
      Security and equipment deposits                 74,000           (46,000)           (21,000)
      Accounts payable, accrued expenses
         and customer deposits                       125,000            45,000          2,147,000
      Due to related parties                            --                --             (118,000)
                                                 ===========       ===========       ============

            Net cash used in operating
            activities                            (2,109,000)       (2,644,000)       (14,873,000)
                                                 ===========       ===========       ============

CASH FLOWS FROM INVESTING
ACTIVITIES
   Purchase of property and equipment               (194,000)         (273,000)        (1,206,000)
     Other                                              --                --               94,000
                                                 ===========       ===========       ============

          Net cash provided by (used in)
            investing activities                    (194,000)         (273,000)        (1,112,000)
                                                 ===========       ===========       ============

CASH FLOW FROM FINANCING
ACTIVITIES:
   Proceeds received from Convertible
    Promissory Notes                                 818,000              --              818,000

   Net advance repayable only out of
      proceeds of public offering                       --                --              471,000
   Proceeds received upon issuance of
      common stock                                   450,000           100,000          3,789,000
   Proceeds received from issuance of
      preferred stock, net of related Costs             --                --              100,000
   Proceeds received upon exercise of
      options and warrants, net of Costs                --              54,000            637,000
   Net advances by former principal
       Stockholder                                      --                --              321,000
    Proceeds from sale of convertible debt              --           3,330,000         10,874,000
    Debt issue costs                                    --                --             (887,000)
    Repayment of convertible debt                       --                --             (100,000)
                                                 ===========       ===========       ============
            Net cash provided by financing
            activities                             1,268,000         3,484,000         16,023,000
                                                 ===========       ===========       ============

NET CHANGE IN CASH AND CASH
EQUIVALENTS                                       (1,035,000)          567,000             38,000
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD                                1,073,000           506,000               --

CASH AND CASH EQUIVALENTS,
END OF PERIOD                                    $    38,000       $ 1,073,000       $     38,000
                                                 -----------       -----------       ------------

SUPPLEMENTAL CASH FLOW
INFORMATION
   Contribution to capital by former
      principal stockholder                             --                --         $  3,659,000
   Related party debt exchanged for
     convertible debt                                   --                --         $    321,000
   Exchange of indebtedness to former
     principal stockholder for common

     stock                                              --                --         $    445,000
   Issuance of common stock for
     services and accrued salaries               $   149,000              --         $    501,000
   Exchange of equipment and accrued
     rent for common stock                              --                --         $    271,000
   Subordinated notes and related accrued
     interest exchanged for Series A
     preferred stock                                    --                --         $  3,300,000

   Exchange of convertible debt for
      convertible preferred stock                       --                --         $    356,000


See accompanying notes to consolidated financial statements.

                                                  Year Ended
                                                 December 31,

Conversion of convertible debt and
   accrued interest into common stock,
   net of unamortized debt discount              $ 5,171,000              --         $  9,947,000
Exchange of advances repayable only
   out of proceeds of public offering for
   common stock                                         --                --         $    471,000
Deferred offering costs on warrants
  exercised                                             --                --         $     88,000
Issuance of warrants in settlement of
  litigation for debt issue costs and for
  services rendered                                     --                --         $    364,000
Common stock issued for costs
  related to 10% promissory notes                       --                --         $    525,000


See accompanying notes to consolidated financial statements.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY OF THE BUSINESS

         Lithium Technology Corporation ("LTC") and its wholly-owned subsidiary, Lithion Corporation ("Lithion"), collectively referred to as the "Company", are development stage companies in the process of commercializing unique, solid-state, lithium ion-polymer rechargeable cells. The Company is engaged in research and development activities to further develop and exploit this battery technology and also holds various patents relating to such cells. The Company's commercialization focus is on the rapidly growing portable electronics market segment (notebook and palmtop computers and wireless communications devices) and hybrid electric vehicles market.

         The date of inception of the Company's development stage is July 21, 1989. At that time, the Company exchanged its capital stock for all of the capital stock of Lithion and an operating company in a reverse acquisition. The operating company was divested in November 1993. The accumulated deficit associated with the operating company of $6,865,000 has been segregated from the Company's deficit accumulated during the development stage in the accompanying consolidated financial statements.

         On January 19, 2000, LTC and Pacific Lithium Limited ("PLL") of Auckland, New Zealand signed an Agreement and Plan of Merger to merge their respective companies (the "Merger"). The Merger will require the approval of the stockholders of LTC and PLL.

         PLL is an unlisted New Zealand public company with more than 600 shareholders and access to sources of capital in New Zealand, Australia, Japan, Singapore and the U.S. PLL carries on research, development and production of specialized lithium chemistries for use in the lithium battery industry. PLL commercially produces high and premium grade lithium carbonate using proprietary processes and has developed or is the exclusive licensee of lithium manganese cathode products, lithium polymers and their production processes. PLL has an exclusive licensing arrangement with the Massachusetts Institute of Technology (MIT) to commercialize MIT's proprietary electrode and electrolyte polymers. PLL is a significant supplier of high quality battery-specific lithium carbonate to Japanese cathode and electrolyte suppliers.

         Prior to the Merger, PLL will domesticate into the U.S. and become a Delaware corporation pursuant to the provisions of Section 388 of the Delaware Corporation Law (the "Domestication"), change its name to Ilion Technology Corporation ("Ilion") and consummate an initial public offering in the United States and NASDAQ listing of Ilion (the "Ilion IPO"). PLL has indicated that it expects to complete the Domestication in April 2000 and consummate the Ilion IPO during the year 2000, depending upon market and other factors. The Merger will be closed contemporaneously with the Ilion IPO. In the Merger LTC will merge with and into Ilion and all of the outstanding shares of LTC common stock will be exchanged for an aggregate of 3.5 million shares of Ilion (the "Merger Securities") which will be issued to the LTC stockholders on a pro-rata basis. Based on the capital structure of PLL at December 31, 1999, these shares approximate a 15% ownership interest of PLL's outstanding shares of common stock. Such ownership percentage is not guaranteed by the Merger Agreement and will be diluted after considering the effects of the Ilion IPO of any other issuance of common stock by PLL.

         Pursuant to the terms of a Bridge Loan Financing Agreement entered into as of November 29, 1999 (the "Bridge Loan"), PLL has agreed to advance working capital to LTC. PLL has advanced a total of U.S.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         $818,000 as of December 31, 1999 for working capital. These advances are referred to as Convertible Promissory Notes on the Company's balance sheet at December 31, 1999 (See Note 6). In addition, PLL has agreed to advance to LTC funds required by LTC for ongoing employee, operating and administrative expenses, excluding capital expenses ("LTC's Continuing Costs").

         The consummation of the Merger is contingent upon certain closing conditions being met by the parties including the approval of the Merger by the stockholders of LTC and PLL and the closing of the Ilion IPO. LTC will hold a meeting of the stockholders to consider and approve the Merger and prior to the meeting LTC and PLL will mail a proxy statement and prospectus to all of the LTC stockholders with complete information on the Merger, PLL and the securities to be received by the LTC stockholders in the Merger. The closing of the Merger will occur contemporaneously with the Ilion IPO, assuming the remaining closing conditions have been met. Pursuant to an extension agreement (See Note 10), LTC is required to obtain the approval of the Merger by the LTC stockholders by June 30, 2000, unless such date is further extended by LTC and PLL. LTC and PLL currently have targeted a closing to occur within 90 days of the LTC stockholder meeting. If the expected consummation date for the Ilion IPO is after September 30, 2000 LTC and PLL intend to change the date of the LTC stockholder meeting date so that the closing date will not be more than 90 days after the LTC stockholder meeting date. While LTC and PLL currently contemplate a June 30, 2000 LTC stockholder meeting date and a closing date by September 30, 2000, the meeting and the closing dates may occur on later dates, but in no event may the closing date be beyond February 28, 2002.

         LTC has agreed that prior to the Merger Closing Date, it will use its best efforts to cause all outstanding warrants and options issued by LTC to be exercised by the holders thereof. In connection therewith, LTC has repriced all outstanding warrants to $.15 and accelerated the vesting of all outstanding warrants and options as an inducement to their exercise by the holders thereof. (See Note 9)

         LTC has agreed to terminate all LTC stock plans and outstanding and unexercised stock options as of a date not later than immediately prior to the closing date of the Merger. Any LTC warrants outstanding at the Merger closing date that are not terminated, other than warrants held by PLL, will be converted and adjusted at the Merger closing date into warrants to purchase shares of Ilion in accordance with their terms.

         In the event that any holder of LTC warrants or options exercises such warrants or options prior to the Merger closing date, LTC has agreed to use the proceeds thereof in the following order of priority: (1) first, to pay a portion of the advances made by PLL to LTC pursuant to the Bridge Loan in an aggregate amount up to $350,000, (ii) second, to pay certain liabilities of LTC with respect to the accrued salary due and owing to LTC's former Chairman and Chief Executive Officer in the aggregate amount of $200,000, (iii) third, to purchase shares of PLL Common at a price per share of $2.25 and (iv) to pay LTC's Continuing Costs.

         Upon the approval of the Merger Agreement by the stockholders of LTC and until the closing of the Merger or the termination of the Merger Agreement PLL has agreed to retain LTC as a consultant to PLL and LTC has agreed to provide management and technical services to PLL. The work product and new technology resulting from LTC's services to PLL will belong exclusively to PLL. LTC may not, directly or indirectly, engage in any conduct competitive to PLL during the term of the consulting arrangement.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         If the Merger is not consummated for any reason or the Merger is not approved by the LTC stockholders by June 30, 2000 (or such later date agreed to by LTC and PLL) any advances from PLL to LTC under the Bridge Loan Financing Agreement will be converted into LTC common stock at $0.10 per share (the "Common Conversion Shares") and except in the event of a PLL default under the Merger Agreement, PLL will be issued three year warrants to purchase 7.5 million shares of LTC common stock exercisable at $0.15 per share and PLL will have a first option to purchase LTC's technologies and processes at market value if LTC sells, goes into receivership, liquidation or the like. If the Merger Agreement is terminated other than in the event of a default of PLL, PLL will also have the right and option to purchase LTC's pilot plant and equipment at book value as of the date of the Merger Agreement.

         In connection with the Bridge Loan, LTC has granted PLL a non-exclusive worldwide license to use LTC's thin film technology and manufacturing methods solely as it relates to lithium-ion polymer batteries. Pursuant to the licensing agreement, PLL will pay to LTC a royalty equal to the higher of one percent of the net sales price of each licensed product manufactured, sold or otherwise disposed of during the term of the licensing agreement or the rate that applies to any license agreement entered into subsequent to October 1, 1999 (which rate will apply retroactively to October 1, 1999). The funds advanced by PLL to LTC under the Bridge Loan will be deemed as an advance payment of royalty fees due under the licensing agreement.

         LTC has also agreed to enter into a Security Agreement and Assignment of Lease in favor of PLL upon the approval of the Merger by the LTC stockholders (the "Approval Date") pursuant to which LTC will grant PLL a first priority security interest in all of the assets of LTC effective from the Approval Date until the closing of the Merger (the "Security Agreement"). The Security Agreement will grant PLL the right to foreclose on all of LTC's assets in the event of any bankruptcy of LTC or similar event. Pending the amendment of LTC's Certificate of Incorporation to increase the number of authorized shares of Common Stock, the Notes issued in connection with the bridge financing will be convertible into shares of Preferred Stock having the economic and voting equivalent of the Common Conversion Shares.

2.       SIGNIFICANT ACCOUNTING POLICIES

         CONSOLIDATION - The consolidated financial statements include the accounts of LTC and Lithion. All significant intercompany accounts and transactions have been eliminated.

         ESTIMATES AND UNCERTAINTIES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

         FINANCIAL INSTRUMENTS - Financial instruments include cash and cash equivalents, other assets, accounts payable and convertible promissory notes payable. With the exception of convertible promissory notes payable, management believes that the amounts reported for financial instruments are reasonable approximations of their fair values due to their short-term nature.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Furniture and fixtures, computer equipment and software and laboratory equipment are depreciated primarily using the straight-line method over their estimated useful lives of 3 to 7 years. Leasehold improvements are amortized over the period of the respective lease using the straight-line method.

         DEBT ISSUE COSTS - Costs related to the issuance of the $5,500,000 Senior Secured Convertible Notes were capitalized. Such costs were amortized over the term of the related debt using the straight-line method. In 1999 debt issue costs of $488,500 were charged to additional paid in capital in connection with the conversion of the Senior Secured Convertible Notes.

         INCOME TAXES - Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         STOCK OPTIONS - In accordance with Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company has elected to account for stock option grants using the intrinsic value based method prescribed by APB Opinion No. 25.

         NET LOSS PER COMMON SHARE - The Company has presented net loss per common share pursuant to SFAS No. 128, "Earnings Per Share". Net loss per common share is based upon the weighted average number of outstanding common shares. For the years ended December 31, 1999 and 1998, the Company's potential common shares have an anti-dilutive effect on earnings per share and, therefore, have not been used in determining the total weighted average number of common shares outstanding. Potential common shares resulting from convertible notes payable, stock options and warrants that would be used to determine diluted earnings per share for the years ended December 31, 1999 and 1998 were as follows:

         POTENTIAL COMMON SHARES


                                                        1999              1998
                                                        ====              ====
         Stock options                             5,474,000         4,598,000
         Warrants                                  4,590,000         4,590,000
         Convertible Debt                                 --        19,643,000
         Accrued interest on Convertible Debt             --           462,000
                                                  ----------        ----------

         Total                                    10,064,000        29,293,000
                                                  ==========        ==========

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (The table above does not give effect to the conversion of shares from the convertible promissory notes with Pacific Lithium Limited as those notes will only be convertible in the event the proposed merger is not closed.)

         COMPREHENSIVE INCOME - During the periods presented, the Company had no changes in equity from transactions or other events and circumstances from non-owner sources. Accordingly, a statement of comprehensive income has not been provided as comprehensive loss equals net loss for all periods presented.

         BUSINESS SEGMENTS - As a development stage enterprise, the Company considers itself to have one operating segment.

         RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, certain derivative instruments embedded in other contracts collectively referred to as derivatives, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those statements at fair value. In June 1999, the FASB issued SFAS No. 137 which extends the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 15, 2000 and should not be applied retroactively to financial statement of prior periods. The Company is evaluating the effect that the adoption of SFAS No. 133 will have on its consolidated financial position and results of operations but does not expect the effect to be material.

         NOTE 3 - OPERATING AND LIQUIDITY DIFFICULTIES AND MANAGEMENT'S PLANS TO
         OVERCOME:

         The accompanying consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since its inception, the Company has incurred substantial operating losses and expects to incur additional operating losses over the next several years. Since December 1993, operations have been financed primarily through the use of proceeds from the sale of convertible debt and private placements of common and preferred stock. Continuation of the Company's operations is dependent upon the Bridge Loan and the closing of the merger described in Note 1. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         MANAGEMENT'S PLANS - During the last five years, the Company has recruited a new management team and a core technical staff with commercialization and battery technology expertise. The staff has expertise in technology, commercialization, process development, battery engineering and strategic alliance development. A modern research facility was leased and product development commenced. The Company's operating results to date are solely attributable to research and development activities, general and administrative expenses and interest expenses.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Management's operating plan seeks to minimize the Company's capital requirements, but commercialization of the Company's battery technology will require substantial amounts of additional capital. The Company expects that research and development and operating and production expenses will increase significantly as it continues to advance its battery technology and develop products for commercial applications. The Company's working capital and capital requirements will depend upon numerous factors, including, without limitation, the progress of the Company's research and development program, the levels and resources that the Company devotes to the development of manufacturing and marketing capabilities, technological advances, the status of competitors and the ability of the Company, including PLL, subsequent to the merger to establish collaborative arrangements with other companies to provide an expanded capacity to market and manufacture the Company's products.

         The Company has raised approximately $16,000,000 since inception through various sales of convertible debt and common and preferred stock. Management believes that, as of December 31, 1999, the Bridge Loan commitments from PLL are sufficient to meet the Company's obligations through the next year.

         There can be no assurance that the merger will occur and the Company would be able to attain other capital needed to attain commercial viability of the Company's battery technology. If the merger is not consummated and the Company is unable to raise sufficient capital, it will be forced to curtail research and development expenditures which, in turn, will delay, and could prevent, the completion of the commercialization process.

         NOTE 4 - PROPERTY AND EQUIPMENT:

         Property and equipment at December 31, 1999 is summarized as follows:


                                                                       1999
                                                                    ----------
         Laboratory equipment                                       $1,311,000

         Furniture and office equipment                                 98,000
         Leasehold improvements                                         45,000
                                                                    ----------
                                                                    $1,454,000

         Less: Accumulated depreciation and amortization             1,024,000
                                                                    ----------
                                                                    $  430,000
                                                                    ==========

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         NOTE 5 - OTHER ACCRUED EXPENSES:

         The Company is currently in default on a $100,000 note for a research and development funding agreement. Under the agreement the Company was supposed to pay a total of $150,000 for principal and interest through January 2004. The Company has not made the 1999 payments required by the note. In the event of default, the principal amount can be due immediately. The note is secured by the intellectual property rights and equipment developed from the funds provided by this agreement. Management is in the process of renegotiating the payment terms of this note.

         NOTE 6 - CONVERTIBLE PROMISSORY NOTES:

         On November 29, 1999, in connection with Bridge Loan, PLL has advanced to LTC working capital of $818,000 in the form of Convertible Promissory Notes which have no stated interest rate (See Note 1). If the Merger, as described in Note 1, is not consummated for any reason or the Merger is not approved by the LTC stockholders by June 30, 2000 (or such later date agreed to by LTC and PLL), the notes (as amended, See Note 10) convert into shares of LTC common stock at a price of $0.10 per share. In the event of conversion, the Company will recognize interest expense related to the beneficial conversion feature of the note. In addition, the principal amount of the notes will be decreased by any royalties PLL owes to LTC under their non-exclusive worldwide license to use LTC's thin film technology and manufacturing methods related to lithium-ion polymer batteries.

         NOTE 7 - INCOME TAXES:

         Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal temporary difference arises from the net operating loss carryforwards and results in a deferred tax asset of approximately $8,492,000 at December 31, 1999.

         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on its recurring net losses, lack of a commercially viable product and limitations under current tax law, that a full valuation allowance is appropriate at December 31, 1999.

         At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $20,500,000 expiring in the years 2004 through 2014 and net operating loss carryforwards of approximately $15,300,000 for state income tax purposes, expiring in the years 2000 through 2002.

         Current tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership (as defined) during a three year period. Due to changes in ownership between 1993 and 1997, and the conversion of the Senior Secured Convertible Notes in January 1999 (see Note 9), there exists substantial risk that the Company's use of net operating losses may be severely limited under the Internal Revenue Code.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         NOTE 8 - COMMITMENTS AND CONTINGENCIES:

         The Company leases a 12,400 square foot research facility and corporate headquarters in a free-standing building at 5115 Campus Drive in Plymouth Meeting, Pennsylvania pursuant to a Lease Agreement dated July 22, 1994, between PMP Whitemarsh Associates and the Company and Addendum thereto dated July 22, 1994, as extended.

         The lease had an initial five year term (which expired on October 31, 1999) and has an additional five year extension option. The Company is required to give six months notice of its intention to exercise the five year extension or of its intention not to extend the lease. PMP Whitemarsh Associate has agreed by letter, dated February 3, 2000, to give the Company until June 30, 2000 to exercise the lease option or give the six month notice of termination.

         EMPLOYMENT AGREEMENTS - The Company has an employment agreement with its Director of Research providing for annual compensation of $125,000 through February, 2001.

         In May 1996, the Company entered into a one year employment agreement with its Chief Executive Officer at an annual salary of $185,000 and other incentives, including performance bonuses and stock options. The agreement was extended through October 1999. Effective November 1, 1999, the Chief Executive Officer resigned. The officer had voluntarily elected to defer his compensation in 1997 and 1998. At December 31, 1999, $211,416 of deferrals from 1997 and 1998 have been included in accrued salaries in the accompanying financial statements. In 1999, the Board of Directors approved payment of the officer's $366,000 deferred salary fifty percent in cash and fifty percent in common stock at fair value on the date of issuance.

         Effective November 1, 1999, the Company extended the employment agreements with its President/Chief Operating Officer and its Executive Vice President of Operations/Chief Technical Officer at annual salaries of $165,000 and $155,000, respectively, plus other incentives, including performance bonuses and stock options until the later of February 8, 2002 or one year after the merger with Pacific Lithium Limited.

         LEGAL PROCEEDINGS - In May 1998, the Company reached agreements to settle law suits with a former director of the Company and the Company's former legal counsel. As a result of the agreements, the Company issued 125,000 shares of its Common Stock, received a cash settlement payment and eliminated an accrued liability. The net effect of the settlement was cash proceeds to the Company of $505,000 in 1998.

         NOTE 9 - STOCKHOLDERS' EQUITY:

         PREFERRED STOCK - The Company is authorized to issue up to 100,000 shares of preferred stock, all of which is currently undesignated and may be divided and issued from time to time in one or more series as may be designated by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of the preferred stock will be entitled to a liquidation preference over the Common Stock.

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, conversion rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders, (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of Common Stock. No shares of preferred stock are outstanding at December 31, 1999.

         SENIOR SECURED CONVERTIBLE NOTES DUE JULY 1, 2002 - On September 22, 1997, the Company entered into a Senior Secured Convertible Note Purchase Agreement (the "Note Purchase Agreement") with Lithium Link LLC (the "Lender") for the sale of $5.5 million of the Company's Senior Secured Convertible Notes (the "Notes"). Interest accrued at 8.5% and was payable annually, at the Company's election in cash or the Company's Common Stock. The Company issued 1,669,634 shares of Common Stock to the noteholders in payment of interest from September 22, 1997 to September 21, 1998. In January 1999 the notes plus remaining accrued interest were converted into 20,205,504 shares of the Company's Common Stock at a conversion price of $.28 per share.

         ACCOUNTS PAYABLE - In December 1999, the Company issued 523,000 shares of its Common Stock in settlement of accounts payable of $149,000. The fair value of the shares was $216,000. Additional expense of $67,000 was recognized as a result of the transaction.

         PRIVATE PLACEMENT OFFERING - During 1999, the Company held a private placement offering of common stock of the Company. As a result of the offering, 4,500,000 shares were issued at a price of $0.10 per share. The Company recognized additional compensation expense of $1,167,000 as a result of this transaction.

         STOCK INCENTIVE PLAN - The Company's Board of Directors adopted the 1994 Stock Incentive Plan (the "1994 Stock Plan") in February 1994. The 1994 Stock Plan shall terminate ten years after its initial effective date, unless terminated earlier by the Board of Directors. A total of 2,666,667 shares of common stock were reserved and available for grants. On December 2, 1997, shares of common stock available for grant were increased to 5,333,334. Stock options permitting the holder to purchase a specified number of shares of common stock are to be granted at an exercise price not less than 100% of the fair value of such stock on the date of grant. The stock options may be in the form of an incentive stock option or a non-qualified stock option. Options granted generally vest 25% upon grant and 25% upon each anniversary of the grant date. Options granted will be cancelled immediately upon termination of the grantee's employment or association with the Company, except in certain situations such as retirement, death or disability.

         DIRECTORS STOCK OPTION PLAN - In August 1995, the Board of Directors adopted the Directors Stock Option Plan (the "Directors Plan"). The Directors Plan shall terminate ten years after its initial effective date, unless terminated earlier by the Board of Directors. A total of 333,333 shares of the Company's common stock are reserved and available for grant. Stock options permitting the holder to purchase a specified number of shares of common stock are to be granted at an exercise price equaling the then fair market value of the common stock on the date of grant. Options granted generally vest 25% upon each anniversary of the grant date. Upon the termination of a participant's association with the Company, options granted will remain exercisable for a period of three months or until the stated

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         expiration of the stock option, if earlier.

         1998 STOCK INCENTIVE PLAN - The Company's Board of Directors adopted the 1998 Stock Incentive Plan (the "1998 Plan") in December 1998. The 1998 Plan terminates in December 2008. A total of 3,000,000 shares of common stock are reserved and available for grants. The exercise price of an option granted under the 1998 Plan will not be less than the fair market value of the Company's Common Stock on the date of grant; however, for any non-qualified Stock Option the option price per share of Common Stock, may alternatively, be fixed at any price deemed to be fair and reasonable, as of the date of grant. Options granted under the 1998 Plan generally vest one-third at the date of grant and one-third at each of the first two anniversary dates following the date of grant.

         In September of 1999, the Company decreased the exercise price of all outstanding options issued under the 1994 Stock Plan to an exercise price of $0.26. The repricing did not result in any additional expense to the Company. Subsequent to December 31, 1999 all options become fully vested (See Note 10). Options under the 1994 Stock Plan, the Directors Plan and the 1998 Plan as of December 31 are summarized as follows:

                                                                      1999                              1998
                                                         ------------------------------     -----------------------------
                                                                           Weighted                          Weighted
                                                                            Average                           Average
                                                          Options        Exercise Price      Options       Exercise Price
         Outstanding, beginning of year                  4,598,000           $0.55          2,909,000          $0.73
         Granted                                           946,000           $0.27          2,103,000          $0.32
         Exercised                                                                            (98,000)         $0.55
         Cancelled                                         (70,000)          $0.57           (316,000)         $0.65
                                                         ---------           -----          ---------          -----

         Outstanding, end of year                        5,474,000           $0.27          4,598,000          $0.55
                                                         ---------           -----          ---------          -----

         Options exercisable, end of year                4,025,000           $0.27          2,615,000          $0.52
                                                         ---------           -----          ---------          -----

The following table summarizes information about stock options outstanding at December 31, 1999:

                                      Weighted
                          Weighted     Average                     Weighted
Range of                  Average     Remaining                    Average
Exercise      Options     Exercise   Contractual    Options        Exercise
 Prices     Outstanding     Price       Life      Exercisable       Price
$.26         3,465,000     $.26        10 years     2,549,000       $.26
$.28         1,958,000     $.28         9 years     1,448,000       $.28
$.31-$.90       51,000     $.56      7-10 years        28,000       $.76
            -----------                           -----------
             5,474,000                              4,025,000

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The per share weighted-average fair value of stock options granted during 1999 and 1998 was $.27 and $.25 on the date of grant. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had the compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's pro forma net loss for the years ended December 31, 1999 and 1998 would have been $3,843,000 ($.09 per share) and $3,726,000 ($.17 per share), respectively.

         The fair value of options granted under the Company's stock option plans was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used:
         1999 - no dividend yield, expected volatility of 103%, risk-free interest rate of 6.3% and expected life of 5 years; 1998 - no dividend yield, expected volatility of 103%, risk-free interest rate of 4.8% and expected life of 5 years.

WARRANTS -

Warrants as of December 31 are summarized as follows:

                                                               1999                                     1998
                                                               ====                                     ====
                                                                         Weighted                                 Weighted
                                                                          Average                                  Average
                                                                         Exercise                                 Exercise
                                                    Warrants               Price             Warrants               Price
                                                    ---------            --------            --------             --------
Outstanding, beginning of year                      4,590,000              $.15              4,590,000             $1.52

Outstanding, end of year                            4,590,000              $.15              4,590,000             $0.93
                                                    ---------              ----              ---------             -----

Exercisable                                         4,590,000              $.15              3,233,000             $0.86
                                                    ---------              ----              ---------             -----


There were no warrants granted or exercised during 1999 or 1998. In November of 1999, the Company decreased the exercise price of all of the outstanding warrants to $0.15. The Company recognized an expense of $602,000 in connection with the repricing. The following table summarizes information about warrants outstanding at December 31, 1999:

                                       Weighted        Weighted Average                         Weighted
   Range of          Warrants           Average           Remaining           Warrants           Average
Exercise Price     Outstanding      Exercise Price     Contractual Life      Exercisable     Exercise Price
--------------     -----------      --------------     ----------------      -----------     --------------
     $.15           4,590,000            $.15             1.45 years          4,590,000           $.15

                         LITHIUM TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                          (DEVELOPMENT STAGE COMPANIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         NOTE 10 - SUBSEQUENT EVENTS -

         On January 19, 2000, LTC and Pacific Lithium Limited of Auckland, New Zealand signed an agreement to merge their respective companies (See
         Note 1). In January and February of 2000, Pacific Lithium Limited advanced to LTC an additional $282,000 under the Bridge Loan.

         On February 2, 2000, the Board of Directors approved the immediate vesting of all outstanding options not currently vested. The Board of Directors has also approved the extension of the reduction in the exercise price of the warrants to $.15 (See Note 9) until the earlier of the original termination date of the warrant or 30 days prior to the closing of the merger with Pacific Lithium Limited.

         In February 2000, options to purchase 1,710,086 shares of the Company's common stock were exercised, resulting in proceeds of $470,000 to the Company.

         On March 31, 2000, LTC and PLL amended the merger agreement, the Convertible Promissory Notes, and related documents to change the date by which the LTC shareholders must vote on the proposed merger from May 30, 2000 to June 30, 2000.

                              FINANCIAL STATEMENTS
                           of Pacific Lithium Limited
                               Fiscal Year Ended
                                 March 31, 1999
                                      and
                               Nine Months Ended
                               December 31, 1999

To the Board of Directors and Shareholders of Pacific Lithium Limited

We have audited the accompanying statements of financial position of Pacific Lithium Limited as of March 31, 1999, 1998 and 1997 and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the three year period ended March 31, 1999, all expressed in New Zealand dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on out audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects the financial position of Pacific Lithium Limited at March 31, 1999 and 1998 and the results of its operations and their cash flows for each of the three years in the period ended March 31, 1999 (all expressed in New Zealand dollars), in conformity with accounting principles generally accepted in the United States.

Horwath Porter Wigglesworth
Auckland, New Zealand
May 11, 1999

                             PACIFIC LITHIUM LIMITED

                                 BALANCE SHEETS
       MARCH 31, 1998 AND 1999 AND DECEMBER 31, 1998 AND 1999 (UNAUDITED)

                                                       FISCAL YEAR ENDED MARCH 31,              NINE MONTHS ENDED DECEMBER 31,
                                                   1998           1999          1999          1998           1999          1999
                                                    NZ$            NZ$           US$           NZ$            NZ$           US$
                                                                                          (Unaudited)    (Unaudited)   (Unaudited)
ASSETS
CURRENT ASSETS
 Cash                                           $   243,774   $    569,986   $   298,331   $   848,113   $  3,914,537   $ 2,048,869
     Trade Receivables (including $255,027          435,974        970,008       507,702       603,442        506,272       264,983
            in December 1999 - related party)
     Inventory                                      478,964        303,943       159,084       395,601        137,086        71,751
     Prepaid Expenses                                 5,000           --            --            --             --            --
                                                -----------   ------------   -----------   -----------   ------------   -----------
     TOTAL CURRENT ASSETS                         1,163,712      1,843,937       965,117     1,847,156      4,557,895     2,385,603
                                                -----------   ------------   -----------   -----------   ------------   -----------

PROPERTY
     Property and equipment                       2,233,692      2,779,803     1,454,949     2,706,670      3,548,351     1,857,207

INVESTMENTS
     Investment in Qinghai JV                          --             --            --            --          734,418       384,394

OTHER ASSETS
     Patents Pending                                   --          206,034       107,838       128,983        193,640       101,351
     Licenses                                       176,159      1,187,392       621,481     1,187,392      2,240,191     1,172,516
     Deferred offering costs                           --             --            --            --           80,000        41,872
     Due from Lithium Technology
        Corporation Limited                            --             --            --            --        1,573,846       823,751
                                                -----------   ------------   -----------   -----------   ------------   -----------
     TOTAL OTHER ASSETS                             176,159      1,393,426       729,319     1,316,375      4,087,677     2,139,490
                                                -----------   ------------   -----------   -----------   ------------   -----------
                                                $ 3,573,563   $  6,017,166   $ 3,149,385   $ 5,870,201   $ 12,928,341   $ 6,766,694
                                                ===========   ============   ===========   ===========   ============   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Payables                                   $   269,976   $    998,997   $   522,875   $   731,164   $    437,791   $   229,140
     Capital Lease Current Portion                   13,526         15,584         8,157        15,081          5,473         2,865
     Accrued License Costs                             --             --            --            --          181,622        95,061
                                                -----------   ------------   -----------   -----------   ------------   -----------
     TOTAL CURRENT LIABILITIES                      283,502      1,014,581       531,032       746,245        624,886       327,066
                                                -----------   ------------   -----------   -----------   ------------   -----------

NON CURRENT LIABILITIES
     Capital Lease                                   18,400          2,816         1,474         6,895          1,408           737
                                                -----------   ------------   -----------   -----------   ------------   -----------
     TOTAL NON CURRENT LIABILITIES                   18,400          2,816         1,474         6,895          1,408           737
                                                -----------   ------------   -----------   -----------   ------------   -----------
COMMITMENTS AND CONTINGENCIES                          --             --            --            --             --            --

SHAREHOLDERS' EQUITY
     6,000,000 Class A shares                         6,000          6,000         3,140         6,000          6,000         3,140
     15,302,934 Class B shares                   10,361,482     15,496,631     8,110,937    14,339,029     26,128,193    13,675,496
     Stock Options Outstanding                         --          613,800       321,263       520,800        537,460       281,307
     Retained Earnings                           (7,095,821)   (10,877,629)   (5,693,351)   (9,541,585)   (14,193,038)   (7,428,636)
                                                -----------   ------------   -----------   -----------   ------------   -----------
                                                  3,271,661      5,238,802     2,741,989     5,324,244     12,478,615     6,531,307

         Unearned Stock Option Compensation            --         (239,033)     (125,110)     (207,183)      (176,568)      (92,416)
                                                -----------   ------------   -----------   -----------   ------------   -----------
TOTAL SHAREHOLDERS' EQUITY                        3,271,661      4,999,769     2,616,879     5,117,061     12,302,047     6,438,891
                                                -----------   ------------   -----------   -----------   ------------   -----------
                                                $ 3,573,563   $  6,017,166   $ 3,149,385   $ 5,870,201   $ 12,928,341   $ 6,766,694
                                                ===========   ============   ===========   ===========   ============   ===========

                             PACIFIC LITHIUM LIMITED

                             STATEMENT OF OPERATIONS
                FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999
        AND THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 (UNAUDITED)


                                             FISCAL YEAR ENDED MARCH 31,                     NINE MONTHS ENDED DECEMBER 31,
                                   1997          1998          1999          1999          1998          1999            1999
                                    NZ$           NZ$           NZ$           US$           NZ$           NZ$             US$
                                                                                        (Unaudited)   (Unaudited)    (Unaudited)
Net Sales                       $    80,488   $   715,919   $   775,950   $   406,132   $   645,206   $   946,409   $   495,350


Cost of Sales (Exclusive of
   Depreciation Below)              122,529     1,260,636     1,121,532       587,010       884,262     1,214,938       635,899
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross Profit/(Loss)                 (42,041)     (544,717)     (345,582)     (180,878)     (239,056)     (268,529)     (140,549)

OPERATING EXPENSES
Research and Development            948,371       548,462     1,040,625       544,663       555,470       728,055       381,064
Royalty Expense                        --            --            --            --            --         188,680        98,755
General and Administration          778,373       985,691     1,819,812       952,490     1,223,434     1,813,104       948,979
Sales and Marketing                  71,869       142,620       240,257       125,751       208,974       227,920       119,293
Depreciation                        203,359       406,801       374,053       195,779       269,938       456,001       238,671
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
TOTAL OPERATING EXPENSES          2,001,972     2,083,574     3,474,747     1,818,683     2,257,816     3,413,760     1,786,762

LOSS FROM OPERATIONS             (2,044,013)   (2,628,291)   (3,820,329)   (1,999,561)   (2,496,872)   (3,682,289)   (1,927,311)

OTHER EXPENSE (INCOME)
Other Income                       (145,114)      (35,147)      (42,062)      (22,015)      (53,958)     (372,277)     (194,850)
Interest Expense                       --          12,534         3,541         1,853         2,850         1,281           670
Loss on Abandonment
   of Assets                        196,083       703,141          --            --            --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
LOSS BEFORE INCOME TAXES         (2,094,982)   (3,308,819)   (3,781,808)   (1,979,399)   (2,445,764)   (3,311,293)   (1,733,131)
AND SHARE OF EQUITY LOSS

Income Taxes                           --            --            --            --            --            --            --
Equity Earnings (Loss)                 --            --            --            --            --          (4,116)       (2,154)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
NET LOSS                        $(2,094,982)  $(3,308,819)  $(3,781,808)  $(1,979,399)  $(2,445,764)  $(3,315,409)  $(1,735,285)
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========

Weighted Average Number of
   Common Shares Outstanding     13,069,000    15,499,946    17,273,161    17,273,161    17,089,320    20,180,240    20,180,240
                                ------------------------------------------------------------------------------------------------
BASIC & DILUTED NET LOSS
   PER SHARE                    $     (0.16)  $     (0.21)  $     (0.22)  $     (0.11)  $     (0.14)  $     (0.16)  $     (0.09)

                             PACIFIC LITHIUM LIMITED

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999


                                CLASS A   CLASS A     CLASS B        CLASS B     CAPITAL RAISING       RETAINED           TOTAL
                                 STOCK     STOCK       STOCK          STOCK           FROM             EARNINGS
                                                                                 STOCK OPTIONS        (DEFICIT)
                                   #        NZ$           #            NZ$             NZ$                NZ$              NZ$
                               --------------------------------------------------------------------------------------------------
As of April 1, 1996            6,000,000      6,000   6,000,000      4,750,000                        (1,692,020)       3,063,980

New Capital Issues
      September 1996                                  1,000,000      1,250,000                                          1,250,000
       November 1996                                  1,000,000      1,250,000                                          1,250,000
        March 1997                                      828,000      1,035,000                                          1,035,000

Net Loss                                                                                              (2,094,982)      (2,094,982)
                               --------------------------------------------------------------------------------------------------
As of March 31, 1997           6,000,000      6,000   8,828,000      8,285,000           --           (3,787,002)       4,503,998

New Capital Issues
         May 1997                                       172,000        215,000                                            215,000
        August 1997                                     273,000        764,400                                            764,400
       November 1997                                    210,500        589,400                                            589,400
       January 1998                                     978,284        880,456                                            880,456

Capital Raising Costs                                                 (372,774)                                          (372,774)

Net Loss                                                                                              (3,308,819)      (3,308,819)
                               --------------------------------------------------------------------------------------------------
As of March 31, 1998           6,000,000      6,000  10,461,784     10,361,482           --           (7,095,821)       3,271,661

New Capital Issues
        April 1998                                      416,250        828,925                                            828,925
        August 1998                                     175,000        507,500                                            507,500
       October 1998                                       4,400         17,600                                             17,600
       November 1998                                    499,875      1,935,500                                          1,935,500
       December 1998                                    213,625        854,500                                            854,500
       February 1999                                     31,500        126,000                                            126,000
        March 1999                                      298,250      1,167,461                                          1,167,461

Employee Stock Options Issued                                                         613,800                             613,800
Capital Raising Costs                                                 (302,337)                                          (302,337)
Net Loss                                                                                              (3,781,808)      (3,781,808)
                               --------------------------------------------------------------------------------------------------
As of March 31, 1999           6,000,000      6,000  12,100,684     15,496,631        613,800        (10,877,629)       5,238,802
                               ==================================================================================================
                                          US$ 3,140              US$ 8,110,937    US$ 321,263     US$ (5,693,351)  US$  2,741,989
                               ==================================================================================================

                             PACIFIC LITHIUM LIMITED

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 (UNAUDITED)

                                 CLASS A   CLASS A     CLASS B        CLASS B      CAPITAL RAISING       RETAINED          TOTAL
                                  STOCK     STOCK       STOCK          STOCK              FROM           EARNINGS
                                                                                    STOCK OPTIONS        (DEFECIT)
                                    #        NZ$          #              NZ$             NZ$                 NZ$            NZ$
                                ---------------------------------------------------------------------------------------------------
As of April 1, 1998             6,000,000      6,000  10,461,784      10,361,482                        (7,095,821)       3,271,661

New Capital Issues
        April 1998                                       416,250         828,925                                           828,925
        August 1998                                      175,000         507,500                                           507,500
       October 1998                                        4,400          17,600                                            17,600
       November 1998                                     499,875       1,935,500                                         1,935,500
       December 1998                                     213,625         854,500                                           854,500

Employee Stock Options Issued                                                           520,800                            520,800
Capital Raising Costs                                                   (166,478)                                         (166,478)
Net Loss                                                                                                (2,445,764)     (2,445,764)
                                ---------------------------------------------------------------------------------------------------
As of December 31, 1998         6,000,000      6,000  11,770,934      14,339,029        520,800         (9,541,585)      5,324,244
                                ===================================================================================================
As at April 1, 1999             6,000,000      6,000  12,100,684      15,496,631        613,800        (10,877,629)      5,238,802

New Capital Issues
         May 1999                                      2,168,250       8,049,771                                         8,049,771
        August 1999                                       29,000         116,000                                           116,000
       December 1999                                     950,000       2,850,000                                         2,850,000

Employee Stock Options Issued                                                            55,860                             55,860
Capital Raising Costs                                                   (570,859)                                         (570,859)
Received on Exercise of
     Employee Stock Options                               55,000         186,650       (132,200)                            54,450
Net Loss                                                                                                (3,315,409)     (3,315,409)
                                ---------------------------------------------------------------------------------------------------
As of December 31, 1999         6,000,000      6,000  15,302,934      26,128,193        537,460        (14,193,038)     12,478,615
                                ===================================================================================================
                                           US$ 3,140              US$ 13,675,496    US$ 281,307     US$ (7,428,636)  US$ 6,531,307
                                ===================================================================================================

                             PACIFIC LITHIUM LIMITED

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND
          THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 (UNAUDITED)

                                                                   FISCAL YEAR ENDED MARCH 31,
                                                     1997             1998             1999             1999
                                                      NZ$              NZ$              NZ$              US$
CASH FLOW FROM OPERATING ACTIVITIES
Cash was provided from:
Sales                                                 80,488          615,359          464,779          243,265
Interest Received                                    150,119           35,147           40,440           21,166
Dividends Received                                      --               --              4,176            2,186
Sales Tax Refunds                                    393,261          384,288          210,947          110,410
                                                  ----------       ----------       ----------       ----------
                                                     623,868        1,034,794          720,342          377,027
Cash was applied to:
Payments to Employees                               (850,100)      (1,064,667)      (1,260,860)        (659,934)
Payments to Suppliers                             (1,527,420)      (2,351,100)      (1,769,324)        (926,064)
                                                  ----------       ----------       ----------       ----------
                                                  (2,377,520)      (3,415,767)      (3,303,184)      (1,585,998)
                                                  ----------       ----------       ----------       ----------
Net Cash Outflow From
   Operating Activities                           (1,753,652)      (2,380,973)      (2,309,842)      (1,208,971)
                                                  ----------       ----------       ----------       ----------

CASH FLOW FROM INVESTING ACTIVITIES
Cash was applied to:
Purchase of Property                              (2,180,168)        (562,360)        (480,354)        (251,417)
Purchase of License MIT                                 --           (176,159)        (703,740)        (368,338)
Purchase of Shares in Qinghai JV                        --               --               --               --
                                                  ----------       ----------       ----------       ----------
Net Cash Outflow From
   Investing Activities                           (2,180,168)        (738,519)      (1,184,094)        (619,755)
                                                  ----------       ----------       ----------       ----------

CASH FLOW FROM FINANCING ACTIVITIES
Cash was provided from:
Issue of Shares                                    3,535,000        1,766,472        3,820,148        1,999,465
                                                  ----------       ----------       ----------       ----------
Net Cash Inflow from
   Financing Activities                            3,535,000        1,766,472        3,820,148        1,999,465
                                                  ----------       ----------       ----------       ----------
TOTAL NET CASH INFLOW/(OUTFLOW)                     (398,820)      (1,353,020)         326,212          170,739
                                                  ----------       ----------       ----------       ----------
PLUS CASH AT BEGINNING OF YEAR                     1,995,614        1,596,794          243,774          127,592
                                                  ----------       ----------       ----------       ----------
CASH AT END OF YEAR                                1,596,794          243,774          569,986          298,331
                                                  ==========       ==========       ==========       ==========

RECONCILIATION WITH NET LOSS
Net Loss For Year                                 (2,094,982)      (3,308,819)      (3,781,808)      (1,979,398)
Add non-cash items:
Stock based compensation cost                           --               --            374,767          196,153
Depreciation                                         203,359          406,801          374,053          195,779
Foreign exchange loss                                   --               --               --               --
Other                                                   --               --               --               --
Loss (gain) on asset disposals                       196,083          703,141            2,554            1,337
                                                  ----------       ----------       ----------       ----------
                                                     399,442        1,109,942          751,374          393,269
ADD/(LESS) CHANGES TO WORKING CAPITAL ITEMS:
Increase in Receivables                              (19,271)          (8,459)         (14,033)          (7,345)
Decrease in Inventory                               (488,285)         127,342          179,189           93,788
Increase in Payables                                 449,444         (300,979)         555,436          290,715
                                                  ----------       ----------       ----------       ----------
                                                     (58,112)        (182,096)         720,592          377,158
                                                  ----------       ----------       ----------       ----------
NET CASH OUTFLOW FROM
   OPERATING ACTIVITIES                           (1,753,652)      (2,380,973)      (2,309,842)      (1,208,971)
                                                  ==========       ==========       ==========       ==========


                                                         NINE MONTHS ENDED DECEMBER 31,
                                                    1998              1999              1999
                                                     NZ$               NZ$               US$
                                                 (Unaudited)       (Unaudited)       (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Cash was provided from:
Sales                                                401,161         1,023,607          535,756
Interest Received                                     36,135           151,877           79,492
Dividends Received                                     4,176              --               --
Sales Tax Refunds                                    131,673           290,381          151,985
                                                  ----------       -----------       ----------
                                                     573,145         1,465,865          767,233
Cash was applied to:
Payments to Employees                               (906,092)       (1,176,903)        (615,991)
Payments to Suppliers                             (1,521,485)       (4,385,758)      (2,295,506)
                                                  ----------       -----------       ----------
                                                  (2,427,577)       (5,562,661)      (2,911,497)
                                                  ----------       -----------       ----------
Net Cash Outflow From
   Operating Activities                           (1,854,432)       (4,096,796)      (2,144,264)
                                                  ----------       -----------       ----------

CASH FLOW FROM INVESTING ACTIVITIES
Cash was applied to:
Purchase of Property                                (362,759)       (1,142,341)        (597,901)
Purchase of License MIT                             (703,740)       (1,061,140)        (555,401)
Purchase of Shares in Qinghai JV                        --            (738,534)        (386,549)
                                                  ----------       -----------       ----------
Net Cash Outflow From
   Investing Activities                           (1,066,499)       (2,942,015)      (1,539,851)
                                                  ----------       -----------       ----------

CASH FLOW FROM FINANCING ACTIVITIES
Cash was provided from:
Issue of Shares                                    3,525,270        10,383,362        5,434,652
                                                  ----------       -----------       ----------
Net Cash Inflow from
   Financing Activities                            3,525,270        10,383,362        5,434,652
                                                  ----------       -----------       ----------
TOTAL NET CASH INFLOW/(OUTFLOW)                      604,339         3,344,551        1,750,537

PLUS CASH AT BEGINNING OF YEAR                       243,774           569,986          298,332
                                                  ----------       -----------       ----------
CASH AT END OF YEAR                                  848,113         3,914,537        2,048,869
                                                  ==========       ===========       ==========

RECONCILIATION WITH NET LOSS
Net Loss For Year                                 (2,445,764)       (3,315,409)      (1,735,285)
Add non-cash items:
Stock based compensation cost                        313,617           118,325           61,931
Depreciation                                         269,938           456,001          238,671
Foreign exchange loss                                   --              32,748           17,140
Other                                                   --               8,116            4,248
Loss (gain) on asset disposals                       (13,647)            1,235              646
                                                  ----------       -----------       ----------
                                                     569,908           616,425          322,636

ADD/(LESS) CHANGES TO WORKING CAPITAL ITEMS:
Increase in Receivables                             (510,191)       (1,110,863)        (581,426)
Decrease in Inventory                                 83,363           166,857           87,333
Increase in Payables                                 448,252          (453,806)
                                                  ----------       -----------       ----------
                                                      21,424        (1,397,812)        (731,615)
                                                  ----------       -----------       ----------

NET CASH OUTFLOW FROM
   OPERATING ACTIVITIES                           (1,854,432)       (4,096,796)      (2,144,264)
                                                  ==========       ===========       ==========

                             PACIFIC LITHIUM LIMITED

              FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 (UNAUDITED)


CASH PAID FOR INTEREST

Cash was applied to interest as follows Years ended: March 31, 1997 - zero, March 31, 1998 - NZ$12,534, March 31, 1999 - NZ$3541 Nine months ended: December 31, 1998 - NZ$2850, December 31, 1999 - NZ$1281

NON CASH INVESTMENT TRANSACTIONS

Shares have been issued as part of the following transactions:

9 Months ended December 31, 1998; Year ended March 31, 1999

200,000 shares valued at NZ$4.00 per share were issued to M.I.T. as a component of the total License cost.

9 Months ended December 31, 1999

20,000 shares valued at NZ$4.00 per share were issued to an investment advisor and were recorded as Deferred Offering Costs.

                             PACIFIC LITHIUM LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999
        AND THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS

Pacific Lithium Limited, referred to as the "Company", is a New Zealand based company engaged in the production and sale of lithium carbonate, the research and development of manganese cathode materials and the design of cathode production facilities to further develop lithium-polymer rechargeable battery technologies.
The Company operates within one operating segment.

Accounting Principles

The financial statements are prepared in conformity with generally accepted accounting principles in the United States.

CONVENIENCE TRANSLATION

The financial statements are expressed in New Zealand dollars unless otherwise specified. The amounts pertaining to the most recent interim and fiscal financial periods are also expressed in United States dollars, the latter being presented solely for convenience and translated from New Zealand dollars, as a matter of arithmetical computation only, at a rate of NZ$1.00 = US$0.5234 based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1999.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

FINANCIAL INSTRUMENTS

Financial instruments include cash and cash equivalents, accounts receivable, other assets and accounts payable. Management believes that the amounts reported for financial instruments are reasonable approximations of their fair values due to their short-term nature. The Company does not utilise derivative financial instruments.

INVESTMENTS ACCOUNTED FOR UNDER EQUITY METHOD

The financial statements include the accounts of Pacific Lithium Limited and its investment in a 50% owned joint venture with the Qinghai Institute of Salt Lakes which is accounted for using the equity method; the Company's share of the joint venture's operating results is reflected in equity earnings. Adjustments resulting from translating the joint ventures foreign functional currency financial statements from Renminbi (official currency of China) into New Zealand dollars are included in the currency translation adjustment in shareholders' equity.

CASH

Cash comprises cash and demand deposits with money center banks or other sound financial institutions and highly liquid investments, which are readily convertible into cash and have maturities of three months or less.

PROPERTY AND EQUIPMENT

Plant, machinery and vehicles are recorded at cost. Depreciation is determined principally on a declining balance basis for machinery and vehicles, based upon estimated useful lives ranging from 4 to 10 years.

The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

PATENTS PENDING

Patents application costs are recorded as Patents Pending as incurred. Amortization of a patent commences on grant, for the lesser of its expected life or ten years. Should the patent not be awarded, accumulated cost is written off immediately.

LICENCE ASSET

Licence costs are recorded as assets where direct future economic benefit is anticipated. Amortisation is over 10 years using the Straight Line method .

INCOME TAXES

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CAPITAL LEASES

Capital leases are capitalised to reflect the term borrowing incurred and the cost of the acquired asset. The finance cost portion of lease payments is written off to earnings.

REVENUE RECOGNITION

Revenue is recognized when products are shipped to customers.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

OTHER INCOME

Other income consists primarily of bank interest received and foreign exchange gains.

EMPLOYEE STOCK OPTIONS

In accordance with SFAS No. 123, the Company has elected to account for stock option grants using the intrinsic value based method prescribed by APB Opinion No. 25. The stock option plan was determined to be compensatory. The compensation expense for non-vested stock options is accounted for using a graded vesting calculation which weights compensation more heavily in the earliest vesting periods.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts collectively referred to as derivatives, and for hedging activities. This statement is effective for fiscal years beginning after June 15, 2000. The Company does not utilise derivative financial instruments and therefore does not expect the effect of this pronouncement to be material.

In January 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, of which some provisions are already effective and certain provisions of which become effective from July 1, 2000. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

NOTE 2 - NET LOSS PER COMMON SHARE

Basic net loss per common share is based upon the weighted average number of outstanding common shares. For the fiscal years ended March 31, 1997, 1998 and 1999 and the unaudited nine month periods ended December 31, 1998 and 1999 the Company's potential common shares have an anti-dilutive effect on earnings per share and, therefore, have not been used in determining the total weighted average number of common shares outstanding for the purpose of calculating diluted net loss per common share. The maximum potential common shares resulting from stock options and warrants that would be used to determine diluted earnings per share were as follows (Table in New Zealand dollars, except for share amounts).


                                             March 31,          March 31,          March 31,        December 31,       December 31,
                                               1997               1998               1999              1998               1999
                                                                                                     (unaudited)        (unaudited)
                                           ----------------------------------------------------------------------------------------
      Employee Stock Options                                                          624,000            594,000            683,000
      Shareholder Options                                                             540,500            401,875          2,350,000
                                           ----------------------------------------------------------------------------------------
      Maximum Potential
        Dilutive Shares                                                             1,164,500            995,875          3,033,000
                                           ========================================================================================

Basic and Diluted Net Loss per Common
Share                                      $      (0.16)      $      (0.21)      $      (0.22)      $      (0.14)      $      (0.16)
      Net loss (numerator)                 $ (2,094,982)      $ (3,308,819)      $ (3,781,808)      $ (2,445,764)      $ (3,315,409)
      Weighted Average Common Shares
      Outstanding (Denominator)              13,069,000         15,499,946         17,273,161         17,089,320         20,180,240

During the first three months of the calendar year 2000 there have been new shares issued as follows.

Date Issued                                     Number of Shares
                                                ----------------
February 1, 2000                                       471,659
March 14, 2000                                       1,643,986

NOTE 3 - UNUSUAL ITEMS

ABANDONMENT OF EXTRACTION PROCESS

In the fiscal year ended March 31, 1997 a plant designed for the salt water extraction process was considered to be impaired and costs incurred to date were expensed.

In the fiscal year ended March 31, 1998 property associated with a property lease and construction of the abandoned project to extract Lithium salts from saltwater were written off at the close of the project.

NOTE 4 - CASH

                               MARCH 31,      MARCH 31,      DECEMBER 31,    DECEMBER 31, 1999
                                 1998           1999            1998           (UNAUDITED)
                                                             (UNAUDITED)
                               ---------------------------------------------------------------
      Cash                     $243,774      $  569,986      $   815,113       $    314,537
      Short term deposits                                         33,000          3,600,000
                               ---------------------------------------------------------------

      Total                    $243,774      $  569,986      $   848,113       $  3,914,537
                               ===============================================================

A foreign exchange gain of $211,801 on a U.S. dollar denominated bank account was recorded as Other Income in the Operating Statement in the nine month period ended December 31, 1999. Foreign Exchange losses for the years ended March 31, 1997, 1998 and 1999, and the nine months ended December 31, 1998 were not material.

NOTE 5 - ACCOUNTS RECEIVABLE AND PURCHASES OF RAW MATERIAL

The Company is subject to a concentration of credit risk through the level of sales to and amounts receivable from a major customer who holds a 4.1% shareholder interest as follows:

The Company currently purchases its lithium feedstock from one source of supply.

      Customer account:     MARCH 31,      MARCH 31,      MARCH 31,       DECEMBER 31,          DECEMBER 31,
                              1997           1998           1999         1998 (UNAUDITED)      1999 (UNAUDITED)
                            -----------------------------------------------------------------------------------
      Percentage of sales      99.89%         60.12%         15.10%            16.00%                63.02%
      Account receivable    $   --         $ 68,317       $   --            $   --               $ 225,077

The Company does not generally require collateral for its trade accounts receivable and, as it does not expect any loss, has not made provision for doubtful debts.

NOTE 6 - DUE FROM LITHIUM TECHNOLOGY CORPORATION LIMITED  ("LTC")
         (PROPOSED ACQUIREE)

Operating funding of US$818,400 was provided to LTC in the nine month period ended December 31, 1999. The Company has agreed to provide additional short term funding to LTC which is expected to amount to approximately US$1.8 million in the next year.

The funding is unsecured and interest free. In the event that the proposed merger between the Company and LTC (see note 15) is not completed through no cause of the company, this funding converts to LTC common stock at US$0.10 per share.

NOTE 7 - INVENTORY

Inventory is valued using the FIFO method. Due to the strict requirements in materials processing a quarterly quality review is carried out and any deteriorated material is disposed of and the accounts adjusted accordingly.

                      MARCH 31,   MARCH 31,    DECEMBER 31,       DECEMBER 31,
                        1998         1999     1998 (UNAUDITED)  1999 (UNAUDITED)
                      ---------------------------------------------------------
     Raw Materials     $203,916    $ 43,601      $125,873          $110,783
     Finished Goods     275,048     260,342       269,727            26,303
                      ---------------------------------------------------------

     Total             $478,964    $303,943      $395,600          $137,086
                      =========================================================

NOTE 8 - PROPERTY AND EQUIPMENT

                                      MARCH 31,       MARCH 31,      DECEMBER 31,       DECEMBER 31,
                                        1998            1999      1998 (UNAUDITED)   1999 (UNAUDITED)
                                     ----------------------------------------------------------------
      Plant and Equipment            $2,670,147      $3,594,482      $3,481,947         $4,711,870

      Motor Vehicles                    120,547          14,222          14,222             14,222
                                     ----------------------------------------------------------------
Total Cost                           $2,790,694      $3,608,704      $3,496,169         $4,726,092
                                     ----------------------------------------------------------------

Accumulated Depreciation
      Plant & Equipment              $  490,312      $  822,477      $  755,168         $1,170,054
      Motor Vehicles                     66,690           6,424           5,887              7,687
                                     ----------------------------------------------------------------
Total  Accumulated Depreciation      $  557,002      $  828,901      $  761,055         $1,177,741
                                     ----------------------------------------------------------------

Total Net Book Value                 $2,233,692      $2,779,803      $2,735,114         $3,548,351
                                     ================================================================

NOTE 9 - PATENTS PENDING

Patent application costs associated with the development of the lithium manganese cathode materials and production have been recorded as an asset. No amortization has been recorded as the patents have yet to be granted.

NOTE 10 - LICENSE ASSET

The Company is licensed by the Massachusetts Institute of Technology ("MIT") to use certain of its patents. The Company has a license from Energy Ventures Inc. ("EVI") to use certain patents developed by the National Research Council of Canada ("NRC"). All costs associated with these license agreements were capitalized.

The licensing agreement with MIT began in February 1998 with the Company entering into an exclusive worldwide license for certain anode, cathode and electrolyte technologies developed by MIT. The agreement was amended in December 1998, so that Ilion's license for anode patents is now non-exclusive and a sponsored research component was also abandoned. The license term matches the life of the patents concerned, with the

Company having the right to terminate upon six months notice. The license was negotiated in US$ with consideration consisting of US$450,000 and the issue of 200,000 of the Company's shares, which have been valued at NZ$4.00 per share in the accounts. Annual costs include a license maintenance fee of US$100,000 per annum, which is credited for royalties owed to MIT which accrue at 5% of net revenues from licensed products and 50% of any sublicense fees Ilion receives from the licensed patents.

The Company is also subject to the following minimum performance obligations:

- Ilion must raise at least $100 million from the sale of its shares by December 31, 2000, or demonstrate that Ilion owns the production capacity to produce at least 5,000,000 batteries based on licensed products per annum, or that Ilion has signed multi year contracts for the contract manufacture of at least 5,000,000 batteries based on licensed products per annum;

- Ilion is required to develop working prototypes of lithium batteries for electric vehicle applications by January 2004 and working prototypes of large energy storage systems or large energy leveling systems by January 1, 2008; and

- Ilion is required to have net revenues on sales of licensed products of 2,500,000 per annum by December 31, 2000 and $15,000,000 per annum by December 31, 2001.

If Ilion does not fulfil the above obligations MIT will have the right to terminate the agreement. Ilion is currently renegotiating the terms of the agreement with MIT.

The Company entered into an agreement with EVI dated as of October 13, 1999, whereby the Company gained an option to exclusive and non-exclusive rights to exploit material chemistries developed by NRC. EVI is the exclusive worldwide licensee and/or owner of the proprietary rights in certain products and processes comprising lithium manganese oxide compounds for use as cathodes in battery applications developed or owned by NRC. The Company has since paid the initial contribution of US$200,000 to EVI and exercised its option effective March 31, 2000. The Company will issue 100,000 shares to EVI in April 2000 as a result of exercising its option. There is no specified term and the Company may give 12 months minimum notice to cancel the agreement. While the contract is in effect royalties due to EVI are calculated at 4% of Net Sales with minimum sums set at US$100,000 for contract years ending 2001 and 2002, rising to US$200,000 for 2003, US$400,000 for 2004, US$1,000,000 for 2005, US$2,000,000 for 2006 and
US$3,000,000 thereafter.

NOTE 11 - INVESTMENTS

In October 1999, the Company paid $738,534 for a 50% interest in the ownership and earnings of Qinghai Lithium Limited ("Qinghai"). Qinghai is a joint venture between the Company and the Qinghai Institute of Salt Lakes of China, set up to develop and utilize the resources of East Taijinaier Salt Lake located in Qinghai Province, China. Qinghai is establishing a plant to develop and utilize the salt lake resources. The expected additional cost of the project to be borne by the Company over the next 12-18 months is expected to be US$375,000. Funding is primarily applied to long-lived assets. The Company expects no additional taxes or barriers to repatriation of funds as a result of this structure.

In the nine month period ended December 31, 1999, no distributions were received from Qinghai and the Company recorded an equity earnings loss of NZ$4,116. There was no significant adjustment in the period resulting from translation to New Zealand dollars.

NOTE 12 - RELATED PARTY TRANSACTIONS

Phoenix Management Limited, owned by the Company's Chief Executive Officer, charges the Company for the use of motor vehicles and various office furniture, and the salary costs of the executive officers of the Company:

                                MARCH 31,     MARCH 31,     MARCH 31,       DECEMBER 31,           DECEMBER 31,
                                  1997          1998          1999        1998 (UNAUDITED)      1999 (UNAUDITED)
                                --------------------------------------------------------------------------------
Charges for:
      Motor vehicles and
          office furniture      $ 31,850      $ 31,200      $ 31,200         $ 23,400               $ 23,400
      Salary costs              $266,200      $309,400      $432,860         $382,280               $294,445

Included in the Accounts Receivable at December 31, 1998 and 1999 were the amounts due of $68,317 and $225,077 on normal trading terms from a shareholder in the Company. These amounts were subsequently paid.

To assist in ongoing research and development during fiscal 1998 the Company borrowed $100,000 each from two of its directors. The amounts were repaid on October 30, 1997 together with interest of $4,000 each.

NOTE 13 - INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal temporary difference arises from the net operating loss carryforwards and results in a deferred tax as follows:

                                    MARCH 31,         MARCH 31,         MARCH 31,            DECEMBER 31,       DECEMBER 31,
                                      1997              1998              1999            1998 (UNAUDITED)    1999 (UNAUDITED)
                                   -------------------------------------------------------------------------------------------
      Net operating loss
        carryforwards              $ 2,093,000       $ 4,637,000       $ 7,239,000         $  7,083,000         $ 10,550,000
                                   ===========================================================================================

      Income tax effect at 33
        percent                        690,700         1,530,210         2,388,870            2,337,390            3,481,500
      Valuation allowance             (690,700)       (1,530,210)       (2,388,870)          (2,337,390)          (3,481,500)
                                   -------------------------------------------------------------------------------------------

      Net deferred tax asset       $      --         $      --         $      --           $       --           $       --
                                   ===========================================================================================

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on its recurring net losses, that a full valuation allowance is appropriate for all periods presented.

Under New Zealand tax law, the net operating loss carryforwards do not expire. However, current tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership.

NOTE 14 - SHAREHOLDERS' EQUITY

COMMON STOCK

The Company has 2 classes of common stock; Class A and Class B. Both classes have the same entitlements to voting (one vote per share) and dividends, and rank equally in any liquidation. The Class A shares differ only in that they vote for A Class directors and correspondingly B Class shares vote for B Class directors. At any stage the board is to consist of an equal number of each Class of director. To date no dividends have been declared.

In accordance with the New Zealand Companies Act 1993, the Company's shares have no par value and the Company does not have a fixed amount of authorized capital.

SHAREHOLDER OPTIONS

Options over Class B shares have been issued to investors in conjunction with some new issues of Class B shares on the basis of one option for each share subscribed. 401,875 options exercisable at $4.00 per share were issued in September 1998 and 1,948,125 options exercisable at $4.00 per share were authorized in February 1999. No compensation was ascribed to these options.

 The options are exercisable for a period of 45 days after the Company has announced that it has committed to public listing of its shares. On February 29, 2000 the Company issued such notice.

EMPLOYEE STOCK OPTIONS

The Company established the Pacific Lithium Employee Share Option Plan on April 1, 1998 and it will continue until terminated by the Board of Directors. Under the terms of the plan the Board of Directors nominates employees who may participate in the plan and in respect of each nomination the Board determines the number of options and class of share to which they relate, and the option issue and exercise prices. The maximum number of options that may be issued to an employee is 120,000. In addition, the maximum total number of options that may be issued in a 5-year period by the Company is limited to 5 percent of the total number of shares in each class of share. Options granted generally vest one-third upon each anniversary of the grant date. Options granted are cancelled if not exercised within 2 weeks of the termination of the grantee's employment or association with the Company, except in certain situations such as death or disability.

No stock options were issued or outstanding in the years ended March 31, 1998 and 1997.

Options under the plan are summarized as follows:

                                                        MARCH 31, 1999           DECEMBER 31, 1998           DECEMBER 31, 1999
                                                                                    (UNAUDITED)                (UNAUDITED)
                                                  --------------------------------------------------------------------------------
                                                     Number    Option Price /   Number     Weighted       Number      Weighted
                                                                  Range                     Average                    Average
                                                                                         Exercise Price             Exercise Price
                                                  --------------------------------------------------------------------------------
Options outstanding at the beginning of
the period                                             --       $    --            --       $    --       624,000     $  0.99

Options granted during period
- exercise price less than market price             633,000     $    0.99       603,000     $    0.99     144,000     $  3.60

- exercise price greater than market price             --            --            --            --        50,000     $  4.80


Options exercised                                      --            --            --            --        55,000     $  0.99

Options lapsed                                         --            --            --            --            --          --
Options forfeited                                     9,000     $    0.99         9,000     $    0.99      80,000     $  0.99

                                                  --------------------------------------------------------------------------------

Options outstanding at end of the period            624,000     $    0.99       594,000     $    0.99     683,000     $  1.82

                                                  ================================================================================

Options exercisable at end of period
                                                    268,000                     120,000                   263,000
Options not exercisable due to exercise
period not yet reached                              356,000                     474,000                   420,000

Weighted average expected remaining life                        4-1 years                   4-3 years                 3.7 years
of outstanding options

Compensation cost recognized in earnings                        $ 374,767                   $ 313,617                 $ 118,325

Weighted average fair value of options granted
during the period
- exercise price less than market price                         $    1.21                   $    1.09                 $    0.79

- exercise price greater than market price                           --                          --                   $    --


The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, compensation cost has been recognized on the stock option plans based on the intrinsic value method, since the non-compensatory provisions of APB25 do not apply. Calculating compensation cost using the fair value method as required by FASB Statement 123 would not increase the recorded costs materially.

NOTE 15 - SUBSEQUENT EVENTS

LITHIUM TECHNOLOGY CORPORATION MERGER

Subsequent to December 31, 1999 the Company entered into an Agreement and Plan of Merger with Lithium Technology Corporation (LTC) on January 19, 2000 to acquire its assets and liabilities. The agreement is subject to the shareholder approval of both companies, which is expected by July 31, 2000. Under the agreement LTC would merge its assets and operations into the Company in exchange for the issuance of at least 3.5 million of the Company's class B shares to LTC shareholders. The exact number is subject to possible increase of up to 638,267 additional shares under certain circumstances relating to the number of LTC options and warrants exercised prior to the merger. The Company will offer employment to all LTC employees and also offer to them a minimum of 300,000 options over the Company's shares exercisable at US$2.25, which shall vest on the closing date of the merger. The merger is intended to occur contemporaneously with an initial public offering by the Company in the second half of calendar 2000.

In the event that the merger does not proceed:

- The Bridge Financing provided to LTC (refer note 6) will convert into new common stock of LTC at a price of US$0.10 per share.

- The Company will obtain warrants to buy 7.5 million shares of LTC stock at US$0.15 per share;

- LTC shall grant the Company a non-exclusive, worldwide license to use LTC's thin film technology and manufacturing methods; and

- The Company shall have a first option to purchase LTC's technologies and processes at market value if LTC sells these, or goes into receivership, liquidation or the like.

It is the intent of the Company to re-domicile to the Delaware, USA, merge with Ilion Technology Corporation, its wholly owned Delaware non-operating corporation, and change its name to Ilion Technology Corporation in anticipation of the merger.

NOTE 16 - SEGMENTAL INFORMATION

The Company operates entirely in one industry segment, being the production and sale of lithium carbonate, the research and development of manganese cathode materials and the design of cathode production facilities to further develop lithium-polymer rechargeable battery technologies

The Company's geographic data for continuing operations are as follows:

                              MARCH 31,       MARCH 31,       MARCH 31,      DECEMBER 31,       DECEMBER 31,
                                1997            1998            1999       1998 (UNAUDITED)   1999 (UNAUDITED)
                             ----------      ----------      ----------    ----------------   ----------------
Revenues
      New Zealand            $     --        $   34,706      $   51,895      $   35,615         $   66,248
      Foreign                    80,488         681,213         724,055         609,591            880,161
                             ----------      ----------      ----------      ----------         ----------

Total revenues               $   80,488      $  715,919      $  775,950      $  645,206         $  946,409
                             ==========      ==========      ==========      ==========         ==========

Long lived assets:
      New Zealand             2,893,895       2,233,692       2,779,803       2,706,670          3,548,351
      Foreign                     --               --              --              --              734,418
                             ----------      ----------      ----------      ----------         ----------

Total long-lived assets       2,893,895       2,233,692       2,779,803       2,706,670          4,282,769
                             ==========      ==========      ==========      ==========         ==========

Refer note 5 for information about major customers.

                                                                      APPENDIX A


                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                 by and between

                             PACIFIC LITHIUM LIMITED

                                       and

                         LITHIUM TECHNOLOGY CORPORATION



                          Dated as of January 19, 2000

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----

RECITALS..................................................................................................   A-5

ARTICLE I DEFINITIONS.....................................................................................   A-5
       1.1     Definitions................................................................................   A-5

ARTICLE II THE MERGER.....................................................................................   A-11
       2.1     The Merger.................................................................................   A-11
       2.2     Effective Time.............................................................................   A-11
       2.3     Effect of the Merger.......................................................................   A-12
       2.4     Certificate of Incorporation...............................................................   A-12
       2.5     Bylaws.....................................................................................   A-12
       2.6     Directors and Officers.....................................................................   A-12

ARTICLE III CONVERSION OF SECURITIES  ....................................................................   A-12
       3.1     Shares of the  Surviving Corporation.......................................................   A-12
       3.2     No Conversion of PLL Common................................................................   A-12
       3.3     Conversion of LTC Common; Assumption of Warrants...........................................   A-12
       3.4     Exchange Agent.............................................................................   A-13
       3.5     No Fractional Shares.......................................................................   A-13
       3.6     Rights of the LTC Shareholders.............................................................   A-13
       3.7     Exchange...................................................................................   A-13
       3.8     Closing of Stock Transfer Books............................................................   A-14
       3.9     Changes in PLL or LTC Common...............................................................   A-14

ARTICLE IV CLOSING AND CLOSING DELIVERIES.................................................................   A-14
       4.1     The Closing................................................................................   A-14
       4.2     Deliveries of LTC..........................................................................   A-14
       4.3     Deliveries by PLL..........................................................................   A-15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LTC...........................................................   A-16
       5.1     Corporate Existence and Power..............................................................   A-16
       5.2     Corporate Authorization; Enforceability....................................................   A-16
       5.3     Governmental Authorization.................................................................   A-16
       5.4     Non-Contravention; Consents................................................................   A-16
       5.5     Capitalization.............................................................................   A-17
       5.6     Subsidiaries...............................................................................   A-17
       5.7     LTC Financial Statements; Book and Records.................................................   A-17
       5.8     No Undisclosed Liabilities.................................................................   A-18
       5.9     Tax Matters................................................................................   A-17
       5.10    Absence of Certain Changes.................................................................   A-19
       5.11    Contracts..................................................................................   A-19
       5.12    Insurance Coverage.........................................................................   A-20
       5.13    Litigation.................................................................................   A-21
       5.14    Compliance with Laws; Permits..............................................................   A-21
       5.15    Properties; Sufficiency of Assets..........................................................   A-21
       5.16    Intellectual Property......................................................................   A-22
       5.17    Environmental Matters......................................................................   A-22
       5.18    Plans and Material Documents...............................................................   A-23
       5.19    Affiliate Transactions.....................................................................   A-24

       5.20    Employee Matters...........................................................................   A-24
       5.21    Finders' Fees..............................................................................   A-25
       5.22    Millennium Compliance......................................................................   A-25
       5.23    SEC Filings................................................................................   A-25
       5.24    Registration Statement, Other Documents....................................................   A-26

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PLL..........................................................   A-26
       6.1     Corporate Existence and Power..............................................................   A-26
       6.2     Corporate Authorization; Enforceability....................................................   A-26
       6.3     Governmental Authorization.................................................................   A-26
       6.4     Non-Contravention; Consents................................................................   A-27
       6.5     Capitalization.............................................................................   A-27
       6.6     Subsidiaries...............................................................................   A-27
       6.7     PLL Financial Statements; Books and Records................................................   A-27
       6.8     No Undisclosed Liabilities.................................................................   A-28
       6.9     Tax Matters................................................................................   A-28
       6.10    Absence of Certain Changes.................................................................   A-29
       6.11    Contracts..................................................................................   A-29
       6.12    Insurance Coverage.........................................................................   A-29
       6.13    Litigation.................................................................................   A-29
       6.14    Compliance with Laws; Permits..............................................................   A-29
       6.15    Properties; Sufficiency of Assets..........................................................   A-30
       6.16    Intellectual Property......................................................................   A-30
       6.17    Environmental Matters......................................................................   A-31
       6.18    Plans and Material Documents...............................................................   A-31
       6.19    Affiliate Transactions.....................................................................   A-32
       6.20    Employee Matters...........................................................................   A-32
       6.21    Finders' Fees..............................................................................   A-32
       6.22    Millennium Compliance......................................................................   A-32
       6.23    New Zealand Filings........................................................................   A-32
       6.24    Registration Statement, Other Documents....................................................   A-32
       6.25    Available Funds............................................................................   A-33

ARTICLE VII CERTAIN COVENANTS.............................................................................   A-33
       7.1     Conduct of Business of LTC.................................................................   A-33
       7.2     Exclusive Dealing..........................................................................   A-34
       7.3     Review of LTC; Confidentiality.............................................................   A-34
       7.4     Reasonable Best Efforts....................................................................   A-35
       7.5     Transfer of Employees and Benefit Plans....................................................   A-36
       7.6     Proxy and Registration Statements..........................................................   A-36
       7.7     LTC SEC Filings; Disclosure of Material Information........................................   A-37
       7.8     Transfer Taxes.............................................................................   A-37
       7.9     Further Assurances.........................................................................   A-37
       7.10    Insurance..................................................................................   A-37
       7.11    Transfer of Intellectual Property Rights...................................................   A-38
       7.12    Board of Directors.........................................................................   A-38
       7.13    Repricing of Options and Warranties; Purchase of Additional Stock..........................   A-38
       7.14    Bridge Financing; Additional Security......................................................   A-38
       7.15    Line of Business; Non-Compete..............................................................   A-38
       7.16    IPO; Reincorporation.......................................................................   A-39
       7.17    Consulting Services........................................................................   A-39

ARTICLE VIII CONDITIONS TO CLOSING........................................................................   A-40
       8.1     Conditions to Obligations of PLL...........................................................   A-40
               8.1.1     Representations, Warranties and Covenants of LTC.................................   A-40
               8.1.2     No Injunction, etc...............................................................   A-41
               8.1.3     No Proceedings...................................................................   A-41
               8.1.4     Ancillary Closing Agreements.....................................................   A-41
               8.1.5     Third-Party Consents; Governmental Approvals.....................................   A-41
               8.1.6     No Material Adverse Change.......................................................   A-41
               8.1.7     Transfer of Intellectual Property Rights.........................................   A-41
               8.1.8     SEC Filings......................................................................   A-41
               8.1.9     Due Diligence....................................................................   A-41
               8.1.10     IPO Closing.....................................................................   A-41
               8.1.11    46
       8.2     Conditions to Obligations of LTC...........................................................   A-41
               8.2.1     Representations, Warranties and Covenants of PLL.................................   A-41
               8.2.2     No Injunction, etc...............................................................   A-42
               8.2.3     No Proceedings...................................................................   A-42
               8.2.4     Ancillary Closing Agreements.....................................................   A-42
               8.2.5     Third-Party Consents; Governmental Approvals.....................................   A-42
               8.2.6     No Material Adverse Change.......................................................   A-42
               8.2.7     IPO Closing......................................................................   A-42
               8.2.8     Fairness Opinion.................................................................   A-42
               8.2.9     Tax Opinion......................................................................   A-42

ARTICLE IX TERMINATION; REMEDIES..........................................................................   A-42
       9.1     Termination................................................................................   A-42
       9.2     Remedies...................................................................................   A-43

ARTICLE X MISCELLANEOUS...................................................................................   A-43
       10.1    Non-Survival of Representations and Warranties.............................................   A-43
       10.2    Notices....................................................................................   A-43
       10.3    Waiver.....................................................................................   A-44
       10.4    Amendments, Supplements, Etc...............................................................   A-44
       10.5    Delegation.................................................................................   A-44
       10.6    Expenses...................................................................................   A-44
       10.7    Successors and Assigns.....................................................................   A-44
       10.8    No Third-Party Beneficiaries...............................................................   A-44
       10.9    Governing Law..............................................................................   A-45
       10.10   Jurisdiction...............................................................................   A-45
       10.11   WAIVER OF JURY TRIAL.......................................................................   A-45
       10.12   Public Announcements.......................................................................   A-45
       10.13   Counterparts...............................................................................   A-45
       10.14   Table of Contents; Headings................................................................   A-45
       10.15   Entire Agreement...........................................................................   A-45
       10.16   Severability; Injunctive Relief............................................................   A-45
       10.17   Certain Interpretive Matters...............................................................   A-46

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 19, 2000, by and between PACIFIC LITHIUM LIMITED, a New Zealand corporation (together with its successors is referred to herein as "PLL"), and LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation ("LTC") as amended and restated by the parties as of May 12, 2000.

                                    RECITALS

         WHEREAS, LTC is engaged in the business of developing and commercializing proprietary battery cell structures and processes to manufacture "thin film" rechargeable solid-state, lithium-ion polymer and lithium metal polymer batteries.

         WHEREAS, PLL desires to domesticate into the United States and become a Delaware corporation pursuant to the provisions of Section 388 of the Delaware General Corporation Law ("DGCL") (the "Domestication"), change its name to Ilion Technology Corporation and consummate an IPO (as herein defined);

         WHEREAS, PLL and LTC desire that after the Domestication LTC merge with and into PLL under and pursuant to the DGCL, upon the terms and conditions hereinafter set forth (the merger described in this Agreement and the Certificate of Merger (as defined in Section 2.1) herein called the "Merger");

         WHEREAS, the Board of Directors of PLL has adopted resolutions approving this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby and authorizing the execution and delivery of this Agreement and the Certificate of Merger attached as Exhibit A;

         WHEREAS, the Board of Directors of LTC has adopted resolutions approving this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby and authorizing the execution and delivery of this Agreement and the Certificate of Merger;

         WHEREAS, it is intended that the Merger will be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

         WHEREAS, PLL and LTC have entered into Bridge Loan Financing Agreements (as herein defined) pursuant to which PLL has agreed to advance funds to LTC in the amounts set forth therein;

         NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, PLL and LTC agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Merger Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "Ancillary Closing Agreements" means (i) the Certificate of Merger,
(ii) the Employment Agreements; and (iii) all other instruments, certificates and other agreements entered into in connection with the consummation of the transactions contemplated by this Agreement.

         "Benefit Plan" means any employee benefit plan within the meaning of
Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including, but not limited to, any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.

         "Bonuses" has the meaning ascribed to such term in Section 5.20(g).

         "Bridge Loan Financing Agreements" means (i) the Bridge Loan Financing Agreement, dated as of November 29, 1999, between LTC and PLL (the "Bridge Loan Financing Agreement"), (ii) the Convertible Bridge Notes, (iii) the Convertible Operating Notes, (iv) the License and Option Agreement, (v) the Packaging Security Agreement and (vi) the LTC Warrants.

         "Business" means the business of LTC as currently conducted or proposed to be conducted.

         "Business Day" means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City, New York or Auckland, New Zealand are authorized or required to close.

         "Capitalized Lease Obligations" means, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

         "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including, but not limited to, the common stock and the preferred stock and the preferred stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended.

         "Certificate of Merger" has the meaning ascribed to such term in
Section 2.1.

         "Closing" has the meaning ascribed to such term in Section 4.1.

         "Closing Date" has the meaning ascribed to such term in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Computer Systems" has the meaning ascribed to such term in Section
5.22.

         "Constituent of Concern" means any substance defined as a "hazardous substance", hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

         "Contracts" has the meaning ascribed to such term in Section 5.11(a).

         "Convertible Bridge Notes" means (i) the Convertible Secured Promissory Note, dated as of November 29, 1999, made by LTC in favor of PLL, in the amount of $125,000 and (ii) the Convertible Promissory Note, dated as of January 10, 2000, made by LTC in favor of PLL, in the amount of $975,000 delivered in connection with the Bridge Loan Financing Agreements.

         "Convertible Operating Notes" means the convertible promissory notes made by LTC in favor of PLL and delivered in connection with the Bridge Loan Financing Agreements.

         "Dissenting Shares" has the meaning ascribed to such term in Section
3.3.

         "Effective Time" has the meaning ascribed to such term in Section 2.2.

         "Employment Agreements" means the employment agreements, dated as of the Closing Date, between PLL and each of David Cade and George Ferment, substantially in the standard form used by PLL and attached hereto as Exhibits B and C, respectively.

         "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law or any Permit issued under any such Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from alleged injury or threat of injury to human health and safety or the environment.

         "Environmental Condition" means a condition with respect to the environment which has resulted or could reasonably be expected to result in a material loss, liability, cost or expense.

         "Environmental Law" means any Law, judicial or administrative interpretation, judicial or administrative order, consent decree or judgment, relating to the environment, human health and safety, including CERCLA; and any state and local counterparts or equivalents.

         "Environmental Permits" means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         "ERISA Affiliate" means any Person that, together with LTC, would be considered a single employer within the meaning of Section 4001 of ERISA or
Section 414 of the Code.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" means U.S. or New Zealand, as the case may be, generally accepted accounting principles, consistently applied.

         "Governmental Authority" means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

         "Indebtedness" means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

         "Intellectual Property Right" means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right, including, but not limited to, the intellectual property rights set forth on
Schedule 5.16(a) hereto, of LTC, whether existing on the date hereof or acquired thereafter.

         "Interim Agreements" means the Bridge Loan Financing Agreements and the Security Agreement and Assignment of Lease.

         "IPO" means an initial public offering and sale of common stock of Ilion Technology Corporation, in the United States public markets (and potentially in certain other markets) which results in aggregate gross proceeds to PLL in an amount which, when added to the aggregate gross proceeds of all equity funding received by PLL at any time during the period from September 29, 1999 until the time of the IPO, equals at least twenty-five million dollars ($25,000,000).

         "IPO Date" means the date on which PLL closes an IPO.

         "IRS" means the Internal Revenue Service.

         "Law" means any federal, foreign, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

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         "License and Option Agreement" means the License and Option Agreement, effective as of October 1, 1999, made by LTC in favor of PLL and delivered in connection with the Bridge Loan Financing Agreements.

         "LTC Audited Financials" means the audited balance sheet of LTC for its fiscal year ended December 31, 1998, together with the related statement of income, retained earnings and cash flows for such period.

         "LTC Common" means all the issued and outstanding shares of common stock, par value $0.01 per share, of LTC as of the Effective Time.

         "LTC's Continuing Costs" means LTC's continuing corporate costs as agreed with PLL for the period from the Closing Date to the IPO Date as set forth in Section 2(d) of the Bridge Loan Financing Agreement.

         "LTC Interim Financials" means the unaudited balance sheet of LTC for the quarter ended September 30, 1999, together with the related unaudited statement of income, retained earnings and cash flows for such period.

         "LTC Warrants" means the warrants to purchase 7.5 million shares of common stock of LTC at $.15 per share delivered by LTC to PLL pursuant to the Bridge Loan Financing Agreements.

         "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, condition (financial and other), results of operations or prospects of LTC and its subsidiaries, taken as a whole, or PLL and its subsidiaries, taken as a whole, as the context in which such term is used may require.

         "Merger Consideration" means the Merger Securities and the cash payable in lieu of fractional shares as provided by Section 3.5 hereto.

         "Merger Securities" has the meaning ascribed to such term in Section
3.3.

         "Millennium Compliance" means that the Computer Systems are capable of the following, before, during and after January 1, 2000: (a) handling date information involving all and any dates (including the recording of February 29, 2000), including accepting input, providing output and performing date calculations in whole or in part; (b) operating accurately without interruption on and in respect of any and all dates and without change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

         "Mitsubishi Materials" means the agreements set forth on Schedule 5.4.

         "Monthly Financial Statements" means the unaudited monthly balance sheets of LTC at the end of each calendar month beginning January 1, 2000 through and including the Closing Date, together with the related monthly statements of earnings and cash flows.

         "Options" has the meaning ascribed to such term in Section 7.5(c).

         "Order" means any judgment, injunction, judicial or administrative order or decree.

         "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person's past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

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         "Packaging Security Agreement" means the Security Agreement dated
November 29, 1999 delivered by LTC in favor of PLL in connection with the Bridge Loan Financing Agreements pursuant to which LTC granted PLL a security interest in the packaging equipment described therein.

         "Permit" has the meaning ascribed to such term in Section 5.14(b).

         "Permitted Lien" means (a) mechanics', workmen's, carriers', repairmen's or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue, (b) statutory liens for Taxes, assessments and other similar governmental charges that are not overdue, or (c) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, do not materially affect the value, use or marketability of the property subject thereto.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

         "PLL Audited Financials" means the audited balance sheet of PLL for its fiscal year ended March 31, 1999, together with the related statement of income, retained earnings and cash flows for such period.

         "PLL Interim Financials" means the unaudited balance sheet of PLL for the six month period ended September 30, 1999, together with the related unaudited statements of income, retained earnings and cash flows for such period.

         "PLL Common" has the meaning ascribed to such term in Section 3.3.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) that ends on or before the Closing Date.

         "Property" means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by LTC or PLL, as applicable.

         "Proxy Statement" has the meaning ascribed to such term in Section
5.24.

         "Public Documents" means LTC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 and LTC's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

         "Real Property" has the meaning ascribed to such term in Section
5.15(b).

         "Registration Statement" has the meaning ascribed to such term in
Section 5.24.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

         "Returns" has the meaning ascribed to such term in Section 5.9(a)(i).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreement and Assignment of Lease" means the Security Agreement and Assignment of Lease made by LTC in favor of PLL in the form attached as Exhibit G to the Bridge Loan Financing Agreement.

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         "Shareholders' Meetings" has the meaning ascribed to such term in
Section 5.24.

         "Subsidiary" means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

         "Surviving Corporation" means PLL after the Domestication and after the Merger.

         "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by a party to this Agreement, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of a party to this Agreement for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of a party to this Agreement for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of a party to this Agreement for the payment of any amounts as a result of being a party to any Tax-Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

         "Tax-Sharing Agreements" means all existing Tax-sharing agreements or arrangements (whether or not written) binding on a party to this Agreement.

         "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

         "Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

         "Transferred Employees" has the meaning ascribed to such term in
Section 7.5(a).


                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Prior to the Closing, each of the parties shall execute and deliver the Certificate of Merger in substantially the form set forth in Exhibit A to this Agreement (the "Plan of Merger").

         2.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, including, but not limited to, the Domestication and the IPO, the Certificate of Merger shall be certified, executed, acknowledged and filed in accordance with Section 256 of the DGCL. The Merger shall be effective at such time as a certificate of merger is issued by the Secretary of State of Delaware in accordance with Section 256 of the DGCL (the "Effective Time").

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
         2.3 Effect of the Merger. At the Effective Time, the separate existence of LTC shall cease, and PLL, as the surviving corporation (the "Surviving Corporation"), (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and LTC's Board of Directors,
(iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of LTC in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of LTC in the same manner as if PLL had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the laws of New Zealand.

         2.4 Certificate of Incorporation. Upon the effectiveness of the Merger, the Certificate of Incorporation of PLL as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.5 Bylaws. The Bylaws of PLL as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.6 Directors and Officers. The directors and officers of PLL immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         3.1 Shares of the Surviving Corporation. The authorized number and par value of shares of all classes of capital stock of PLL immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of capital stock of the Surviving Corporation (as defined in the Plan of Merger) from and after the Effective Time.

         3.2 No Conversion of PLL Common. Each share of Common Stock, par value per share, of PLL issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of Common Stock, par value $0.01 per share, of the Surviving Corporation from and after the Effective Time.

         3.3 Conversion of LTC Common; Assumption of Warrants.

         At the Effective Time, all of the then issued and outstanding shares of LTC Common, other than shares of LTC Common (i) held in the treasury of LTC, which shall not be considered as outstanding for purposes of this Agreement or the Plan of Merger, (ii) held by PLL, (iii) held by any wholly owned subsidiary of PLL or LTC (other than shares held in a fiduciary capacity) or (iv) as to which the holder has commenced as of the Effective Time all procedures necessary through the Effective Time to assert dissenters' rights in accordance with the DGCL ("Dissenting Shares"), shall, by virtue of the Merger, be converted into an aggregate of 3.5 million shares of Common Stock of PLL plus the additional number of shares of Common Stock of PLL as set forth in Section 7.13(b) of this Agreement (the "Merger Securities"). The Merger Securities shall be issued to the LTC shareholders on a pro-rata basis. Each share of LTC Common held (i) in the treasury of LTC, (ii) by PLL or (iii) by any wholly owned subsidiary of PLL or LTC (other than shares held in a fiduciary capacity)


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
immediately prior to the Effective Time shall, by virtue of the Merger, forthwith and without any action on the part of the holder thereof be canceled and retired and all rights in respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to the DGCL, and any amounts required by the DGCL to be paid to any holder of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation. The assumption of warrants, if any, and the non-assumption of options of LTC shall be governed by Sections 7.5 and 7.13.

         3.4 Exchange Agent. A national or state bank as mutually agreed upon by PLL and LTC shall be engaged to act as agent for purposes of mailing and receiving transmittal letters and distributing certificates for PLL Common to LTC shareholders (the "Exchange Agent").

         3.5 No Fractional Shares. Notwithstanding any other provision of this Agreement or the Plan of Merger, neither certificates nor scrip for fractional shares of PLL Common shall be issued in the Merger. Each holder of shares of LTC Common who otherwise would have been entitled to a fraction of a share of PLL Common shall receive in lieu thereof cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of PLL).

         3.6 Rights of the LTC Shareholders. At the Effective Time, each holder of an outstanding certificate or certificates for shares of LTC Common shall cease to have any rights as a shareholder of LTC, except such rights, if any, as such holder may have with respect to Dissenting Shares. Each such holder of any outstanding certificate or certificates for shares of LTC Common converted in the Merger, upon proper surrender of each such certificate (accompanied by a duly completed and executed letter of transmittal in the form to be sent to all former LTC shareholders and such other evidences of authority and documentation as PLL or the Exchange Agent may require and subject to any required withholdings of taxes) to the Exchange Agent, shall receive promptly in exchange for each such certificate Merger Securities and cash in lieu of fractional shares as provided by this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of LTC Common shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence Merger Securities subject to the provisions of this Agreement and the Plan of Merger and the right to receive cash in lieu of fractional shares as provided by this Agreement and the Plan of Merger. The registered owner on the books and records of PLL or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to PLL or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of PLL represented by such outstanding certificate as provided above. Neither PLL nor the Exchange Agent shall pay any applicable stock transfer taxes incurred by any shareholder in connection with the Merger.

         3.7 Exchange. As soon as practicable at or after the Effective Time, the Exchange Agent shall distribute Merger Securities and cash in lieu of fractional shares as provided by this Agreement and the Plan of Merger. PLL shall deliver to the Exchange Agent one or more certificates representing in the aggregate the number of Merger Securities to be delivered in connection with the Merger in sufficient time for the Exchange Agent to make such distribution. The obligation of PLL to exchange Merger Securities for LTC Common and distribute cash in lieu of fractional shares as provided herein shall not be discharged, reduced or otherwise affected by the failure of the Exchange Agent to make such exchanges and distributions for any reason whatsoever. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Merger Securities held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. One hundred eighty days following the Effective Time, the Exchange Agent shall deliver to PLL any Merger Securities and funds (including any interest received with respect thereto) which PLL has made available to the Exchange Agent and which have not been disbursed to holders of certificates representing


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
shares of LTC Common, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Securities and cash in lieu of fractional shares deliverable or payable upon due surrender of their certificates. Notwithstanding the foregoing neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of LTC Common for any consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.8 Closing of Stock Transfer Books. The stock transfer books of LTC shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of LTC Common which is not registered in the transfer records of LTC, the consideration to be distributed pursuant to this Agreement and the Plan of Merger may be delivered to a transferee, if the certificate representing such LTC Common is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. PLL and the Exchange Agent shall be entitled to rely upon the stock transfer books of LTC to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement and the Plan of Merger for their shares of LTC Common, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, PLL and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

         3.9 Changes in PLL or LTC Common. If between the date of this Agreement and the Effective Time, the shares of PLL Common shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of shares of PLL Common delivered pursuant to this Agreement shall be adjusted accordingly.

                                   ARTICLE IV

                         CLOSING AND CLOSING DELIVERIES

         4.1 The Closing. The closing of the Merger (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue located at 599 Lexington Avenue, New York, N.Y. 10022, at 10:00 a.m., New York time, three Business Days after satisfaction or waiver of the conditions to Closing set forth in Article XIII, other than Section 8.1.10 and contemporaneously with the closing of the IPO, unless the parties agree in writing to change the Closing to another time, date or place. The date upon which the Closing occurs is herein called the "Closing Date".

         4.2 Deliveries of LTC At the Closing, LTC will deliver to PLL:

                  (i) certificate of the Chief Executive Officer of LTC confirming LTC's compliance with the condition set forth in Section 8.1.1;

                  (ii) certificate of LTC's Secretary or Assistant Secretary certifying as to LTC's certificate of incorporation, bylaws or other comparable documents and to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement, the Interim Agreements and each Ancillary Closing Agreements to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

                  (iii) the opinion of Gallagher, Briody & Butler, counsel to LTC, dated the Closing Date, relating to corporate fundamentals as customary for transactions of the type described herein;

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
                  (iv) evidence or copies of any consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement;

                  (v) each Ancillary Closing Agreements required to be duly executed and delivered by parties other than PLL or its Affiliates;

                  (vi) if PLL deems it necessary, evidence of Transfer of all Intellectual Property Rights to an entity formed in the Netherland Antilles or any similar jurisdiction, for tax purposes;

                  (vii) evidence of approval by the shareholders of LTC of the Merger and this Agreement;

                  (viii) a non-foreign person affidavit as required by Section 1445 of the Code;

                  (ix) evidence of transfer of all Environmental Permits or applications thereof listed on Schedule 6.14(b) from LTC to PLL;

                  (x) a copy of the Agreement and Plan of Merger duly executed by LTC for filing with the Secretary of State of the State of Delaware in connection with the Closing; and

                  (xi) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

         4.3 Deliveries by PLL. At the Closing, PLL will deliver or cause to be delivered to LTC:

                  (i) certificate of the Chief Executive Officer of PLL confirming PLL's compliance with the condition set forth in Section 8.2.1;

                  (ii) certificate of PLL's Secretary or Assistant Secretary certifying as to PLL's certificate of incorporation, bylaws or other comparable documents and to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement, the Interim Agreements and each Ancillary Closing Agreements to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein and to effectuate the Domestication;

                  (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement;

                  (iv) the opinions of Jones Young, New Zealand counsel to PLL and Jones, Day, Reavis & Pogue, special United States counsel to PLL, dated the Closing Date, relating to corporate fundamentals as customary for transactions of the type described herein;

                  (v) the duly executed Option Agreements for the Transferred Employees who are being granted Options;

                  (vi) evidence of approval by the shareholders of PLL of the Domestication and the transactions contemplated under this Agreement, the Interim Agreements and the Ancillary Closing Agreements (as applicable);

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
                  (vii) each Ancillary Closing Agreements required to be duly executed and delivered by PLL or its Affiliates;

                  (viii) a copy of the Agreement and Plan of Merger duly executed by PLL (or its successor) for filing with the Secretary of State of the State of Delaware in connection with the Closing; and

                  (ix) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF LTC

         LTC represents and warrants to PLL as of the date hereof as follows, subject to any exceptions set forth in a Schedule hereto referencing the number of the Section to which it relates:

         5.1 Corporate Existence and Power. LTC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. LTC has all corporate power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. LTC is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. LTC has heretofore delivered to PLL true and complete copies of the certificate of incorporation and bylaws of LTC, in each case as amended to date.

         5.2 Corporate Authorization; Enforceability. The execution, delivery and performance by LTC of this Agreement, the Interim Agreements and each of the Ancillary Closing Agreements to which it will be a party are within LTC's corporate powers and have been duly authorized by the board of directors of LTC and, subject to the approval by the shareholders of LTC, no other corporate action on the part of LTC is necessary to authorize this Agreement, the Interim Agreements or any of the Ancillary Closing Agreements to which LTC will be a party at the Closing. This Agreement, the Bridge Loan Financing Agreements, each of the Ancillary Closing Agreements and Interim Agreements to which LTC will be a party will be duly executed and delivered by LTC Assuming the due execution and delivery of this Agreement and each of the Ancillary Closing Agreements and Interim Agreements to which LTC will be a party and assuming approval by the shareholders of LTC, this Agreement constitutes, and each Ancillary Closing Agreements and Interim Agreements to which LTC will be a party will constitute, valid and binding agreements of LTC, enforceable against LTC in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         5.3 Governmental Authorization. The execution, delivery and performance by LTC of this Agreement and each Ancillary Closing Agreements and Interim Agreements to which LTC will be a party require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority other than filings pursuant to the Securities Act and applicable state securities and corporate laws and the approval of the shareholders of LTC

         5.4 Non-Contravention; Consents. The execution, delivery and performance by LTC of this Agreement and each Ancillary Closing Agreement to which LTC will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing, except as set forth on Schedule 5.4, (a) violate the certificate of incorporation or bylaws of LTC, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any



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notice to, any Person (including filings, consents or approvals required under any Permits of LTC or any licenses to which LTC is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of LTC or to a loss of any benefit to which LTC is entitled under, any Contract, agreement or other instrument binding upon LTC or any license, franchise, Permit or other similar authorization held by LTC, or (e) result in the creation or imposition of any Lien on any asset of LTC

         5.5 Capitalization. The authorized, issued and outstanding Capital Stock of LTC as of December 1, 1999 is as follows: LTC has 50,100,000 shares, par value $0.01 per share of authorized capital stock of which 50,000,000 shares are designated "Common Stock" and 100,000 shares are designated "Preferred Stock", of which 48,280,749 shares of Common Stock and no shares of Preferred Stock are outstanding, and no shares of Preferred Stock will become outstanding prior to the Effective Time except in accordance with the Bridge Loan Financing Agreement. All of the outstanding shares of Capital Stock of LTC are duly authorized, validly issued and fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from LTC at any time, or upon the happening of any stated event, any shares of the capital stock of LTC whether or not presently issued or outstanding, except as set forth on Schedule 5.5.

         5.6 Subsidiaries. (a) Each of LTC's Subsidiaries listed in Schedule 5.6 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of LTC's Subsidiaries has all corporate or similar powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. Each of LTC's Subsidiaries is duly qualified to conduct business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. LTC has heretofore delivered to PLL true and complete copies of the certificate of incorporation, bylaws or comparable constituent documents of each of LTC's Subsidiaries, in each case as amended to date. LTC does not own, beneficially or of record, any stock or ownership interests in any entity other than the Subsidiaries listed in Schedule 5.6.

     (b) All the outstanding shares of Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by LTC, free and clear of all Liens. There are no outstanding convertible or exchangeable securities or Contracts giving any Person any right to acquire shares of Capital Stock of such Subsidiaries and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of such Subsidiaries.

         5.7 LTC Financial Statements; Book and Records. (a) LTC has heretofore furnished PLL with a true and complete copy of the LTC Audited Financials and the LTC Interim Financials which have been prepared in accordance with United States GAAP consistently applied. The LTC Audited Financials and the LTC Interim Financials fairly present in all material respects the financial position of LTC at the respective dates thereto and the results of the operations and cash flows of LTC for the respective periods then ended.

         (b) Since September 30, 1999, there have been no changes in LTC's reserve, accrual or other material accounting policies.

         (c) The books of account, minute books, stock record books and other records of LTC, all of which have been made available to PLL, are complete and correct in all material respects and have been maintained in accordance with sound business practices and under an adequate system of internal controls. The minute books of LTC contain accurate and complete records of all meetings held of, and corporate and stockholder action taken by, the stockholders, Board of Directors and committees of the Board of Directors of LTC, and no meeting of any such stockholders, Board of Directors or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

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         5.8 No Undisclosed Liabilities. There are no liabilities or any facts or circumstances which could give rise to liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of LTC other than
(a) liabilities fully disclosed in LTC's Public Documents, (b) liabilities specifically disclosed in Schedule 5.8, and (c) other undisclosed liabilities incurred since September 30, 1999 in the Ordinary Course of Business which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.9 Tax Matters. (a) (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed by or on behalf of LTC or any of LTC's Subsidiaries with any Taxing Authority with respect to any Pre-Closing Tax Period (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been filed and, to the extent required to be filed between the date hereof and the Closing Date, will have been filed before the Closing, when due in accordance with all applicable Laws and all Taxes owed by LTC or any of LTC's Subsidiaries (whether or not shown as due and payable on the Returns that have been filed) have been timely paid or will have been timely paid prior to the Closing Date, or withheld (including withholding for independent contractors, consultants and other employees) and remitted to the appropriate Taxing Authority, or will have been timely withheld and remitted to the appropriate Taxing Authority prior to the Closing Date;

                  (ii) The Returns correctly reflect in all material respects, the facts regarding the income, business, assets, operations, and activities and status of LTC and any of LTC's Subsidiaries;

                  (iii) Any reserves established for Taxes with respect to LTC or any of LTC's Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of LTC or any of LTC's Subsidiaries are adequate in accordance with GAAP;

                  (iv) Neither LTC nor any of LTC's Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return except for extensions granted as a matter of right;

                  (v) Neither LTC nor any of LTC's Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which LTC or any of LTC's Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                  (vi) There is no action, suit, proceeding, audit or investigation pending or, to the knowledge of LTC, threatened against or with respect to LTC or any of LTC's Subsidiaries in respect of any Tax. Since January 1, 1997, no claim has been made by any Taxing Authority in any jurisdiction in which LTC or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction and no such claim exists which has not been resolved by a determination by such Taxing Authority that LTC or any of LTC's Subsidiaries is not so subject to taxation;

                  (vii) Neither LTC nor any of LTC's Subsidiaries nor any other Person on behalf of LTC or any of LTC's Subsidiaries has entered into any agreement or consent pursuant to Section 341(f) of the Code;

                  (vii) There are no Liens for Taxes upon the assets of LTC or any of LTC's Subsidiaries, except Liens for current Taxes not yet due;

                  (ix) Neither LTC nor any of LTC's Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing



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         Authority with regard to the Tax liability of LTC or any of LTC's
         Subsidiaries for any Pre-Closing Tax Period; and

                  (x) Neither LTC nor any of LTC's Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of LTC or any of LTC's Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person.

                  (xi) No property owned by LTC or any of LTC's Subsidiaries (a) is or will be required to be treated as owned by another person under
         Section 168(f)(8) of the Internal Revenue code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, (b) is "tax-exempt use" property within the meaning of Section 168(h)(l) of the Code, or (c) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

                  (xii) Neither LTC nor any of LTC's Subsidiaries is or has at any time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

         (b) Schedule 5.9(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed is properly payable by LTC or any of LTC's Subsidiaries in connection with LTC's conduct of the Business.

         5.10 Absence of Certain Changes. Except as set forth in Schedule 5.10, since September 30, 1999, there has not been any event, occurrence, development, circumstances or state of facts which (a) has had or which could reasonably be expected to have a Material Adverse Effect or (b) would have constituted a violation of any covenant of LTC hereunder (including Section 7.1) had such covenant applied to any of them since September 30, 1999. Since September 30, 1999, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the Purchased Assets. LTC has not sold, transferred, disposed of, or incurred a Lien upon, any Intellectual Property Right or LTC's assets since September 30, 1999 except in connection with the Bridge Financing Agreements.

         5.11 Contracts. (a) Except as set forth on Schedule 5.11(a), LTC is neither a party to nor bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, "Contracts") that is of a type described below:

                  (i)      any lease (whether of real or personal property);

                  (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets;

                  (iii) any sales, distribution or other similar agreement providing for the sale by LTC of materials, supplies, goods, services, equipment or other assets;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any Contract pursuant to which any third party has rights to own or use any material asset of LTC, including, without limitation, any Intellectual Property Right of LTC;

                  (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the Purchased Assets;


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                  (vii) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset);

                  (viii)   any license, franchise or similar agreement;

                  (ix) any agency, dealer, sales representative, marketing or other similar agreement;

                  (x) any Contract that may not be terminated by LTC without payment of penalty on more than 90 days' prior notice;

                  (xi) any agreement that limits the freedom of LTC to compete in any line of business, geographic area or with any Person or which would so limit the freedom of PLL after the Closing Date;

                  (xii) any agreement with (A) any stockholder of LTC or any other Affiliate of LTC, or (B) any director or officer of LTC or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

                  (xiii) any management service, consulting or any other similar type of agreement;

                  (xiv) any warranty, guaranty or other similar undertaking with respect to any contractual performance (or LTC's standard forms of any of the foregoing) or agreement to indemnify any Person;

                  (xv) any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof and entered into or adopted by LTC;

                  (xvi) any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business of LTC that is material to LTC

         (b) Each Contract disclosed in or required to be disclosed in Schedule 5.11(a) is a valid and binding agreement of LTC and, to the knowledge of LTC, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Neither LTC nor, to the knowledge of LTC, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. To the knowledge of LTC, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such Contract. LTC has delivered or made available to PLL true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 5.11(a).

         5.12 Insurance Coverage. Schedule 5.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of LTC There is no material claim by LTC pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and LTC has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and are of the type and in amounts deemed by the management of LTC to be sufficient in light of the business of LTC No insurance coverage with respect to any of LTC's assets, Business, operations, employees, officers or directors has lapsed for any period due to a failure to timely make any premium payment or renewal or otherwise, nor has LTC been refused by any insurance carrier to which it has applied for any such insurance. LTC has no knowledge of any threatened


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termination of, or premium increase with respect to, any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of LTC with its respective insurers or the premiums payable pursuant to such policies.

         5.13 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of LTC, threatened, against or affecting LTC or its properties before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, the Interim Agreements and the Ancillary Closing Agreements to which LTC will be a party at Closing. LTC does not know of any valid basis for any such action, proceeding or investigation. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against LTC, LTC's assets or the Business.

         5.14 Compliance with Laws; Permits. (a) LTC is not in violation of, has not been given notice of or been charged by any Governmental Authority with, or, to LTC's knowledge, under investigation with respect to, any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Schedule 5.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the "Permits") issued and held by or on behalf of LTC or required to be so issued and held to carry on the Business as currently conducted. Except as disclosed in Schedule 5.14(b), each Permit is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. LTC is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any material Permit held by LTC

         5.15 Properties; Sufficiency of Assets. (a) Except for inventory disposed of in the Ordinary Course of Business of LTC, LTC has good title to, or in the case of leased property has valid leasehold interests in, the property and assets of LTC (whether real or personal, tangible or intangible) reflected in the LTC Public Documents or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 5.15(a).

         (b) Schedule 5.15(b) sets forth a list of all real property assets owned or leased ("Real Property") by LTC All such leases of Real Property are valid and binding agreements of LTC and, to the knowledge of LTC, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. LTC is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. Neither LTC nor, to the knowledge of LTC, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. To the knowledge of LTC, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such lease. LTC is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes. LTC has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to LTC's knowledge, no such proceeding has been threatened or commenced.

         (c) The tangible personal property of LTC has been maintained by LTC since January 1, 1997 in all material respects in good repair and operating condition in accordance with LTC's general maintenance policies (normal wear and tear excepted).

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         (d) The assets of LTC constitute all of the assets used or held for use in connection with the Business and are adequate to conduct the Business as currently conducted.

         5.16 Intellectual Property. (a) Schedule 5.16(a) sets forth a list of all Intellectual Property Rights which are owned by LTC or any of LTC's Subsidiaries or which LTC or any of LTC's Subsidiaries is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which LTC or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

         (b) (i) All of the Intellectual Property Rights necessary for or used in the conduct of the Business are set forth in Schedule 5.16(a).

                  (ii) The conduct of the Business by LTC as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of LTC, threatened, that, in either case, involves a claim of infringement by LTC of any Intellectual Property Right of any third party, or challenging LTC's ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 5.16(a). LTC has no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 5.16(a);

                  (iii) No Intellectual Property Right listed or required to be listed in Schedule 5.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by LTC or restricting the licensing thereof by LTC to any Person except as set forth in Schedule 5.16(a);

                  (iv) LTC has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

                  (v) LTC has duly maintained all registrations for any Intellectual Property Rights listed or required to be listed in
         Schedule 5.16(a); and

                  (vi) LTC has obtained all assignments of any rights, title and interest in the Intellectual Property Rights held by any Person other than LTC except as set forth in Schedule 5.16(a).

         5.17 Environmental Matters. (a) (i) Constituents of Concern have not been generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, LTC Property or, to the knowledge of LTC, any property adjoining or adjacent to any LTC Property, except in compliance with Environmental Laws;

                  (ii) LTC has not disposed of Constituents of Concern from LTC Property at any off-site facility except in compliance with Environmental Laws;

                  (iii) LTC is in compliance in all material respects with Environmental Laws and the requirements of Permits issued under such Environmental Laws with respect to the LTC Property;

                  (iv) There are no pending or, to the knowledge of LTC, threatened Environmental Claims against LTC or any LTC Property;

                  (v) LTC has no knowledge of any facts, circumstances, conditions or occurrences regarding LTC's past or present business or operations or with respect to any LTC Property or any property adjoining any LTC Property that could reasonably be expected (i) to form the basis of an Environmental Claim against LTC or any of the LTC Property or assets or (ii) to cause any LTC Property or assets to be



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         subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

                  (vi) To the knowledge of LTC there are no underground storage tanks or sumps located on any LTC Property or on any property that adjoins or is adjacent to any LTC Property;

                  (vii) Neither LTC nor any LTC Property is listed or, to the knowledge of LTC, proposed for listing on the National Priorities List under CERCLA or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up and LTC has not received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent;

                  (viii) LTC has obtained all required Environmental Permits and is in compliance with the terms of each Environmental Permit in all material respects. There are no Environmental Permits of LTC that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

                  (ix) LTC has no liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by LTC or any other Person).

         (b) LTC has delivered or made available to PLL true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of LTC (or by a third party of which LTC has knowledge) in relation to the current or prior business of LTC or any LTC Property.

         (c) For purposes of this Section 5.17, the term "LTC" (including the use of such term in the term "LTC Property") will include any entity which is, in whole or in part, a predecessor of LTC

         5.18 Plans and Material Documents. (a) Schedule 5.18(a) sets forth a list of all Benefit Plans with respect to which LTC or any ERISA Affiliate has or has had in the past any obligation or liability or which are or were in the past maintained, contributed to or sponsored by LTC or any ERISA Affiliate for the benefit of any current or former employee, officer or director of LTC or any ERISA Affiliate. With respect to each Benefit Plan subject to ERISA, LTC has delivered or made available to PLL a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each document (including all amendments thereto) prepared in connection with each such Benefit Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 5.18(d). Neither LTC nor any of LTC's Subsidiaries has any express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or to modify any Benefit Plan, other than as required by Law.

         (b) None of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Benefit Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA. Except as disclosed in Schedule 5.18(b), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of LTC or any ERISA Affiliate.

         (c) Each Benefit Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and LTC and the ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit or claim is pending or, to the knowledge of LTC, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary


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course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

         (d) Each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Benefit Plan or related trust.

         (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither LTC nor any ERISA Affiliate has incurred any material liability for any excise tax arising under the Code with respect to a Benefit Plan and no fact or event exists which could reasonably be expected to give rise to such liability.

         (f) All material contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

         (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by LTC or any of LTC's Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

         (h) Except as set forth in Schedule 5.18(h), no employee or former employee of LTC or any of LTC's Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

         5.19 Affiliate Transactions. (a) Except as set forth in Schedule 5.19(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between LTC, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

         (b) To the knowledge of LTC, no director, officer or employee of LTC possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of LTC Ownership of 5% or less of any class of securities of a Person will not be deemed to be an ownership interest for purposes of this Section 5.19.

         5.20 Employee Matters. (a) The relationships of LTC with the employees of LTC are good working relationships and except as disclosed in Schedule 5.20(a) no employee has terminated or notified LTC of any intention to terminate or materially alter its relationship with LTC since December 31, 1998 and LTC has no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement.

         (b) LTC is not a party to any labor or collective bargaining agreement; there are no labor or collective bargaining agreements which pertain to any current employee; and no current employee is represented by any labor organization.

         (c) No labor organization or group of LTC employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of LTC, threatened to be brought or filed with the National Labor Relations Board or other labor

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relations tribunal, and there is no organizing activity involving LTC pending or, to the knowledge of LTC, threatened by any labor organization or group of LTC employees.

         (d) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of LTC, threatened against or involving LTC

         (e) There are no complaints, charges or claims against LTC pending or, to the knowledge of LTC, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by LTC, of any LTC Employee, including any claim for workers' compensation.

         (f) LTC is in material compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

         (g) Schedule 5.20(g) contains a complete and accurate list of the following information for each employee, officer or director of LTC, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), LTC severance pay, insurance, medical, welfare, or vacation plan or other Benefit Plan of LTC; and all bonuses and any other amounts to be paid by LTC at or in connection with the Closing ("Bonuses").

         (h) To the knowledge of LTC, no former or current employee, officer or director of LTC is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of PLL to conduct the Business after the Closing Date.

         5.21 Finders' Fees. Except as set forth on Schedule 5.21, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of LTC who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Closing Agreements.

         5.22 Millennium Compliance. Schedule 5.22 sets forth the measures that have been implemented to determine the extent to which the computer systems used by LTC in its business (the "Computer Systems") are not in Millennium Compliance, a complete description of the Computer Systems that are not or may not be in Millennium Compliance and the material details of any program to be undertaken with a view towards causing any Computer Systems that are not Millennium Complaint to achieve Millennium Compliance. To the knowledge of LTC, the cost of achieving Millennium Compliance for the Computer Systems will not exceed the amounts budgeted therefore as previously disclosed to PLL.

         5.23 SEC Filings. The Annual Reports on Form 10-KSB of LTC for the fiscal years ended (December 31, 1996, 1997 and 1998) filed under the Exchange Act, and all other reports and proxy statements required to be filed by LTC under the Exchange Act since January 1, 1997, have been duly and timely filed by LTC, were in compliance with the requirements of their respective reports forms and were complete and correct in all material respects, as of the dates at which the information was furnished, and contained no untrue statement of a material fact nor omitted to state a material fact required to be included therein or necessary in light of the circumstances under which it was made in order to make the statements made therein not misleading. LTC has disclosed to PLL all material information relating to the transactions contemplated by this Agreement and the Ancillary Closing Agreements, LTC, its predecessors (including, but not limited to, Hope Technologies) or LTC's assets and all such disclosed information is true and accurate.

         5.24 Registration Statement, Other Documents. None of the information supplied or to be supplied by LTC for inclusion, or included, in (i) the registration statement to be filed by LTC and PLL with the SEC in connection with the Merger and the distribution of the Merger Securities (the "Registration Statement"); (ii) the proxy statements to be mailed to LTC's stockholders and PLL's shareholders in connection with the meetings (the "Shareholders' Meetings") to be called to consider the Merger (the "Proxy Statements"); and
(iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby shall, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statements, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meetings. All documents which LTC is responsible for filing with the SEC and any regulatory agency in connection with the Merger shall comply as to form and substance in all material respects with the provisions of applicable law.

                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF PLL

         PLL represents and warrants to LTC as of the date hereof as follows, subject to any exceptions set forth in a Schedule hereto referencing the number of the Section to which it relates:

         6.1 Corporate Existence and Power. PLL is a corporation duly organized, validly existing and in good standing under the laws of New Zealand and prior to the Closing Date, PLL shall domesticate in the United States and shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PLL has all corporate or similar power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. PLL is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. PLL has heretofore delivered to LTC true and complete copies of its certificate of incorporation and bylaws or other similar constituent documents, in each case as amended to date.

         6.2 Corporate Authorization; Enforceability. The execution, delivery and performance by PLL of this Agreement, the Interim Agreements and each of the Ancillary Closing Agreements to which it will be a party are within PLL's corporate power and have been duly authorized by the board of directors and, subject to the approval by the shareholders of PLL, no other corporate action on the part of PLL is necessary to authorize this Agreement, the Interim Agreements or any of the Ancillary Closing Agreements to which PLL will be a party at the Closing. This Agreement has been, and each of the Ancillary Closing Agreements and Interim Agreements to which PLL will be a party will be duly executed and delivered by PLL. Assuming the due execution and delivery of this Agreement and each of the Ancillary Closing Agreements and Interim Agreements to which PLL will be a party, this Agreement constitutes, and each Ancillary Closing Agreements and Interim Agreements to which PLL will be a party will constitute valid and binding agreements of PLL, enforceable against PLL in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         6.3 Governmental Authorization. The execution, delivery and performance by PLL of this Agreement, the Interim Agreements and each of the Ancillary Closing Agreements to which PLL will be a party require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority


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
other than filings pursuant to the Securities Act and applicable state securities laws and the approval of the shareholders of PLL.

         6.4 Non-Contravention; Consents. The execution, delivery and performance by PLL of this Agreement and each Ancillary Closing Agreement to which PLL will be a party at the Closing and the consummation of the transactions contemplated hereby and thereby, do not and will not at the Closing
(a) violate the certificate of incorporation or bylaws or other similar constituent documents of PLL, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of PLL or any licenses to which PLL is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PLL or to a loss of any benefit to which PLL is entitled under, any Contract, agreement or other instrument binding upon PLL or any license, franchise, Permit or other similar authorization held by PLL, or (e) result in the creation or imposition of any Lien on any asset of PLL.

         6.5 Capitalization. The authorized, issued and outstanding Capital Stock of PLL as of December 1, 1999 is as follows: PLL has 21,302,934 authorized shares of which 6,000,000 shares are designated, issued and outstanding as Class A shares and 15,302,934 shares are designated, issued and outstanding as Class B shares. All of the outstanding shares of Capital Stock of PLL are duly authorized, validly issued and fully paid and nonassessable. The shares of PLL Common to be delivered at Closing, when issued and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any Lien or other limitation or restriction. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from PLL at any time, or upon the happening of any stated event, any shares of the capital stock of PLL whether or not presently issued or outstanding, except as set forth on Schedule 6.5. It is understood that nothing set forth in this Section 6.5 shall restrict PLL from issuing new Capital Stock or any rights thereto.

         6.6 Subsidiaries. (a) Each of PLL's Subsidiaries listed in Schedule 6.6 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of PLL's Subsidiaries has all corporate or similar powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. Each of PLL's Subsidiaries is duly qualified to conduct business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. PLL has heretofore delivered to LTC true and complete copies of the certificate of incorporation, bylaws or comparable constituent documents of each of PLL's Subsidiaries, in each case as amended to date. PLL does not own, beneficially or of record, any stock or ownership interests in any entity other than the Subsidiaries listed in Schedule 6.6.

         (b) All the outstanding shares of Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by PLL, free and clear of all Liens. There are no outstanding convertible or exchangeable securities or Contracts giving any Person any right to acquire shares of Capital Stock of such Subsidiaries and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of such Subsidiaries.

         6.7 PLL Financial Statements; Books and Records. (a) PLL heretofore furnished LTC with true and complete copies of the PLL Audited Financials and the PLL Interim Financials which have been prepared in accordance with New Zealand GAAP consistently applied. The PLL Audited Financials and the PLL Interim Financials fairly present in all material respects the financial position of PLL at the respective dates thereto and the results of the operations and cash flows of PLL for the respective periods then ended.

         (b) Since September 30, 1999, there have been no changes in PLL's reserve, accrual or other material accounting policies.

         (c) The books of account, minute books, stock record books and other records of PLL, all of which have been made available to LTC, are complete and correct in all material respects and have been maintained in accordance with sound business practices and under an adequate system of internal controls. The minute books of PLL contain accurate and complete records of all meetings held of, and corporate and stockholder action taken by, the stockholders, Board of Directors and committees of the Board of Directors of PLL and no meeting of any such stockholders, Board of Directors or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

         6.8 No Undisclosed Liabilities. There are no liabilities or any facts or circumstances which could give rise to liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of PLL other than
(a) liabilities fully disclosed in PLL's Audited Financials and Interim Financials in accordance with New Zealand GAAP, (b) liabilities specifically disclosed in Schedule 6.8, and (c) other undisclosed liabilities incurred since March 31, 1999 in the Ordinary Course of Business which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.9 Tax Matters. (a)(i) All Returns have, to the extent required to be filed on or before the date hereof, been filed and, to the extent required to be filed between the date hereof and the Closing Date, will have been filed before the Closing, when due in accordance with all applicable Laws and all Taxes owed by PLL or any of PLL's Subsidiaries (whether or not shown as due and payable on the Returns that have been filed) have been timely paid or will have been timely paid prior to the Closing Date, or withheld (including withholding for independent contractors, consultants and other employees) and remitted to the appropriate Taxing Authority, or will have been timely withheld and remitted to the appropriate Taxing Authority prior to the Closing Date;

                  (ii) The Returns correctly reflect in all material respects, the facts regarding the income, business, assets, operations, and activities and status of PLL and any of PLL's Subsidiaries;

                  (iii) Any reserves established for Taxes with respect to PLL or any of PLL's Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet bee filed) reflected on the books of PLL or any of PLL's Subsidiaries are adequate in accordance with New Zealand GAAP;

                  (iv) Neither PLL nor any of PLL's Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return except for extensions granted as a matter of right;

                  (v) Neither PLL nor any of PLL's Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which PLL or any of PLL's Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                  (vi) There is no action, suit, proceeding, audit or investigation pending or, to the knowledge of PLL, threatened against or with respect to PLL or any of PLL's Subsidiaries in respect of any Tax. Since January 1, 1997, no claim has been made by any Taxing Authority in any jurisdiction in which PLL or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction and no such claim exists which has not been resolved by a determination by such Taxing Authority that PLL or any of PLL's Subsidiaries is not so subject to taxation;

                  (vii) There are no Liens for Taxes upon the assets of PLL or any of PLL's Subsidiaries, except Liens for current Taxes not yet due;

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
         (b) Schedule 6.9 contains a list of all jurisdictions (whether foreign or domestic) to which any tax imposed is properly payable by PLL or any of PLL's Subsidiaries in connection with PLL's conduct or the business of PLL.

         6.10 Absence of Certain Changes. Since September 30, 1999, there has not been any event, occurrence, development, circumstance or state of facts which (a) has had or which could reasonably be expected to have a Material Adverse Effect or (b) would have constituted a violation of any covenant of PLL hereunder (including Section 7.1) had such covenant applied to PLL since September 30, 1999. Since September 30, 1999, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to the business of PLL. PLL has not sold, transferred, disposed of, or incurred a Lien upon, any Intellectual Property Right or PLL asset since September 30, 1999.

         6.11 Contracts. (a) Each material lease, agreement, contract, commitment or other legally binding contractual right or obligation to which PLL is a party (whether written or oral) (collectively, the "PLL Contracts") is a valid and binding agreement of PLL and, to the knowledge of PLL, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Neither PLL nor, to the knowledge of PLL, any other party to any PLL Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such PLL Contract. To the knowledge of PLL, there is no event occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such PLL Contract. PLL has delivered or made available to PLL true and complete originals or copies of all PLL Contracts.

         6.12 Insurance Coverage. PLL has adequate insurance policies and fidelity bonds covering the assets, business and operations of PLL. There is no material claim by PLL pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and PLL has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and are of the type and in amounts deemed by the management of PLL to be sufficient in light of the business of PLL.

         6.13 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of PLL, threatened against or affecting PLL or any of PLL's properties before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, the Interim Agreements and the Ancillary Closing Agreements to which PLL will be a party at Closing. PLL does not know of any valid basis for any such action, proceeding or investigation.

         6.14 Compliance with Laws; Permits. (a) PLL is not in violation of, has not been given notice of or been charged by any Governmental Authority with, or, to PLL's knowledge, under investigation with respect to, any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Schedule 6.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the "Permits") issued and held by or on behalf of PLL or required to be so issued and held to carry on the PLL's business as currently conducted. Except as disclosed in
Schedule 6.14(b), each Permit is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. PLL is not in default under, and no condition



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
exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any material Permit held by PLL.

         6.15 Properties; Sufficiency of Assets. (a) Except for inventory disposed of in the Ordinary Course of Business of PLL, PLL has good title to or in the case of leased property has valid leasehold interests in the property and assets (whether real or personal, tangible or intangible) reflected in the PLL Audited Financials or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 6.15(a).

         (b) Schedule 6.15(b) sets forth a list of all Real Property owned or leased by PLL. All such leases of PLL Real Property are valid and binding agreements of PLL and, to the knowledge of PLL, each other party thereto, enforceable in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. PLL is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. Neither PLL nor, to the knowledge of PLL, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. To the knowledge of PLL, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such lease. PLL is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes. PLL has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to PLL's knowledge, no such proceeding has been threatened or commenced.

         (c) The assets of PLL are adequate to conduct the business of PLL as currently conducted.

         6.16 Intellectual Property. (a) Schedule 6.16(a) sets forth a list of all Intellectual Property Rights which are owned by PLL or any of PLL's Subsidiaries or to which PLL or any of PLL's Subsidiaries is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which PLL or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

         (a) (i) All of the Intellectual Property Rights necessary for or used in the conduct of the Business are set forth in Schedule 6.16(a).

                  (ii) The conduct of the Business by PLL as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of PLL, threatened, that, in either case, involves a claim of infringement by PLL of any Intellectual Property Right of any third party, or challenging PLL's ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 6.16(a). PLL has no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 6.16(a);

                  (iii) No Intellectual Property Right listed or required to be listed in Schedule 6.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by PLL or restricting the licensing thereof by PLL to any Person;

                  (iv) PLL has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

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

                  (v) PLL has duly maintained all registrations for any Intellectual Property Rights listed or required to be listed in Schedule 6.16(a); and

                  (vi) PLL has obtained all assignments of any rights, title and interest in the Intellectual Property Rights held by any Person other than PLL.

         6.17 Environmental Matters. (a) (i) Constituents of Concern have not been generated, recycled, used, neared or stored on, transported to or from, or Released or disposed on, PLL Property or, to the knowledge of PLL, any property adjoining or adjacent to any PLL Property, except in compliance with Environmental Laws;

                  (ii) PLL has not disposed of Constituents of Concern from PLL Property at any off-site facility except in compliance with Environmental Laws;

                  (iii) PLL is in compliance in all material respects with Environmental Laws and the requirements of Permits issued under such Environmental Laws with respect to the PLL Property;

                  (iv) There are no pending or, to the knowledge of PLL, threatened Environmental Claims against PLL or any PLL Property;

                  (v) PLL has no knowledge of any facts, circumstances, conditions or occurrences regarding PLL's past or present business or operations or with respect to any PLL Property or any property adjoining any PLL Property that could reasonably be expected (i) to form the basis of an Environmental Claim against PLL or any of the PLL Property or assets or (ii) to cause any PLL Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

                  (vi) To the knowledge of PLL, there are no underground storage tanks or sumps located on any PLL Property or on any property that adjoins or is adjacent to any PLL Property;

                  (vii) PLL has obtained all required Environmental Permits and is in compliance with the terms of each Environmental Permit in all material respects; and

                  (viii) PLL has no liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by PLL or any other Person).

         (b) PLL has delivered or made available to PLL true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of PLL (or by a third party of which PLL has knowledge) in relation to the current or prior business of PLL or any PLL Property,

         (c) For purposes of this Section 6.17, the term "PLL" (including the use of such term in the term "PLL Property") will include any entity which is, in whole or in part, a predecessor of PLL.

         6.18 Plans and Material Documents. Schedule 6.18 sets forth a list of all PLL Benefit Plans. Each PLL Benefit Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and PLL has satisfied in all material respects all of its statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit or claim is pending or, to the knowledge of PLL, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.



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


         6.19 Affiliate Transactions. (a) There are no outstanding payables, receivables, loans, advances and other similar accounts between PLL, on the one hand, and any of its Affiliates, on the other hand, relating to the business of PLL.

         (b) To the knowledge of PLL, no director, officer or employee of LTC possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of PLL. Ownership of 5% or less of any class of securities of a Person will not be deemed to be an ownership interest for purposes of this Section 6.19.

         6.20 Employee Matters. (a) The relationships of PLL with the employees of PLL are good working relationships and PLL has no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement.

         (b) PLL is not a party to any labor or collective bargaining agreement.

         (c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of PLL, threatened against or involving PLL.

         (d) PLL is in material compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not and is not, engaged in any unfair labor practice.

         6.21 Finders' Fees. Except for US Capital Consultants Pty Ltd. (whose fees and expenses will be paid by PLL), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PLL who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Closing Agreements.

         6.22 Millennium Compliance. Schedule 6.22 sets forth the measures that have been implemented to determine the extent to which the computer systems used by PPL in its business (the "Computer Systems") are not in Millennium Compliance, a complete description of the Computer Systems that are not or may not be in Millennium Compliance and the material details of any program to be undertaken with a view towards causing any Computer Systems that are not Millennium Complaint to achieve Millennium Compliance.

         6.23 New Zealand Filings. All information filed with the District Registrar of Companies in Auckland, New Zealand by PLL pursuant to the Companies Act 1993 or the Securities Act 1978 of New Zealand during 1998 and 1999 has been filed in compliance with the requirements thereof and was accurate in all material respects as of the dates at which the information was so furnished.

         6.24 Registration Statement, Other Documents. None of the information supplied or to be supplied by PLL for inclusion, or included, in the Registration Statement; (ii) the Proxy Statements; and (iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby shall, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statements, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meetings. All documents which PLL is responsible for filing with the SEC and any regulatory agency in connection with the Merger shall comply as to form and substance in all material respects with the provisions of applicable law.



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
         6.25 Available Funds. On the date hereof PLL has sufficient funds to satisfy the obligations of PLL under the Bridge Loan Financing Agreements.

                                   ARTICLE VII

                                CERTAIN COVENANTS

         7.1 Conduct of Business of LTC. During the period from the date of this Agreement to the Closing Date, LTC will conduct its operations only in the Ordinary Course of Business (including managing its working capital in accordance with its past practice and custom) and in accordance with the management provisions set forth in Section 7.17 hereto use its best efforts to:
(i) preserve intact its business organizations, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with LTC or the Business. LTC will confer with PLL concerning operational matters of a material nature and report periodically to PLL concerning the Business, operations and finances of LTC. Without limiting the generality or effect of the foregoing, prior to the Closing Date, except with the prior written consent of PLL, LTC will not:

         (a) Amend or modify its certificate of incorporation or bylaws or other similar constituent documents from its form on the date of this Agreement except to increase the number of authorized shares of common stock up to 200 million shares;

         (b) Change any salaries or other compensation of, or pay any bonuses to, any current or former director, officer, employee or stockholder of LTC, or enter into any employment, severance or similar agreement with any current or former director, officer, stockholder or employee of LTC;

         (c) Adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Benefit Plan for or with any of its employees;

         (d) Incur or commit to make any capital expenditures in excess of the remaining balance of the planned capital expenditures under the LTC's current capital expenditure budget to the extent approved by PLL;

         (e) Enter into any contract or commitment, except for contracts and commitments entered into by LTC in the Ordinary Course of Business;

         (f) Modify or amend in any material respect or terminate any Contract listed or required to be listed in Schedule 5.11(a);

         (g) Incur, assume or guarantee any Indebtedness;

         (h) Enter into any transaction or commitment relating to the assets or the Business of LTC which, individually or in the aggregate, could be material to LTC, or cancel or waive any claim or right which, individually or in the aggregate, could be material to LTC;

         (i) Make any change in accounting methods or practices (including changes in reserve or accrual amounts or policies);

         (j) Issue or sell any Capital Stock, or make any other changes in its capital structure, other than the grant in the Ordinary Course of Business of stock options or other rights to purchase shares of Capital Stock of LTC pursuant to any existing Benefit Plan of LTC or the repricing of existing warrants or options to induce their exercise by the holders thereof in a manner satisfactory to PLL, or with the prior written approval of PLL, in connection with the settlement of existing indebtedness of LTC;



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         (k) Sell, lease or otherwise dispose of any material asset or property of LTC;

         (l) Write-off as uncollectible any notes or Accounts Receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material; write-off, write-up or write-down any other material asset of LTC; or alter LTC's customary time periods for collection of Accounts Receivable or payments of accounts payable;

         (m) Create or assume any Lien, other than a Permitted Lien;

         (n) Make any loan, advance or capital contributions to or investment in any Person;

         (o) Terminate or close any material facility, business or operation of LTC;

         (p) Cause or permit to occur any event, occurrence, development or state of circumstances or facts which, individually or together with other matters, has had or could reasonably be expected to have a Material Adverse Effect;

         (q) Take any action that would cause any of the representations and warranties made by LTC in this Agreement not to remain true and correct or any of the conditions set forth in any subsection of Section 8.1 from being satisfied;

         (r) Enter into any discussions or negotiations with any Person regarding the sale, transfer, disposition or licensing of any Intellectual Property Rights;

         (s) Settle, release or forgive any claim or litigation or waive any right thereto that relates to LTC or the Business; or

         (t) Agree to do any of the foregoing.

         7.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, subject to the fiduciary duties of their respective officers and directors, each of LTC and PLL will not, and will not authorize or permit any of their stockholders or any of their respective Affiliates, or any of their officers or directors or any of their respective Affiliates, or any representative of any of the foregoing (including financial advisors, investment bankers, agents, attorneys, employees or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, or enter into any agreement with any Person, other than LTC or PLL (as the case may be) and its Affiliates and representatives, concerning any purchase of any Capital Stock, the Business or Intellectual Property Rights of LTC or any merger, asset sale or similar transaction involving LTC or any transaction involving a competing thin film technology or any transaction that would frustrate the purposes of this Agreement, without the prior written consent of the other party. Each party will disclose to the other party the existence or occurrence of any proposal or contact which it or any of its Affiliates or representatives described above may receive in respect of any such transaction and the identity of the Person from whom such a proposal or contact is received.

         7.3 Review of LTC; Confidentiality. (a) PLL may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of LTC and its financial and legal condition to the extent it deems necessary or advisable to familiarize itself with such properties and other matters. LTC will permit PLL and its representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records of LTC and to cause the officers, accountants and other representatives of LTC to furnish PLL with such financial and operating data and other information with respect to the Business and properties of LTC as PLL may from time to time reasonably request. LTC will deliver or



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cause to be delivered to PLL such additional instruments, documents, certificates and opinions as PLL may reasonably request for the purpose of (i) verifying the information set forth in this Agreement or on any Schedule attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.

         (b) LTC may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of PLL and its financial and legal condition to the extent necessary to prepare the Registration Statement and Proxy Statement. PLL will cause the officers accountants and other representatives to furnish LTC with such financial and operating data and other information with respect to the business and properties of PLL as may be necessary to prepare the Registration Statement and Proxy Statement.

         (c) Prior to the Closing, neither LTC nor PLL will, or will permit any of its Affiliates to, without the prior written consent of the other, disclose to any other Person (other than such Person's financing sources, existing stockholders and such Person's directors, officers, employees, advisors and other representatives that need to know) any proprietary, non-public information of another party previously delivered or made available to such other party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement, the Interim Agreements and the Ancillary Closing Agreements), other than to the extent required by applicable Law and upon the advice of counsel. Each of LTC and PLL will direct its financing sources, stockholders, directors, officers, employees and representatives to keep all such information in strict confidence; provided, however, that each such Person may disclose such information to the extent required by Law and upon the advice of counsel.

         7.4 Reasonable Best Efforts. (a) Subject to the fiduciary duties of their respective officers and directors, LTC and PLL will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with LTC as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. The parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section, including but not limited to the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party. Notwithstanding any other provision hereof, in no event will PLL or any of its Affiliates be required to (a) enter into or offer to enter into any divestiture hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby, (b) institute or defend any litigation or other legal proceeding, whether judicial or administrative, including, without limitation, seeking to have any stay or temporary restraining order vacated or reversed, or (c) incur any liability or make any payment in connection with any consent or approval or condition to Closing set forth in any subsection of Section 8.1 in order to consummate the transactions contemplated by this Agreement. Each of the parties will notify and keep the other advised in reasonable detail as to such party's efforts in complying with its obligations under this Section 7.4.

          (b) LTC will, within 10 days after the end of the applicable calendar month, deliver to PLL the Monthly Financial Statements prepared in accordance with U.S. GAAP consistently applied and which fairly present in all material respects the financial position of LTC at the date thereof and the results of operations and cash flows for the month then ended.

         (c) Prior to the Closing Date, LTC agrees to obtain a consent to the transactions contemplated herein from the Ben Franklin Technology Center of Southeastern Pennsylvania ("Ben Franklin") pursuant to that certain Applied Research and Development Fund Funding Agreement, dated as of February 1, 1998, between Ben Franklin and LTC. In addition, prior to the Closing Date LTC agrees to obtain a subordination of Ben Franklin's security interest in the assets of LTC to PLL's security interest in such assets.



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         7.5 Transfer of Employees and Benefit Plans. As of the Closing Date:

         (a) PLL will offer to each full-time employee of LTC who is not on leave of absence (whether on disability or otherwise) immediately prior to the Closing Date (the "Transferred Employees") employment with PLL or an Affiliate of PLL with each such offer to include a substantially equivalent title, level of responsibility and compensation and benefits as each such employee had as an employee of LTC on the date hereof. Any such employment will be subject to the terms and conditions of PLL's standard Employment Agreement;

         (b) Upon the Closing, PLL will offer employment to David Cade and George Ferment in accordance with the terms and conditions of the Employment Agreements; and

         (d) PLL will grant a minimum of three hundred thousand (300,000) options (the "Options") to the Transferred Employees for the purchase of PLL Stock at an exercise price of $2.25 per share. The Options will be distributed to the Transferred Employees on the Closing Date in the amounts set forth in
Schedule 7.5(c). The Options shall vest on the Closing Date. The Options will be issued by PLL (Delaware) in the form of the Employee Share Option Deed attached hereto as Exhibit D and shall be registered on a Form S-8 (or equivalent form).

Nothing contained in this Agreement will confer upon any Transferred Employee any rights or remedies, including, without limitation, any right to employment, of any nature or kind whatsoever, from any specified period or at any level of compensation or benefits under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither PLL nor any Affiliate of PLL will be required to continue any particular Benefit Plan after the Closing Date for the Transferred Employees, and any such Benefit Plan may be amended or terminated in accordance with its terms and any applicable Law. Transferred Employees will be eligible to participate in any benefit program maintained by PLL for similarly-situated employees of PLL and will receive full credit for their service with LTC and PLL for eligibility and vesting purposes with respect to such benefit program, provided that such crediting of service does not result in duplication of benefits and provided further, that such crediting of service will not be given for benefit accrual. Transferred Employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which they became eligible to participate in any plan of PLL for which deductibles or co-payments are required. PLL will also cause each plan of PLL to waive (i) any preexisting condition restriction which was waived under the terms of any analogous plan of LTC immediately prior to the Closing or (ii) any waiting period limitation which would otherwise be applicable to any Transferred Employee on or after the Closing to the extent such Transferred Employee had satisfied any similar waiting period limitation under an analogous plan of LTC prior to the Closing. LTC and PLL will coordinate all communications with the employees of LTC regarding the transactions contemplated by this Agreement.

         7.6 Proxy and Registration Statements. In connection with the transactions contemplated by this Agreement:

         (a) Promptly after the date hereof, LTC shall prepare and file with the Securities and Exchange Commission a proxy statement to be mailed to LTC's shareholders in connection with the meeting to be called to consider the Merger and shall provide PLL with such copies thereof as it may request. Contemporaneously with the IPO process described in Section 7.16, PLL shall file with the Securities and Exchange Commission the Registration Statement to register under the Securities Act the Merger Securities to be issued to the holders of the LTC Common and shall provide LTC with the necessary copies of the prospectus included as a part of the Registration Statement (the "Prospectus") for the shareholders of LTC at the earliest practicable date after the effective date of the Registration Statement and prior to the Closing. PLL shall file all such amendments to the Registration Statement as shall be necessary to keep it current and effective until the Merger Securities have been distributed.



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         (b) In connection with the preparation of the Registration Statement and the Proxy Statement (i) LTC shall also provide to PLL in writing all information relating to LTC or its Subsidiaries and the management, operations and finances of any of them which may be advisable or necessary to include in the Registration Statement or any amendment thereto as may be necessary to keep it current and effective until the distribution of the Merger Securities, none of which information, with respect to the subject matter thereof shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) PLL shall provide LTC in writing with all information relating to PLL or its Subsidiaries and the management, operations and finances of any of them which may be advisable or necessary to include in the Registration Statement or any amendment thereto as may be necessary to keep it current and effective until the distribution of the Merger Securities, none of which information, with respect to the subject matter thereof shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (c) Contemporaneously with the IPO process described in Section 7.16, PLL and LTC shall file all applicable state securities or "blue sky" applications and use its reasonable efforts to qualify the Merger Securities issuable pursuant to this Agreement under such applicable state securities or "blue sky" laws prior to the Closing Date.

         (d) Information which is obtained by either party pursuant to this
Section 7.6 will be kept confidential by such party; provided, however that in the event the party or any of its representatives is requested or required pursuant to applicable Law by any Governmental Authority to disclose any such information, the party may do so after providing the other party with notice of the request or requirement so that the other party may attempt, at its own expense, to obtain a protective order. Each party will use reasonable efforts to limit access to such information on a "need to know" basis. Neither party may use information obtained from the other party pursuant to this subsection to compete with the other party.

         7.7 LTC SEC Filings; Disclosure of Material Information. LTC will file with the Securities and Exchange Commission its Annual Report on Form 10-K SB for the fiscal year ended December 31, 1999, in a timely manner and in compliance with the requirements of such form. LTC agrees to disclose to PLL all material information and any new developments arising after the date hereof regarding the Business. PLL agrees to disclose to LTC all material information and any new developments arising after the date hereof regarding the business of PLL.

         7.8 Transfer Taxes. LTC will pay all transfer, documentary, sales, use, stamp, registration and value added Taxes incurred in connection with this Agreement.

         7.9 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         7.10 Insurance. LTC will continue to carry and maintain in full force and effect the insurance policies listed on Schedule 5.12, or policies with comparable coverage, to the Closing Date. LTC will cause PLL to be included as an additional insured on all such policies designated on Schedule 5.12 as "Occurrence Form" from and after the Closing Date with respect to claims occurring on or prior to the Closing Date and, with respect to policies designated on Schedule 5.12 as "Claims Made", cause PLL to be included as an additional insured with respect to claims made and reported to LTC on or prior to the Closing Date. PLL acknowledges and agrees that effective on the Closing Date, all insurance policies and coverages provided or made available by LTC to or for the benefit of the Business will terminate and PLL will, at PLL's sole cost and expense, be responsible for




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making any and all necessary or appropriate arrangements for the provision of insurance coverage and similar matters for or relating to the Business.

         7.11 Transfer of Intellectual Property Rights. Prior to the Closing Date, if PLL deems it necessary, LTC agrees to take all actions necessary to Transfer all of its Intellectual Property Rights to an entity organized under the laws of the Netherlands Antilles or a similar jurisdiction, for tax purposes.

         7.12 Board of Directors. Effective at the Closing, PLL will allow LTC to appoint one member to the Board of Directors of PLL and to use its reasonable best efforts to cause such appointee to be elected to the Board of Directors.

         7.13 Repricing of Options and Warranties; Purchase of Additional Stock.
(a) Prior to the Closing Date, LTC shall use its best efforts to cause all outstanding warrants and options issued by LTC to be exercised by the holders thereof, including to re-price and accelerate the vesting of such outstanding warrants and options as an inducement to their exercise by the holders thereof. The repricing of the warrants and options will be conditioned upon the holders of such warrants and options consenting to the termination of the warrant and option owned by such holder as of a date not later than immediately prior to the Effective Time of the Merger. LTC will terminate all LTC Stock Plans and outstanding and unexercised stock options as of a date not later than immediately prior to the Effective Time. Any LTC warrants outstanding at the Effective Time that are not terminated other than warrants held by PLL will be converted and adjusted at the Effective Time into warrants to purchase shares of PLL (or its successor) in accordance with their terms.

         (b) In the event that any holder of warrants or options issued by LTC exercises such warrants or options prior to the Closing Date, LTC agrees to use the proceeds from the exercise of the warrants and options (the "Exercise Funds") as follows: (1) the first three hundred fifty thousand dollars ($350,000) shall be used by LTC to finance the operations of LTC in lieu of obtaining financing under the Bridge Loan Financing Agreements and (2) the second two hundred thousand dollars ($200,000) shall be used by LTC to pay a portion of the accrued salary due and owing to Mr. Thomsen.

         Any Exercise Funds in excess of the foregoing five hundred fifty thousand dollars ($550,000) (the "Excess Exercise Funds") shall be used by LTC to pay LTC's Continuing Costs directly by LTC. To the extent LTC pays its Continuing Costs through the Excess Exercise Funds rather than through Bridge Loan Financing funds the Merger Securities to be distributed to the LTC stockholders in the Merger shall be increased on the following basis: one share of PLL Common Stock shall be added to the 3,500,000 Merger Securities set forth in Section 3.3 of the Merger Agreement for every $2.25 of Excess Exercise Funds received by LTC (the "Additional Merger Securities"). The Additional Merger Securities shall be distributed to the LTC stockholders on the same basis as the Merger Securities set forth in Section 3.3 of the Merger Agreement. (By way of example, if LTC receives $1,450,000 in Exercise Funds, (1) LTC shall first use $350,000 to finance the operations of LTC in lieu of using Bridge Loan Financing funds, (2) LTC shall use $200,000 to pay accrued salary due and owing Thomas Thomsen, (3) LTC shall use the remaining $900,000 to pay LTC's Continuing Costs and (4) the LTC stockholders shall receive in the Merger 400,000 additional Merger Securities.)

         7.14 Bridge Financing; Additional Security. PLL shall advance an amount up to $1,100,000, subject to adjustment pursuant to Section 7.13, and the additional amounts necessary during the term of this Agreement to fund LTC's expenses pursuant to Section 2(d) of the Bridge Financing Agreement. Promptly after a vote of the LTC stockholders approving the Merger, the parties will enter into the Security Agreement and Assignment of Lease (and, upon the request of PLL, LTC shall use its best efforts (subject to market, economic and business conditions) to obtain the express written consent thereto of the lessor thereunder) to provide additional security to PLL under the Bridge Loan Financing Agreements.

         7.15 Line of Business; Non-Compete. Until the earlier of (i) an IPO or
(ii) two years from the date hereof, each of PLL and LTC agrees that it shall not engage in any business other than its business as currently


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conducted and as contemplated on the date hereof in accordance with PLL's business plans, except to the extent as would not be material to PLL and its Subsidiaries, taken as a whole. In addition, LTC agrees not to compete directly or indirectly with PLL.

         7.16 IPO; Reincorporation. As soon as practicable after a vote of LTC stockholders approving the Merger, PLL will use all reasonable efforts (subject to market, economic and business conditions) to consummate an IPO and prior to Closing, PLL will change its name to "Ilion Technology Corporation" and its jurisdiction of incorporation to Delaware by means of a domestication in Delaware pursuant to Section 388 of the Delaware General Corporation Law or otherwise. Contemporaneously with the consummation of the Merger and the IPO, PLL shall distribute the Merger Securities to the shareholders of LTC pursuant to an effective Registration Statement. The LTC shareholders may elect to include the Merger Securities owned by such shareholders in the IPO and PLL shall use its best efforts to include such Merger Securities in the IPO. If the managing underwriter of the IPO advises PLL in writing that in their opinion, the number of Merger Securities together with the other PLL shares proposed to be offered, exceeds the number of securities which can be sold in such offering without having a material adverse effect on the price of such securities (the "Maximum Primary Number"), PLL shall include in such registration, up to the Maximum Primary Number, (i) first, the securities that PLL proposes to sell and
(ii) second the Merger Securities and other PLL shares requested to be included in such registration pro rata among the holders thereof on the basis of the number of shares of PLL in good faith requested to be registered by such holders.

         7.17 Consulting Services. Upon the approval of this Agreement by the shareholders of LTC (the "Approval Date") the following provisions shall become effective from the Approval Date until the Effective Time of the Merger or the termination of this Agreement pursuant to Section 9.1 (the "Bridge Period"):

         (a) PLL shall retain LTC as a consultant during the Bridge Period and LTC shall provide management and technical services to PLL. Management services shall include, without limitation: general management services including executive functions, supervisory support, capital raising support, corporate strategy development, strategic alliance development and negotiations, financial planning services; strategic planning services; sales, marketing and business development services. Technical services shall include, without limitation, research and development services, engineering, and other technical assistance and advice related to the development and manufacturing of lithium polymer rechargeable cells (the "Services"). PLL shall request such Services in writing and specify:

                  (i)      Nature of work to be performed;

                  (ii)      Date on which assignment is to begin;

                  (iii)    Length of assignment; and

                  (iv)     Individual who will coordinate for PLL.

         (b) Each work assignment shall be governed by the terms and conditions of this Agreement, the terms and conditions of the work assignment, and by such supplementary written amendments of this Agreement or the work assignment as may be from time to time executed between the parties.

         (c) In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any work assignment, the terms and conditions of the work assignment shall govern.

         (d) The Services shall be performed both at the LTC facilities and the facilities of PLL as designated by PLL.


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
         (e) LTC's staff are not nor shall they be deemed to be at any time during the term of this Agreement to be employees of PLL.

         (f) PLL shall have the right to interview any prospective new hire of LTC and may in its sole discretion reject any such person upon written notice to LTC

         (g) PLL shall be responsible for the technical direction of the Services performed by LTC's staff. LTC shall be responsible for supervision and general control of its staff and shall provide only personnel who are and remain acceptable to PLL to carry out this responsibility.

         (h) LTC shall instruct its employees to use the same care and discretion with respect to PLL's confidential information that they use with respect to LTC's confidential information.

         (i) The work product and New Technology resulting from LTC's services to PLL hereunder is hereby deemed assigned and shall belong exclusively to PLL. PLL shall have the exclusive right to obtain copyrights, registrations and such other proprietary protections on the New Technology as it wishes. LTC will provide PLL with all assistance reasonably required to protect said rights, at PLL's expense. "New Technology" means all inventions, patents, know-how, trade secrets, information, data, manufacturing processes, designs, ideas, and the like and any new or improved process, method or design change to LTC technology existing prior to the date of this Agreement and developed by LTC or PLL on or after the date of this Agreement.

         (j) The parties agree to promptly disclose to each other all New Technology.

         (k) Services will include provision by LTC of, and PLL's right to use, premises at Plymouth Meeting, with the right for PLL to erect additional signs subject to landlord consent and existing signage.

         (l) LTC shall not, directly or indirectly, engage in any conduct competitive to PLL during the term of the consultancy.

         (m) All business opportunities introduced to LTC by PLL (including opportunities introduced prior to the Approval Date in anticipation of this consultancy agreement) shall be owned solely by PLL.

         (n) If this Agreement shall be terminated other than pursuant to
Section 9.1(a)(iii), PLL shall have the right and option to purchase LTC's pilot plant and equipment at book value as of the date of this Agreement, by giving notice of exercise of this option to LTC within 60 days after such termination. The parties shall use all reasonable efforts to cause the closing of such purchase to occur as soon as practicable after such notice shall have been given.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         8.1 Conditions to Obligations of PLL. The obligations of PLL to consummate the Closing are subject to the satisfaction (or waiver by PLL) of the following conditions:

         8.1.1 Representations, Warranties and Covenants of LTC (a) The representations and warranties of LTC made in this Agreement shall be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of the Closing Date, as though made as of the Closing and (b) LTC shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by LTC on or before the Closing Date.


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
         8.1.2 No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

         8.1.3 No Proceedings. No action, suit or proceeding challenging this Agreement, the Interim Agreements, the Ancillary Closing Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

         8.1.4 Ancillary Closing Agreements. Each of the Ancillary Closing Agreements shall have been executed and delivered by LTC where LTC is a party thereto.

         8.1.5 Third-Party Consents; Governmental Approvals. The Registration Statement shall have been declared effective by the SEC, the information contained therein shall be true and correct in all material respects as of the Closing Date, no stop order shall have been issued or proceedings instituted or threatened to suspend the effectiveness of the Registration Statement and all consents, approvals, waivers, subordinations and Permits, if any, disclosed or required to be disclosed on any Schedule attached hereto or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received including, but not limited to, any consents from Ben Franklin or relating to the Mitsubishi Materials and the approval by LTC's and PLL's shareholders of the transactions contemplated by this Agreement and the Ancillary Closing Agreements.

         8.1.6 No Material Adverse Change. Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has had, or could reasonably be expected to have, a Material Adverse Effect on LTC, and PLL shall not have discovered any fact or circumstance (previously unknown to PLL) which, individually or when considered together with all other matters, has, or could reasonably be expected to have, a Material Adverse Effect on LTC.

         8.1.7 Transfer of Intellectual Property Rights. If PLL deems it necessary, LTC shall have Transferred all of its Intellectual Property Rights to an entity organized under the laws of the Netherland Antilles or a similar jurisdiction, for tax purposes.

         8.1.8 SEC Filings. LTC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, containing audited financial statements shall have been filed with the SEC.

         8.1.9 Due Diligence. PLL shall have completed to its satisfaction its due diligence review of LTC and its subsidiaries in connection with the transactions contemplated by this Agreement, the Interim Agreements and the Ancillary Closing Agreements.

         8.1.10 IPO Closing. The IPO shall have closed contemporaneously with the Closing of the Merger.

         8.1.11 Termination of Options and Employment Agreements. All option plans, option agreements and employment agreements between LTC or its subsidiaries and its employees, directors or any other Person (whether oral or written) shall have been terminated prior to the Closing Date with no further obligation or liability to LTC or PLL.

         8.2 Conditions to Obligations of LTC. The obligations of LTC to consummate the Closing are subject to the satisfaction (or waiver by LTC) of the following conditions:

         8.2.1 Representations, Warranties and Covenants of PLL. The representations and warranties of PLL made in this Agreement shall be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects) as of the date hereof and as of Closing, as though made as of the Closing and (b) PLL shall have performed and



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complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by PLL on or before the Closing Date.

         8.2.2 No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

         8.2.3 No Proceedings. No action, suit or proceeding challenging this Agreement, the Interim Agreements, the Ancillary Closing Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

         8.2.4 Ancillary Closing Agreements. Each of the Ancillary Closing Agreements shall have been executed and delivered by PLL where PLL is a party thereto.

         8.2.5 Third-Party Consents; Governmental Approvals. The Registration Statement shall have been declared effective by the SEC, the information contained therein shall be true and correct in all material respects as of the Closing Date, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement and all consents, approvals, waivers and Permits, if any, disclosed or required to be disclosed on any Schedule attached hereto or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received including, but not limited to, any consents relating to the Mitsubishi Materials and the approval by LTC's and PLL's shareholders of the transactions contemplated by this Agreement and the Ancillary Closing Agreements.

         8.2.6 No Material Adverse Change. Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has had, or could reasonably be expected to have, a Material Adverse Effect on PLL and LTC shall not have discovered any fact or circumstance (previously unknown to LTC) which, individually or when considered together with all other matter has, or could reasonably be expected to have, a Material Adverse Effect on PLL.

         8.2.7 IPO Closing. The IPO shall have closed contemporaneously with the Closing of the Merger.

         8.2.8 Fairness Opinion. LTC shall have received from its financial adviser, Schuler Associates, an opinion, dated the date of the execution of the Merger Agreement and the mailing of the Proxy Statement, that the proposed Merger is fair from a financial point of view to the LTC shareholders, and such opinion shall not have been withdrawn prior to the Closing Date.

         8.2.9 Tax Opinion. LTC shall have received an opinion from Moore Stephens in form and substance reasonably satisfactory to LTC and its counsel to the effect that the Merger will qualify as a tax free reorganization under the Code.

                                   ARTICLE IX

                              TERMINATION; REMEDIES

         9.1 Termination.

          (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

                  (i)      By the mutual written consent of PLL and LTC;


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                  (ii) By PLL, if there has been a material violation or breach by LTC of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by PLL or cured by LTC within 60 days after written notice thereof from PLL;

                  (iii) By LTC, if there has been a material violation or breach by PLL of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by LTC or cured by PLL within 60 days after written notice thereof from LTC (a "PLL Default");

                  (iv) By PLL or LTC if the transactions contemplated hereby have not been consummated by February 28, 2002; provided, however, that
         (i) neither PLL nor LTC will be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

                  (v) By PLL if LTC's shareholders fail to approve the transactions contemplated herein on or before July 31, 2000, or, in such circumstances, by LTC if LTC has met its obligations under Section
         7.4 with respect to such approval;

                  (vi) By LTC, if PLL's shareholders fail to approve the transactions contemplated herein or, in such circumstances, by PLL if PLL has met its obligations under Section 7.4 with respect to such approval;

                  (vii) By PLL, if the condition to Closing set forth in Section
         8.1.6 has not been satisfied; or

                  (viii) By LTC, if the condition to Closing set forth in 8.2.6 has not been satisfied.

         (b) In the event that this Agreement is terminated pursuant to Section 9.1(a), all further obligations of each party hereto under this Agreement (other than pursuant to Sections 7.3(c), 7.17(n) and 10.6 and the Interim Agreements, which will continue in full force and effect) will terminate without further liability or obligation of any party to the other party hereunder; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) the failure of such party to have performed its obligations hereunder or (ii) any misrepresentation made by such party of any matter set forth herein.

         9.2 Remedies. Subject to Section 10.1, nothing contained in this Agreement shall be construed to restrict or limit in any manner the remedies which the parties might have at law or in equity for any breach of the covenants, representations or warranties contained in this Agreement. In addition to such remedies, upon termination of this Agreement, the parties shall have the remedies set forth in the Interim Agreements.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in Articles V or VI of this Agreement shall survive the Effective Time.

         10.2 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing (including facsimile transmission, which must be confirmed) and will be given to such party at its address and facsimile number set forth in Schedule 10.2 (which may be changed by such party upon notice in accordance with this Section 10.2). All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will


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be deemed not to have been received until the next succeeding Business Day in the place of receipt following the date of receipt.

         10.3 Waiver. Any party hereto may, by written notice to the other parties hereto, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         10.4 Amendments, Supplements, Etc. At any time before or after the adoption of the Plan of Merger by the shareholders of PLL or the stockholders of LTC, this Agreement or the Plan of Merger may be amended or supplemented by additional agreements, article or certificates, as may be determined by the parties to be necessary, appropriate or desirable to further the purpose of this Agreement or the Plan of Merger, to clarify the intention of the parties, or to add to or to modify the covenants, terms or conditions hereof or thereof. The parties hereto shall make such technical changes to this Agreement or the Plan of Merger, not inconsistent with the purpose hereof or thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or of the Plan of Merger or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby. This Agreement or the Plan of Merger may not be amended except by an instrument in writing signed by both of the parties.

         10.5 Delegation. To the extent permitted by law and the charters or the by-laws or others similar constituent documents of the respective parties hereto, the powers of the Board of Directors of any party under and with respect to this Agreement may be delegated by such Board of Directors to a Committee of such Board or by such Board (or by such Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other actions referred to in this Agreement to be given or taken by any party may be given or taken on its behalf by any officer so authorized, and the other parties hereto may rely thereon.

         10.6 Expenses. Subject to the provisions set forth in the Bridge Loan Financing Agreements, whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

         10.7 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided that PLL may assign its rights and obligations under this Agreement to a wholly-owned Affiliate of PLL, it being understood that such assignment will not relieve PLL from its obligations hereunder. Any assignment in violation of the preceding sentence will be void ab initio.

         10.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to


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any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

         10.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

         10.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York located in the County of New York and the federal courts of the United States of America located in such State and County. Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.2 will be deemed effective service of process on such party.

         10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.12 Public Announcements. From the date hereof until the Closing Date, LTC and PLL will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby.

         10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         10.14 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

         10.15 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Interim Agreements, the Ancillary Closing Agreements and the Confidentiality Disclosure Agreement, dated as of August 27, 1999, between PLL and LTC constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto), the Interim Agreements and the Ancillary Closing Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement, including but not limited to the Memorandum of Agreement dated September 29, 1999 between the parties hereto.

         10.16 Severability; Injunctive Relief. (a) If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

          (b) The parties acknowledge and agree that the provisions of Sections
7.2 and 7.3(c) are reasonably necessary to protect the legitimate interests of PLL, LTC, their Affiliates and their businesses and that any violation of Sections 7.2 or 7.3(c) will result in irreparable injury to PLL, LTC and their Affiliates, the exact amount of which will be difficult to ascertain and the remedies at Law for which will not be reasonable or adequate compensation to PLL, LTC and their Affiliates for such a violation. Accordingly, each party agrees that if it violates any of the provisions of Section 7.2 or 7.3(c), in addition to any other remedy available at Law or in equity, the other party will be entitled to seek specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

         10.17 Certain Interpretive Matters. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to "$" or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to the corresponding Section or subsection of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term "day" or "days" is used, it will mean calendar days unless referred to as a "Business Day".

         (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         (c) (i) All references to the "knowledge of LTC" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the officers or directors of LTC whose names are listed on Schedule 10.17(c)(i), and will include such knowledge as such officers or directors would have had after due inquiry of the responsible employees of LTC and its counsel and accountants.

             (ii) All references to the "knowledge of PLL" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the officers or directors of PLL whose names are listed on Schedule 10.17(c)(ii) and, will include such knowledge as such officers or directors would have had after due inquiry of the responsible employees of PLL and its counsel and accountants.

                  [Remainder of page intentionally left blank.]

         The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                                 PACIFIC LITHIUM LIMITED


                                                 By: /s/ Robin T. Johannink
                                                    ------------------------
                                                 Name: Robin T. Johannink
                                                 Title: Managing Director



                                                 LITHIUM TECHNOLOGY CORPORATION


                                                 By:      /s/ David J. Cade
                                                      ------------------------
                                                 Name:  David J. Cade
                                                 Title: Chairman and CEO

                                                                      APPENDIX B

                       OPINION OF SCHULER ASSOCIATES, P.C.


SCHULER ASSOCIATES, P.C.
A PROFESSIONAL CORPORATION


January 4, 2000


CONFIDENTIAL

The Board of Directors of
Lithium Technology Corporation
5115 Campus Drive
Plymouth Meeting, PA 19462



Members of the Board of Directors:

         You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by Lithium Technology Corporation (the "Company"), pursuant to a merger agreement (the "Transaction") between the Company, with and into Pacific Lithium Limited ("PLL").

         Schuler Associates, P.C., as a customary part of its consulting business, is engaged in the valuation of businesses in connection with mergers and acquisitions, sales, valuations for estates, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

         In arriving at our opinion we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the drafts of all documents relating to the transaction, (ii) certain financial, operating and business information related to the Company and PLL, (iii) certain internal financial information of the Company and PLL furnished by management of the Company, (iv) certain publicly available market and securities information including price and trading activity of the Company and PLL, (v) the patent portfolio of the Company, (vi) to the extent publicly available, financial terms of certain transactions involving companies operating in industries deemed similar to that in which the Company operates and selected public companies deemed comparable to the Company and,
(vii) performed such studies and considered other factors as we deemed appropriate. We have visited and observed the operations of the Company and had discussion with members of the senior management of the Company concerning (a) the financial condition, current operating results and business outlook for the Company on a stand-alone basis, (b) other various options available to the Company and financing attempts and efforts put forth by the Company, (c) the financial condition, current operating results and business outlook for PLL and,
(d) the projected financial condition and business plan of the combined company.

         We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company, or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us by the Company has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of either the Company or PLL, nor have we been furnished with any such evaluation or appraisal.

         The opinion is necessarily based on economic and other market conditions as in effect on, and the information made available to us as of the date hereof, and does not represent our opinion as to whet the value of the PLL stock actually will be when issued to the stockholders upon consummation of the Transaction. Any valuation of securities is only an approximation, subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm preparing such valuation.

         This opinion is directed to the Board of Directors of the Company, and is not intended to be, and does not constitute a recommendation to any stockholder of the Company with respect to the approval of the agreements contemplated by the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or any other alternative transaction. This letter is for the information of the Board of Directors of the Company only in connection with its consideration of the Transaction and may not be published or otherwise used, nor shall any public references to us be made without our prior approval. It is understood that this letter and the proxy materials contemplated by the Transaction will be filed with the Securities and Exchange Commission.

         Based upon and subject to the foregoing, and based upon other such factors as considered relevant, it is our opinion that, as of the date of this letter, the proposed consideration to be received by the stockholders of the Company pursuant to the Transaction is fair, from a financial point of view to the stockholders of the Company.


                                    Very truly yours,

                                    SCHULER ASSOCIATES, P.C.

                                    By:   /s/ William S. Schuler
                                         ------------------------
                                              William S. Schuler

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, provided they act in good faith and in the best interest of the corporation. Article Sixth of Ilion Technology Corporation's form of certificate of incorporation requires it to indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law.

         Article Fifth of Ilion's form of certificate of incorporation also eliminates the personal liability of its directors to the corporation or its stockholders for or with respect to any acts or omissions in the performance of their duties as directors to the full extent permitted by the Delaware General Corporation Law. As a result of this provision, Ilion and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

         As permitted by Section 145 of the Delaware General Corporation Law,
Article V of LTC's bylaws and Article V of the form of Ilion's bylaws both provide for the indemnification of an "authorized representative" of the Corporation (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is an authorized representative of the Corporation, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such, individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the Corporation, if such person acted under the standards set forth in section (a) above and if such person was not found liable to the Corporation (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). Both LTC's and Ilion's bylaws further provide for mandatory indemnification of authorized representatives of the Corporation who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense. An "authorized representative" of the Corporation includes a director, employee or agent of the Corporation, or a person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         In addition, Article Ninth of LTC's certificate of incorporation provides that, to the full extent that the Delaware General Corporation Law permits the limitation or elimination of the liability of directors or officers of a corporation, directors of LTC shall not be personally liable to LTC or its stockholders for monetary damages. As a result of this provision, LTC and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

         LTC carries directors' and officers' liability insurance covering losses up to $2,000,000 (subject to certain deductible amounts).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (1)      EXHIBITS.

    EXHIBIT
    NUMBER               DESCRIPTION OF DOCUMENT
    ------               -----------------------

      2.1 Agreement and Plan of Merger, dated January 19, 2000, between Pacific Lithium Limited and LTC.(1)

      2.2 Amendment Agreement No. 1 dated March 31, 2000 between Pacific Lithium Limited and LTC.(2)

      2.3 Amendment Agreement No. 2 dated May 5, 2000 between Pacific Lithium Limited and LTC.

      2.4 Agreement and Plan of Merger, dated January 19, 2000, between Pacific Lithium Limited and Lithium Technology Corporation, as amended and restated on May 12, 2000.

      3.1*               Pacific Lithium Limited's Certificate of Domestication.

      3.2*               Ilion's Certificate of Incorporation.

      3.3*               Ilion's Bylaws.

      3.4                LTC's Certificate of Incorporation.(3)

      3.5 Certificate of Designation of Series A Preferred Stock of LTC.

      3.6                LTC's Bylaws, as amended.(3)

      5.1* Opinion of Jones, Day, Reavis & Pogue as to the legality of the securities.

      8.1* Opinion of Jones, Day, Reavis & Pogue regarding material federal income tax consequences relating to the merger to Ilion and its stockholders.

      8.2* Opinion of Moore Stephens, P.C. regarding material federal income tax consequences relating to the merger to LTC and its stockholders.

     10.1 Bridge Loan Financing Agreement, dated as of November 29, 1999, between LTC and PLL.(1)

     10.2 Convertible Secured Promissory Note, dated as of November 29, 1999, issued by LTC to PLL in the principal amount of $125,000.(1)

     10.3 Convertible Promissory Note, dated January 19, 2000, issued by LTC to PLL in the amount of $975,000.(1)

     10.4                Form of Operating Convertible Promissory Note.(1)

     10.5 Security Agreement, dated as of November 29, 1999, between LTC and PLL.(1)

     10.6 Warrant to purchase 7,500,000 shares of LTC common stock dated as of January 19, 2000.(1)

     10.7 License and Option Agreement, effective as of October 1, 1999, between LTC and PLL.(1)

     10.8 Form of Security Agreement and Assignment of Lease between LTC and PLL.(1)

     10.9                Agreement among David Cade, PLL and LTC dated
                         January 19, 2000.(1)

     10.10               Agreement among George Ferment, PLL and LTC dated
                         January 19, 2000.(1)

     10.11 License Agreement between PLL and Massachusetts Institute of Technology dated February 10, 1998, as amended.

     10.12               License Agreement between PLL and Energy Ventures Inc.
                         dated October 13, 1999.

     10.13 Option and License Agreement between PLL and Auckland Universervices Limited dated March 15, 2000

     10.14*              Ilion's Stock Option Plan.

     10.15 Directors Share Allocation Option Deed between Keith Young and PLL dated October 12, 1999.

     10.16 Management Agreement between PLL and Phoenix Management Limited dated April 3, 2000.

     10.17 Joint Venture Agreement for Qinghai Lithium Limited, dated September 30, 1998, between PLL and Qinghai Institute of Salt Lakes Chinese Academy of Science.

     10.18 Distribution Agreement, dated February 10, 2000, between PLL and Beijing C&K Development Co. Limited.

     10.19 Lease Agreement between PLL and MFL Mutual Fund Limited, dated January 16, 1998.

     10.20               LTC's 1994 Stock Incentive Plan, as amended.(4)

     10.21               LTC's Directors Stock Option Plan.(4)

     10.22 Employment Agreement, dated July 24, 1996, between David Cade and LTC.(5)

     10.23 Employment Agreement, dated July 24, 1996, between George Ferment and LTC.(5)

     10.24 Technology Development Agreement, dated March 29, 1996, between Mitsubishi Materials Corporation, Mitsui
                         & Co., Ltd. and LTC.(6)

     10.25 Stock Purchase Agreement, dated March 29, 1996, between Mitsubishi Materials Corporation, Mitsui & Co.,
                         Ltd. and LTC.(6)

     10.26 Form of Stock Option Agreement relating to LTC's 1994 Stock Incentive Plan, as amended.(5)

     10.27 Form of Stock Option Agreement relating to LTC's Directors Stock Option Plan.(6)

     10.28 Lease Agreement, dated July 22, 1994, between PMP Whitemarsh Associates and LTC and Addendum thereto dated July 22, 1994.(6)

     10.29 Consulting Agreement, dated January 18, 1995, between Mitsubishi Trust and Banking Corporation and LTC.(6)

     10.30 Warrant to Purchase common stock issued to Robert Pfeffer dated June 20, 1996.(6)

     10.31 Agreement of Settlement and Release, dated June 20, 1996, by and between Matthew Stuart Co., Inc., Robert Pfeffer and LTC.(7)

     10.32 Employment Agreement, dated May 9, 1996, between Thomas R. Thomsen and LTC.(7)

     10.33 Stock Option Agreement, dated May 9, 1996, between Thomas R. Thomsen and LTC.(7)

     10.34 Warrant to Purchase common stock issued to Group III Capital, Inc. dated May 9, 1996.(7)

     10.35 Warrant to Purchase common stock issued to Nanele Services, Inc., dated May 9, 1996.(7)

     10.36 Stock Option Agreement, dated July 24, 1996, between David Cade and LTC.(5)

     10.37 Stock Option Agreement, dated July 24, 1996, between George Ferment and LTC.(5)

     10.38 Form of Restricted Stock Agreement relating to LTC's 1994 Stock Incentive Plan.(7)

     10.39 Form of Warrant Agreement, dated October 23, 1996, between LTC and the Placement Agent.(8)

     10.40               Form of Registration Rights Agreement, dated
                         October 23, 1996, between LTC and the Placement Agent.
                         (8)

     10.41 Letter Agreement, dated February 5, 1997, between LTC and Chase Manhattan Bank.(9)

     10.42 Form of Senior Secured Convertible Note Purchase Agreement, dated September 22, 1997, between LTC and Lithium Link LLC.(10)

     10.43 Form of Convertible Promissory Note, dated September 22, 1997, issued by LTC.(10)

     10.44 Form of common stock Warrant, dated September 22, 1997, issued by LTC in favor of Interlink Management Corporation.(10)

     10.45 Employment Agreement Extension, dated June 1, 1998, between David Cade and LTC.(11)

     10.46 Employment Agreement Extension, dated June 1, 1998, between George Ferment and LTC.(11)

     10.47               LTC's 1998 Stock Incentive Plan.(11)

     10.48 Form of Stock Option Agreements relating to LTC's 1998 Stock Incentive Plan.(11)

     10.49 Form of Stock Purchase Agreement relating to the sale of 4,500,000 shares of Company common stock.(2)

     10.58 Employment Agreement Extension, dated January 4, 2000, between LTC and David Cade.(1)

     10.59 Employment Agreement Extension, dated January 4, 2000, between LTC and George Ferment.(1)

     10.60 Lease Extension, dated February 3, 2000, between PMP Whitemarsh Associates and LTC.(2)

     10.61               Agreement dated May 3, 2000, between LTC and Thomas
                         Thomsen.

     11.1 Pacific Lithium Limited's Statement regarding computation of per share earnings

     11.2 LTC's Statement regarding computation of per share earnings

     21.1*               List of subsidiaries of Ilion.

     21.2                List of subsidiaries of LTC

     23.1*               Consent of Jones, Day, Reavis & Pogue (contained in
                         Exhibit 5.1).

     23.2*               Consent of Moore Stephens, P.C. (contained in Exhibit
                         8.2)

     23.3                Consent of Horwath Porter Wigglesworth.

     23.4                Consent of Deloitte & Touche, LLP.

     23.5                Consent of Wiss & Co.

     24.1 Powers of Attorney of directors and officers of LTC (included as part of the signature pages to this registration statement).

     24.2 Powers of Attorney of directors and officers of PLL (included as part of the signature pages to this registration statement).

     27                  Financial Data Schedule of PLL.

     99.1                Form of LTC Proxy Card.


*        To be filed by Amendment.

           (1) Incorporated herein by reference to LTC's Report on Form 8-K, dated January 19, 2000.

           (2) Incorporated herein by reference to LTC's Report on Form 10-KSB for the fiscal year ended December 31, 1999.

           (3) Incorporated herein by reference to LTC's Annual Report on Form 10-K for the fiscal year ended October 31, 1989.

           (4) Incorporated herein by reference to the exhibits contained in LTC's Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, dated January 19, 1996.

           (5) Incorporated herein by reference to LTC's Quarterly Report on Form 10- QSB for the quarter ended July 31, 1996.

           (6) Incorporated herein by reference to LTC's Form 10-KSB for the fiscal year ended December 31, 1995.

           (7) Incorporated herein by reference to LTC's Registration Statement on Form SB-2, File No. 333-08143, which was filed with the Securities and Exchange Commission on July 15, 1996.

           (8) Incorporated herein by reference to LTC's Report on Form 8-K, dated October 25, 1996.

           (9) Incorporated herein by reference to LTC's Annual Report on Form 10-KSB for the year ended December 31, 1996.

          (10) Incorporated herein by reference to LTC's Report on Form 8-K, dated September 22, 1997.

          (11) Incorporated herein by reference to LTC's Annual Report on Form 10-KSB for the year ended December 31, 1998.

      (2) Consolidated Financial Statements and Consolidated Financial Statement Schedules.


ITEM 22.  UNDERTAKINGS

(a)      The undersigned registrants each hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (5)      That every prospectus (i) that is filed pursuant to paragraph
                  (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, offers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant Pacific Lithium Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Auckland, New Zealand on this 12th day of May, 2000.

                             PACIFIC LITHIUM LIMITED


                             By /s/ Robin T. Johannink
                                -----------------------
                                Robin T. Johannink
                                Managing Director


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Robin T. Johannink and Richard Locke and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



 SIGNATURE                TITLE                               DATE

/s/ Robin T. Johannink
----------------------     Managing Director                   May 12, 2000
 Robin T. Johannink        (principal executive officer)

/s/ Richard Locke
----------------------     Chief Financial Officer             May 12, 2000
 Richard Locke             (principal financial officer and
                           principal accounting officer)

/s/ Keith Young
----------------------     Director                            May 12, 2000
 Keith Young

/s/ Murray Haszard
----------------------     Director                            May 12, 2000
 Murray Haszard

/s/ Denis Fauteux
----------------------     Registrant's authorized             May 12, 2000
 Denis G. Fauteux             representative in the
                           United States

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant Lithium Technology Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Meeting, Pennsylvania this 12th day of May, 2000.

                              LITHIUM TECHNOLOGY CORPORATION


                            By: /s/ David J. Cade
                                -----------------------------------------------
                                David J. Cade, Chairman and Chief Executive
                                Officer (Principal Executive Officer and Acting Principal Financial and Accounting Officer)

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, David J. Cade and George Ferment and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                  TITLE                                  DATE

/s/ David J. Cade
---------------------         Chairman and                    May 12, 2000
David J. Cade                 Chief Executive Officer

/s/ George R. Ferment
---------------------         President, Chief Operating      May 12, 2000
George R. Ferment             Officer, Chief Technical
                              Officer and Director

/s/ Stephen F. Hope
---------------------         Director                        May 12, 2000
Stephen F. Hope

/s/ Barry Huret
---------------------         Director                        May 12, 2000
Barry Huret

/s/ Ralph D. Ketchum
---------------------         Director                        May 12, 2000
Ralph D. Ketchum

/s/ Arif Maskatia
---------------------         Director                        May 12, 2000
Arif Maskatia

/s/ John J. McFeeley
---------------------         Director                        May 12, 2000
John J. McFeeley

/s/ John D. McKey, Jr.
---------------------         Director                        May 12, 2000
John D. McKey, Jr.